AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2002 REGISTRATION NO. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EchoStar DBS Corporation*
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	5064 (Primary Standard Industrial Classification Number)	84-1328967 (IRS Employer Identification No.)

5701 South Santa Fe Drive
Littleton, Colorado 80120
(303) 723-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

David K. Moskowitz, Esq.
Senior Vice President, General Counsel and Secretary
EchoStar DBS Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120
(303) 723-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Raymond L. Friedlob, Esq.
John W. Kellogg, Esq.
RaLea Sluga, Esq.
Friedlob Sanderson Paulson & Tourtillott, LLC
1775 Sherman Street, Twenty-First Floor
Denver, Colorado 80203
(303) 571-1400

* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following Box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed Maximum	Proposed Maximum
securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
registered	Registered	Note(1)	Price (1)	Registration Fee

9 1/8% Senior Notes due 2009	$700,000,000	100%	$700,000,000	$64,400

Guarantees of 9 1/8% Senior Notes due 2009 by subsidiaries of us	(2)	(2)	$0	None(2)

(1)	Pursuant to Rule 457(f)(2), the fee is calculated based upon the book value of the 9 1/8% Senior Notes due 2009 as of June 25, 2002.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

IRS Employer
Exact Name of Additional Registrants*	Jurisdiction of Formation	Identification No.

EchoStar Satellite Corporation	Colorado	84-1114039

EchoStar Technologies Corporation	Texas	76-0033570

Echo Acceptance Corporation	Colorado	84-1082359

Echosphere Corporation	Colorado	84-0833457

Dish Network Service Corporation	Colorado	84-1195952

EchoStar International Corporation	Colorado	84-1258859

EchoStar North America Corporation	Colorado	84-1282886

EchoStar Indonesia, Inc.	Colorado	84-1253832

EchoStar Space Corporation	Colorado	84-1307367

EchoStar 110 Corporation	Colorado	84-1480897

*	The address for each of the additional Registrants is c/o EchoStar DBS Corporation, 5701 South Santa Fe Drive, Littleton, Colorado 80120. The primary standard industrial classification number for each of the additional Registrants is 5064.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 25, 2002

Prospectus _________________ , 2002

EchoStar DBS Corporation

Offer to Exchange $700,000,000 of its 9 1/8% Senior Notes due 2009 which have been registered under the Securities Act for all of its outstanding 9 1/8% Senior Notes due 2009.

The Exchange Offer will expire at 5:00 p.m. Eastern Daylight Time on ___, 2002, unless extended

The Exchange Notes

         The exchange notes are substantially identical to the old notes that we issued on December 28, 2001, except for certain transfer restrictions and registration rights provisions relating to the old notes.

Material Terms of The Exchange Offer

•	You will receive an equal principal amount of exchange notes for all old notes that you validly tender and do not validly withdraw.

•	The exchange will not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the exchange notes will develop. We do not intend to list the exchange notes on any national securities exchange or any automated quotation system.

Consider carefully the “Risk Factors” beginning on page 18 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2002.

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
THE ECHOSTAR ORGANIZATION
RISK FACTORS
USE OF PROCEEDS
THE EXCHANGE OFFER
SELECTED FINANCIAL DATA
MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
THE PROPOSED MERGER AND RELATED TRANSACTIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
REGISTRATION RIGHTS
SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES ERISA CONSIDERATIONS
BOOK-ENTRY, DELIVERY AND FORM
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT ACCOUNTANTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
EX-5.1 Opinion of Friedlob Sanderson Paulson
EX-12 Statements Regarding Computation of Ratios
EX-21 Subsidiaries of the Registrant
EX-25.1 Statement of Eligibility on Form T-1
EX-99.1 Form of Letter of Transmittal
EX-99.2 Form of Notice of Guaranteed Delivery

WHERE YOU CAN FIND MORE INFORMATION	2

FORWARD-LOOKING STATEMENTS	2

SUMMARY	3

THE ECHOSTAR ORGANIZATION	17

RISK FACTORS	18

USE OF PROCEEDS	40

THE EXCHANGE OFFER	41

SELECTED FINANCIAL DATA	49

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS	53

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	67

THE PROPOSED MERGER AND RELATED TRANSACTIONS	69

BUSINESS	77

MANAGEMENT	101

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	107

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	107

DESCRIPTION OF THE NOTES	110

DESCRIPTION OF OTHER INDEBTEDNESS	144

REGISTRATION RIGHTS	145

SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	146

UNITED STATES ERISA CONSIDERATIONS	151

BOOK-ENTRY, DELIVERY AND FORM	151

PLAN OF DISTRIBUTION	154

LEGAL MATTERS	155

INDEPENDENT ACCOUNTANTS	155

INDEX TO FINANCIAL STATEMENTS	F-1

WHERE YOU CAN FIND MORE INFORMATION

         This prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to prospective purchaser upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other documents referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data is approximate and reflect rounding in certain cases

         We, our ultimate parent, EchoStar Communications Corporation, or ECC, and our direct parent, EchoStar Broadband Corporation, or EBC, are each subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and the Woolworth Building, 233 Broadway, New York, New York 10013. The SEC also maintains a website that contains reports and other information regarding registrants such as us that file electronically with the SEC. The address of that site is http://www.sec.gov.

         The class A common stock of our ultimate parent company, ECC, is traded as “DISH” on the NASDAQ National Market. Materials filed by ECC can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. ECC has not guaranteed and is not otherwise responsible for the notes.

FORWARD-LOOKING STATEMENTS

         All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The “Risk Factors” section of this prospectus, commencing on page 19, summarizes certain of the material risks and uncertainties that could cause our actual results to differ materially. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends” or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

SUMMARY

         In this prospectus, the words “we,” “our,” “us” and “EDBS” refer to EchoStar DBS Corporation, a Colorado corporation, together with our subsidiaries, unless the context otherwise requires. “ECC” refers to our ultimate parent, EchoStar Communications Corporation, a Nevada corporation, “EBC” refers to EchoStar Broadband Corporation, a Colorado corporation, our direct parent and a wholly-owned subsidiary of ECC and “EchoStar” refers to ECC and its subsidiaries, including EBC and us. You should refer to the section entitled “The EchoStar Organization” for a simplified chart depicting EchoStar’s organizational structure. “Hughes” refers to Hughes Electronics Corporation, or a holding company that is expected to be formed to hold all of the stock of Hughes Electronics Corporation, and “PanAmSat” refers to PanAmSat Corporation, in each case including their respective subsidiaries, unless the context otherwise requires. This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our notes. You should carefully read the entire prospectus, including “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

ECHOSTAR DBS CORPORATION

Our Business

         We are a leading provider of direct broadcast satellite television services in the United States through our DISH Network business unit. We are also an international supplier of digital satellite receiver systems and a provider of other satellite services.

Our Business Strategy

         Our primary objective is to continue to expand our DISH Network subscriber base and to develop our interactive services. To achieve these objectives, we plan to:

•	leverage our significant share of direct broadcast satellite spectrum capacity to offer more channels than any other video provider in the United States, and to offer unique programming services that will differentiate us from our competition, including niche and foreign language services;

•	offer marketing promotions that will enhance our position as a leading provider of value-oriented programming services and receiver systems;

•	expand and improve DISH Network distribution channels;

•	emphasize one-stop shopping for direct broadcast satellite services and equipment and superior customer service; and

•	develop EchoStar Technologies Corporation and our other businesses.

Our DISH Network

         We started offering subscription television services on the DISH Network in March 1996. As of March 31, 2002, the Dish Network had approximately 7.16 million subscribers. We now have seven direct broadcast satellite satellites in operation that enable us to offer over 500 video and audio channels, together with data services and high definition and interactive TV services, to consumers across the continental United States. We believe that the DISH Network offers programming packages that have a better “price-to-value” relationship than packages currently offered by most other subscription television providers. As of March 31, 2002, there were approximately 18.4 million subscribers to direct broadcast satellite and other direct-to-home satellite services in the United States. We believe that there are more than 88 million total pay television subscribers in the United States, and that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

Interactive Services

         We are continuing to expand our offerings to include interactive services. During 2001, we began offering DISH Network customers an interactive digital receiver with a built-in hard disk drive that permits viewers to pause and record live programs without the need for videotape. We now offer receivers capable of storing up to 35 hours of programming, and expect to increase storage capacity on future models to over 100 hours. We are also offering set-top boxes that can provide a wide variety of innovative interactive television services and applications.

EchoStar Technologies Corporation

         In addition to supplying EchoStar satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary supplies similar digital satellite receivers to international satellite TV service operations. In addition to the DISH Network, our two major customers are Via Digital, a subsidiary of Telefonica, Spain’s national telephone company, and Bell ExpressVu, a subsidiary of Bell Canada, Canada’s national telephone company.

Our Executive Offices

         Our principal executive offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and our telephone number is (303) 723-1000.

The Proposed Merger of ECC with Hughes

         On October 28, 2001, our parent company ECC, Hughes and General Motors, which is Hughes’ parent company, signed definitive agreements relating to ECC’s merger with Hughes in a stock-for-stock transaction to occur after the separation of HEC Holdings Inc., a newly formed company that will hold all of the outstanding capital stock of Hughes, from GM by means of a split-off. Hughes is a leading provider of satellite-based entertainment, information and communication services for the home and business markets, including video, data, voice, multimedia and Internet services. Through its DIRECTV subsidiary, Hughes is the largest provider of direct broadcast satellite services in the United States. Hughes also owns an approximately 81% equity interest in PanAmSat, a leading global provider of video and data broadcasting services through 21 satellites it owns and operates.

         We will not be a direct party to the proposed merger or the acquisition of Hughes’ interest in PanAmSat. Although none of the parties is under any obligation to contribute any assets to us if ECC completes either of these transactions, we expect these transactions to have a significant impact on us.

         We used the net proceeds from the offering of the old notes to repay amounts we owed to ECC. ECC intends to use these amounts for one or more of the following: (1) to provide a portion of the financing required for its merger with Hughes, (2) if ECC does not consummate the merger, to provide a portion of the financing for the acquisition by ECC of Hughes’ interest in PanAmSat, and (3) the construction, launch and insurance of additional satellites, strategic investments and acquisitions and other general corporate purposes. See “The Proposed Merger and Related Transactions – Merger Financing” for more information.

         The surviving corporation in the merger will carry the EchoStar name and will provide direct broadcast satellite services in the United States and Latin America, primarily under the DIRECTV brand name, global fixed satellite services and other broadband communication services. The merger is subject to the prior separation of the business of Hughes from GM by way of a recapitalization of Hughes and split-off of HEC Holdings from GM and other conditions and risks. We expect the merger with Hughes and related transactions to require at least $7.025 billion of cash. We expect that ECC will provide approximately $1.5 billion of this amount from available cash at the time of signing the merger agreement. In addition, ECC and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes merger and related transactions, which commitments have been reduced to $3.325 billion as a result of the sale of $700 million of the old notes and a $1.5 billion of investment by Vivendi Universal in ECC, which resulted in the issuance of 5,760,479 shares of ECC’s series D convertible preferred stock to a subsidiary of Vivendi. The remaining $3.325 billion of required cash will come from new cash raised by ECC, Hughes or a subsidiary of Hughes on or prior to the closing of the Hughes merger through public or private debt or equity offerings, bank debt or a combination thereof. The amount of such cash that could be raised by ECC prior to the completion of the Hughes merger is severely restricted. ECC’s agreements with GM and Hughes prohibit it from raising any additional equity capital beyond the $1.5 billion Vivendi investment, which prohibition will likely continue for two years following completion of the Hughes merger, absent possible favorable IRS rulings or termination of the Hughes merger. Any other financing we, EchoStar or Hughes complete prior to these transactions will further reduce the financing commitments on a dollar-for-dollar basis. We discuss this commitment under “The Proposed Merger and Related Transactions – Merger Financing.”

         If the Hughes merger is terminated, ECC may be required to purchase Hughes’ interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat’s shares and may also be required to pay a $600 million termination fee to Hughes. If ECC purchases the Hughes interest in PanAmSat rather than undertaking the merger or the tender offer, it must make offers for all PanAmSat shares that remain outstanding. We expect that ECC’s acquisition of Hughes’ interest in PanAmSat, which would be at a price of $22.47 per share, together with its assumed purchase of the remaining outstanding PanAmSat shares and its payment of the termination fee to GM would require at least $3.4 billion of cash and approximately $600 million of ECC’s class A common stock. We expect that ECC would meet this cash requirement by utilizing a portion of its cash on hand.

         ECC currently expects the Hughes merger to occur in the second half of 2002, subject, among other things, to receiving FCC approval and antitrust clearance. The section of this summary entitled “Effects of the Hughes Merger or the PanAmSat Acquisition on EDBS” briefly explains some of the immediate consequences we expect the transactions to have on us, and the section of this prospectus entitled “The Proposed Merger and Related Transactions” contains a more complete description of these transactions.

         Information in this prospectus relating to potential business combinations with Hughes and/or PanAmSat is relevant only if ECC completes the Hughes merger or acquires Hughes’ interest in PanAmSat. For a discussion of the uncertainties surrounding the completion of the Hughes merger or the acquisition by ECC and the potential resulting impact on us, see “Risk Factors – Risks Related to the Proposed Merger and Related Transactions.” None of GM, HEC Holdings, Hughes or PanAmSat is offering the notes or any other securities hereby, and none of GM, HEC Holdings, Hughes or PanAmSat has guaranteed or is otherwise responsible in any way for the notes, our offering of the notes or any other securities that we may issue, or for the information contained in this prospectus. The completion of these transactions is not certain. You should consider all the alternative outcomes in connection with your investment in the notes, including the possibility that ECC completes neither the Hughes merger nor the acquisition of Hughes’ interest in PanAmSat.

EchoStar’s Reasons for the Merger

         At its meeting on October 27, 2001, the EchoStar board of directors approved the Hughes merger and related transactions. In the course of making its decision to approve the Hughes merger and related transactions, the EchoStar board of directors consulted with EchoStar’s management, as well as its outside legal counsel and its financial advisors. The EchoStar board of directors considered, among other things, the following material factors at its October 27, 2001 meeting and certain prior meetings:

         Strengthened Strategic Position. The combination of EchoStar and Hughes would create one of the nation’s largest multi-channel subscription television platforms, having a scale that would permit the surviving company to compete more effectively with cable television providers, deliver more program and service offerings to subscribers and better position the surviving company to exploit the growth opportunity represented by 100 million available United States television households.

         Cost Savings and Revenue Synergies. The integration of the two companies would create substantial potential cost savings and revenue synergies, which were estimated at up to $5 billion annually by 2005, based on various assumptions and the expected contributions of these savings and synergies to the EBITDA of the combined companies. Based on further analysis and discussions that have taken place between EchoStar and Hughes since October 2001, EchoStar management is currently estimating that the integration of the two companies would create substantial potential cost savings and revenue synergies of up to $5 billion annually by 2007, based on various assumptions and the expected contributions of these savings and synergies to the EBITDA of the combined companies. The principal elements of the expected costs savings and synergies include the following:

         Cost Savings:

•	the reduction of subscriber acquisition costs through, among other things, standardization and reduction in the cost of set-top boxes;

•	reductions in churn through the offering of increased services to subscribers, the enhancement of customer loyalty and the reduction of signal piracy through new technology;

•	reductions in programming costs as a result of a significantly larger subscriber base; and

•	reductions in general and administrative expenses through the elimination of duplicative overhead.

         Revenue Synergies:

•	increased advertising and interactive services revenue as a result of the larger subscriber base and a broader, national reach;

•	increased subscriber revenue as a result of the increase in the number of local markets that would have satellite access to local programming;

•	the provision of broadband Internet access to consumers and businesses in less densely populated areas;

•	increased revenue per subscriber through the addition of new product offerings, such as specialty content channels, video-on-demand and pay-per-view; and

•	additional revenues from the expansion in high definition television capabilities.

         You should understand that these estimated potential synergies are forward-looking statements subject to the risks and uncertainties described at “Forward-Looking Statements.” These estimated of synergies are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. We cannot assure you that any particular amount of synergies will be realized by the surviving company in connection with the Hughes merger. See also “Risk Factors–Risks Related to the Proposed Merger and Related Transactions.”

         Technological Strength. The surviving company would be able to leverage the combined research and development efforts and the engineering capabilities of the combined companies to expand the features and functionality of their satellite receiver systems. These features would include a wide variety of innovative interactive television services and applications. In addition, EchoStar believes that the surviving company would be better positioned to enhance its satellite-based broadband communications platform.

Effects of the Hughes Merger or the PanAmSat Acquisition on EDBS

         The proceeds from the offering of the old notes may be used by ECC, among other things, to provide a portion of the new financing required for the merger of ECC with Hughes, or if ECC does not consummate the Hughes merger, to provide a portion of the cash financing required for ECC’s acquisition of Hughes’ interest in PanAmSat. See “The Proposed Merger and Related Transaction.” The Hughes merger or the acquisition of PanAmSat could have effects on us that are important to you.

         If ECC completes the Hughes merger, we will become a subsidiary of the combined company. Although we are not directly a party to the Hughes merger, the merger will affect us significantly in ways that are difficult to predict. See “Risk Factors – Risks Related to the Proposed Merger and Related Transactions” for a discussion of some of the possible direct and indirect effects of the merger on us.

         The indenture governing the notes allows us to incur additional secured debt to provide additional financing for the merger. If ECC completes the Hughes merger, the amount of this additional secured debt would be limited to $2.7 billion plus the greater of $500 million or up to 1.25 times our 12-month trailing cash flow, depending on our credit rating. See “Description of the Notes – Limitation on Liens” and “– Limitation on Incurrence of Indebtedness.” To incur this debt, we would need consents from holders of our and EBC’s outstanding senior notes.

         If ECC does not consummate the merger, ECC may purchase Hughes’ interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat’s shares. In this event, we will continue to be a subsidiary of ECC.

         Finally, if neither the Hughes merger nor the acquisition of Hughes’ interest in PanAmSat occurs, we will remain a subsidiary of ECC.

Recent Developments

EchoStar VII Satellite

         During April 2002, EchoStar VII, which was successfully launched on February 21, 2002 from Cape Canaveral, Florida, reached its final orbital location at the 119 degree orbital location and commenced commercial operation. To date, all systems on the satellite are operating normally.

EBC Exchange Offer

         We are required by the terms of the indenture for EBC’s 10 3/8% senior notes due 2007 to make an offer to exchange all of EBC’s outstanding 10 3/8% senior notes for substantially identical notes of us as soon as practical following March 22, 2002, the date on which we filed our annual report on Form 10-K with the SEC and were permitted to incur indebtedness in an amount equal to $1,000,000,000 under the indebtedness to cash flow ratio test contained in Section 4.09 of the indentures for our 9 3/8% senior notes due 2009 and our 9 1/4% senior notes due 2006, each issued on January 25, 1999, and such incurrence of indebtedness would not otherwise cause any breach or violation of, or result in a default under the terms of our 1999 note indentures. Our subsidiaries will guarantee these exchange notes to the same extent that those subsidiaries guaranteed our 1999 notes. We anticipate making this offer to exchange EBC’s notes shortly after the exchange contemplated by this prospectus is made.

Changes to our Certifying Public Accountants

         Effective June 1, 2002, ECC determined not to renew the engagement of its independent accountants, Arthur Andersen LLP and appointed KPMG LLP as its independent accountants, effective immediately for ECC and all of its consolidated subsidiaries including, but not limited to EBC and us. This determination followed ECC’s decision to seek proposals from independent accountants to audit its and our financial statements for the fiscal year ending December 31, 2002. The decision not to renew the engagement of Arthur Andersen LLP and to retain KPMG LLP was approved by ECC’s Board of Directors upon the recommendation of its Audit Committee.

     Arthur Andersen’s report on ECC’s and our 2001 financial statements was issued on February 27, 2002 in conjunction with the filing of ECC’s and our Annual Report on Form 10-K for the year ended December 31, 2001.

     During ECC’s and our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through June 1, 2002, there were no disagreements between ECC or us and Arthur Andersen on any matter of accounting principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within ECC’s and our two most recent fiscal years and the subsequent interim period through June 1, 2002. The audit reports of Arthur Andersen on the consolidated financial statements of ECC and us as of and for the fiscal years ended December 31, 2001 and 2000 do not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     ECC provided Arthur Andersen with a copy of the foregoing disclosures.

     During ECC’s and our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through June 1, 2002, ECC and us did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) or Regulation S-K.

THE EXCHANGE OFFER

         The exchange offer relates to the exchange of up to $700,000,000 aggregate principal amount of outstanding 9 1/8% senior notes due 2009 for an equal aggregate principal amount of exchange notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that we registered the exchange notes under the Securities Act, and therefore they will not bear legends restricting their transfer.

The exchange offer	We are offering to exchange $700,000,000 principal amount of our exchange notes which we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes. In order for us to exchange your old notes, you must properly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Resale of the exchange notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer your exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the exchange notes issued in the exchange offer in the ordinary course of your business.

You must also represent to us that you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes we issue to you in the exchange offer.

Each broker-dealer that receives exchange notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the exchange notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration date	The exchange offer will expire at 5:00 p.m., Eastern Daylight Time, , 2002, unless we decide to extend the expiration date. You will have certain rights against us under the registration rights agreements executed as part of the offering of the outstanding old notes if we fail to consummate the exchange offer.

Special procedures for beneficial owners	If you are the beneficial owner of old notes and you registered your notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct such person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedure	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender you old notes pursuant to the procedures described in this prospectus under the heading “The exchange offer–How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., Eastern Daylight Time, on , 2002, the business day before the expiration date.

Certain United States federal income tax consequences	An exchange of old notes for exchange notes will not be taxable to you. See “Summary of Certain United States Federal Income Tax Considerations–The Exchange Offer.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange agent	You can reach U.S. Bank National Association at Specialized Finance Group, 180 East 5th Street, St. Paul, Minnesota 55101. For more information with respect to the exchange offer, the telephone number for the exchange agent is (800) 934-6802 and the fax number for the exchange agent is (651) 244-1537.

THE NOTES

         The exchange offer applies to $700,000,000 aggregate principal amount of 9 1/8% senior notes due 2009. Form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except that we registered the exchange notes under the Securities Act, and therefore, the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See “Description of the Notes.” As used in this summary of the notes, “subsidiaries” refers to our direct and indirect subsidiaries.

Issuer	EchoStar DBS Corporation

Securities offered	$700,000,000 aggregate principal amount of 9 1/8% senior notes due January 15, 2009.

Maturity	January 15, 2009.

Interest rate	9 1/8% per year (calculated using a 360-day year)

Interest payment dates	January 15 and July 15 of each year, commencing July 15, 2002. Interest will accrue from the issue date of the notes.

Ranking	The notes are our unsecured senior obligations and rank senior to all of our future subordinated debt. The notes effectively rank junior to any of our secured debt to the extent of the value of the assets securing such debt. As of December 31, 2001, with the completion of the offering of the old notes, the notes ranked equal to approximately $2.0 billion of debt. In addition, shortly after the exchange offer contemplated by this prospectus is made, we expect to make an offer to exchange approximately $1.0 billion of EBC’s 10 3/8% senior notes due 2007 for substantially identical notes issued by us, which will also rank equally to the notes.

Guarantees by our subsidiaries	The notes are guaranteed by substantially all of our subsidiaries on a senior basis. The guarantees are unsecured obligations of the guarantors and rank senior to all future subordinated debt of the guarantors. The guarantees effectively rank junior to any secured debt of the guarantors to the extent of the value of the assets securing such debt. Neither ECC nor any of its subsidiaries, other than us and substantially all our subsidiaries, are obligated under the notes or any guarantee of the notes. See “Description of the Notes – Guarantees.”

Optional redemption	We may redeem some or all the notes at any time on or after January 15, 2006 at stated redemption prices and subject to certain limitations explained under “Description of the Notes – Optional Redemption.”

At any time before January 15, 2005, we may redeem up to 35% of the outstanding notes with the net proceeds of one or more equity offerings, at a redemption price equal to 109.125% of the principal amount, plus accrued and unpaid interest. We may exercise this right more than once, so long as after the redemption at least 65%

of the aggregate principal mount of the notes originally issued remains outstanding.

Repurchase right of holders upon a change of control	If a “change of control” occurs, as that term is defined in the “Description of the Notes — Change of Control Offer,” holders of the notes have the right, subject to certain conditions, to require us to repurchase their notes at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. See “Description of the Notes – Change of Control Offer” for further information regarding the conditions that would apply if we must offer holders this repurchase right. Neither consummation of the Hughes merger and related transactions nor the purchase of Hughes’ interest in PanAmSat would constitute a change of control giving rise to this repurchase right with respect to the notes.

Certain Other Covenants	The indenture governing the notes contains covenants limiting our and our restricted subsidiaries’ ability to:

• incur additional debt or enter into sale and leaseback transactions;

• pay dividends or make distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Registration rights	Pursuant to a registration rights agreement among us and the initial purchasers, we agreed:

• to file an exchange offer registration statement on or prior to June 26, 2002, relating to an exchange offer for the notes; and

• to use our best efforts to cause the exchange offer registration statement to be declared effective by the SEC on or prior to September 24, 2002.

We intend that the registration statement relating to this prospectus satisfies these obligations. In certain circumstances, we will be required to file a shelf registration statement to cover resales of the notes. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the notes. See “Registration Rights.”

Risk factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain risks you should consider before investing in the notes.

SUMMARY FINANCIAL DATA
(in millions, except subscriber and per subscriber data)

         We derived the following summary statements of operations, balance sheet and other data for the five years ended December 31, 2001 from our audited consolidated financial statements. The following tables also present summary unaudited financial data for the three months ended March 31, 2001 and 2002. In our opinion, this interim data reflects all adjustments, consisting of normal recurring adjustments necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

         You should read the data in conjunction with, and it is qualified by reference to, the sections entitled “Management’s Narrative Analysis of Results of Operations,” our consolidated financial statements and the notes thereto, and other financial information for the year ended December 31, 2001 and for the three months ended March 31, 2002, which appear elsewhere in this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

						(unaudited)
Total revenue	$476	$986	$1,606	$2,709	$3,987	$858	$1,101

Operating income (loss)	(224)	(131)	(354)	(425)	216	(12)	102

Net income (loss)	(323)	(294)	(791)	(608)	32	(58)	19

As of
March 31,
2002

(unaudited)
Cash, cash equivalents and marketable investment securities(1)	$235

Total assets	3,491

Total long-term obligations, net of current portion (2)	3,810

Total stockholder’s deficit	(1,766)

						Three Months Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

			(unaudited)			(unaudited)

DISH Network subscribers (000)	1,040	1,940	3,410	5,260	6,830	5,720	7,160
Average monthly revenue per subscriber	$38.50	$39.25	$42.71	$45.33	$49.32	$48.23	$48.36

EBITDA, as adjusted to exclude non-cash stock-based compensation (3)	(52)	(29)	(182)	(199)	502	50	181

Less amortization of subscriber acquisition costs	(121)	(19)	—	—	—	—	—

EBITDA, as adjusted to exclude non-cash stock-based compensation and to include amortization of subscriber acquisition costs	(173)	(48)	(182)	(199)	502	50	181

Net cash flows from:

Operating activities	(8)	(54)	(85)	(250)	602	19	252

Investing activities	(306)	(43)	39	(287)	(575)	(73)	(231)

Financing activities	337	61	181	469	(80)	(30)	—

Ratio of earnings to fixed charges (4)	—	—	—	—	1.22	—	1.15

Deficiency of earnings to fixed charges (4)	$(358)	$(306)	$(552)	$(597)	$—	$(55)	$—

(1)	Excludes approximately $176 million that we have reclassified from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet to satisfy insurance covenants related to our and EBC’s outstanding senior notes. The reclassification will continue at least until such time, if ever, as insurers are again willing to insure our satellites on commercially reasonable terms.

(2)	Accounting rules required that at December 31, 2001, we record indebtedness of $1.0 billion for EBC’s 10 3/8% senior notes due 2007, which we will offer to exchange for substantially identical notes issued by us shortly after the exchange contemplated by this prospectus is made. Following this exchange, the EBC notes will become our obligations.

(3)	We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business, but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flows from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. We have shown EBITDA with the add back for amortization of subscriber acquisition costs, which we deferred through September 1997 and amortized over one year. EBITDA for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2001 and 2002 also excludes approximately $61 million, $51 million, $20 million, $7 million and $2 million in non-cash, stock-based compensation expense resulting from significant post-grant appreciation of stock options granted to employees, respectively. In addition, EBITDA does not include the impact of amounts capitalized under EchoStar’s Digital Home Plan of approximately $65.4 million, $338 million, $63 million and $77 million during the years ended December 31, 2000 and 2001 and for the three months ended March 31, 2001 and 2002, respectively.

(4)	For purposes of computing the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For each of the four years ended December 31, 2000 and the three months ended March 31, 2001, earnings were insufficient to cover fixed charges.

SUMMARY SATELLITE DATA

         The following table provides information about EchoStar’s satellites. Our subsidiary, EchoStar Satellite Corporation, owns EchoStar I through EchoStar VII, and our affiliate, EchoStar Orbital Corporation, has contracted for the construction and launch of EchoStar VIII and EchoStar IX.

	EchoStar I	EchoStar II	EchoStar III	EchoStar IV	EchoStar V	EchoStar VI	EchoStar VII(1)	EchoStar VIII(2)	EchoStar IX(2)

Orbital slot	148 degree	148 degree	61.5 degree	119 degree	110 degree	119 degree	119 degree	110 degree	121 degree

Transponders(3)	16 @ 24 MHZ	16 @ 24 MHZ	16/32 @ 24 MHZ	7/14 @ 24 MHZ	16/32 @ 24 MHZ	16/32 @ 24 MHZ	(4)	(4)	(5)

Approximate channel capacity(6)	160	160	160/320	70/140	160/320	160/320	(4)	(4)	(5)

Output power	130 watts	130 watts	230/120 watts	230/120 watts	220/110 watts	240/120 watts	240/120 watts	240/120 watts	(5)
Expected end of commercial life(7)	2011	2011	2012	2004(8)	2014	2014	2015	2017	2015
Coverage area	Western and Central United States	Western and Central United States	Eastern and Central United States	Western and Central United States, Continental United States, Alaska, Hawaii, Puerto Rico and certain regions of Canada and Mexico

(1)	During April 2002, EchoStar VII, which was successfully launched on February 21, 2002 from Cape Canaveral, Florida, reached its final location at the 119 degree orbital location and commenced commercial operation. To date, all systems on the satellite are operating normally.

(2)	We have completed construction of EchoStar VIII, which is expected to launch later this summer, and EchoStar IX is currently under construction and, subject to FCC approval (which we have received for EchoStar VIII), are expected to commence operations within the next year, subject to potential construction and launch delays, at the orbital locations listed above. The launch of EchoStar VIII on June 21, 2002 was delayed because the complete functionality of a command receiver could not be confirmed. The launch will be rescheduled following the completion of further satellite testing and the availability of the launch base.

(3)	The transponders on each of EchoStar III, EchoStar IV, EchoStar V and EchoStar VI can be independently switched to provide up to 16 transponders operating at 220 or 230 watts of power each (240 watts in the case of EchoStar VI) or up to 32 transponders operating at 110 or 120 watts of power each. During January 2002 a transponder pair on EchoStar III failed, resulting in a temporary interruption of service. The operation of EchoStar III was quickly restored. Including the five transponders pairs that malfunctioned in prior years, these anomalies have resulted in the failure of a total of 12 transponders on EchoStar III to date. While a maximum of 32 transponders can be operated at any time, EchoStar III was equipped with a total of 44 transponders to provide redundancy. EchoStar IV is equipped with a total of 44 transponders including 12 spares. As a result of the failure of the solar arrays on EchoStar IV to properly deploy and the failure of 30 transponders to date, a maximum of approximately 14 of the 44 transponders are currently usable. EchoStar IV’s capacity will further decrease over time. Propulsion system and other anomalies have further reduced the anticipated useful life of the entire satellite. See “Risk Factors — We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers,” and “–Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.”

(4)	EchoStar VII and EchoStar VIII are equipped with 32 CONUS beam transponders operating at 120 watts each switchable to 16 CONUS transponders operating at 240 watts each. If used in that manner, these satellites are capable of approximately the same channel capacity as EchoStar V and EchoStar VI. EchoStar VII and EchoStar VIII are equipped with spot beam technology utilizing up to 25 effective transponders spread across 15 and 16 spot beams, respectively. If used in that manner, these satellites are also capable of operating up to 16 CONUS transponders at 240 watts each simultaneously with the spot beam transponders. The use of spot beams may enable us to provide satellite delivered local broadcast channels to more than 30 major markets across the United States, but will reduce the number of video channels that could otherwise be offered ubiquitously across the United States.

(5)	EchoStar IX, a hybrid Ku/Ka-band satellite, is currently expected to be used for expanded DISH Network service such as video and other services. The portion of the satellite expected to be used for video and other services has not yet been finally determined. A C-band payload owned by Loral Skynet, will also be included on EchoStar IX.

(6)	With digital compression, each direct broadcast satellite transponder or frequency can yield as many as ten video channels. In practice, we currently operate approximately eight to ten video channels per transponder, on average.

Our direct broadcast satellite licenses do not allow full use of the channel capacity on our satellites. They specifically cover the following:

• 29 transponders at the 110 degree orbital location, a maximum of approximately 290 video channels;

• 21 transponders at the 119 degree orbital location, a maximum of approximately 210 video channels;

• 24 transponders at the 148 degree orbital location, a maximum of approximately 240 video channels; and

• 11 transponders at the 61.5 degree orbital location, a maximum of approximately 110 video channels.

(7)	We have estimated the expected end of commercial life of each satellite based on each satellite’s actual or expected launch date and the terms of the construction and launch contracts. The minimum design life is 12 years. See “Risk Factors – Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.” The FCC issued the licenses for ten year periods, and such licenses would, unless renewed by the FCC, expire prior to the end of the minimum design life. See “Risk factors — Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.”

(8)	There can be no assurance that a total loss of use of EchoStar IV will not occur in the near future. See “Risk Factors – Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.”

THE ECHOSTAR ORGANIZATION

         The following chart illustrates the EchoStar corporate structure.

EchoStar Communications Corporation
NASDAQ: DISH
• Issuer of the $4\frac{7}{8}$% Convertible Subordinated Notes Due 2007
• Issuer of the $5\frac{3}{4}$% Convertible Subordinated Notes Due 2008
EchoStar Broadband Corporation
• Issuer of the $10\frac{3}{8}$% Senior Notes Due 2007(1)
EchoStar DBS Corporation
• ISSUER OF THE NOTES
• Issuer of the $9\frac{1}{4}$% Senior Notes Due 2006
• Issuer of the $9\frac{3}{8}$% Senior Notes Due 2009
EchoStar Orbital Corporation
• Contracts for the construction and launch of EchoStar VIII and EchoStar IX satellites
EchoStar Technologies Corporation
• U.S. distribution of Echostar receiver systems for DISH Network and DTH products to Echosphere
• Research and development of direct broadcast satellite stand-alone and integrated products
Echosphere Corporation
• U.S. distribution of DTH products and Echostar receiver systems for the DISH Network to satellite retailers and distributors
EchoStar Satellite Corporation
• DISH Network and Satellite Services
• EchoStar I Satellite
• EchoStar II Satellite
• EchoStar III Satellite
• EchoStar IV Satellite
• EchoStar V Satellite
• EchoStar VI Satellite
• EchoStar VII Satellite
• 11 Frequencies 61.5° WL
• 29 Frequencies 110° WL
• 24 Frequencies 148° WL
• 21 Frequencies 119° WL
• Direct broadcast satellite programing contracts
• Wyoming digital broadcast center
• Arizona digital broadcast center
• Six customer service centers
EchoStar International Corporation
• International distribution of DTH products
Dish Network Service Corporation
• Installation of direct broadcast satellite products

(1) EchoStar DBS Corporation will offer to exchange its $10\frac{3}{8}$% senior notes due 2007 for these notes shortly after completion of the exchange offer contemplated by this prospectus.

RISK FACTORS

         Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial, also may become important factors that affect us.

         If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the notes could decline and you may lose some or all of your investment.

Risks Primarily Related to Our Business

We have substantial debt outstanding after the offering of the old notes and may incur additional debt, so we may be unable to pay interest or principal on the notes.

         As of March 31, 2002, our total debt, including the debt of our subsidiaries, was approximately $3.7 billion, which includes approximately $1.0 billion of EBC’s 10 3/8% senior notes due 2007, which we will exchange for substantially identical notes issued by us shortly after the exchange contemplated by this prospectus is made. See “Description of Other Indebtedness.” The indebtedness represented by the notes exchanged for EBC notes will rank equal to the notes.

         The indenture governing the notes allows us to incur additional secured debt to provide additional financing for the Hughes merger. If ECC completes its merger with Hughes, the amount of this additional secured debt would be limited to $2.7 billion plus the greater of $500 million or up to 1.25 times our 12-month trailing cash flow, depending on our credit rating. See “Description of the Notes – Limitation on Liens” and “–Limitation on Incurrence of Indebtedness.” If we incur this secured debt, it would effectively rank senior to the notes to the extent of the value of the assets securing it.

         Our substantial debt could have significant consequences to you, including:

•	making it more difficult to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the notes;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.

Increased subscriber turnover could affect our financial performance.

         Historically, we have had significant levels of churn. Any development which, among other things, increases costs to our existing customers, materially adversely impacts the quality of the product of service, increases the desirability of competing products or increases uncertainty about whether the Hughes merger will be completed may increase churn. Thus, any of the risks described in this prospectus which potentially have a material adverse impact on cost or quality could also result in an increase in churn which would harm our financial performance. Churn can also increase due to factors beyond our control, including a slowing economy, significant signal compromise, a maturing subscriber base and competitive offers. We cannot assure you that we will be able to manage our churn rates to achieve a reasonable level of financial performance.

         While our percentage of churn for the three months ended March 31, 2002 was consistent with our percentage churn compared to the same period during 2001, impacts from our litigation with the networks in Miami, new FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscriptions to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn.

Increased subscriber acquisition costs could affect our financial performance.

         We generally subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were approximately $430 per new subscriber activation during the three months ended March 31, 2002. While there can be no assurance, we currently expect per subscriber acquisition costs for the year ended December 31, 2002 to be consistent with costs for the three months ended March 31, 2002. We also believe, while there can be no assurance, that heightened credit procedures we implemented during the first quarter of 2002, together with promotions tailored towards subscribers with multiple receivers, will attract better long-term subscribers than could be obtained through less costly promotions. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

         Since we retain ownership of the equipment, amounts capitalized under our Digital Home Plan, totaling approximately $77 million for the three months ended March 31, 2002, are not included in our calculation of these subscriber acquisitions costs. Cash and returned equipment received as a result of Digital Home Plan customer disconnects totaling approximately $12 million during the three months ended March 31, 2002, also is not included in our calculation of subscriber acquisition costs.

We may be unable to manage rapidly expanding operations.

         If we are unable to manage our growth effectively, our business and results of operations could be materially adversely affected. To manage our growth effectively, we must continue to:

•	develop our internal and external sales forces;

•	develop installation capability;

•	develop customer service operations and information systems;

•	maintain our relationships with third party vendors; and

•	expand, train and manage our employee base.

Furthermore, our management personnel must assume even greater levels of responsibility. If we are unable to effectively manage our growth, we may experience a decrease in subscriber growth, an increase in churn, an increase in expenses or other adverse results, any one of, which could have a material adverse effect on our business.

We may need additional capital, which may not be available, in order to continue growing and to increase earnings and to make payments on the notes.

         Our ability to increase earnings, and to make interest and principal payments on the notes will depend, in part, on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

         Funds necessary to meet subscriber maintenance and acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

         In addition to our direct broadcast satellite business plan, EchoStar has conditional licenses and pending FCC applications for a two satellite FSS Ku-band satellite system and a two satellite FSS Ka-band satellite system. EchoStar will need to raise additional capital to construct, launch and insure satellites and complete these systems. We may need to raise additional capital to construct, launch and insure additional satellites. There can be no assurance that additional financing will be available on acceptable terms, or at all.

We cannot be certain that we will sustain profitability.

         Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $32 million and $19 million for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively, we can provide no assurance that we will be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters. Acquisition costs to obtain DISH Network subscribers are responsible for a substantial portion of the negative effects of churn and may otherwise have a material adverse effect on our revenues and earnings.

Our satellites are subject to risks related to launch.

         Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. About 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and obtain other launch opportunities. Such significant delays could materially adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, its could have a material adverse effect on our ability to generate revenues and fund future satellite acquisitions and launch opportunities. In addition, the occurrence of future launch failures may materially adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. See “–We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.”

         EchoStar VIII is currently expected to launch later this summer on a Russian Proton K/Block DM launch vehicle from the Baikonur Cosmodrome in Kazakhstan. The launch of EchoStar VIII on June 21, 2002 was delayed because the complete functionality of a command receiver could not be confirmed. The launch will be rescheduled following the completion of further satellite testing and the availability of the launch base.

Our satellites are subject to significant operational risks.

         Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s error, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

         Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of critical components in the satellites, we cannot assure you that we will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

         Any single anomaly or series of anomalies could materially adversely affect the operations and revenues of us and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future. The initial capitalized cost of a satellite ranges from about $175 million to about $350 million, depending upon the design. Most of the satellites used by us cost in the range of about $200 million to about $250 million. Typically, direct broadcast satellites have from 24 to 72 transponders on -board, and we expect that most of our satellites will have from 30 to 48 transponders.

         Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by various comets. Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites. The probability that the effects from this activity will damage our satellites or cause service interruptions is generally very small.

         Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our direct broadcast satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event would have a material adverse effect on our business. As is common in the industry, our in-orbit insurance, if any, will not cover damage to satellites that occurs as a result of collisions with meteoroids, decommissioned spacecraft or other space debris.

Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.

         Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things:

•	the quality of their construction;

•	the durability of their component parts;

•	the ability to continue to maintain proper orbit and control over the satellites’s functions;

•	the efficiency of the launch vehicle used; and

•	the remaining on -board fuel following orbit insertion.

Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.

         In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, we cannot assure you that this use would not adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.

We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.

         The price, terms and availability of insurance fluctuate significantly. In the last several years, the cost of obtaining launch and in-orbit policies on satellites reached historic lows but the cost has recently begun to return to the higher levels for such policies that were common in the early 1990s. We currently expect the cost of obtaining insurance to continue to rise and the availability to be limited as result of recent satellite failures and general conditions in the insurance industry, including the effects of the September 11, 2001 terrorist attacks. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions.

         The indentures related to certain of EBC’s and our outstanding notes contain restrictive covenants that require EchoStar and us to maintain satellite insurance with respect to specified numbers of the satellites we own or lease. To date, we have been unable to obtain insurance on many of our satellites on terms acceptable to us. As a result, we are currently self-insuring all of our satellites. To satisfy insurance covenants related to our and EBC’s outstanding notes, we have reclassified an amount equal to the depreciated cost of four of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of March 31, 2002 cash reserved for satellite insurance totaled about $176 million, which could be increased upon the occurrence of certain events as described in our 2001 Form 10-K, which is incorporated into this document by reference and attached hereto. The reclassifications will continue until such time, if ever, as we can again insure our satellites on acceptable terms and for acceptable amounts. We believe that we have in-orbit capacity sufficient to expeditiously recover transmission of most programming in the event one of our satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity cannot be assured in the event of multiple satellite losses.

         While we have secured $125 million in commercial insurance for the launch of EchoStar VIII, we may not be able to obtain additional commercial insurance covering the launch and/or commercial insurance for the in-orbit operation of EchoStar VIII at rates acceptable to us and for the full amount necessary to construct, launch and insure a replacement satellite. In that event, we will be forced to self-insure all or a portion of the launch and/or in-orbit operation of EchoStar VIII. The manufacturer of EchoStar VIII is contractually obligated to use its reasonable best efforts to obtain commercial insurance for the launch and in-orbit operation of EchoStar VIII for a period of in-orbit operation to be determined and in an amount up to $225 million. There is no guarantee that it or we will be able to obtain additional commercial insurance for the launch and in-orbit operation of EchoStar VIII at reasonable rates and for the full replacement cost of the satellite. Any launch vehicle failure, or loss or destruction of EchoStar VIII for which we do not have commercial insurance for the full replacement cost of such satellite could have a material adverse effect on our ability to comply with “must carry” and other regulatory obligations and on our financial condition. See “– We need to increase satellite capacity to avoid potential disruptions in our service caused by “must carry” requirements.”

Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.

         We are subject to the regulatory authority of the United States government, primarily the FCC, and the national communications authorities of the countries in which we operate. If we do not obtain all requisite regulatory approvals for the construction, launch and operation of any of our satellites and for the orbital slots planned for our satellites, or the licenses obtained impose operational restrictions on us, our ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and renewal of licenses that have an expiration date may not be granted. If existing licenses are not renewed, or are revoked or materially modified, our ability to generate revenue could be materially adversely affected.

         Moreover, we cannot assure you that we will continue to coordinate successfully any or all of our satellites under FCC procedures domestically and under procedures of the International Telecommunication Union internationally. This coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. More specifically, the risks of government regulation include:

•	the relocation of satellites to different orbital locations if the FCC determines that relocation is in the public interest;

•	the rejection by the FCC of the replacement of an existing satellite with a new satellite;

•	regulation by governments, including the United States government, of satellite transmissions that have the potential to interfere with government operations, or other satellite or terrestrial commercial operations, which could interfere with our contractual obligations to customers or other business operations; and

•	revocation of currently unused orbital slots provided to us if not utilized prior to certain expiration dates.

         All of our FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC’s authority to modify, cancel or revoke them. Use of FCC licenses and conditional authorizations are often subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites. We have not filed, or not timely filed, some of the required reports. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. Failure to comply with such requirements, or comply in a timely manner, could lead to the revocation of authorizations and could have a material adverse effect on our ability to generate revenue. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the orbital location at which the frequencies may be used. For example, a loss of frequencies at our core locations at the 119, 110, or 101 degree orbital locations would have a greater impact on subscribers than a loss of frequencies at other locations.

         Currently we have pending at the FCC various matters, including the following:

•	potential loss of our direct broadcast satellite permit for 11 still unspecified western channels (on May 16, 2002, the FCC canceled two of our other unbuilt permits for a total of 22 western channels), our Ka-band authorization and our Ku-band FSS authorization if those authorizations are not used by a certain date or if other obligations with respect to those authorizations are determined by the FCC not to have been met;

•	potential loss of frequencies available pursuant to a “special temporary authority” granted for up to 180 days for our EchoStar II and EchoStar III satellites, which the FCC may refuse to grant or renew and that may be subject to restrictive conditions;

•	third party opposition against some of our authorizations or pending and future requests to the FCC;

•	requests by the states of Alaska and Hawaii that the FCC impose conditions relating to certain aspects of our service to those geographic locations, which the FCC has denied for specified conditions;

•	arguments from the states of Alaska and Hawaii that our service to these states from various orbital locations does not comply with FCC-imposed obligations to serve those states; and

•	required approvals from the FCC for the modification to operate our EchoStar II satellite at the 148 degree orbital location, and our request for expansion of direct broadcast satellite systems, and the launch and/or operation of our Ku/Ka-band hybrid satellite at the 121 degree orbital location.

         In addition, many of our authorizations and pending applications are subject to petitions and oppositions filed by several companies and we cannot be certain that our authorizations will not be cancelled, revoked or modified or that our applications will not be denied.

         Our projects to construct and launch Ku-band, extended Ku-band and Ka-band satellites are in the early stages of development and are currently being challenged by several companies with interests adverse to ours. We cannot assure you that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

Complex technology used in our business could fail or become obsolete.

         Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We cannot assure you that we will successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

         Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after substantial research and development costs, one or more of the technologies under our development or any of our strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our direct broadcast satellite system or other satellite services may occur that could materially adversely affect our ability to generate revenue, offer new services and remain competitive.

         Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that we will be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially adversely affected.

We depend primarily on a single receiver manufacturer.

         Sanmina-SCI Corporation (formerly knows as SCI Systems, Inc.), a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC also manufactures some of our receiver systems. In addition, during January 2002, we signed an agreement with Thomson Multimedia, S.A., a French company, to manufacture DISH Network compatible satellite TV receivers under the RCA brand name. Thomson anticipates commencing production later in 2002. If our vendors are unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our technology business unit, and adversely affect our results of operations.

We rely on key personnel.

         We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer. The loss of Mr. Ergen or of certain other key executives could have an adverse effect on our ability to implement our business plan. We do not maintain “key man” insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with them.

Our parent is controlled by one principal stockholder.

         We are a 100% owned indirect subsidiary of ECC. Charles W. Ergen, ECC’s Chairman and Chief Executive Officer, currently beneficially owns approximately 49% of ECC’s total equity securities and possess approximately 89% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of ECC’s directors and to control all other matters requiring the approval of its stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI WorldCom, News Corporation and MCI WorldCom agreed commencing in 1999 for five years to vote their shares of ECC in accordance with the recommendation of ECC’s Board of Directors. For Mr. Ergen’s total voting power to go below 51% prior to ECC’s merger with Hughes, his percentage ownership of ECC’s equity securities of ECC would have to go below 10%. If ECC consummates the Hughes merger as contemplated, Mr. Ergen would beneficially own 100% of the class B common stock of the surviving corporation.

Foreign ownership restrictions could affect our business plan.

         The Communications Act and the FCC’s implementing regulations provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. Until recently, there has been some ambiguity regarding the extent to which this foreign ownership prohibition applies to direct broadcast satellite licenses. On June 13, 2002, however, the FCC deleted certain of its rules in that regard. As a result, it now appears to be the case that providers of subscription direct broadcast satellite services, like us, are not subject to the foreign ownership limitation. We cannot be certain that this decision will not be challenged in the FCC and the courts.

We may not be aware of certain foreign government regulations.

         Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

         We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provides our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

We compete with other subscription television service providers, which could affect our ability to grow and increase earnings.

         We compete in the highly competitive subscription television industry against cable television and other land-based and satellite-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these other operators.

         DIRECTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. Moreover, we do not have manufacturing agreements or arrangements with consumer products manufacturers other than JVC and Thomson. As a result, among other things, of these factors and since typically we do not advertise nationally, our receivers and programming services, are less well known to consumers than those of DIRECTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DIRECTV.

         Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of United States television households in which cable television service is currently available, about 67% currently subscribe to cable. Cable television operators have advantages relative to us by, among other things:

•	providing service to multiple television sets within the same household at a lesser incremental cost to the consumer;

•	providing local and other programming in a larger number of geographic areas; and

•	bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient two-way, high-speed Internet access and telephone service on upgraded cable systems.

As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

         New technologies also could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are currently being implemented. Other terrestrial wireless video and data distribution services have been proposed at the FCC. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines. While these entities are not currently providing digital “wireless cable,” many have the capabilities for such services. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. As a result, we may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

         DIRECTV has launched seven high powered direct broadcast satellites and has 46 direct broadcast satellite frequencies that are capable of full coverage of the continental United States. DIRECTV currently offers more than 300 channels of combined video and audio programming and, as of March 31, 2002, had approximately 10.6 million subscribers. If the merger with DIRECTV’s parent is not complete, we believe DIRECTV would continue to be in an advantageous position relative to our company with regard to programming packages, provision of local programming and, possibly, volume discounts for programming offers. In addition, the National Rural Telecommunications Cooperative, through its members and affiliates, competes with us in DIRECTV’s territories.

         Other companies in the United States have conditional permits or have leased transponders for direct broadcast satellite assignments that can be used to provide service to portions of the United States. Also, C-band satellite providers and other low and medium power satellite operators continue to compete in the market for subscription television services, particularly in rural areas.

         In addition, the FCC has proposed to allocate additional spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.

         Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

         We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

         We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in five patent infringement actions by the following entities: Starsight Telecast, Inc.; Gemstar; Superguide Corp.; IPPV Enterprises, LLC; and MAAST, Inc. We cannot be certain the courts will conclude these entities do not own the rights they claim that our products do not infringe on these rights; that we would be able to obtain licenses from these entities on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement. Certain of these actions involve claims for damages in excess of $100 million.

         On June 21, 2002, EchoStar received a favorable ruling from the Administrative Law Judge at the International Trade Commission, which we refer to as the ITC, with regard to Gemstar's allegations of patent infringement. Petitions to have the full ITC review the Judge's decision must be filed by July 5, 2002. If the ITC were to overturn the Judge's decision, such an adverse decision could temporarily halt the import of our receivers and could require us to materially modify certain user-friendly electronic programming guides and related features we currently offer to consumers.

Satellite programming signals have been pirated, which could cause us to lose subscribers and revenue.

         The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been compromised and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary for us to incur significant expense to replace the conditional access card that controls the security of each consumer set-top box. Even if we do replace the conditional access card, we cannot guarantee that the new card will prevent the theft of our satellite programming signals. Furthermore, we cannot assure you that other illegal methods which compromise satellite programming signals will not be developed in the future. If we cannot promptly correct a compromise in our encryption technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected.

Our local and distant programming strategy faces uncertainty.

         The Satellite Home Viewer Improvement Act generally gives satellite companies a statutory copyright license to retransmit local-into-local broadcast channel programming, subject to obtaining the retransmission consent of the local broadcast station. Retransmission consent agreements are important to us because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory “must carry” carriage means we cannot carry these broadcasters’ signals, and the absence of these channels could have a material adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. While we have been able to reach retransmission consent agreements with most of the local broadcast stations in areas where we provide local service, any additional roll-out of local channels in more cities will require more agreements. We cannot be certain that we will secure these agreements or new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.

Our retransmission of distant stations is subject to considerable litigation risk.

         The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, permits satellite retransmission of distant network stations – those that originate outside of a satellite subscriber’s local television—only to “unserved households.” (An example of a distant station retransmission is a Los Angeles network station retransmitted by satellite to a subscriber in the state of Virginia. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity from a local station affiliated with the same network.) Interpretation and implementation of the Satellite Home Viewer Improvement Act by the FCC could hamper our ability to retransmit distant network and superstation signals, reduce the number of our existing or future customers than can qualify for receipt of these signals and impose testing costs on us in connection with the qualification process. In implementing the Satellite Home Viewer Improvement Act’s directive, the FCC has also required satellite carriers to delete certain programming, including sports programming, from the signals of certain distant stations. These requirements have significantly hampered our ability, and may further hamper our ability, to retransmit distant network and superstations signals, and the burdens from the rules upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.

“Must carry” will negatively affect our ability to offer local broadcast stations.

         The Satellite Home Viewer Improvement Act includes the imposition of “must carry” requirements on direct broadcast satellite providers. The FCC has implemented the “must carry” requirement and adopted detailed “must carry” rules covering both commercial and non-commercial broadcast stations. These “must carry” rules generally require that satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas they choose to offer any local programming. Since we have limited capacity, the projected number of markets in which we can offer local programming will continue to be constrained because of the “must carry” requirement and may be reduced depending on the FCC’s interpretation of its rules in a pending proceeding. The legislation also includes provisions which could expose us to federal copyright infringement lawsuits, material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business operations generally.

         Several “must carry” complaints by broadcasters against us have been filed at the FCC. We cannot be sure that the FCC will not rule against us in those proceedings, resulting in carriage of many additional stations in the markets where we offer local stations or cumbersome changes in our compliance plan. In addition, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our current plan for compliance with the “must carry” requirements. In fact, the National Association of Broadcasters and Association of Local Television Stations filed an emergency petition on January 4, 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. In response, on April 4, 2002, a bureau of the FCC issued a declaratory ruling and order finding that our compliance plan violated certain provisions of the Satellite Home Viewer Improvement Act and the FCC’s “must carry” regulations. The April 4 order required us to file compliance reports within 30 days, 90 days and 180 days of the order’s issuance. We filed our first compliance report on May 6, 2002. Challenges to the April 4 order have been filed by various parties, including us, and are presently pending. On April 15, 2002, the bureau issued an order granting in part numerous complaints filed against us by individual broadcast stations that claimed violations of the must carry requirements similar to those addressed in the April 4 order. The April 15 order also required us to submit a compliance report within 30 days. Depending upon the ultimate outcome of these proceedings (including the extent to which our compliance reports are accepted), further orders by the bureau or by the FCC itself could result in a decrease in the number of local areas where we offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn and reduce the average monthly revenue of subscribers in those areas where local network programming is no longer offered and impair our ability to gain new subscribers in those areas, which could materially adversely affect our financial performance. Under the “must carry” rules, we could also be exposed to court actions and may be subject to damage claims if we are found by any court to have violated the “must carry” requirements, which could materially adversely affect our financial condition.

         In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations (i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal, whether analog or digital, for each station), the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further signal carriage requirements.

We need to increase satellite capacity to avoid potential disruptions in our service caused by “must carry” requirements.

         The Hughes merger, as well as the adoption of “spot beam” technology on EchoStar VII and EchoStar VIII, are expected to increase our ability to carry local programming. EchoStar VII, which was successfully launched from Cape Canaveral, Florida on February 21, 2002, reached its final location at the 119 degree orbital location and commenced commercial operation in April 2002. To date, all systems on the satellite are operating normally. EchoStar VIII is currently expected to launch this summer. The launch of EchoStar VIII on June 21, 2002 was delayed because the complete functionality of a command receiver could not be confirmed. The launch will be rescheduled following the completion of further satellite testing and the availability of the launch base. The failure to increase our satellite capacity could affect our ability to comply with statutory requirements to carry substantially all over the air television stations by satellite in any geographic area where we carry any local network channels by satellite, which was effective January 1, 2002. Any reduction in the number of areas we serve in order to comply with “must carry” requirements for other markets, would adversely affect our operations and could result in a temporary increase in churn. Failure to comply with “must carry” requirements could result in substantial fines and other sanctions. While we currently believe we can meet statutory “must carry” requirements, the FCC could interpret or implement its rules in such a manner as to inhibit our current plan for compliance with the “must carry” requirement.

TV networks oppose our strategy of delivering distant network stations.

         Until July 1998, we obtained distant broadcast network stations (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In December 1998, the networks filed a motion for preliminary injunction directly against us. In September 2000, the District Court granted this motion and made several amendments to it. The injunction required us to terminate distant network programming to certain of our subscribers. The United States Court of Appeals for the Eleventh Circuit stayed the injunction pending our appeal. In September 2001, the United States Court of Appeals for the Eleventh Circuit vacated the District Court’s injunction, finding, among other things, that it was too broad and remanded the case back to the District Court for an evidentiary hearing. The United States Court of Appeals for the Eleventh Circuit also rejected our argument that the “unserved households” restriction of the law is unconstitutional, and the United States Supreme Court recently declined to review that decision. If after the trial or an evidentiary hearing, the injunction is reinstated, it could force us to terminate delivery of distant network channels to a substantial portion of our distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to our other services. Our management has determined that such terminations would result in a reduction in our reported average monthly revenue per subscriber and could result in a temporary increase in churn. If we lose the case at trial, the judge could, among other remedies, prohibit all future sales of distant network programming by us, which would have a material adverse effect on our business. In order, among other things, to plan for the potential re-implementation of the injunction, we may terminate the delivery of distant network channels to certain subscribers.

We depend on the Cable Act for access to others’ programming

         We purchase a substantial percentage of our programming from programmers that are affiliated with cable system operators. Any change in the Cable Act and the FCC’s rules that would permit the cable industry or programmers that are affiliated with cable system operators to refuse to provide such programming or impose detrimental terms or conditions could materially adversely affect our ability to acquire programming on a cost-effective basis, or at all. Currently, programmers that are affiliated with cable system operators must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions.

         The Cable Act and the FCC’s rules also prohibit some types of exclusive programming contracts involving programming from programmers that are affiliated with cable system operators. Although this provision was scheduled to sunset this year, the FCC recently voted to extend it for an additional five years. We cannot be sure, however, that the FCC’s decision, which has not yet been released, will be favorable to us or that it will not be challenged in the FCC or the courts. Upon expiration of that provision, many popular programs may become unavailable to us.

         Certain cable providers have denied access to certain sports programming provided by programmers that are affiliated with cable system operators. The cable providers are asserting that they are not required to provide such programming under the Cable Act. Challenges to this interpretation of the Cable Act have not been successful and we may continue to be precluded from obtaining this regional sports programming which could materially adversely affect our ability to compete in regions serviced by these cable providers.

We are subject to extensive regulatory requirements, and changes to the existing regulatory regime could affect us adversely.

         The FCC imposes different rules for “subscription” and “broadcast” services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that direct broadcast satellite service providers be treated as “broadcasters.” If the FCC determined that we are a broadcast licensee, it could require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers.

         Under a requirement of the Cable Act, the FCC imposed public interest requirements on direct broadcast satellite licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could displace programming for which we could earn commercial rates and could adversely affect our financial results. The FCC has not reviewed our methodology for computing the channel capacity we must set aside or for determining the rates that we charge public interest programmers, and we cannot be sure that if the FCC were to review this methodology, it would find it in compliance with the public interest requirements.

         The FCC has also commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including possibly satellite distributors like us, various types of “open access” obligations, such as required carriage of independent content providers. We cannot be sure that the FCC will not ultimately impose such obligations, which could be onerous, and could materially adversely impact our available capacity and ability to provide other services.

         The FCC recently issued revised and streamlined rules for direct broadcast satellite, including requirements to provide service to Alaska and Hawaii. While the FCC declined to establish specific requirements governing dish size or programming content for direct broadcast satellite services in Alaska and Hawaii, it required that such services be “reasonably comparable” to direct broadcast satellite offerings in the Mainland 48 states. While we believe that the services we now provide satisfy that requirement, we cannot be sure that the states of Alaska and Hawaii, or the FCC, will agree with that view, and the FCC will not require us to make potentially cumbersome and costly changes to our offerings.

         The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as direct broadcast satellite and Ku-band-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In the same rulemaking, the FCC is considering a terrestrial service, originally proposed by Northpoint Technology, Ltd., that would retransmit local television or other video and data services to direct broadcast satellite subscribers or others in the same direct broadcast satellite spectrum that we use throughout the United States.

         Over the course of this proceeding, we have submitted numerous pleadings jointly with DIRECTV to the FCC objecting to the Northpoint request, which in our view, may cause harmful and substantial interference to the service provided to direct broadcast satellite customers. Furthermore, other entities had filed applications similar to the one filed by Northpoint, and at least one other entity obtained a license from the FCC to conduct experimental operations.

         On May 23, 2002, the FCC released a Memorandum Opinion and Order and Second Report and Order in this proceeding. The FCC denied our petition for reconsideration and confirmed its earlier conclusion that the new terrestrial service could operate in the same spectrum with our system. The FCC also decided that it will issue licenses for this service by auction if there is more than one qualified applicant for a particular geographic area. In light of its decision to conduct an auction, the FCC also dismissed without prejudice the pending applications of Northpoint and certain other companies. While the FCC also announced service and technical rules for the terrestrial service with the purpose of avoiding impermissible interference to the direct broadcast satellite service, our preliminary analysis of these rules shows that they are not sufficient to prevent impermissible interference to our subscribers. If Northpoint or other entities become authorized to use our spectrum, they could cause harmful and substantial interference with our service. We cannot be sure when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to us or how significant the interference into our operations will be.

         On February 28, 2002, the FCC initiated a proceeding to examine and revise its licensing process for orbital locations or spectrum used for the provision of international or global satellite communications services. The extent to which any change in the satellite licensing process could affect us is unclear.

We depend on others to produce programming.

         We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse impact on our cash flow and operating margins. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and offer it attractively to our customers at competitive prices.

The September 11, 2001 attacks have harmed the United States’ economy and may materially adversely affect our operations and profitability.

         In addition to the tragic loss of life and suffering occasioned by the September 11, 2001 terrorist attacks, there has been a disruption of commercial and leisure activities across the nation. The terrorist attacks and subsequent uncertainty surrounding the continuing conflict have negatively affected, and are expected to continue to negatively affect, the United States’ economy generally, resulting in reduced consumer spending which could negatively affect our industry and our business. While the precise effects of this instability on our industry and our business are difficult to determine, it may materially adversely affect our revenues and, as a result, negatively impact our financial condition, profitability and cash flows.

We have not obtained Arthur Andersen’s consent to be named in this prospectus, which may limit your ability to asset claims against Arthur Andersen.

         After reasonable efforts and pursuant to recent SEC guidance to Arthur Andersen LLP, we are unable to obtain the written consent of Arthur Andersen to its being named in this prospectus as having certified our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act of 1933, and therefore your right to recovery under that section may be limited as a result of that lack of consent.

The events arising out of the March 14, 2002 indictment of our former independent auditors, Arthur Andersen LLP, and the subsequent trial have adversely affected the ability of Arthur Andersen to satisfy any claims against it.

         On June 15, 2001, our former independent certified public accountant, Arthur Andersen LLP, was convicted of one count of obstruction of justice arising from the government’s investigation of Enron Corporation. Events arising out of the March 14, 2002 indictment and subsequent trial and conviction have adversely affected the ability of Arthur Andersen to satisfy claims, if any, arising from its provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appear elsewhere in this prospectus.

Risks Related to the Proposed Merger and Related Transactions

The financial and operating impacts on us of ECC’s agreement to merge with Hughes or acquire its interest in PanAmSat are complex and difficult to predict.

         ECC’s agreement to merge with Hughes or acquire its interest in PanAmSat will have complex consequences for us that are difficult to predict. The consummation of these transactions is subject to extensive conditions relating to regulatory and other matters beyond ECC’s direct control. These transactions also require substantial new cash financing. ECC’s agreements with Hughes and GM and our and EBC’s existing debt instruments place significant restrictions on which corporate entities can raise new financing and the types of financing they may raise. To provide some of this financing, in addition to the notes we may incur other unsecured debt and, if ECC obtains consents from the holders of EBC’s and our outstanding senior notes, secured debt that would effectively rank senior to the notes to the extent of the collateral securing it. If ECC completes its merger with Hughes, the amount of this additional secured debt would be limited to $2.7 billion plus the greater of $500 million or up to 1.25 times ECC’s 12-month trailing cash flow, depending on our credit rating. Moreover, if ECC consummates the merger, it plans to combine some portion of Hughes’ operation with ours in ways that may have a significant impact on our business, cash flow and profitability.

ECC may be unable to consummate the Hughes merger as a result of shareholder litigation or the inability to satisfy one or more conditions to the merger and the related transactions.

         The proposed merger is subject to numerous conditions beyond ECC’s direct control. These conditions include, but are not limited to, the absence of a court order barring the recapitalization, split-off or the merger, the requisite GM stockholder approval, GM’s receipt of an IRS ruling, antitrust clearance, FCC approval, financing and the surviving corporation’s ability to issue a minimum amount of capital stock immediately after the merger without breaching agreements designed to preserve the tax-free status of the split-off. In addition, each of the parties to the merger agreement may terminate that agreement prior to the consummation of the merger in various circumstances. As a result, whether ECC will merge with Hughes and whether we will have an opportunity to realize the benefits we expect to realize from the merger are both highly uncertain. See “The Proposed Merger and Related Transactions – The Merger.”

Regulatory Approval of the Transactions May Require Hughes and/or ECC to Agree to Onerous Conditions.

         Under the United States antitrust laws, the Hughes merger may not be completed until the required waiting period under the Hart-Scott-Rodino Act has terminated or expired. To complete the Hughes merger, ECC and Hughes must also obtain the approval of the FCC for the transfer of licenses and other authorizations in connection with the GM/Hughes separation transactions and the Hughes merger. These transactions may be subject to certain regulatory requirements of other governmental agencies and authorities, including clearances for the Hughes merger from competition and telecommunications authorities in certain foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. Many of these governmental entities from which approvals and clearances are required may seek to condition their approval or clearance of the Hughes merger, or of the transfer to the surviving corporation of licenses and other entitlements, on the companies’ compliance with certain onerous conditions. These conditions could require Hughes and/or ECC to divest material assets or otherwise have the effect of imposing significant additional costs on the surviving company and us or of limiting revenues. Depending upon the nature and scope of such onerous conditions, rather than agreeing to such onerous conditions, the companies may determine to terminate the Hughes merger agreement instead.

         Pursuant to the Communications Act of 1934, as amended, the transfer of control over a company holding or controlling FCC licenses requires prior FCC approval. Hughes and EchoStar each, directly or indirectly, hold or control FCC licenses. GM, Hughes and EchoStar filed an application for FCC approval of the transfer of licenses and other authorizations in connection with the Hughes split-off and the Hughes merger on December 3, 2001. On December 21, 2001, the FCC placed the application on public notice and invited petitions, oppositions and other comments by third parties in respect of the application. Numerous parties have filed petitions to deny the application or comments, and Echostar and Hughes have filed a consolidated opposition. As of the date of this document, the application remains pending before the FCC. In addition, GM, Hughes and EchoStar updated the application to reflect the completion of the $1.5 billion investment by Vivendi Universal in EchoStar.

         On February 4, 2002, the FCC issued to the applicants an Initial Information and Document Request, and stated that it would appreciate receiving responses to that request no later than March 6, 2002. On March 5, 2002, the applicants requested a 15-day extension of that date. By letter released on March 7, 2002, the FCC rejected the parties’ request for an extension and “stopped” its self-imposed 180-day “clock” for merger review, until such time as the applicants submit the requested documents and information. Although the applicants have submitted responses to the FCC’s interrogatories and filed a substantial number of responsive documents with the FCC, the FCC has not yet determined whether the applicants have fully complied with its requests. The 180-day clock remains stopped, in part for reasons discussed below. The FCC’s March 7, 2002 decision has resulted in delay in its consideration of the merger application.

         In February 2002, EchoStar and Hughes filed an application requesting on behalf of the surviving entity authority to launch and operate a new state-of-the art, spot-beam direct broadcast satellite. Grant of this authority would allow the surviving entity to offer local broadcast channels in all 210 designated market areas. The FCC placed this satellite application on notice for public comment on April 19, 2002. The comment period remains open for 45 days from the date of the notice. The FCC has indicated that the 180-day clock for merger review will remain stopped until the later of the closing of this comment period or upon receipt of sufficient information in response to the information and document request made by the FCC in February 2002. This pending satellite application may delay the FCC’s consideration of the Hughes merger application. As a result of these delays, the FCC may fail to approve the Hughes merger application on a timely basis. It may also agree with the views of parties opposing the application and deny its approval of the Hughes merger or impose onerous conditions. Furthermore, the FCC may fail to grant, or may delay action on, the pending satellite application.

Any delay or failure to consummate the Hughes merger may reduce or eliminate the benefits we expect.

         In addition to the required regulatory clearances and approvals, the Hughes merger is subject to a number of conditions beyond our direct control that may prevent, delay or otherwise adversely affect its consummation. A majority of each class of GM’s stockholders – GM $1 2/3 par value common stockholders and GM class H common stockholders– voting both separately as distinct classes, and also together as a single class based on their respective per share voting power under the GM restated Certificate of Incorporation, must approve various proposed transactions that are conditions to the merger. The parties must also receive a favorable ruling from the IRS relating to the tax-free status of the split-off and related transactions. ECC intends to vigorously pursue all required approvals, but we cannot predict when or whether they can be obtained. To obtain these clearances and approvals, the surviving corporation may agree to divestitures or other onerous conditions that would make the proposed merger less attractive and could have an adverse effect on our business. We cannot predict whether and when these clearances and approvals can be obtained, and the requirement for such clearances and approvals could delay the consummation of the Hughes merger for a significant period of time or prevent it from occurring. Any delay or failure to consummate the merger could cause us not to achieve some or all of the cost savings or revenue synergies that we expect to benefit our business if ECC successfully completes the merger and integrates our business with parts of the Hughes business.

Even if ECC completes the Hughes merger, we may not realize the expected benefits.

         As a principal operating subsidiary of ECC, we expect that portions of Hughes’ operations will be integrated with our business if the merger is completed. The success of the Hughes merger will depend, in part, upon the ability of the surviving company to develop an expanded competitive business and realize significant economies of scale and substantial cost and revenue synergies from combining the business of Hughes and ECC. The surviving company may not be able to successfully integrate these operations and realize the cost and revenue synergies it currently anticipates. The difficulties of combining the operations of two previously separate businesses include, among other things, the necessity of:

•	coordinating geographically separated organizations;

•	integrating technologies (including the development of a cost-effective integrated receiver);

•	integrating personnel with diverse business backgrounds; and

•	combining different corporate cultures.

         The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business and the loss of key personnel. If the attention of our management is diverted and any unexpected delays or difficulties are encountered in connection with the integration of Hughes’ operations, the benefits expected from the Hughes merger may not be realized. In particular, anticipated growth in revenues and improvements in earnings and cash flow may not be realized, which could have a material adverse impact on our business, results of operations or financial condition.

We may incur significant integration-related expenses in connection with the Hughes merger.

         We expect after the consummation of the merger of ECC with Hughes to incur substantial expenses in connection with the integration of Hughes’ business and its policies, procedures, operations, technologies and systems with our business. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance. Among the other integration expenses to be incurred by ECC, we currently estimate that up to $2.5 billion would be required over a two- to four-year period following the completion of the Hughes merger to standardize and update the set top box equipment used by customers to receive our direct broadcast satellite signals. We are not currently in a position, however, to estimate reliably the total amount or the timing of all of the expected integration expenses because, among other reasons, constraints arising under the United States federal or state antitrust laws (for example, limitations on sharing of information) presently prevent or hinder Hughes and ECC from fully developing integration plans and many of the expenses, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost and revenue synergies related to the integration of the businesses following the completion of the Hughes merger. We do expect that some or all of these integration expenses will likely result in ECC and/or us taking substantial charges against earnings following the completion of the Hughes merger, but the amount and timing of such charges is uncertain at present.

The additional financing ECC obtains to consummate the Hughes merger may contain terms that inhibit our ability to conduct our business.

         The consummation of the Hughes merger and related transactions will require at least $7.025 billion of cash. We expect that ECC will provide approximately $1.5 billion of this amount from available cash at the time of signing the merger agreement. In addition, ECC and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes merger and related transactions, which commitment has been reduced to $3.325 billion as a result of the sale of $700 million of the old notes and $1.5 billion of ECC’s series D convertible preferred stock to a subsidiary of Vivendi Universal. The remaining $3.325 billion of required cash will come from new cash raised by ECC, Hughes or a subsidiary of Hughes on or prior to the closing of the Hughes merger through public or private debt or equity offerings, bank debt or a combination thereof. It may not be possible to obtain the remainder of the required financing on acceptable economic terms without agreeing to significant additional restrictions on our ability to obtain any further needed financing and to operate our business. These restrictions could also prevent us from taking advantage of strategic opportunities that would otherwise have been open to us.

The merger agreement significantly restricts ECC’s and our flexibility to raise equity capital that we might need.

         ECC’s agreements with GM and Hughes place substantial restrictions on its and our ability to raise equity capital for a period ending two years after consummation of the split-off. Absent favorable IRS rulings or termination of the Hughes merger, neither ECC nor we can raise any further equity capital which we might need for a considerable period of time.

To enable ECC to complete the Hughes merger, we may have to incur significant costs to refinance outstanding notes or obtain consents to amend indentures governing them.

         ECC agreed in the merger agreement either to use commercially reasonable efforts to amend the indentures relating to certain of the debt instruments of ECC and its subsidiaries so that the merger and related transactions would not constitute a change of control requiring it to make an offer to repurchase those notes, to obtain additional committed financing, on terms reasonable satisfactory to Hughes, sufficient to refinance the notes outstanding under the indentures for which it is unable to obtain consents by May 26, 2002, or to present to Hughes a plan, taking into account the prevailing market conditions for the relevant notes, designed so that at and after the effective time of the merger, the surviving corporation and its subsidiaries would not be in breach of their obligations under these indentures. ECC’s financing costs may increase significantly as a result of obtaining these consents or refinancing these notes. To date, ECC has complied with all requirements with respect to its GM and Hughes obligations.

A potential indemnity liability to GM could adversely affect our liquidity.

         Pursuant to the terms of the implementation agreement, ECC agreed to indemnify GM and its affiliates against any taxes resulting from the Hughes split-off if the taxes arise from actions or failures to act by ECC that disqualify the Hughes split-off from being tax-free to GM. Specifically, ECC is required to indemnify GM and its affiliates if ECC enters into any transaction or series of transactions (or fails to take any action within its control) that causes the Hughes split-off to be taxable to GM by reason of the 50% limitation. If ECC does not abide by the terms of the implementation agreement, it may be subject to substantial liabilities under the indemnification provisions of the implementation agreement. As a subsidiary of ECC, our operations and financial results could be affected by these liabilities.

The Hughes merger, if consummated, will increase the size of ECC’s operations and the risks described in this prospectus.

         The completion of the Hughes merger may intensify some of the other risks described in this prospectus. There will also be additional risks associated with managing a significantly larger company, including, among other things, the application of company-wide controls. The incurrence of additional debt may cause the rating agencies to lower ECC’s and our debt ratings and thus increase our cost of financing or even impair our ability to obtain additional financing in the future.

The Hughes merger may prevent ECC and us from pursuing other opportunities.

         The terms of the Hughes merger agreement prohibit, subject to certain exceptions, certain transactions involving ECC prior to the termination of the merger agreement. These prohibited transactions generally include any merger or consolidation of ECC, which is material to it and its subsidiaries as a whole, with an entity other than Hughes. These prohibitions may prevent ECC and us from pursuing attractive strategic alliances or combinations in the event that such opportunities arise before the termination of the merger agreement.

The failure to consummate the Hughes merger as planned could adversely affect ECC’s and our financial condition.

         If the Hughes merger does not occur because certain financing or regulatory-related conditions have not been satisfied, ECC would be required to purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion. ECC would also be required to offer to purchase the remaining publicly-traded shares of PanAmSat in an exchange offer at a price of $22.47 per share payable, at the option of each holder of such remaining shares, either in cash or shares of EchoStar class A common stock, unless ECC has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding shares of PanAmSat at an equivalent or greater price per share. The financial burden that such purchases would have on ECC and us could materially adversely affect its and our liquidity and ability to raise new capital. Moreover, ECC would then have business interests that would be substantially subject to the risks associated with PanAmSat’s business and those risks related to international satellite business operations.

         Under the terms of the Hughes merger agreement, if the Hughes merger is not completed for certain reasons, ECC has agreed to pay a termination fee of $600 million to Hughes. The financial burden that such payment would have on ECC and us could materially adversely affect its and our liquidity and ability to raise new capital.

         See “The Proposed Merger and Related Transactions” for further discussion. In addition to these financial burdens on ECC, which may affect its and our ability to raise new capital that we might need for our business, we and ECC will have devoted substantial management resources to the Hughes merger without realizing the anticipated benefits.

The pendency of the Hughes merger could materially adversely affect our future business and operations.

         In connection with the pending Hughes merger, some customers and strategic partners of ECC and us may delay or defer decisions, which could negatively impact revenues, earnings and cash flow of ECC and us, as well as the market prices of shares of ECC’s class A common stock, regardless of whether the Hughes merger is completed. Similarly, current and prospective employees of ECC and us may experience uncertainty about their future roles with our company, which may materially adversely affect the ability of ECC and us to attract and retain key management, sales, marketing and technical personnel.

We expect that the surviving corporation will experience net losses for some period of time following the completion of the Hughes merger and we cannot be certain that we will achieve or sustain profitability.

         Hughes and ECC have sustained significant losses and have significant amounts of debt. In addition, the surviving corporation and us will need to incur even more debt in connection with the Hughes merger financing and related transactions, and may need to incur substantial amounts of debt after the Hughes merger in order to operate our business. Further, if ECC’s and Hughes’ application for authority to launch and operate a new spot-beam satellite in connection with the delivery of local broadcast TV channels in all 210 designated market areas in the United States is approved by the FCC, the surviving corporation is expected to expend substantial resources to construct and launch this satellite. If the surviving corporation or we do not have sufficient income or other sources of cash, it could eventually affect its and our ability to service its and our debt and pay its and our other obligations. Improvements in the surviving corporation’s and our results of operations will depend largely upon its and our ability to successfully integrate the Hughes and ECC businesses while increasing our customer base, maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we or the surviving corporation will be effective with regard to these matters. We currently anticipate that the surviving corporation and we will experience net losses for some period of time following the completion of the Hughes merger.

Risks Primarily Related to the Notes

Your old notes will be subject to restrictions on transfer and the trading market for your old notes may be limited if you do not tender.

         If you do not exchange your old notes for the exchange notes, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell them pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, the law may deem that you have received restricted securities and, if so, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent we accept and exchange old notes in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected. See “The Exchange Offer” below.

If you do not properly tender your old notes, we may not accept your old notes and the trading market for them may be limited.

         We will issue the exchange notes in exchange for your old notes only after we have timely received your old notes, along with a letter of transmittal that you have properly completed and duly executed and all other documents that we require. Therefore, if you want to tender your old notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to notify you of defects or irregularities with respect to the tender of your old notes for exchange. The exchange offer will expire at 5:00 p.m. Eastern Daylight Time on      , 2002, or on a later extended date and time as we may decide.

         The exchange notes and any old notes having the same maturity that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercise certain rights under the related indenture.

You may participate in the exchange offer only if you meet the following conditions.

         Based on interpretations by staff of the SEC, as set forth in no-action letters the SEC issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include the following:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquire your exchange notes in the ordinary course of your business; and

•	you have no arrangement with any person to participate in the distribution of such exchange notes.

However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. If you are our affiliate, engage in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes that you or any person will acquire pursuant to the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC; you must also comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Resales of the exchange notes may be subject to further restrictions in some jurisdictions.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such exchange notes. We have agreed to use our best efforts to make this prospectus available to any participating broker-dealer for use in connection with any such resale. See “Plan of distribution” below. However to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the exchange notes unless someone has registered or qualified them for sale in such jurisdictions or an exemption from registration or qualification is available.

We have substantial indebtedness and are dependent upon our subsidiaries’ earnings to make payments on our indebtedness.

         We have substantial debt service requirements that make us vulnerable to changes in general economic conditions. These debt service requirements will increase as a result of our offer to exchange approximately $1 billion of EBC’s 10 3/8% senior notes due 2007 for substantially identical notes issued by us shortly after the exchange contemplated by this prospectus is made, as well as any secured debt that we might incur. See “Description of Other Indebtedness.” Our indentures and the indenture governing EBC’s senior notes restrict our and our subsidiaries’ ability to incur additional debt if required or desired in order to implement our business strategy.

         Since we conduct substantially all of our operations through our subsidiaries, our ability to service our debt obligations is dependent upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to our subsidiaries’ assets. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

We may be unable to repay or repurchase the notes upon a change of control.

         There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change of control, as defined, you may require us to repurchase all or a portion of your notes prior to maturity. See “Description of the Notes – Change of Control Offer.” Neither the proposed merger of ECC with Hughes nor the acquisition by ECC of Hughes’ interest in PanAmSat would constitute a change of control under the indenture governing the notes. We may not have sufficient funds or be able to arrange for additional financing to repay the notes at maturity or to repurchase notes tendered to us following a change of control.

         Upon a change of control of ECC, the terms of our and EBC’s outstanding senior notes and the outstanding convertible notes of ECC may require us or them to offer to repurchase the notes of us, EBC and/or ECC. If we, EBC or ECC is required to make such a repurchase at the same time, there will be limited funds, if any, available to us or them to repurchase the notes. If we have insufficient funds to redeem all notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the indenture governing the notes. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available on acceptable terms, or at all.

There may be no public market for the notes, and the notes are subject to restrictions on transfer.

         We are offering the exchange notes to the holders of the old notes. We offered and sold the old notes in December 2001 to a limited number of institutional investors. The old notes are eligible for trading in the Portal Market.

         The exchange notes will constitute a new issue of securities for which there is no established trading market. If a trading market does not develop or it fails to subsist once it does develop, you may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may fail to subsist at any time and the exchange notes could trade at prices that may be lower than their initial price, depending on many factors, including prevailing interest rates, the markets for companies offering similar services and our financial performance. The initial purchasers of the old notes have made a market in the old notes. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they have no obligation to do so, and may discontinue any market making at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer and the pendency of any shelf registration statement. Accordingly, we cannot assure you that a market for the old notes and the exchange notes will develop or, if developed, will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the notes, including fluctuations in the prevailing interest rates. We do not intend to apply for listing of any of the notes on any securities exchange or for quotation through the Nasdaq National Market or any other securities quotation service.

The guarantees of the notes by our subsidiaries may be subject to challenge.

         Our obligations under the notes will be guaranteed jointly and severally by substantially all of our subsidiaries. It is possible that the creditors of the subsidiary guarantors may challenge the subsidiary guarantees as a fraudulent conveyance under relevant federal and state statutes, and, under certain circumstances (including a finding that a subsidiary guarantor was insolvent at the time its guarantee of the notes was issued), a court could hold that the obligations of a subsidiary guarantor under a subsidiary guarantee may be voided or are subordinate to other obligations of a subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under a subsidiary guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The indenture governing the notes provides that the obligations of the subsidiary guarantors under the subsidiary guarantees are limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under applicable law. See “Description of the Notes – Guarantees.”

USE OF PROCEEDS

         We will receive no cash proceeds from the exchange offer. We intend the exchange offer to satisfy some of our obligations under the registration rights agreements for the old notes. We will issue exchange notes in exchange for old notes in the same principal amount, and for the same terms and form as the old notes, except that there will be no registration rights relating to the exchange notes. The old notes that holders surrender in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, we will not incur any new debt by issuing the exchange notes.

         After deducting the initial purchasers’ discounts and commissions and estimated offering expenses, we received approximately $689 million from the sale of the old notes. We used these proceeds to repay amounts we owed to ECC. ECC intends to use these amounts for one or more of the following: (1) to provide a portion of the financing required for its merger with Hughes, (2) if ECC does not consummate the merger, to provide a portion of the financing for the acquisition by ECC of Hughes’ interest in PanAmSat, and (3) the construction, launch, and insurance of additional satellites, strategic investments and acquisitions, and other general corporate purposes. We describe the proposed merger and acquisition under “The Proposed Merger and Related Transactions – Merger Financing.”

THE EXCHANGE OFFER

Purpose of the exchange offer

         The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the old notes. We originally issued and sold the old notes on December 28, 2001. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer exchange notes, consisting of another series of our notes and containing substantially identical terms to the old notes, except as set forth in this prospectus, in exchange for old notes.

         We will file with the SEC a shelf registration statement to cover resales by you of your old notes if you satisfy certain conditions relating to the provision of information in connection with the shelf registration statement under the following conditions:

(1)	SEC policy or applicable law will not permit the applicable exchange offer; or

(2)	You are a holder of “transfer restricted securities” and you notify us within the specified time period that:

•	any law or SEC policy prohibits you from participating in the exchange offer;

•	you may not resell the exchange notes that you acquired in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	you are a broker-dealer and you own old notes that you acquired directly from us or our affiliate.

                        “Transfer restricted securities” means each old note until the earliest of:

•	the date on which a holder exchanges an old note in the exchange offer and that holder is entitled to resell it to the public without complying with prospectus delivery requirements;

•	the date on which a broker-dealer disposes of an old note pursuant to the “Plan of Distribution” in the exchange offer registration statement, including delivery of the prospectus;

•	the date on which a holder of an old note disposes those old notes in accordance with a shelf registration statement that effectively registers those old notes under the Securities Act; or

•	the date on which holders of old notes may distribute their old notes to the public pursuant to Rule 144(k) under the Securities Act. See “Description of the Notes–Registration Rights.”

         We require you to make certain representations to us which the registration rights agreement describes, in order to participate in the exchange offer and, if you wish to include your old notes in any shelf registration statement, you must deliver information for use in connection with any shelf registration statement and you must provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement. You must comply with these procedures in order to benefit from the provisions that we describe below.

How to determine if you are eligible to participate in the exchange offer

         We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of our old notes that you hold. The terms of the exchange notes are substantially identical to the terms of the old notes for which you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the exchange notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the registration rights agreement. Each series of exchange notes will evidence the same debt as the corresponding old notes and will be entitled to the benefits of its respective indenture. See “Description of the Notes.”

         We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

         We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.

         Based on our view of interpretations set forth in no-action letters that the staff of the SEC has issued to third parties, we believe that you may resell or transfer exchange notes issued pursuant to the exchange offer in exchange for the old notes, unless you are an “affiliate” of the company, a broker-dealer who acquired old notes directly from the company or a broker-dealer who acquired old notes as a result of market-making or other trading activities. We believe that you may resell or transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act only if you acquired such exchange notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

         If our belief is inaccurate, you may incur liability under the Securities Act if you transfer any note that we issue to you in the exchange offer and you do not deliver a prospectus meeting the requirement of the Securities Act or you do not have an exemption from registration of your old notes from such requirements. We do not assume or indemnify you against such liability.

         If you are a broker-dealer that resells exchange notes that you received for your own account pursuant to the exchange offer, and if you participate in a distribution of the exchange notes, you may be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions you receive may be underwriting compensation under the Securities Act. If you are a broker-dealer who acquires old notes as a result of market-making or other trading activities, you may use this prospectus, as supplemented or amended, in connection with resales of the exchange notes. We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you cannot rely upon such interpretations, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. The exchange notes will bear interest from December 28, 2001. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from December 28, 2001, to the date of the issuance of the exchange notes. Interest on the exchange notes is payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 2002, accruing from December 28, 2001.

Information about the expiration date of the exchange offer and changes to it

         The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Daylight Time, on      , 2002, unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. Eastern Daylight Time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

         The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Daylight Time, on the expiration date, we will exchange the exchange notes for old notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to tender your old notes

         If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.

         You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.

         Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the exchange notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the exchange notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

         If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

How to tender if you hold your old notes through a broker or other institution and you do not have the actual old notes

         Any financial institution that is a participant in DTC’s systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.

         You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your document by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

         If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 31% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us

         If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth: your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.

         The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

         Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue exchange notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.

We reserve the right to determine validity of all tenders

         We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

To participate, you must complete the letter of transmittal certifying information about yourself

         By tendering old notes and executing the letter of transmittal, you certify that the following:

•	you are not our “affiliate”;

•	you are not a broker-dealer that owns old notes you acquired directly from us or our affiliate; and

•	you are acquiring the exchange notes we are offering hereby in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such exchange notes.

If you cannot certify the foregoing, you may certify that you are an affiliate of us or of the initial purchasers of the old notes, and you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to you.

         By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good and unencumbered title to them, free and clear of all liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

         You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of exchange notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death or incapacity and every obligation of you shall be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

If you tender old notes pursuant to the exchange offer, you may withdraw them at any time prior to the expiration date

         For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on page 47 of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering old notes you are withdrawing;

•	The certificate numbers of old notes you are withdrawing;

•	The principal amount of old notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such old notes; and

•	The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your old notes for exchange notes or return them to you

         On the exchange date, we will determine which old notes the holders validly tendered and we will issue exchange notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving exchange notes from us and sending the old notes to you in exchange for exchange notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.

We may modify or terminate the exchange offer under some circumstances

         We are not required to issue exchange notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires terminate the exchange offer in the following circumstances:

•	Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

         The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

         Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

         In addition, we will not accept for exchange any tendered old notes, and we will not issue exchange notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indentures is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offer

         We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:

U.S. Bank National Association 180 East Fifth Street St. Paul, Minnesota 55101 Telephone: (800) 934-6802 Facsimile: (651) 244-1537 Attention: Specialized Finance Group

         If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive exchange notes in exchange for your old notes. We will return your old notes to you.

We are paying our costs for the exchange offer

         We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $250,000.

         No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.

         If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.

There are no dissenter or appraisal rights

         Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Federal income tax consequences to you

         Your exchange of old notes for exchange notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Summary of Certain United States Federal Income Tax Considerations” below.

This is the only exchange offer for the old notes that we are required to make

         Your participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid. See “Risk Factors–Your old notes will be subject to restrictions on transfer and the trading market for your old notes may be limited if you do not tender.”

         We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

SELECTED FINANCIAL DATA

         We have derived the following selected financial data as of, and for each of the five years in the period ended December 31, 2001 and for the three months ended March 31, 2001 and 2002, from, and the data is qualified by reference to, our audited and unaudited consolidated financial statements incorporated by reference in this prospectus. You should read this data in conjunction with our consolidated financial statements and the related notes thereto, and “Management’s Narrative Analysis of Results of Operations,” which appear elsewhere in this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

	(in millions, except ratios, subscribers and per subscriber data)					(unaudited)

Statements of Operations Data:

Revenue:

DISH Network	$342	$682	$1,353	$2,351	$3,605	$797	$1,019

DTH equipment sales and integration services	90	254	178	256	267	40	56

Other	44	50	75	102	115	21	26

Total revenue	476	986	1,606	2,709	3,987	858	1,101

Costs and Expenses:

DISH Network operating expenses	193	397	738	1,268	1,771	393	508

Cost of sales — DTH equipment and integration services	61	175	150	197	188	29	39

Cost of sales – other	24	16	17	33	75	13	15

Marketing expenses	184	332	742	1,176	1,089	301	271

General and administrative	66	95	142	234	362	72	86

Non-cash, stock-based compensation	—	—	61	51	20	7	2

Amortization of subscriber acquisition costs	121	19	—	—	—	—	—

Depreciation and amortization	51	83	110	175	266	55	78

Total costs and expenses	700	1,117	1,960	3,134	3,771	870	999

Operating income (loss)	$(224)	$(131)	$(354)	$(425)	$216	$(12)	$102

Net income (loss)	$(323)	$(294)	$(791)	$(608)	$32	$(58)	$19

						Three
						Months Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2002

Balance Sheet Data:

Cash, cash equivalents and marketable investment securities(1)	66	32	185	97	128	$235

Total assets	1,432	1,470	2,730	2,870	3,188	3,491

Long-term debt, net of current portion:(2)

12 7/8% Senior Notes due 2004	500	572	2	—	—	—

13 1/8% Senior Notes due 2004	439	498	1	—	—	—

12 1/2% Senior Notes due 2002	375	375	—	—	—	—

9 1/4% Senior Notes due 2006	—	—	375	375	375	375

9 3/8% Senior Notes due 2009	—	—	1,625	1,625	1,625	1,625

10 3/8% Senior Notes due 2007	—	—	—	—	1,000	1,000

9 1/8% Senior Notes due 2009	—	—	—	—	700	700

Mortgages and other notes payable, net of current portion	52	43	25	12	6	5

Note payable to ECC, including	55	60	—	—	—	—

accumulated interest

Long-term deferred distribution and carriage revenue and other long-term liabilities	20	33	19	56	102	105

Total stockholder’s deficit	(314)	(588)	(462)	(1,019)	(1,960)	(1,766)

						Three Months Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

	(unaudited)					(unaudited)
Other Data:

DISH Network subscribers (‘000)	1,040	1,940	3,410	5,260	6,830	5,720	7,160

Average monthly revenue per subscriber	$38.50	$39.25	$42.71	$45.33	$49.32	$48.23	$48.36

EBITDA, as adjusted to exclude non-cash stock-based compensation(3)	(52)	(29)	(182)	(199)	502	50	181

Less amortization of subscriber acquisition costs	(121)	(19)	—	—	—	—	—

EBITDA, as adjusted to exclude non-cash, stock-based compensation and to include amortization of subscriber acquisition costs	(173)	(48)	(182)	(199)	502	50	181

Net cash flows from:

Operating activities	(8)	(54)	(85)	(250)	602	19	252

Investing activities	(306)	(43)	39	(287)	(575)	(73)	(231)

Financing activities	337	61	181	469	(80)	(30)	—

Ratio of earnings to fixed charges(4)	—	—	—	—	1.22	—	1.15

Deficiency of earnings to fixed charges(4)	$(358)	$(306)	$(552)	$(597)	$—	$(55)	$—

(1)	Excludes approximately $176 million that we have reclassified from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet to satisfy insurance covenants related to our and EBC’s outstanding senior notes. The reclassification will continue at least until such time, if ever, as insurers are again willing to insure our satellites on commercially reasonable terms.

(2)	Accounting rules required that at December 31, 2001, we record indebtedness of $1.0 billion for EBC’s 10 3/8% senior notes due 2007 which we will offer to exchange for substantially identical notes issued by us shortly after the exchange contemplated by this prospectus is made. Following this exchange, the EBC notes will become our obligations.

(3)	We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business, but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flows from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. We have shown EBITDA with the add back for amortization of subscriber acquisition costs, which we deferred through September 1997 and amortized over one year. EBITDA for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2001 and 2002 also excludes approximately $61 million, $51 million, $20 million, $7 million and $2 million in non-cash, stock-based compensation expense resulting from significant post-grant appreciation of stock options granted to employees, respectively. In addition, EBITDA does not include the impact of amounts capitalized under EchoStar’s Digital Home Plan of approximately $65.4 million, $338 million, $63 million and $77 million during the years ended December 31, 2000 and 2001 and for the three months ended March 31, 2001 and 2002, respectively.

(4)	For purposes of computing the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For each of the four years ended December 31, 2000 and the three months ended March 31, 2001, earnings were insufficient to cover fixed charges.

MANAGEMENT’S NARRATIVE ANALYSIS
OF RESULTS OF OPERATIONS

     We expect that consummation of the Hughes merger and related transactions and consummation of the PanAmSat acquisition described herein would have material effects on our results of operations and liquidity and capital resources. Our historical financial information contained in this document does not give effect to either of these transactions, on a pro forma or any other basis, and our liquidity and capital resources discussions do not take these transactions into account. The EchoStar information statement, which EchoStar filed with the SEC on March 18, 2002 and expects to distribute to its common stockholders later this summer, includes pro forma financial information of the combined company as if the Hughes merger was consummated and for us as if the PanAmSat acquisition was consummated, each in accordance with the rules and regulations of the SEC. You may obtain a copy of EchoStar’s information statement through the SEC. See “Where You Can Find More Information.”

Results of Operations

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000.

     Revenue. Total revenue for the year ended December 31, 2001 was $3.987 billion, an increase of $1.278 billion compared to total revenue for the year ended December 31, 2000 of $2.709 billion. The increase in total revenue was primarily attributable to continued DISH Network subscriber growth and higher average revenue per subscriber. Assuming a continued slow economy, we expect that our revenues will increase 20% to 25% in 2002 as the number of DISH Network subscribers increases.

     DISH Network subscription television services revenue totaled $3.584 billion for the year ended December 31, 2001, an increase of $1.242 billion compared to the same period in 2000. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. This increase was directly attributable to continued DISH Network subscriber growth and higher average revenue per subscriber. DISH Network added approximately 1.57 million net new subscribers for the year ended December 31, 2001 compared to approximately 1.85 million net new subscriber additions during the same period in 2000. We believe the reduction in net new subscribers for the year ended December 31, 2001 primarily resulted from the slowing economy and increased churn. As of December 31, 2001, we had approximately 6.83 million DISH Network subscribers compared to approximately 5.26 million at December 31, 2000, an increase of approximately 30%. DISH Network subscription television services revenue will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber. While there can be no assurance, notwithstanding our expectation of a continued slow United States economy, we expect to end 2002 with more than 8 million DISH Network subscribers.

     Monthly average revenue per subscriber was approximately $49.32 during the year ended December 31, 2001 and approximately $45.33 during the same period in 2000. The increase in monthly average revenue per subscriber is primarily attributable to $1.00 price increases in both May 2000 and February 2001, the increased availability of local channels by satellite, the introduction of our high-end America’s Top 150 basic programming package during April 2000, together with an increase in subscriber penetration in our higher priced Digital Home Plans. This increase is also attributable to a change in marketing promotions from 2000 to 2001. From August 2000 to January 31, 2001, we marketed a promotion offering consumers free premium movie channels. Under this promotion, all new subscribers who ordered certain qualifying programming packages and any or all of our four premium movie packages between August 1, 2000 and January 31, 2001, received those premium movie packages free for three months. This promotion had a negative impact on monthly average revenue per subscriber during 2000 since no premium movie package revenue was received from participating subscribers for the term of each participating subscriber’s free service. The increase from discontinuing our free premium movie channel promotion was partially offset by the introduction of our I Like 9 promotion, discussed below, during August 2001. While there can be no assurance, we expect a modest increase in monthly average revenue per subscriber during 2002.

     Impacts from our litigation with the networks in Florida, new FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn.

     Commencing January 1, 2002, we were required to comply with the statutory requirement to carry all qualified over-the-air television stations by satellite in any market where we carry any local network channels by satellite. Any reduction in the number of markets we serve in order to comply with “must carry” requirements for other markets would adversely affect our operations and could result in a temporary increase in churn. While we believe we meet statutory “must carry” requirements, the FCC could interpret or implement its “must carry” rules in ways that may require us to reduce the number of markets where we provide local service. In combination, these resulting subscriber terminations would result in a small reduction in average monthly revenue per subscriber and could increase our percentage churn.

     For the year ended December 31, 2001, DTH equipment sales and integration services revenue totaled $267 million, an increase of $11 million compared to the same period during 2000. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators, sales of StarBand equipment and sales of DBS accessories, including equipment upgrades. This increase in DTH equipment sales and integration services revenue was primarily attributable to an increase in sales of StarBand equipment and DBS accessories. This increase was partially offset by a decrease in demand for digital set-top boxes from our two primary international DTH customers.

     A significant portion of DTH equipment sales and integration services revenue through 2001 resulted from sales to two international DTH providers, Via Digital in Spain and Bell ExpressVu in Canada. For 2002, we have binding purchase orders from Bell ExpressVu and we are actively trying to secure new orders from Via Digital for delivery starting in the third quarter of 2002. However, we cannot guarantee at this time that those negotiations will be successful. In addition, our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. As a result of these factors, we expect total DTH equipment sales and integration services revenue to decrease in 2002 compared to 2001. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such efforts will be successful.

     DISH Network Operating Expenses. DISH Network operating expenses totaled $1.771 billion during the year ended December 31, 2001, an increase of $503 million or 40% compared to the same period in 2000. DISH Network operating expenses represented 49% and 54% of subscription television services revenue during the years ended December 31, 2001 and 2000, respectively. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. We expect to continue to control costs and create operating efficiencies. While there can be no assurance, we expect operating expenses as a percentage of subscription television services revenue to remain near current levels during 2002. If we are successful in obtaining commercial launch and in-orbit insurance, this expense to revenue ratio could increase.

     Subscriber-related expenses totaled $1.449 billion during the year ended December 31, 2001, an increase of $468 million compared to the same period in 2000. The increase in total subscriber-related expenses is primarily attributable to the increase in DISH Network subscribers. Such expenses, which include programming expenses, copyright royalties, residuals currently payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 40% and 42% of subscription television services revenues during the years ended December 31, 2001 and 2000, respectively. The decrease in subscriber-related expenses as a percentage of subscription television services revenue primarily resulted from our programming package price increases during 2001. While there can be no assurance, we expect subscriber-related expenses as a percentage of subscription television services revenue to remain near current levels during 2002.

     Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as other operating expenses related to our service and installation business. Customer service center and other expenses totaled $285 million during the year ended December 31, 2001, an increase of $34 million as compared to the same period in 2000. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 8% of subscription television services revenue during the year ended December 31, 2001, as compared to 11% during the same period in 2000. The decrease in this expense to revenue ratio primarily resulted from the on-going construction and start-up costs of our fifth customer service center in Virginia and our sixth customer service center in West Virginia during 2000, as well as increased operating efficiencies during 2001. While there can be no assurance, we expect these expenses in total, and as a percentage of subscription television services revenue, to remain near current levels during 2002. These expenses and percentages could temporarily increase in the future as additional infrastructure is added to meet future growth. We continue to work to automate simple telephone responses, and intend to increase Internet-based customer assistance in the future, in order to better manage customer service costs.

     Satellite and transmission expenses include expenses associated with the operation of our digital broadcast centers, contracted satellite telemetry, tracking and control services, and commercial satellite launch and in-orbit insurance premiums. Satellite and transmission expenses totaled $38 million during the year ended December 31, 2001, a $2 million increase compared to the same period in 2000. Satellite and transmission expenses totaled 1% and 2% of subscription television services revenue during the year ended December 31, 2001 and 2000, respectively. We expect satellite and transmission expenses in total and as a percentage of subscription television services revenue to increase in the future as additional satellites or digital broadcast centers are placed in service and to the extent we successfully obtain commercial launch and in-orbit insurance.

     Cost of Sales — DTH Equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $188 million during the year ended December 31, 2001, a decrease of $9 million compared to the same period in 2000. Cost of sales — DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators and DBS accessories. The decrease in cost of sales — DTH equipment and integration services principally resulted from a decrease in sales of digital set-top boxes to our two primary international DTH customers. Cost of sales — DTH equipment and integration services represented 70% and 77% of DTH equipment revenue during the year ended December 31, 2001 and 2000, respectively. The decrease in this expense to revenue ratio primarily resulted from an increase in sales of higher-margin DBS accessories during 2001.

     Marketing Expenses. Generally, under most promotions, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Marketing expenses totaled $1.089 billion during the year ended December 31, 2001 compared to $1.175 billion for the same period in 2000. This decrease primarily resulted from a decrease in subscriber promotion subsidies — cost of sales as a result of higher penetration of our Digital Home Plan promotion, pursuant to which certain equipment costs are capitalized, as discussed below. This decrease was partially offset by an increase in subscriber promotion subsidies — other due to increases in installation subsidies for multiple receivers under the Digital Home Plan promotion and an increase in advertising expense related to our 2001 marketing promotions, primarily our I Like 9 promotion. Subscriber promotion subsidies — cost of sales includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies — other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $145 million and $138 million during the year ended December 31, 2001 and 2000, respectively.

     During the year ended December 31, 2001, our marketing promotions included our DISH Network One-Rate Plan, Bounty Programs, Free Now, I Like 9, free installation program, and Digital Home Plan, which are described below.

     DISH Network One-Rate Plan, Bounty Programs, Free Now Promotion and I Like 9. Under the DISH Network One-Rate Plan, consumers were eligible to receive a rebate of up to $199 on the purchase of certain EchoStar receiver systems. To be eligible for this rebate, we required a one-year commitment to our America’s Top 150 Programming or our America’s Top 100 CD programming package plus one premium movie package (or equivalent additional programming). This promotion expired on January 31, 2001.

     Under the Bounty Programs, qualified customers were eligible to receive a free base-level EchoStar receiver system and free installation. To be eligible for this program, a subscriber must have made a one-year commitment to subscribe to a qualified programming package. Certain of these promotions expired on January 31, 2001.

     From February through July 2001, we offered new subscribers a free base-level EchoStar receiver system and free installation under our Free Now promotion. To be eligible, a subscriber had to provide a valid major credit card and make a one-year commitment to subscribe to either our America’s Top 150 programming package or our America’s Top 100 CD or DISH Latino Dos programming package plus additional programming totaling at least $39.98 per month. Subscriber acquisition costs were materially higher under this plan compared to historical promotions.

     During August 2001, we commenced our I Like 9 promotion. Under this promotion, subscribers who purchased an EchoStar receiver system for $199 or higher, received free installation and either our America’s Top 100 CD or our DISH Latino Dos programming package for $9 a month for the first year. Subscriber acquisition costs are materially lower under this plan compared to historical promotions. This promotion expired January 31, 2002.

     Our direct sales to consumers pursuant to our DISH Network One-Rate Plan, Bounty Programs, Free Now promotion and I Like 9 fall under the scope of EITF Issue No. 00-14, “Accounting for Certain Sales Incentives” (“EITF 00-14”). In accordance with EITF 00-14, we account for the rebate (substantively equivalent to the return of a customer deposit) under our DISH Network One-Rate Plan by establishing a liability equal to the amount of the rebate to be paid to the customer upon receipt of the up-front payment from the subscriber and do not recognize revenue for that amount. The return of the up-front payment received from the customer is charged against such liability account when such amount is paid back to the customer. We do not receive any up-front proceeds from subscribers under Bounty Programs or the Free Now promotion. Programming revenue under the I Like 9 promotion is recorded at the substantially discounted monthly rate charged to the subscriber.

     Our dealer sales under our DISH Network One-Rate Plan, the Bounty Programs, Free Now promotion and I Like 9 fall under the scope of EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). In accordance with the consensus guidance for Issue 2 of EITF 00-25, “buydowns” should be characterized as a reduction of revenue. As such, certain commissions paid to dealers are recorded as a reduction of the net proceeds received by us from the dealers. We also charge the equipment reimbursements paid under the Bounty Programs and the Free Now promotion against the proceeds from the dealer. The rebate paid under the One Rate Plan is treated similarly as a reduction of proceeds from the dealer by analogy to lease inducements, which are also generally recognized as a reduction of revenue.

     Free Installation. Under our free installation program all customers who purchase an EchoStar receiver system from January 2000 through April 2000, from May 24, 2000 through July 31, 2000 and from September 15, 2000 to the present, are eligible to receive a free professional installation.

     Digital Home Plan. Our Digital Home Plan promotion, introduced during July 2000, offers several choices to consumers, ranging from the use of one EchoStar receiver system and our America’s Top 100 CD or DISH Latino Dos programming package for $36.99 per month, to providing consumers two or more EchoStar receiver systems and our America’s Top 150 programming package for $50.99 to $60.99 per month. With each plan, consumers receive in-home service, must agree to a one-year commitment and incur a one-time set-up fee of

$49.99, which through December 31, 2001, included the first month’s programming payment. For consumers who choose the Digital Home Plan with Dish PVR, which includes the use of one or more EchoStar receiver systems, one of which includes a built-in hard drive that allows viewers to pause and record live programming without the need for videotape, the consumer will incur a one-time set-up fee of $148.99. Since we retain ownership of equipment issued pursuant to the Digital Home Plan promotion, equipment costs are capitalized and depreciated over a period of four years. Although there can be no assurance as to the ultimate duration of the Digital Home Plan promotion, we intend to continue it through at least April 30, 2002.

     Generally, under most promotions, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. There is no clear industry standard used in the calculation of subscriber acquisition costs. Our subscriber acquisition costs include subscriber promotion subsidies – cost of sales, subscriber promotion subsidies – other and DISH Network acquisition marketing expenses. During the year ended December 31, 2001, our subscriber acquisition costs totaled approximately $1.074 billion, or approximately $395 per new subscriber activation. Since we retain ownership of the equipment, amounts capitalized under our Digital Home Plan are not included in our calculation of these subscriber acquisition costs, which would be materially higher if we expensed rather than capitalized Digital Home Plan equipment costs. Comparatively, our subscriber acquisition costs during the year ended December 31, 2000 totaled $1.155 billion, or approximately $452 per new subscriber activation. The decrease in our per new subscriber acquisition cost primarily resulted from an increase in penetration of our Digital Home Plans, the introduction of our I Like 9 promotion and an increase in direct sales. Capital expenditures under our Digital Home Plan promotion totaled approximately $338 million and $65.4 million for the years ended December 31, 2001 and 2000, respectively. While there can be no assurance, we expect per subscriber acquisition costs for the year ended December 31, 2002 to be consistent with per subscriber acquisition costs for the year ended December 31, 2001.

     Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

     General and Administrative Expenses. General and administrative expenses totaled $362 million during the year ended December 31, 2001, an increase of $128 million as compared to the same period in 2000. The increase in G&A expenses was principally attributable to increased legal fees and personnel expenses to support the growth of the DISH Network. G&A expenses represented 9% of total revenue during the years ended December 31, 2001 and 2000. While there can be no assurance, we expect G&A expenses as a percentage of total revenue to remain near current levels in future periods.

     Non-Cash, Stock-Based Compensation. During 1999, we adopted an incentive plan which provided certain key employees with incentives including stock options. The payment of these incentives was contingent upon our achievement of certain financial and other goals. We met certain of these goals during 1999. Accordingly, during 1999 we recorded approximately $179 million of deferred compensation related to post-grant appreciation of stock options granted pursuant to the 1999 incentive plan. The related deferred compensation will be recognized over the five-year vesting period. Accordingly, during the years ended December 31, 2001 and 2000 we recognized $20 million and $51 million, respectively, under this performance-based plan. The remaining deferred compensation of $25 million, which will be reduced by future forfeitures, if any, will be recognized over the remaining vesting period.

     We report all non-cash compensation based on stock option appreciation as a single expense category in our accompanying statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

	December 31
	2000	2001

	(in thousands)

Customer service center and other	$1,744	$1,767
Satellite and transmission	3,061	1,115
General and administrative	46,660	17,291

Total non-cash, stock-based compensation	$51,465	$20,173

     Options to purchase an additional 9.7 million shares are outstanding as of December 31, 2001 and were granted at fair market value during 1999, 2000 and 2001 pursuant to a Long Term Incentive Plan. The weighted-average exercise price of these options is $9.04. Vesting of these options is contingent on meeting certain longer-term goals, which may be met upon the consummation of the proposed merger with Hughes. However, as the achievement of these goals cannot be reasonably predicted as of December 31, 2001, no compensation was recorded during 1999, 2000 and 2001 related to these long-term options. We will continue to evaluate the likelihood of achieving these long-term goals and will record the related compensation at the time achievement of these goals becomes probable. Such compensation, if recorded, could result in material non-cash, stock-based compensation expense in our statements of operations.

     Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA, as defined below, plus total marketing expenses. Pre-marketing cash flow was $1.591 billion during the year ended December 31, 2001, an increase of $614 million or 63% compared to the same period in 2000. Pre-marketing cash flow was adversely effected by a $30 million fourth quarter charge resulting from our News Corp. attorney fee arbitration. Our pre-marketing cash flow as a percentage of total revenue was approximately 40% during the year ended December 31, 2001 compared to 36% during the same period in 2000. We believe that pre-marketing cash flow can be a helpful measure of operating efficiency for companies in the DBS industry. While there can be no assurance, we expect pre-marketing cash flow as a percentage of total revenue to remain at approximately 40% during 2002.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was $502 million during the year ended December 31, 2001, compared to negative $199 million during the same period in 2000. This improvement in EBITDA was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber, resulting in recurring revenue which was large enough to support the cost of new and existing subscribers, together with the introduction of our Digital Home Plan in July 2000. Our calculation of EBITDA for the years ended December 31, 2001 and 2000 does not include approximately $20 million and $51 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options. In addition, EBITDA does not include the impact of amounts capitalized under our Digital Home Plan of approximately $65.4 million and $338 million during 2000 and 2001, respectively. While there can be no assurance, we expect EBITDA to increase approximately 80% to 100% in 2002 compared to 2001. As previously discussed, to the extent we introduce new marketing promotions and our subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are generally expensed as incurred.

     It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     Depreciation and Amortization. Depreciation and amortization expenses aggregated $266 million during the year ended December 31, 2001, a $91 million increase compared to the same period in 2000. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar VI in October 2000 and other depreciable assets, including Digital Home Plan equipment, placed in service during late 2000 and 2001.

     Other Income and Expense. Other expense, net, totaled $183 million during the years ended December 31, 2001 and 2000.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999.

     Revenue. Total revenue for the year ended December 31, 2000 was $2.709 billion, an increase of $1.103 billion compared to total revenue for the year ended December 31, 1999 of $1.606 billion. The increase in total revenue was primarily attributable to DISH Network subscriber growth.

     DISH Network subscription television services revenue totaled $2.342 billion for the year ended December 31, 2000, an increase of $999 million compared to the same period in 1999. This increase was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber. DISH Network added approximately 1.85 million net new subscribers for the year ended December 31, 2000, an increase of approximately 26% compared to approximately 1.47 million net subscriber additions during 1999. As of December 31, 2000, we had approximately 5.26 million DISH Network subscribers compared to approximately 3.4 million at December 31, 1999, an increase of 54%. Monthly average revenue per subscriber was approximately $45.33 during the year ended December 31, 2000 and approximately $42.71 during the same period in 1999. The increase in monthly average revenue per subscriber is primarily attributable to a $1.00 price increase in America’s Top 100 CD, our most popular programming package, during May 2000, the increased availability of local channels by satellite together with the earlier successful introduction of our America’s Top 150 programming package.

     For the year ended December 31, 2000, DTH equipment sales and integration services totaled $256 million, an increase of $78 million compared to the same period during 1999. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators and sales of DBS accessories. This increase in DTH equipment sales and integration services revenue was primarily attributable to an increase in international demand for digital set-top boxes as compared to the same period during 1999.

     DISH Network Operating Expenses. DISH Network operating expenses totaled $1.268 billion during the year ended December 31, 2000, an increase of $530 million or 72% compared to the same period in 1999. DISH Network operating expenses represented 54% and 55% of subscription television services revenue during the years ended December 31, 2000 and 1999, respectively. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers.

     Subscriber-related expenses totaled $981 million during the year ended December 31, 2000, an increase of $400 million compared to the same period in 1999. Such expenses represented 42% and 43% of subscription television services revenue during the years ended December 31, 2000 and 1999, respectively.

     Customer service center and other expenses totaled $251 million during the year ended December 31, 2000, an increase of $134 million as compared to the same period in 1999. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 11% of subscription television services revenue during the year ended December 31, 2000, as compared to 9% during the same period in 1999. The increase in this expense to revenue ratio primarily resulted from the on-going construction and start-up costs of our fifth customer service center in Virginia, our sixth customer service center in West Virginia, and the continued build-out of our installation offices nationwide.

     Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $36 million during the year ended December 31, 2000, a $4 million decrease compared to the same period in 1999. Satellite and transmission expenses totaled 2% and 3% of subscription television services revenue during the years ended December 31, 2000 and 1999, respectively.

     Cost of Sales — DTH Equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $197 million during the year ended December 31, 2000, an increase of $47 million compared to the same period in 1999. This increase in cost of sales — DTH equipment and integration services is consistent with the increase in DTH equipment sales and integration services revenue. Cost of sales — DTH equipment and integration services represented 77% and 84% of DTH equipment revenue, during the years ended December 31, 2000 and 1999, respectively. The higher margin was principally attributable to a $16.6 million loss provision recorded during 1999 primarily for component parts and purchase commitments related to our first generation model 7100 set-top boxes, for which production was suspended in favor of our second generation model 7200 set-top boxes.

     Marketing Expenses. Marketing expenses totaled $1.175 billion during the year ended December 31, 2000, an increase of $433 million compared to the same period in 1999. The increase in marketing expenses was primarily attributable to an increase in subscriber promotion subsidies. Subscriber promotion subsidies — cost of sales includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies — other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $138 million and $65 million during the years ended December 31, 2000 and 1999, respectively.

     General and Administrative Expenses. General and administrative expenses totaled $234 million during the year ended December 31, 2000, an increase of $92 million as compared to the same period in 1999. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses represented 9% of total revenue during the years ended December 31, 2000 and 1999.

     Non-Cash, Stock-Based Compensation. As a result of substantial post-grant appreciation of stock options, during the years ended December 31, 2000 and 1999, we recognized $51 million and $61 million, respectively, of the total remaining deferred stock-based compensation under the 1999 incentive plan. The remainder will be recognized over the remaining vesting period.

     We report all non-cash compensation based on stock option appreciation as a single expense category in our accompany statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

	December 31,
	1999	2000

	(in thousands)

Customer service center and other	$4,328	$1,744
Satellite and transmission	2,308	3,061
General and administrative	54,424	46,660

Total non-cash, stock based compensation	$61,060	$51,465

     Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA plus total marketing expenses. Pre-marketing cash flow was $977 million during the year ended December 31, 2000, an increase of 75% compared to the same period in 1999. Our pre-marketing cash flow as a percentage of total revenue was 36% in 2000 compared to 35% in 1999. We believe that pre-marketing cash flow can be a useful measure of operating efficiency for companies in the DBS industry.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was negative $199 million during the year ended December 31, 2000 compared to negative $182 million during the same period in 1999. This decline in EBITDA principally resulted from an increase in DISH Network marketing expenses primarily resulting from increased subscriber additions. Our calculation of EBITDA for the years ended December 31, 2000 and 1999 does not include approximately $51 million and $61 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options. In addition, EBITDA does not include the impact of amounts capitalized under our Digital Home Plan of approximately $65.4 million during 2000.

     It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     Depreciation and Amortization. Depreciation and amortization expenses aggregated $175 million during the year ended December 31, 2000, a $65 million increase compared to the same period in 1999. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar V in November 1999 and EchoStar VI in October 2000 and other depreciable assets placed in service during 2000 and late 1999.

     Other Income and Expense. Other expense, net, totaled $183 million during the year ended December 31, 2000, a decrease of $26 million compared to the same period in 1999. This decrease primarily resulted from a loss on disposal of assets during the year ended December 31, 1999 and a decrease in interest expense during the year ended December 31, 2000.

Effects of Recently Issued Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“FAS 141”), which is required to be adopted July 1, 2001. FAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001. The application of FAS 141 has not had a material impact on our financial position or results of operations.

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their estimated useful lives. The amortization and non-amortization provisions of FAS 142 will be applied to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, we are required to apply all other provisions of FAS 142. We are currently evaluating the potential impact, if any, the adoption of FAS 142 will have on our financial position and results of operations.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. FAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed. We are currently evaluating the potential impact, if any, the adoption of FAS 144 will have on our financial position and results of operation.

Seasonality

     Our revenues vary throughout the year. As is typical in the subscription television service industry, our first six months generally produce fewer new subscribers than the second half of the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.

Inflation

     Inflation has not materially affected our operations during the past three years. We believe that our ability to increase the prices charged for our products and services in future periods will depend primarily on competitive pressures. We do not have any material backlog of our products.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Month Ended March 31, 2001.

     Revenue. Total revenue for the three months ended March 31, 2002 was $1.101 billion, an increase of $243 million compared to total revenue for the three months ended March 31, 2001 of $858 million. The increase in total revenue was primarily attributable to continued DISH Network subscriber growth. Assuming a continued slow economy, we expect that our revenues will increase 20% to 25% in 2002 compared to 2001 as the number of DISH Network subscribers increases.

     DISH Network subscription television services revenue totaled $1.015 billion for the three months ended March 31, 2002, an increase of $221 million compared to the same period in 2001. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. This increase was directly attributable to continued DISH Network subscriber growth. DISH Network added approximately 335,000 net new subscribers for the three months ended March 31, 2002 compared to approximately 460,000 net new subscriber additions during the same period in 2001. We believe the reduction in net new subscribers for the three months ended March 31, 2002, compared to the same period in 2001, resulted from a number of factors, including the continued weak United States economy and stronger competition from digital cable and cable modems. Additionally, as the size of our subscriber base continues to increase, even if percentage churn remains constant, increasing numbers of gross new subscribers are required to sustain net subscriber growth. As of March 31, 2002, we had approximately 7.16 million DISH Network subscribers compared to approximately 5.7 million as of March 31, 2001, an increase of approximately 25%. DISH Network subscription television services revenue will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber. While there can be no assurance, notwithstanding our expectation of a continued slow United States economy, we expect to end 2002 with more than 8 million DISH Network subscribers.

     Monthly average revenue per subscriber was approximately $48.36 during the three months ended March 31, 2002 and approximately $48.23 during the same period in 2001. Monthly average revenue per subscriber for the year ended December 31, 2001 was approximately $49.32. The decrease in monthly average revenue per subscriber from the year ended December 31, 2001 is primarily attributable to our I Like 9 promotion, under which participating subscribers receive substantially discounted programming for twelve months, and certain of our current promotions, discussed below, under which new subscribers receive free programming for the first three months of their term of service. While there can be no assurance, we expect a modest increase in monthly average revenue per subscriber during 2002 as compared to 2001.

     Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscriptions to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn.

     Commencing January 1, 2002, we were required to comply with the statutory requirement to carry all qualified over the air television stations by satellite in any market where we carry any local network channels by satellite. The Media Bureau of the FCC recently concluded that we are not in compliance with “must carry” obligations. While we continue to believe our practices comply with the law, the Media Bureau offered a number of remedial actions we could implement in order to meet their standards. We have already initiated many of their proposed practices, and intend to take further steps over the next 30 to 60 days which we believe should satisfy the Media Bureau. However, there can be no assurance that our remedial actions will ultimately be deemed satisfactory by the FCC. In the event that our remedial actions are found to be unsatisfactory by the FCC, we would be forced to reduce the number of markets where we provide local channels in order to meet their interpretation of “must carry” obligations. Any reduction in the number of markets we serve in order to comply with “must carry” requirements for other markets would adversely affect our operations and could result in a temporary increase in churn. In combination, these resulting subscriber terminations would result in a small reduction in average monthly revenue per subscriber and could increase our percentage churn.

     For the three months ended March 31, 2002, DTH equipment sales revenue totaled $56 million, an increase of $16 million compared to the same period during 2001. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators, sales of StarBand equipment and sales of DBS accessories. The increase in DTH equipment sales revenue principally resulted from an increase in sales of digital set-top boxes to Bell ExpressVu, one of our primary international DTH customers. This increase was partially offset by a decrease in sales of digital set-top boxes to our other primary international DTH customers, Via Digital.

     A significant portion of DTH equipment sales revenues through 2001 resulted from sales to two international DTH providers, Via Digital in Spain and Bell ExpressVu in Canada. For 2002, we have binding purchase orders from Bell ExpressVu and we are actively trying to secure new orders from Via Digital for delivery starting in the third quarter of 2002. However, we cannot guarantee at this time that those negotiations will be successful. In addition, our future revenue from the sale of DTH equipment in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. As a result of these factors, we expect total DTH equipment sales revenue to decrease in 2002 compared to 2001. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such efforts will be successful.

     DISH Network Operating Expenses. DISH Network operating expenses totaled $508 million during the three months ended March 31, 2002, an increase of $115 million or 29% compared to the same period in 2001. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. DISH Network operating expenses represented 50% of subscription television services revenue during each of the three months ended March 31, 2002 and 2001. We expect to continue to control costs and create operating efficiencies. While there can be no assurance, we expect operating expenses as a percentage of subscription television services revenue to remain near current levels during 2002. See further discussion of components of DISH Network operating expense below.

     Subscriber-related expenses totaled $413 million during the three months ended March 31, 2002, an increase of $94 million compared to the same period in 2001. The increase in total subscriber-related expenses is primarily attributable to the increase in DISH Network subscribers. Such expenses, which include programming expenses, copyright royalties, residuals currently payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 41% and 40% to subscription television services revenues during the three months ended March 31, 2002 and 2001, respectively. The increase in subscriber-related expenses as a percentage of subscription television services revenue primarily resulted from marketing promotions which offer new subscribers free or substantially discounted programming, for which we do not receive corresponding programming expense discounts. While there can be no assurance, we expect subscriber-related expenses as a percentage of subscription television services revenue to remain near current levels during 2002.

     Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as other operating expenses related to our service and installation business. Customer service center and other expenses totaled $83 million during the three months ended March 31, 2002, an increase of $18 million as compared to the same period in 2001. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 8% of subscription television services revenue during each of the three months ended March 31, 2002 and 2001. While there can be no assurance, we expect these expenses in total, and as a percentage of subscription television services revenue, to remain near current levels during 2002. These expenses and percentages could temporarily increase in the future as additional infrastructure is added to meet future growth. We continue to work to automate simple telephone responses, and intend to increase Internet-based customer assistance in the future, in order to better manage customer service costs.

     Satellite and transmission expenses include expenses associated with the operation of our digital broadcast centers, contracted satellite telemetry, tracking and control services, and commercial satellite in-orbit insurance premiums. Satellite and transmission expenses totaled $12 million during the three months ended March 31, 2002, a $3 million increase compared to the same period in 2001. Satellite and transmission expenses totaled 1% of subscription television services revenue during each of the three months ended March 31, 2002 and 2001. We expect satellite and transmission expenses in total and as a percentage of subscription television services revenue to increase in the future as additional satellites are placed in service, to the extent we successfully obtain commercial in-orbit insurance and to the extent we increase the operations at our digital broadcast centers in order, among other reasons, to meet the demands of current “must carry” requirements.

     Cost of Sales – DTH Equipment. Cost of sales – DTH equipment totaled $39 million during the three months ended March 31, 2002, an increase of $10 million compared to the same period in 2001. Cost of sales – DTH equipment principally includes costs associated with digital set-top boxes and related components sold to international DTH operators and direct broadcast satellite accessories. The increase in Cost of sales – DTH equipment principally resulted from an increase in sales of digital set-top boxes to Bell ExpressVu, one of our primary international DTH customers. This increase was partially offset by a decrease in sales of digital set-top boxes to our other primary international DTH customer, Via Digital. Cost of sales – DTH equipment represented 70% and 73% of DTH equipment revenue, during the three months ended March 31, 2002 and 2001, respectively.

     Marketing Expenses. Generally, under most promotions, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Marketing expenses totaled $272 million during the three months ended March 31, 2002 compared to $301 million for the same period in 2001. This decrease primarily resulted from a decrease in subscriber promotion subsidies – cost of sales and Subscriber promotion subsidies – other. Subscriber promotion subsidies – cost of sales decreased primarily as a result of slower subscriber growth. The decrease in Subscriber promotion subsidies – other resulted from slower subscriber growth and changes in our marketing promotions during the three months ended March 31, 2002 to include promotions which generally require new subscribers to purchase receivers in order to qualify for free or substantially discounted programming. Conversely, during the same period in 2001, our marketing promotions generally offered free receiver systems to new subscribers. The decrease in total Marketing expense was partially offset by an increase in advertising expense related to our 2002 marketing promotions. Subscriber promotion subsidies – cost of sales includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies – other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $37 million and $27 million during the three months ended March 31, 2002 and 2001, respectively.

     During the three months ended March 31, 2002, our marketing promotions included our I Like 9, Free Dish, 1-2-3 Great TV, free installation program, and Digital Home Plan, which are described below.

     During August 2001, we commenced our I Like 9 promotion. Under this promotion, subscribers who purchased an EchoStar receiver system for $199 or higher, received free installation and either our America’s Top

100 CD or our DISH Latino Dos programming package for $9 a month for the first year. Subscriber acquisition costs are materially lower under this plan compared to historical promotions. This promotion expired January 31, 2002.

     Our Free Dish promotion, under which subscribers receive a free base-level EchoStar receiver system, was commenced during August 2001. To be eligible, subscribers must provide a valid major credit card and make a one-year commitment to subscribe to a qualified programming package. Although there can be no assurance as to the ultimate duration of the Free Dish promotion, we intend to continue it through at least July 31, 2002.

     During January 2002, we commenced our 1-2-3 Great TV promotion. Under this promotion, subscribers who purchase one or more receivers, provide a valid major credit card and make a one-year commitment, receive the first three months of qualified programming and installation on up to two receivers for free. Although there can be no assurance as to the ultimate duration of the 1-2-3 Great TV promotion, we intend to continue it through at least July 31, 2002.

     Free Installation. Under our free installation program all customers who purchase an EchoStar receiver system from January 2000 through April 2000, from May 24, 2000 to July 31, 2000 and from September 15, 2000 to the present, are eligible to receive a free professional installation.

     Digital Home Plan. Our Digital Home Plan promotion, introduced during July 2000, offers several choices to consumers, ranging from the use of one EchoStar receiver system and our America’s Top 50 CD programming package for $27.99 per month, to provide consumers two or more EchoStar receiver systems and our America’s Top 150 programming package for $50.99 to $60.99 per month. With each plan, consumers receive in-home service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which through March 31, 2002, included the first three months of qualified programming payment for qualified Digital Home Plan programming packages. For consumers who choose the Digital Home Plan with Dish PVR, which includes the use of one or more EchoStar receiver systems, one of which includes a built-in hard drive that allows viewers to pause and record live programming without the need for videotape, the consumer will incur a one-time set-up fee of $148.99. Since we retain ownership of equipment issued pursuant to the Digital Home Plan promotion, equipment costs are capitalized and depreciated over a period of four years. Although there can be no assurance as to the ultimate duration of the Digital Home Plan promotion, we intend to continue it through at least July 31, 2002.

     Generally, under most promotions, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. There is no clear industry standard used in the calculation of subscriber acquisition costs. Our subscriber acquisition costs include subscriber promotion subsidies – cost of sales, subscriber promotion subsidies – other and DISH Network acquisition marketing expenses. During the three months ended March 31, 2002, our subscriber acquisition costs totaled approximately $266 million, or approximately $430 per new subscriber activation. Comparatively, our subscriber acquisition costs during the three months ended March 31, 2001 totaled approximately $297 million, or approximately $432 per new subscriber activation. The decrease in our per new subscriber acquisition cost primarily resulted from an increase in direct sales and changes in our marketing promotions during the three months ended March 31, 2002 to include promotions which generally require new subscribers to purchase receivers in order to qualify for free or substantially discounted programming. Conversely, during the same period in 2001, our marketing promotions generally offered free receiver systems to new subscribers. While there can be no assurance, we expect per subscriber acquisition costs for the year ended December 31, 2002 to be consistent with the costs for the three months ended March 31, 2002, an increase from our previous guidance of $395 per new subscriber acquisition for the year. This increase in anticipated per subscriber acquisition costs is primarily the result of promotions introduced during the first quarter 2002, which are tailored toward subscribers who desire multiple receivers, resulting in higher equipment subsidies and increased dealer commissions. While there can be no assurance, we believe heightened credit procedures we implemented during the quarter, together with promotions tailored towards subscribers with multiple receivers, will attract better long-term subscribers than could be obtained through less costly promotions.

     Since we retain ownership of the equipment, amounts capitalized under our Digital Home Plan are not included in our calculation of these subscriber acquisition costs. Capital expenditures under our Digital Home Plan promotion totaled approximately $77 million and $63 million for the three months ended March 31, 2002 and 2001, respectively. Cash and returned equipment received as a result of Digital Home Plan customer disconnects totaling approximately $12 million during the three months ended March 31, 2002 also is not included in our calculation of subscriber acquisition costs. As our Digital Home Plan was not introduced until July 2000 and requires a one-year commitment, cash and returned equipment were not material during the three months ended March 31, 2001.

     Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

     General and Administrative Expenses. General and administrative expenses totaled $86 million during the three months ended March 31, 2002, an increase of $14 million as compared to the same period in 2001. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses represented 8% of total revenue during each of the three months ended March 31, 2002 and 2001. While there can be no assurance, we expect G&A expenses as a percentage of total revenue to remain near current levels in future periods.

     Non-cash, Stock-based Compensation. During 1999, we adopted an incentive plan which provided certain key employees with incentives including stock options. The payment of these incentives was contingent upon our achievement of certain financial and other goals. We met certain of these goals during 1999. Accordingly, during 1999 we recorded approximately $179 million of deferred compensation related to post-grant appreciation of stock options granted pursuant to the 1999 incentive plan. The related deferred compensation will be recognized over the five-year vesting period. Accordingly, during the three months ended March 31, 2002 we recognized $2 million under this performance-based plan, a decrease of $5 million compared to the same period in 2001. This decrease is primarily attributable to stock option forfeitures resulting from employee terminations. The remaining deferred compensation of $21 million, which will be reduced by future forfeitures, if any, will be recognized over the remaining vesting period.

     We report all non-cash compensation based on stock option appreciation as a single expense category in our accompanying statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

	March 31,
	2001	2002

	(in thousands)

Customer service center and other	$233	$182
Satellite and transmission	466	(554)
General and administrative	6,757	2,038

Total non-cash, stock-based compensation	$7,456	$1,666

     Options to purchase an additional 9.4 million shares are outstanding as of March 31, 2002 and were granted at fair market value during 1999, 2000 and 2001 pursuant to a Long Term Incentive Plan. The weighted-average exercise price of these options is $8.95. Vesting of these options is contingent on meeting certain longer-term goals, which may be met upon the consummation of the proposed merger with Hughes. However, as the achievement of these goals cannot be reasonably predicted as of March 31, 2002, no compensation was recorded during the three months ended March 31, 2001 and 2002 related to these long-term options. We will continue to evaluate the likelihood of achieving these long-term goals and will record the related compensation at the time achievement of these goals becomes probable. Such compensation, if recorded, could result in material non-cash stock-based compensation expense in our statements of operations.

     Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA, as defined below, plus total marketing expenses. Pre-marketing cash flow was $453 million during the three months ended March 31, 2002, an increase of $102 million or 29% compared to the same period in 2001. Our pre-marketing cash flow as a percentage of total revenue was approximately 41% during each of the three months ended March 31, 2002 and 2001. We believe that pre-marketing cash flow can be a helpful measure of operating efficiency for companies in the direct broadcast satellite industry. While there can be no assurance, we expect pre-marketing cash flow as a percentage of total revenue to be approximately 40% during 2002.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and adjusted for non-cash, stock-based compensation. EBITDA was $181 million during the three months ended March 31, 2002, compared to $50 million during the same period in 2001. This improvement in EBITDA was directly attributable to the increase in the number of DISH Network subscribers resulting in revenue sufficient to support the cost of new and existing subscribers. Our calculation of EBITDA for the three months ended March 31, 2002 and 2001 does not include approximately $2 million and $7 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options. In addition, EBITDA does not include the impact of amounts capitalized under our Digital Home Plan of approximately $77 million and $63 million during 2002 and 2001, respectively. While there can be no assurance, we expect EBITDA to increase approximately 80% to 100% in 2002 compared to 2001. As previously discussed, to the extent we introduce new marketing promotions and our subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are generally expensed as incurred.

     It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     Depreciation and Amortization. Depreciation and amortization expenses aggregated $78 million during the three months ended March 31, 2002, a $22 million increase compared to the same period in 2001. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the Digital Home Plan equipment and other depreciable assets placed in service during late 2001.

     Other Income and Expense. Other expense, net, totaled $82 million during the three months ended March 31, 2002, an increase of $37 million compared to the same period in 2001. This increase primarily resulted from an increase in interest expense as a result of the issuance of our 9 1/8% senior notes in December 2001 and due to our recording the indebtedness of the 10 3/8% senior notes due 2007 at December 31, 2001.

     Net income (loss). Net income was $19 million during the three months ended March 31, 2002, an increase of $77 million compared to same period in 2001. This increase is primarily attributable to the increase in the number of DISH Network subscribers resulting in revenue sufficient to support the cost of new and existing subscribers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks Associated with Financial Instruments

     Our unrestricted cash, cash equivalents and marketable investment securities had a fair value of approximately $128 million as of December 31, 2001 and approximately $235 million as of March 31, 2002, which was invested in: (a) cash; (b) debt instruments of the United States Government and its agencies; (c) commercial paper with an average maturity of less than one year and rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations; and (d) instruments with similar risk characteristics to the commercial paper described above. The primary purpose of these investing activities has been to preserve principal until the cash is required to fund operations. Consequently, the size of this portfolio fluctuates significantly as cash is raised and used in our business.

     The value of certain of the investments in this portfolio can be impacted by, among other things, the risk of adverse changes in securities and economic markets generally, as well as the risks related to the performance of the companies whose commercial paper and other instruments we hold. However, the high quality of these investments (as assessed by independent rating agencies), reduces these risks. The value of these investments can also be impacted by interest rate fluctuations. At both December 31, 2001 and March 31, 2002, all of our investments in this category were in fixed rate instruments or money market type accounts. While an increase in interest rates would ordinarily adversely impact the fair value of fixed rate investments, we normally hold these investments to maturity. Consequently, neither interest rate fluctuations nor other market risks typically result in significant gains or losses to this portfolio. A decrease in interest rates has the effect of reducing our future annual interest income from this portfolio, since funds would be re-invested at lower rates as the instruments mature. Over time, any net percentage decrease in interest rates could be reflected in a corresponding net percentage decrease in our interest income. As of December 31, 2001 our marketable securities portfolio balance was approximately $128 million with an average annual interest rate of approximately 3.2%. As of March 31, 2002 our marketable securities portfolio balance was approximately $235 million with an average annual interest rate of approximately 2.3%. A hypothetical 10% decrease in interest rates would result in a decrease of approximately $410,000 as of December 31, 2001 and $1 million as of March 31, 2002 in annual interest income.

     In accordance with generally accepted accounting principles, declines in the fair market value of a marketable investment security which are estimated to be “other than temporary” must be recognized in the statement of operations, thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the market value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying value of these securities and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a period of less than six months are considered to be temporary. Declines in the fair value of investments for a period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary. We have recorded unrealized losses totaling approximately $642,000 during the year ended December 31, 2001 and during the three months ended March 31, 2002, we recorded an aggregate charge to earnings for other than temporary declines in the fair market value of certain of our marketable investment securities of approximately $1 million, and established a new cost basis for these securities. In addition, we have recorded unrealized losses totaling approximately $1 million as of March 31, 2002. If the fair market value of our marketable securities portfolio does not increase to cost basis or if we become aware of any market or company specific factors that indicate that the carrying value of certain of our securities is impaired, we may be required to record an additional charge to earnings in future periods equal to the amount of the decline in fair value.

     As of December 31, 2002 and March 31, 2002, we estimated the fair value of our fixed-rate debt and mortgages and other notes payable to be approximately $3.8 billion using quoted market prices where available, or discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of our fixed rate debt and mortgages is affected by fluctuations in interest rates. A hypothetical 10% decrease in assumed interest rates would increase the fair value of our debt by approximately $166 million as of December 31, 2001 and $162 million as of March 31, 2002. To the extent interest rates increase, our costs of financing would increase at such time as we are required to refinance our debt. As of December 31, 2001 and March 31, 2002, a hypothetical 10% increase in assumed interest rates would increase our annual interest expense by approximately $36 million.

     We have not used derivative financial instruments for speculative purposes. We have not hedged or otherwise protected against the risks associated with any of our investing or financing activities.

THE PROPOSED MERGER AND RELATED TRANSACTIONS

         We are providing the following description of the Hughes merger and related transactions and the acquisition of Hughes’ approximately 81% interest in PanAmSat because we used the proceeds of the offering of the old notes to provide ECC, our ultimate parent company, with a portion of the funding it needs to consummate these transactions. Whether or not either of these transactions is consummated, and whether or not EchoStar successfully integrates the Hughes and EchoStar businesses if the merger is consummated, the financing requirements of these transactions may have a significant impact on our business and our ability to repay the notes. The completion of these transactions is not certain. You should consider all the alternative outcomes in connection with your investment in the notes, including the possibility that ECC completes neither the Hughes merger nor the acquisition of Hughes’ interest in PanAmSat.

         Information in this prospectus relating to potential business combinations with Hughes or PanAmSat is relevant only in the event that ECC completes the Hughes merger or acquires Hughes’ interest in PanAmSat. For a discussion of the uncertainties surrounding the completion of the merger or the acquisition by ECC and the potential resulting impact on us, see “Risk Factors – Risks Related to the Proposed Merger and Related Transactions.” None of GM, HEC Holdings, Hughes or PanAmSat is offering the notes or any other securities hereby, and none of GM, HEC Holdings, Hughes or PanAmSat has guaranteed or is otherwise responsible in any way for the notes, our offering of the notes or any other securities that we may issue or for the information contained in the prospectus.

         The following description of the Hughes merger and related transactions and the PanAmSat acquisition summarizes the terms of a series of detailed agreements. ECC filed copies of these agreements with the SEC on October 31, 2001 on a Current Report on Form 8-K. A more detailed description of the Hughes merger and the related transactions and the PanAmSat acquisition is contained in ECC’s preliminary information statement on Schedule 14C filed with the SEC on May 29, 2002. Under “Where You Can Find More Information” we explain how you can obtain copies of these documents. This summary does not contain all of the information concerning the Hughes merger, the acquisition of Hughes’ interest in PanAmSat and related transactions that you should consider before investing in the notes.

Introduction

         The Hughes merger and related transactions principally consist of:

•	the recapitalization of Hughes through the payment of a dividend in consideration of a reduction of GM’s retained economic interest in Hughes and issuance of class C common stock to GM followed by an internal reorganization so that HEC Holdings will own all of the outstanding stock of Hughes;

•	the split-off of HEC Holdings from GM, which includes:

•	the distribution of HEC Holdings’ class C common stock by GM to the holders of GM’s class H common stock in redemption of and in exchange for their class H common stock;

•	to the extent that any shares of HEC Holdings’ class C common stock remain outstanding after the distribution to holders of GM’s class H common stock, the retention by GM of these shares or the distribution by GM of some or all of these shares to the holders of its $1 2/3 common stock;

•	the exchange of new HEC Holdings preference stock for any then outstanding shares of GM series H 6.25% automatically convertible preference stock; and

•	the merger of ECC with HEC Holdings combining the businesses of ECC and Hughes.

         GM has submitted a request to the IRS for rulings to the effect that, among other things, the split-off will not result in recognition of gain or loss for tax purposes to GM, its affiliates, Hughes or their stockholders. ECC, GM and Hughes have also agreed to use commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization. For the split-off to qualify as tax-free under applicable IRS rules, among other things, GM and certain of its historic shareholders must account for more than 50% each of the voting and economic interests in the surviving corporation until the second anniversary of the split-off. The common stock of HEC Holdings into which ECC’s common stock will convert at the time of the merger, as well as any other common or preferred stock, securities convertible into or exercisable or exchangeable for common or preferred stock or any other equity securities that ECC, Hughes or the surviving corporation may issue during this period will be counted for purposes of this calculation as shares that are not held by GM and certain of its historic shareholders of Hughes. To assure the satisfaction of this test while preserving some capacity for the surviving corporation to issue equity securities after the merger, the merger agreement contains an equity headroom condition, which we describe in more detail below under “– Equity Headroom Condition.”

         If the merger agreement is terminated under certain circumstances we describe under “– The PanAmSat Acquisition,” ECC may be required to purchase Hughes’ approximate 81% interest in PanAmSat, merge with PanAmSat or make a tender offer for all of its shares, and, in some cases, may also be required to pay Hughes a $600 million termination fee. If ECC purchases only the Hughes interest in PanAmSat, it must make offers to acquire all other PanAmSat shares that remain outstanding. We expect that ECC’s acquisition of Hughes’ interest in PanAmSat together with its assumed purchase of the remaining outstanding PanAmSat shares and its payment of the termination fee to GM would require at least $3.4 billion of cash and approximately $600 million of ECC class A common stock. See “– The PanAmSat Acquisition.”

The Hughes Recapitalization

         To prepare for the split-off, Hughes must first change its capital structure according to the separation agreement it has entered into with GM. In the recapitalization, Hughes will pay GM a cash dividend of up to $4.2 billion in consideration of a reduction in GM’s retained economic interest in Hughes in an amount that reflects the dividend. GM will contribute all of the capital stock of Hughes to HEC Holdings and in exchange HEC Holdings will issue shares of its class C common stock to GM. To the extent of any shortfall in funds available to pay the cash dividend, Hughes may substitute a demand note, which would be due upon completion of the Hughes merger, in the amount of the shortfall.

         If, after taking into account any reduction in the amount of the GM debt/equity exchanges described below under “– GM Debt/Equity Exchanges,” the equity headroom condition to the merger (described below) is not satisfied or the amount of the cash dividend would exceed the amount of GM’s retained economic interest in Hughes at the time of the consummation of the recapitalization the cash dividend will be reduced by the lowest of:

•	$700 million;

•	the excess exchange amount, which means the product of (a) the aggregate fair market value of the debt exchanged divided by the number of shares issued in the GM debt/equity exchanges prior to the Hughes recapitalization and (b) the amount, if any, by which the number of shares issued in these exchanges prior to the split-off exceeds 60 million; and

•	the minimum amount necessary to satisfy the equity headroom condition or the condition that the amount of the cash dividend to GM not exceed the amount of GM’s retained economic interest in Hughes at the time of the consummation of the recapitalization, which will be determined by multiplying the number of “notional” shares representing GM’s retained economic interest in Hughes (determined in accordance with the terms of the separation agreement) by the volume weighted average trading price of the GM class H common stock over the five consecutive trading days immediately prior to the recapitalization.

GM may unilaterally reduce the amount of the cash dividend further to enable either of these conditions to be satisfied, but it is not required to do so. If the equity headroom condition is not satisfied, GM may elect not to proceed with the recapitalization and split-off and the merger will not be consummated.

         The recapitalization is subject to a number of conditions. These include:

•	receipt by GM of a ruling from the IRS that the split-off will be tax-free to GM, Hughes and their respective shareholders and a tax opinion drawing the same conclusion from GM’s outside counsel; and

•	approval of the recapitalization, split-off and related transactions pertaining to the separation of Hughes from GM by a majority of GM’s class H common stockholders and $1 2/3 par value common stockholders, each voting as a separate class and voting together as a single class.

Without ECC’s consent, GM and Hughes may not waive any of these conditions or amend the agreements governing the recapitalization and other transactions in any way that could reasonable be foreseen to have an adverse effect on Hughes, shift liabilities to Hughes or impair or delay the consummation of the merger.

The Split-off

         Immediately after the recapitalization and immediately prior to the merger, GM will effect the split-off of HEC Holdings as follows:

•	it will exchange one share of HEC Holdings class C common stock for each outstanding share of GM’s class H common stock, which it will redeem and cancel;

•	it will either retain or distribute to holders of its $1 2/3 par value common stock all or a portion of the remaining shares of HEC Holdings class C common stock representing its deemed economic interest in Hughes, depending upon the outcome of the IRS ruling request; and

•	it will distribute shares of HEC Holdings preference stock in exchange for its outstanding shares of Series H 6.25% automatically convertible preference stock, if any.

         GM does not currently have the ability to exchange shares of HEC Holdings class C common stock in redemption of shares of GM’s class H common stock. However, GM is seeking approval from its common stockholders to allow an amendment to its restated certificate of incorporation to authorize GM to make this exchange on the terms described in the transaction agreements.

         ECC and Hughes have agreed with GM not to take actions that would prevent the split-off from otherwise qualifying as a tax-free split-off to GM, its affiliates, Hughes and their respective shareholders. This agreement restricts ECC’s and Hughes’ ability to issue common or preferred stock, options or securities convertible into or exercisable or exchangeable for stock or other equity securities during the two-year period following the split-off. Hughes has agreed to indemnify GM and its affiliates for any tax-related losses from any action taken by Hughes or ECC that, or any failure by Hughes or ECC to take any action within its control which, could cause the split-off to fail to be tax-free to GM, its affiliates or their stockholders. If applicable, this indemnity would amount to several billion dollars.

         The parties also agreed that prior to the effective time of the merger, GM and Hughes will consult with ECC regarding any change, amendment or waiver to be made to any of the major transaction agreements, and will not make material changes to these agreements unless ECC consents.

The Merger

         Under the merger agreement, ECC will merge with HEC Holdings, which will be the parent company of Hughes at the time of the merger. The surviving corporation will carry the EchoStar name and will provide direct broadcast satellite services under the DIRECTV brand name. The consummation of the merger is subject to the fulfillment or waiver of a number of conditions, including:

•	the absence of any order, injunction, decree, statute, rule or regulation barring the merger;

•	antitrust approval from the United States Department of Justice or the Federal Trade Commission, which we refer to as the FTC, under the Hart-Scott-Rodino Act and any applicable foreign antitrust authorities;

•	FCC approval;

•	completion of the recapitalization of Hughes and the separation of HEC Holdings from GM by means of a tax-free split-off and related transactions;

•	satisfaction of the conditions to the consummation of the financing for the merger;

•	an equity headroom condition, which is designed to ensure that the surviving corporation has adequate financial flexibility at the time of the closing so that it can issue more stock after the closing of the merger; and

•	approval for listing on the New York Stock Exchange or quotation on Nasdaq of the class A and class C common shares of the surviving entity that will be outstanding after the merger.

         The board of directors of the surviving corporation will consist of eleven members, as mutually agreed by Hughes and EchoStar. Charles W. Ergen will be the Chairman of the Board and Chief Executive Officer. Mr. Ergen controls a family trust that holds all of ECC’s outstanding class B common stock.

         The agreements relating to the proposed transactions require GM, Hughes and ECC to cooperate and take a number of affirmative steps towards assuring completion of the merger, and limit Hughes’ and ECC’s ability prior to the merger to take specified actions not in the ordinary course of business. The agreement does not require the parties to agree to any divestiture, hold separate any business or assets or take any other similar action if doing so would result in the expected synergies of the merger being no longer meaningful or if the action is not conditioned on the consummation of the merger. ECC and Hughes have agreed not to issue additional equity securities, including capital stock or options or securities convertible into or exchangeable for capital stock prior to the merger or to pay dividends on or redeem or purchase any equity securities, except for limited grants of employee stock options, financings permitted under “Merger Financing” below, conversions of EchoStar’s outstanding convertible securities and the exchange of Hughes preference stock for GM series H 6.25% automatically convertible preference stock.

         ECC has also agreed, on or prior to May 26, 2002, either to use commercially reasonable efforts to amend the indentures relating to certain debt instruments of ECC and its subsidiaries to provide that the merger and related transactions would not constitute a change of control requiring them to make an offer to repurchase these notes, to obtain additional committed financing, on terms reasonable satisfactory to Hughes, sufficient to refinance the notes outstanding under the indentures for which consents are not obtained, or to present to Hughes a plan, taking into account the prevailing market conditions for the relevant notes, designed so that at and after the effective time of the merger, the surviving corporation and its subsidiaries would not be in breach of their obligations under these indentures. To date, we have complied with all requirements with respect to our GM and Hughes obligations.

         The surviving corporation will continue specified Hughes severance plans for two years after the merger, maintain coverage on the contributory portion of Hughes’ defined benefit pension plan or a successor plan for five years and provide specified retiree health benefits. Satisfying its obligations under these Hughes plans could cost the surviving corporation hundreds of millions of dollars.

Termination of the Merger and Termination Fees

         ECC and Hughes may agree to terminate the merger agreement at any time. Either ECC or Hughes may terminate the merger if:

•	any permanent injunction or other order preventing the merger and the related transactions becomes final and nonappealable;

•	ECC and Hughes have not completed the merger by January 21, 2003, unless their respective boards of directors agree to extend this outside date or before that date they have entered into a consent decree or other settlement with the Department of Justice or FTC permitting the merger;

•	GM fails to receive the requisite GM stockholder approvals for the recapitalization, split-off and related transactions pertaining to the separation of Hughes from GM;

•	the other party breaches any of its representations or any covenants or agreements contained in the merger agreement or the implementation agreement for the recapitalization and those breaches would result in the failure of a specified condition to the merger and in each case cannot be cured by January 21, 2003; or

•	an event, change, circumstance or effect occurs with respect to the other party that has had or is reasonably likely to have a material adverse effect on its and the combined companies’ business, operations, assets, liabilities or financial condition (other than as a result of economic factors generally affecting the economy or financial markets as a whole or the direct broadcast satellite industry, the recapitalization and split-off in respect of Hughes only, the announcement of the merger and related transactions or the preparatory steps the parties have agreed to take).

         In addition, Hughes may terminate the merger agreement if:

•	the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated at least 15 business days before January 21, 2003, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the merger in which case Hughes will not be able to terminate the merger agreement unless the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated on or prior to five business days before January 21, 2003;

•	all material orders and approvals of the FCC have not been obtained and become final at least ten business days before January 21, 2003 such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the merger prior to the fifteenth business day before January 21, 2003, in which case Hughes will not be able to terminate the merger agreement unless all material orders and approvals of the FCC have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the merger is filed in court;

•	the IRS notifies GM that the tax ruling has been withdrawn, invalidated or modified in an adverse manner or the IRS or outside tax counsel determines that there is more than an immaterial possibility that the split-off will not be tax-free and, assuming the matter is capable of being resolved by a subsequent ruling by the IRS, the IRS has informed GM and Hughes that it will not issue a subsequent ruling;

•	the required parties do not enter into definitive agreements for the bridge financing, or agree to the definitive terms thereof, by June 26, 2002;

•	GM notifies ECC that its board of directors has determined in good faith and upon the advice of legal counsel that in accordance with its fiduciary duties it cannot or will not be able to recommend the GM transactions to its stockholders for approval or must withdraw, revoke or adversely modify its recommendation, or a notice of non-recommendation, except under certain limited circumstances; or

•	GM proposes to enter into an agreement or arrangement with respect to a business combination involving Hughes and another party or acquisition by another party of the capital stock of Hughes, including GM’s class H common stock, or any material portion of the assets of Hughes or its subsidiaries, after having complied with its no-solicitation covenant and after having paid the termination fee.

         ECC may also terminate the merger agreement if:

•	GM agrees to, or its board of directors approves or recommends, a business combination involving Hughes and another party or an acquisition by another party of the capital stock of Hughes, including GM’s class H common stock, or any material portion of the assets of Hughes or its subsidiaries; or

•	GM delivers to ECC a notice of non-recommendation, including by reason of GM failing, in accordance with the obligations under the implementation agreement, to confirm to ECC that its board of directors continues to recommend the GM transactions and has a good faith intention and is prepared to submit the GM transactions to its common stockholders, and continues to take all actions towards that end and is in compliance with its no-solicitation covenant in the implementation agreement, except under limited circumstances.

         Hughes must pay ECC a termination fee and expense reimbursement of $600 million if ECC terminates the merger agreement because GM failed to obtain stockholder approval and under certain circumstances enters into an agreement with respect to a competing transaction or if either ECC or Hughes terminates the merger agreement pursuant to the relevant provisions relating to a notice of non-recommendation and GM’s agreeing to a competing transaction. ECC must pay Hughes a termination fee and expense reimbursement of $600 million if either ECC or Hughes terminates the merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the merger in an action brought by a United States federal, state or local authority under United States antitrust laws or FCC regulations, or if Hughes terminates the merger agreement because ECC fails to obtain United States antitrust or FCC approval within specified time periods. ECC would not have to pay this fee if ECC were prepared to accept a settlement or compromise proposed by the antitrust authorities or the FCC.

Merger Financing

         ECC expects the Hughes merger and related transactions to require at least $7.025 billion of cash. We expect that ECC will provide approximately $1.5 billion of this amount from available cash at the time of signing the merger agreement. In addition, ECC and Hughes have obtained a commitment letter from affiliates of the initial purchasers for $5.525 billion to finance the Hughes recapitalization, to refinance other outstanding indebtedness in connection with the merger and to finance the surviving corporation for a limited period of time after the merger, which commitment has been reduced to $3.325 billion as a result of the sale of $700 million of the old notes and $1.5 billion of ECC’s series D convertible preferred stock to a subsidiary of Vivendi Universal. The remaining $3.325 billion of required cash will come from new cash raised by ECC, Hughes or a subsidiary of Hughes, on or prior to the closing of the Hughes merger through public or private debt or equity offerings, bank debt or a combination thereof. The amount of such cash that could be raised by ECC prior to the completion of the Hughes merger is severely restricted. Any other financing we, EchoStar or Hughes complete prior to these transactions will further reduce this commitment on a dollar-for-dollar basis. ECC’s agreements with GM and Hughes prohibit it from raising any additional equity capital beyond the $1.5 billion Vivendi investment, which prohibition will likely to continue for two years following completion of the Hughes merger, absent possible favorable IRS rulings or termination of the Hughes merger.

         If the Hughes merger is terminated, ECC may be required to purchase Hughes’ interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat’s shares and may also be required to pay a $600 million termination fee to Hughes. If ECC purchases the Hughes interest in PanAmSat rather than undertaking the merger or the tender offer, it must make offers for all PanAmSat shares that remain outstanding. We expect that ECC’s acquisition of Hughes’ interest in PanAmSat, which would be at a price of $22.47 per share, together with its assumed purchase of the remaining outstanding PanAmSat shares and its payment of the termination fee to GM would require at least $3.4 billion of cash and approximately $600 million of ECC’s class A common stock. We expect that ECC would meet this cash requirement by utilizing a portion of its cash on hand.

Equity Headroom Condition

         An important condition to the merger is the requirement that the surviving corporation be able to issue a minimum amount of capital stock immediately after the merger without breaching agreements designed to preserve the tax-free status of the split-off. That minimum will be capital stock having an aggregate fair market value equal to the greater of (a) $1 billion less the value of HEC Holdings common stock into or for which ECC’s equity securities issued between the date of the merger agreement and the time of the merger would be convertible, exercisable or exchangeable and (b) $250 million. As a result of the $1.5 billion Vivendi investment in January 2002, it is currently anticipated that the latter provision would apply in determining the minimum amount. For this purpose, ECC’s equity securities will include not only capital stock we issue during this period but also, under certain circumstances, capital stock that would be issued upon the exercise, conversion or exchange of options or securities that are convertible or exchangeable for ECC’s capital stock. Calculation of the equity headroom requires a complex set of assumptions about the fair market value of each class of stock of the surviving corporation after the merger and whether various securities would be treated as part of the split-off plan. One of these assumptions is that the surviving corporation would issue shares of class C common stock in exchange for the outstanding minority interest in PanAmSat, and that these shares would be treated as part of a plan that includes the split-off.

GM Debt/Equity Exchanges

         ECC has agreed that GM may issue and distribute up to an aggregate of 100 million shares of its class H common stock (before the merger) and/or the surviving corporation’s class C common stock (after the merger) at any time between the date of the agreement and the date that is six months after the merger in one or more exchanges with holders of GM’s debt. The separation agreement between GM and Hughes restricts the number of shares of the surviving corporation’s class C common stock that GM may distribute in connection with its planned debt/equity exchanges after the merger. To the extent necessary to satisfy the equity headroom condition, the maximum number of shares of the surviving corporation’s class C common stock that GM may distribute in exchanges after the merger will be reduced by the lowest of:

•	40 million shares;

•	100 million shares less the number of shares of GM’s class H common stock GM has issued prior to the merger in debt/equity exchanges; and

•	the minimum number of shares necessary for the equity headroom condition to be satisfied.

         If, after GM obtains the requisite GM stockholder approvals and IRS ruling required for the split-off, ECC decides to make an underwritten offering of its class A common stock, ECC may block GM from making any of these debt/equity exchanges for up to 90 days. During the first six months following the merger, however, GM may block the surviving corporation from selling its class A or class C shares or securities convertible into these shares for a period of up to 90 days if it has not completed these debt/equity exchanges. Hughes and, during the first six months following the merger, the surviving corporation must use commercially reasonable efforts to register the shares to be issued in any debt/equity exchanges under the Securities Act.

PanAmSat Acquisition

         ECC has agreed to purchase all of the shares of PanAmSat held by Hughes and its subsidiaries for approximately $2.7 billion, or $22.47 per share, in a combination of cash, stock and/or notes, if the merger agreement is terminated because:

•	a court of governmental authority permanently enjoins or issues an order preventing the Hughes merger in an action brought by a federal, state or local governmental authority under the United States antitrust laws or FCC regulations or in an action brought by any other person other than a governmental authority under antitrust laws or FCC regulations, and in each case the injunction or order has become final and nonappealable;

•	the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated at least 15 business days before January 21, 2003, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger, in which case Hughes will not be able to terminate the Hughes merger agreement unless the applicable antitrust waiting period has not expired or been terminated on or prior to five business days before January 21, 2003;

•	all material orders and approvals of the FCC have not been obtained and become final at least ten business days before January 21, 2003 such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or FTC has agreed to a consent decree or other settlement permitting the Hughes merger prior to the fifteenth business day before January 21, 2003, in which case all material orders and approvals of the FCC will have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes merger is filed in court; or

•	the necessary parties do not enter into definitive agreements for the Hughes merger financing, or agree to the definitive terms thereof, before June 26, 2002 or Hughes or ECC terminates the Hughes merger agreement on or after January 21, 2003 because the conditions to completion of the merger financing have not been satisfied by that time.

         ECC’s obligation to purchase the PanAmSat shares is subject to the satisfaction or waiver of a number of conditions, including:

•	All applicable waiting periods under the United States antitrust laws will have expired or been terminated, and all governmental approvals have been obtained, including FCC consent to transfer FCC licenses, other than approvals, the failure to obtain which, in the aggregate, are not reasonably likely to have a material adverse effect on PanAmSat;

•	There will be no order, injunction, statute, rule or regulation preventing the completion of the PanAmSat stock sale;

•	The Hughes merger agreement will have been terminated for any reason described above in the first paragraph under “– PanAmSat Acquisition;”

•	Hughes and Hughes subsidiaries will have obtained all consents and waivers with respect to the PanAmSat stock sale;

•	all representations and warranties of Hughes and the Hughes subsidiaries will be true and correct as of closing, except to the extent that the breaches of such representations and warranties collectively could not reasonably be expected to result in, and have not resulted in, a material adverse effect on PanAmSat, provided that certain actions taken by Hughes and the Hughes subsidiaries in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition;

•	Hughes and Hughes subsidiaries will have complied in all material respects with all of their obligations and covenants;

•	ECC will have been furnished with certificates executed by Hughes and the Hughes subsidiaries certifying as to the fulfillment of the conditions regarding the representations, warranties and covenants;

•	certificates representing the shares of PanAmSat common stock owned by the Hughes subsidiaries will have been delivered and transferred to ECC;

•	there will not have occurred and be continuing any material adverse effect with respect to PanAmSat;

•	ECC will have received the written resignations from each PanAmSat director who is an employee of Hughes or any of its affiliates;

•	Hughes’ representation regarding the capitalization of PanAmSat will be true and correct as of the date made and PanAmSat will not have taken certain actions with respect to its capital structure prior to completion of the PanAmSat stock sale, including issuing more than 7% of its capital stock, subject to some exceptions, and issuing extraordinary dividends; and

•	PanAmSat will not have adopted any stockholder rights plan.

         The form of consideration that ECC may be required to pay for the PanAmSat shares will depend upon the reasons why the merger with Hughes was not consummated.

         ECC’s obligation to purchase the PanAmSat shares will terminate automatically upon the completion of the Hughes merger or upon ECC’s satisfaction of its obligations to purchase the PanAmSat shares. In addition, it may be terminated prior to closing in the following circumstances:

•	by mutual written consent authorized by the respective boards of directors of Hughes and ECC;

•	by Hughes or ECC if the PanAmSat stock sale has not been completed within nine months after the termination of the Hughes merger agreement;

•	by Hughes or EchoStar if a final and nonappealable permanent injunction or other order preventing the PanAmSat stock sale is granted;

•	by Hughes or ECC if the Hughes merger is terminated for any reason other than the reasons described above in the first paragraph under “– PanAmSat Acquisition;”

•	by Hughes or ECC if the other party materially breaches the PanAmSat stock purchase agreement; and

•	by Hughes, in the event of a failure of ECC to obtain financing for the Hughes merger, if Hughes terminates the PanAmSat stock purchase agreement within 30 days of such failure.

         ECC has agreed that, unless it has previously consummated a tender offer involving all of the outstanding PanAmSat shares or a merger, it will commence an exchange offer for all PanAmSat shares that remain outstanding following the consummation of ECC’s acquisition of Hughes’ interest in PanAmSat. This offer must be for an amount per share, at the option of the holder, either in cash in an amount equal to the purchase price per share as paid to Hughes, or a number of shares of ECC’s class A common stock having an aggregate fair market value equal to the purchase price per share ECC pays to Hughes, and ECC has agreed to use commercially reasonable efforts to ensure that the structure of the exchange offer will be tax-free to the PanAmSat stockholders.

BUSINESS

General

         We are a wholly-owned subsidiary of EBC, which is a wholly-owned subsidiary of ECC, a publicly traded company on the Nasdaq National Market under the symbol “DISH.” During March 1999, ECC placed ownership of all of its direct broadcast satellites and related FCC licenses into subsidiaries of EBC. During September 2000, EBC was formed for the purpose of issuing new debt. In connection with the EBC debt offering, ECC contributed all of the outstanding capital stock of its wholly-owned subsidiaries, EchoStar Orbital Corporation and us, to EBC concurrent with the closing of the offering. The financial statements and notes thereto, which appear elsewhere in this prospectus, retroactively reflect these reorganizations.

         Substantially all of our operations are conducted by subsidiaries. We operate two business units:

•	The DISH Network — a direct broadcast satellite subscription television service in the United States. As of March 31, 2002, we had approximately 7.16 million DISH Network subscribers; and

•	EchoStar Technologies Corporation — engaged in the design, development, distribution and sale of direct broadcast satellite set-top boxes, antennae and other digital equipment for the DISH Network, which we refer to as EchoStar receiver systems, the design, development and distribution of similar equipment for international satellite service providers, which we refer to as DTH.

DISH Network

         We started offering subscription television services on the DISH Network in March 1996. As of March 31, 2002, the DISH Network had approximately 7.16 million subscribers. We now have seven direct broadcast satellites in operation that enable us to offer over 500 video and audio channels, together with limited data services and high definition and interactive TV services, to consumers across the contiguous United States. We believe that the DISH Network offers programming packages that have a better “price-to-value” relationship than packages currently offered by most other subscription television providers. As of March 31, 2002, there were approximately 18.4 million subscribers to direct broadcast satellite and other direct-to-home satellite services in the United States. We believe that there are more than 88 million total pay television subscribers in the United States, and there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

Components of a Direct Broadcast Satellite System

         In order to provide programming services to DISH Network subscribers, we have entered into agreements with video, audio and data programmers, who deliver their programming content to our digital broadcast operations centers in Cheyenne, Wyoming and Gilbert, Arizona, via commercial satellites, fiber optics or microwave transmissions. We monitor those signals for quality, and can add promotional messages, public service programming or other information. Equipment at our digital broadcast operations centers then digitizes, compresses, encrypts and combines the signal with other necessary data, such as conditional access information. We then “uplink” or transmit the signals to one or more of our direct broadcast satellites where we then broadcast directly to DISH Network subscribers.

         In order to receive DISH Network programming, a subscriber needs:

•	a satellite antenna, which people sometimes refer to as a “dish,” and related components;

•	an integrated receiver/decoder, which people sometimes refer to as a “satellite receiver” or “set-top box”; and

•	a television set.

         Set-top boxes communicate with our authorization center through telephone lines to, among other things, report the purchase of pay-per-view movies and other events.

         Conditional Access System. We use conditional access technology to encrypt the programming so only those who pay can receive the programming. We use microchips embedded in credit card-sized access cards, or “smart cards” to control access to authorized programming content. ECC owns 50% of NagraStar LLC, a joint venture that provides us with smart cards. Nagra USA owns the other 50% of NagraStar. NagraStar purchases these smart cards from NagraCard SA, a Swiss company. These smart cards, which we can update or replace periodically, are a key element in preserving the security of our conditional access system. When a consumer orders a particular channel, we send a message by satellite that instructs the smart card to permit decryption of the programming for viewing by that consumer. The set-top box then decompresses the programming and sends it to the consumer’s television.

         The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of subscription television programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. Theft of our programming reduces future potential revenue and increases our net subscriber acquisition costs. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. If we cannot promptly correct a compromise in our encryption technology, it would adversely affect our ability to contract for video and audio services provided by programmers.

         Programming. We use a “value-based” strategy in structuring the content and pricing of programming packages available from the DISH Network. For example, we currently sell our entry-level “America’s Top 50” programming package, which includes 50 of the most popular video channels, to consumers in digital format for $22.99 per month. We estimate cable operators charge over $30 per month, on average, for their entry-level expanded basic service that typically consists of approximately 55 analog channels. We believe that our “America’s Top 100 CD” programming package, which we currently sell for $31.99 per month, also compares favorably to similar cable television programming. We believe that our America’s Top 100 CD package is similar to an expanded basic cable package plus a digital music service. Based on cable industry statistics, we estimate that cable operators would typically charge in excess of $40 per month for a similar package. In addition to the above mentioned programming packages, we also offer our “America’s Top 150” programming package for $40.99 per month and our America’s “Everything” Pak, which combines our America’s Top 150 programming package and all four premium movie packages for $72.99 per month.

         For an additional $5.99 per month, we can add satellite-delivered local channels to any of the above packages for consumers in 36 of the largest markets in the continental United States. The use of spot-beam technology on

EchoStar VII, in conjunction with the operation of EchoStar VIII, which is expected to launch later this summer, would enable us to increase the number of markets where we provide local channels by satellite, but will reduce the number of channels that could otherwise be offered ubiquitously across the United States.

         We currently offer four premium movie packages which include up to ten movie channels per package. Currently consumers can subscribe to a single premium movie package including ten movie channels for only $11.99 per month. We believe we offer more premium movie channels than cable typically offers at a comparable price.

         Currently, we offer more than 50 foreign-language channels including Spanish, Arabic, French, Hindi, Russian, Greek and others. We also offer foreign-language programming packages. For example, we believe that our “DISH Latino” package, which includes more than 20 Spanish-language programming channels for $20.99 per month, is the most complete Spanish-language package available in the United States. We also offer “DISH Latino Dos”, our bilingual programming package, which includes more than 20 English and more than 20 Spanish-language programming channels for $31.99 per month. In addition, during January 2002, we introduced “DISH Latino Max”, which includes more than 60 English and more than 20 Spanish-language programming channels for $39.99 per month. We believe we deliver the most popular foreign-language programming to customers in the United States at the best value. We also believe foreign-language programming is a valuable niche product that attracts a number of new subscribers who are unable to get similar programming elsewhere.

         EchoStar Receiver Systems. EchoStar receiver systems include a small satellite dish, a digital satellite receiver that unscrambles signals for television viewing, a remote control, and other related components. We offer a number of set-top box models. Our standard system comes with an infrared universal remote control, an on-screen interactive program guide and V-chip type technology for parental control. Our premium model includes a hard disk drive enabling additional features such as personal video recording of up to 35 hours of programming, an infrared, UHF universal remote, and an expansion port for future ungradeability. We also offer a variety of specialized products such as HDTV receivers. DISH Network reception equipment is incompatible with competitors’ systems in the United States.

         Although we internally design and engineer our receiver systems, we outsource manufacturing to high-volume contract electronics manufacturers. Sanmina-SCI Corporation (formerly known as SCI Systems, Inc.), a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC also manufacturers some of our receiver systems. In addition, during January 2002, we signed an agreement with Thomson Multimedia, S.A., a French company, to manufacture DISH Network compatible satellite TV receivers under the RCA brand name. Thomson anticipates commencing production later in 2002.

         Installation. While many consumers have the skills necessary to install our equipment in their homes, we believe that most installations are best performed by professionals, and that on time, quality installations are important to our success. Consequently, we continuing to expand our installation business, conducted through our DISH Network Service Corporation subsidiary. In addition to expanding our internal installation capability, we also utilize independent installation providers. Independent installers are held to DISH Network Service Corporation service standards to attempt to ensure each DISH Network customer receives the same quality installation and service. Our offices and independent installers are strategically located throughout the continental United States, in order to enable us to provide service to a greater number of DISH Network customers throughout the country. Although there can be no assurance, we believe the continued expansion of our installation business will help continue to improve quality control, decrease wait time on service calls and new installations and help us to better accommodate anticipated subscriber growth.

         Customer Service Centers. We currently own and operate customer service centers in Thornton, Colorado, Littleton, Colorado, McKeesport, Pennsylvania, El Paso, Texas, Christiansburg, Virginia and Bluefield, West Virginia. These centers field all of our customer service calls. Potential and existing subscribers can call a single telephone number to receive assistance for hardware, programming, installation and technical support. We continue to work to automate simple phone responses and to increase Internet-based customer assistance, in order to better manage customer service costs.

         Digital Broadcast Operations Centers. Our principal digital broadcast operations center is located in Cheyenne, Wyoming. In 1999, we acquired a second digital broadcast operations center in Gilbert, Arizona. During 2000, we completed the first phase of the “build-out” of the Gilbert facility for use as a back up for our main digital broadcast operations center in Cheyenne. In order to comply with “must-carry” rules, effective January 1, 2002 (see “–Government Regulation”), we began utilizing the Gilbert facility as an additional digital broadcast operations center. Upon commercial operation of EchoStar VII and EchoStar VIII, we plan on expanding the role of the Gilbert facility. Almost all of the functions necessary to provide satellite-delivered services occur at the digital broadcast operations center. The digital broadcast operations centers use fiber optic lines and downlink antennas to receive programming and other data. The digital broadcast operations centers uplink programming content to our direct broadcast satellites via large uplink antennas. The digital broadcast operations centers also maintain a number of large uplink antennas and other equipment necessary to modulate and demodulate the programming and data signals. Equipment at our digital broadcast operations centers perform substantially all compression and all encryption of the DISH Network’s programming signals.

         Subscriber Management. We presently use, and are dependent on, CSG Systems Incorporated’s software system, for all DISH Network subscriber management and billing functions.

         Sales and Marketing. Independent dealers and distributors, retailers and consumer electronics stores currently sell EchoStar receiver systems and DISH Network programming services. While we also sell receiver systems and programming directly, independent dealers are responsible for most of our sales. These independent dealers are primarily local retailers who specialize in TV and home entertainment systems. In addition, in 2002, RadioShack Corporation began offering EchoStar receiver systems and DISH Network programming services through its more than 5,000 stores and dealers nationwide.

         We intend to enhance consumer awareness of our products by continuing to form alliances with nationally recognized distributors of other consumer electronics products. We currently have an agreement with JVC to distribute our receiver systems under its label through certain of its nationwide retailers.

         We offer our distributors and retailers a competitive residual commission program. The program pays qualified distributors and retailers an activation bonus, and pays active retailers a fixed monthly residual commission dependent on continued consumer subscription to programming.

         We use regional and national broadcast and print advertising to promote the DISH Network. We also offer point-of-sale literature, product displays, demonstration kiosks and signage for retail outlets. We provide guides to our dealers and distributors at nationwide educational seminars and directly by mail, that describe DISH Network products and services. Our mobile sales and marketing team visits retail outlets regularly to reinforce training and ensure that these outlets quickly fulfill point-of-sale needs. Additionally, we dedicate one DISH Network channel and provide a retailer specific website to provide information about special services and promotions that we offer from time to time.

         Our future success in the subscription television industry depends on our ability to acquire and retain DISH Network subscribers, among other factors. Beginning in 1996, to stimulate subscriber growth, expand retail distribution of our products and build consumer awareness of the DISH Network brand, we reduced the retail price charged to consumers for EchoStar receiver systems. Accordingly, since August 1996, we have provided varying levels of subsidies and incentives to attract customers, including fee or subsidized receiver systems, installations, antenna, programming and other items. The amount of the subsidy varies depending on many factors. This marketing strategy emphasizes our long-term business strategy of maximizing future revenue by selling DISH Network programming to the largest possible subscriber base and rapidly increasing the size of that subscriber base. Since we subsidize certain consumer up-front costs, we incur significant costs each time we acquire a new subscriber. Although there can be no assurance, we believe that we will be able to fully recoup the up-front costs of subscriber acquisition from future subscription television services revenue.

         During July 2000, we began offering our DISH Network subscribers the option to lease receiver systems under our Digital Home Plan promotion. The Digital Home Plan offers the consumers the ability to lease from one to four receiver systems with a one-year commitment to one of several qualifying programming packages. With each plan, consumers receive in-home service and pay a one-time set-up fee. We expect this marketing strategy will reduce the cost of acquiring future subscribers by maintaining ownership of the receiver systems. Upon termination of the Digital Home Plan, subscribers are required to return the receiver to us. While we do not recover all of the equipment upon termination of service, receivers that are recovered after deactivation are refurbished and re-deployed at a much lower cost to us.

         We base our marketing promotions on current competitive conditions. Generally, under most promotions, we subsidize the cost and installation of EchoStar receiver systems or DISH Network programming in order to attract new DISH Network subscribers. If competition increases, or we determine for any other reason that it is necessary to increase our subscriber acquisition costs to attract new customers, our profitability and costs of operation could be adversely affected.

         Interactive Services. We are continuing to expand our offerings to include interactive services. During 2001, we began offering DISH Network customers an interactive digital receiver with a built-in hard disk drive that permits viewers to pause and record live programs without the need for videotape. We now offer receivers capable of storing up to 35 hours of programming, and expect to increase storage capacity on future models to over 100 hours. We also are offering set-top boxes that can provide a wide variety of innovative interactive television services and applications.

         Satellites. We presently have seven direct broadcast satellites in geostationary orbit approximately 22,300 miles above the equator. Satellites are located in orbital positions, or slots, that are designated by their longitude. An orbital position describes both a physical location and an assignment of spectrum in the applicable frequency band. The FCC has divided each orbital position into 32 direct broadcast satellite frequency channels. Each transponder on our satellites can exploit one frequency channel. Through digital compression technology, we can currently transmit between eight and ten digital video channels from each transponder, on average. The FCC licensed us to operate 96 direct broadcast satellite frequencies at various orbital positions including:

•	21 frequencies at the 119 degree orbital location and 29 frequencies at the 110 degree orbital location, both capable of providing service to the entire continental United States;

•	11 frequencies at the 61.5 degree orbital location, capable of providing service to the Eastern and Central United States;

•	24 frequencies at the 148 degree orbital location, capable of providing service to the Western United States; and

•	11 additional as yet unassigned frequencies, likely to be made available at the 175 degree orbital location, but only if certain regulatory hurdles are met. See “— Government Regulation.”

         EchoStar I and EchoStar II each have 16 transponders that operate at 130 watts of power. Subject to the anomalies described below, EchoStar III and EchoStar IV each have 32 transponders that operate at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel. EchoStar V has 32 transponders that operate at approximately 110 watts per channel, switchable to 16 transponders operating at approximately 220 watts per channel. EchoStar VI has 32 transponders that operate at approximately 120 watts per channel, switchable to 16 transponders operating at approximately 240 watts per channel. EchoStar VII is capable of operating 32 direct broadcast satellite transponders at 120 watts each, switchable to 16 direct broadcast satellite transponders operating at 240 watts each and includes spot-beam technology. In conjunction with the operation of EchoStar VIII, the use of spot-beams would enable us to increase the number of markets where we provide local channels by satellite, but will reduce the number of video channels that could otherwise be offered ubiquitously across the United States. Each transponder can transmit multiple digital video, audio and data channels. Each of our satellites has a minimum design life of 12 years.

         Most of our core programming is broadcast from the 119 degree orbital location. We currently are utilizing the 110 degree orbital location, where EchoStar V is located, to enhance revenue opportunities with new value added services for our current and future subscribers.

         During April 2002, EchoStar VII, which was successfully launched on February 21, 2002 from Cape Canaveral, Florida, reached its final orbital location at the 119 degree orbital location and commenced commercial operation. To date, all systems on the satellite are operating normally. EchoStar VII is planned to replace the capacity of the EchoStar IV satellite, which has experienced a series of anomalies materially impacting its functionality. Operating from the 119 degree orbital location, EchoStar VII will also provide local channels by satellite to consumers in Alaska and Hawaii. EchoStar VII, together with EchoStar VIII which is expected to launch later this summer, will also improve spectrum efficiency, enhance the quality of video channels for all DISH Network customers, provide a broader array of programming choices to consumers in Alaska and Hawaii and increase in-orbit backup capacity.

         As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 30 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. Consequently, the total remaining useful life of EchoStar IV is currently approximately two years. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

         During January 2002, a transponder pair on EchoStar III failed, resulting in a temporary interruption of service. The operation of the satellite was quickly restored. Including the five transponders pairs that malfunctioned in prior years, these anomalies have resulted in the failure of a total of 12 transponders on the satellite to date. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. In addition, we are only licensed by the FCC to operate 11 transponders at the 61.5 degree orbital location (together with an additional six leased transponders). We will continue to evaluate the performance of EchoStar III.

         Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including EchoStar’s direct broadcast satellites. While the probability that EchoStar’s satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

         Occasionally, increased solar activity poses a potential threat to all in-orbit geosynchronous satellites including EchoStar’s direct broadcast satellites. The probability that the effects from this activity will damage our satellites or cause service interruption s is generally very small.

         Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft including EchoStar’s direct broadcast satellites. The locations of these hazards are generally well known and may require EchoStar to perform maneuvers to avoid collisions.

         Satellites under Construction. EchoStar VIII, which is expected to operate at the 110 degree orbital location, and EchoStar IX, which is expected to operate at the 121 degree orbital location, are being manufactured by Space Systems/Loral. EchoStar VIII will be capable of operating 32 direct broadcast satellite transponders at 120 watts, switchable to 16 direct broadcast satellite transponders operating at 240 watts. EchoStar IX will be capable of operating 32 Ku-band transponders at 110 watts each, in addition to a Ka band payload. EchoStar IX is currently expected to be used for expanded DISH Network service such as video and other services. The portion of the satellite expected to be used for video and other services has not yet been finally determined.

         Satellite Launches. During February 2001, we announced an agreement with Lockheed Martin’s International Launch Services division to provide launch services for the EchoStar VII and EchoStar VIII satellites, which also includes options for launch services for additional satellites.

         During April 2002, EchoStar VII, which was successfully launched on February 21, 2002 from Cape Canaveral, Florida, reached its final orbital location at the 119 degree orbital location and commenced commercial operation. To date, all systems on the satellite are operating normally.

         EchoStar VIII is expected to launch later this summer on a Russian Proton K launch vehicle from the Baikonur Cosmodrome in Kazakhstan. The launch of EchoStar VIII on June 21, 2002 was delayed because the complete functionality of a command receiver could not be confirmed. The launch will be rescheduled following the completion of further satellite testing and the availability of the launch base.

         Satellite Insurance. In September 1998, we filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million.

         Our insurance carriers offered us a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers offered to pay only part of the $219.3 million claim because they allege we did not abide by the exact terms of the insurance policy. The insurers also assert that EchoStar IV was not a constructive total loss, as that term is defined in the policy. We strongly disagree and filed an arbitration claim against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that we will receive the amount claimed or, if we do, that we will retain title to EchoStar IV with its reduced capacity. Based on the carriers’ failure to pay the amount we believe is owed under the policy and their improper attempts to force us to settle for less than the full amount of our claim, we have added causes of action in our EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, we filed a lawsuit against the insurance carriers in the United States District Court for the District of Colorado asserting causes of action for violation of Federal and State antitrust laws. During March 2001, we voluntarily dismissed our antitrust lawsuit without prejudice. We have the right to re-file an antitrust action against the insurers in the future. With respect to our arbitration claims, we are hopeful they will be resolved, and we believe it is probable that we will receive a substantial portion of the benefits due.

         At the time we filed our claim in 1998, we recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. We will have to reduce the amounts of the receivable if a final settlement is reached for less than this amount.

         The indentures related to certain of EBC’s and our outstanding notes contain restrictive covenants that require EchoStar and us to maintain satellite insurance with respect to specified numbers of the satellites we own or lease. To date, we have been unable to obtain insurance on many of our satellites on terms acceptable to us. As a result, we are currently self-insuring all of our satellites. To satisfy insurance covenants related to the our and EBC’s outstanding notes, we have reclassified an amount equal to the depreciated cost of four of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of March 31, 2002 cash reserved for satellite insurance totaled about $176 million, which could be increased upon the occurrence of certain events as described herein. The reclassifications will continue until such time, if ever, as we can again insure our satellites on acceptable terms and for acceptable amounts. We believe that we have in-orbit capacity sufficient to expeditiously recover transmission of most programming in the event one of our satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity cannot be assured in the event of multiple satellite losses.

         While we have secured $125 million in commercial insurance for the launch of EchoStar VIII, we may not be able to obtain additional commercial insurance covering the launch and/or commercial insurance for the in-orbit operation of EchoStar VIII at rates acceptable to us and for the full amount necessary to construct, launch and insure a replacement satellite. In that event, ECC will be forced to self-insure all or a portion of the launch and/or in-orbit operation of EchoStar VIII. The manufacturer of EchoStar VIII is contractually obligated to use its reasonable best efforts to obtain commercial insurance for the launch and in-orbit operation of EchoStar VIII for a period of in-orbit operation to be determined and in an amount up to $225 million. There is no guarantee that it or we will be able to obtain commercial insurance for the launch and in-orbit operation of EchoStar VIII at reasonable rates and for full replacement cost of the satellite.

         Competition for Our Dish Network Business. We compete in the highly competitive subscription television service industry against cable television and other land-based and satellite-based system operator offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

         Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of United States television households in which cable television service is currently available, approximately 67% currently subscribe to cable. Cable television operators have advantages relative to us by, among other things, providing service to multiple television sets within the same household at a lesser incremental cost to the consumer, by being able to provide local and other programming in a larger number of geographic areas, and through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, two-way, high-speed Internet access, and telephone service on upgraded cable systems. As a result of these and other factors, we may not be able to continue to expand our subscriber base or to compete effectively against cable television operators.

         New technologies could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are currently being implemented. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital “wireless cable.” Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

         DIRECTV has launched seven high-powered direct broadcast satellites and has 46 direct broadcast satellite frequencies that are capable of full coverage of the continental United States. DIRECTV currently offers more than 300 channels of combined video and audio programming and, as of March 31, 2002, had approximately 10.6 million subscribers. If the merger with DIRECTV’s parent is not completed, we believe DIRECTV would continue to be in an advantageous position relative to our company with regard to programming packages, provision of local programming and, possibly, volume discounts for programming offers. In addition, the National Rural Telecommunications Cooperative, through its members and affiliates, competes with us in DIRECTV’s territories.

         DIRECTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. Moreover, we do not have manufacturing agreements or arrangements with consumer products manufacturers other than JVC and Thomson. As a result, among other things, of these factors, and since we typically do not advertise nationally, our receivers and programming services are less well known to consumers than those of DIRECTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DIRECTV.

         In addition, other companies in the United States have conditional permits or have leased transponders for direct broadcast satellite assignments that can be used to provide service to portions of the United States. The FCC has proposed to allocate additional expansion spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services. Moreover, as evidenced by a recent application filed at the FCC, direct broadcast satellite service providers may seek and receive authority to service the United States market from full-CONUS slots allocated to other nations, particularly where such nations have entered into bilateral agreements with the United States. Also, C-Band satellite providers and overlay services compete with us, particularly in rural areas.

         VHF/UHF Broadcasters. Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically provided free of charge. The FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel.

         EchoStar Technologies Corporation. EchoStar Technologies Corporation, which we call “ETC,” one of our wholly-owned subsidiaries, internally designs and develops EchoStar receiver systems. Our satellite receivers have won numerous awards from the Consumer Electronics Manufacturers Association, dealers, retailers, and industry trade publications. We outsource the manufacture of EchoStar receiver systems to third parties who manufacture the receivers in accordance with our specifications.

         We created our ETC division in connection with the development of the DISH Network. We believe that we have an opportunity to grow this business further in the future. The same employees who design EchoStar receiver systems for the DISH Network are also involved in designing set-top boxes sold to international TV customers. Our satellite receivers are designed around the Digital Video Broadcasting standard, which is widely used in Europe and Asia. Consequently, international ETC projects may result in improvements in design and economies of scale in the production of EchoStar receiver systems for the DISH Network.

         In addition to supplying EchoStar receiver systems for the DISH Network, ETC sells similar digital satellite receivers internationally. Our satellite receivers are sold internationally either directly to television service operators or to our independent distributors worldwide. We believe that direct-to-home satellite service is particularly well-suited for countries without extensive cable infrastructure. We are actively soliciting new business for ETC, but we can not provide any assurance in that regard.

         Through 2001, our two major international customers were Via Digital, a subsidiary of Telefonica, Spain’s national telephone company, and Bell ExpressVu, a subsidiary of Bell Canada, Canada’s national telephone company. For 2002, we have binding purchase orders from Bell ExpressVu and we are actively trying to secure new orders from Via Digital for deliveries starting in the third quarter of 2002. However, we cannot guarantee at this time that those negotiations will be successful. Our future revenue in this area depends largely on the success of these operators, which in turn, depends on other factors, such as the level of consumer acceptance of direct-to-home satellite TV products and the intensity of competition for international subscription television subscribers. In addition, Telefonica recently announced that it would merge Via Digital with Sogecable SA, a pay-TV broadcaster and producer. While Via Digital uses ETC’s services as a satellite operator, Sogecable uses a different satellite operator. We cannot assure you that in the future Via Digital will not discontinue using ETC’s services in an effort to cut overlapping costs.

         ETC’s business also includes our Atlanta-based EchoStar Data Networks Corporation and our UK-based Eldon Technology Limited subsidiaries. EchoStar Data Networks is a supplier of technology for distributing Internet and other content over satellite networks. Eldon Technology designs and tests various software and other technology used in digital televisions and set-top boxes, strengthening our product design capabilities for satellite receivers and integrated televisions in both the international and United States markets.

         Competition for Our ETC Business. We compete with a substantial number of foreign and domestic companies, many of which have significantly greater resources, financial or otherwise, than we have. We expect new competitors to enter this market because of rapidly changing technology. Our ability to anticipate these technological changes and introduce enhanced products expeditiously will be a significant factor in our ability to remain competitive. Existing competitors’ actions and new entrants may have a material adverse impact on our revenues. We do not know if we will be able to successfully introduce new products and technologies on a timely basis in order to remain competitive.

         Government Regulation. The following summary of regulatory developments and legislation is not intended to describe all present and proposed government regulation and legislation affecting the video programming distribution industry. Government regulations that are currently the subject of judicial or administrative proceedings, legislative hearings or administrative proposals could change our industry, in varying degrees. We can not predict either the outcome of these proceedings or any potential impact they might have on the industry or on our operations. This section sets forth a brief summary of regulatory issues pertaining to our operations.

         We are required to obtain authorizations and permits from the FCC and other similar foreign regulatory agencies to construct, launch and operate our satellites and other components of our direct broadcast satellite system. Additionally, as a private operator of a United States satellite system, we are subject to the regulatory authority of the FCC and the Radio Regulations promulgated by the International Telecommunication Union. We also have to obtain import and general destination export licenses from the United States Department of Commerce to receive and deliver components of direct-to-home satellite TV systems. In addition, the delivery of satellites and related technical information for the purpose of launch by foreign launch services providers is subject to strict export control and prior approval requirements.

         FCC Permits and Licenses. The FCC has jurisdiction and review power over the following general areas:

•	assigning frequencies and authorizations;

•	ensuring compliance with the terms and conditions of such assignments and authorizations, including required timetables for construction and operation of satellites and other due diligence requirements;

•	authorizing individual satellites and earth stations;

•	avoiding interference with other radio frequency emitters; and

•	ensuring compliance with applicable provisions of the Communications Act of 1934.

         All of our FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC’s authority to modify, cancel or revoke them. In addition, all of our authorizations for satellite systems that are not yet operational are subject to construction and progress obligations, milestones, reporting and other requirements. We have not filed, or not timely filed, some of the required reports. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. We have received conditional licenses from the FCC to operate satellites in the Ka-band and Ku-band and have an application pending for a system that would use extended Ku-band frequencies (although that application has remained pending for years). Use of those licenses and conditional authorizations are subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites. The granting of those licenses has been challenged by parties with interests that are adverse to ours. Among other things, our conditional license for a Ku-band satellite system is subject to pending petitions for reconsideration and cancellation. The construction, completion and launch milestones for both Ku-band satellites have expired. We have filed a timely request for the extension of these milestones for our Ku-band system. With respect to our license for the Ka-band system, the FCC recently authorized our operation of inter-satellite links for the system and assigned milestone requirements for the constructions, launch and operation of the satellite system. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. Consistent with our initial application, our application for our Ka-band system license allows us to use only 500 MHZ of Ka-band spectrum in each direction, while other licensees have been authorized to use 1,000 MHZ in each direction. The FCC recently denied our modification application to use additional spectrum and granted certain Ka-band licenses that would preclude such expanded capacity for us.

         The FCC issues direct broadcast satellite licenses for ten year periods, which is less than the useful life of a healthy direct broadcast satellite. Upon expiration of the initial license term, the FCC has the option to renew a satellite operator’s license or authorize an operator to operate for a period of time on special temporary authority, or decline to renew the license. If the FCC declined to renew the operator’s license, the operator would be required to cease operations and the frequencies would revert to the FCC. The FCC usually grants special temporary authorizations for periods of up to 180 days. These authorizations are usually subject to several other conditions. We also must obtain FCC authorization to operate our earth stations, including the earth stations necessary to uplink programming to our satellites.

         We have licenses to use 21 frequencies at the 119 degree orbital location, which expire in 2006; a license to operate 11 frequencies at the 61.5 degree orbital location, which expires in 2008; and licenses to operate 29 frequencies at the 110 degree orbital location, which we believe expire in 2009. Our authorization at the 148 degree orbital location requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. We believe we have fulfilled this requirement but the FCC has not confirmed its agreement. At the 61.5 degree orbital location we sublease six transponders (corresponding to six frequencies) from licensee Dominion in addition to our licensed 11 frequencies. For another 13 frequencies at the 61.5 degree orbital location we have special temporary authority, which the FCC may refuse to renew, and which is subject to several restrictive conditions. The FCC recently extended the permit of another company to construct and launch a satellite that would use most of these additional channels. If our special temporary authority to use the channels assigned to that other company does not expire sooner, it will be terminated if that company does actually construct and launch a satellite to the 61.5 degree orbital location. Third parties have opposed, and we expect them to continue to oppose, some of our authorizations or pending and future requests to the FCC for extensions, modifications, waivers and approvals. We applied for and received authorization to test EchoStar VII at the 129 degree orbital location and to place EchoStar VII in commercial operation at the 119 degree orbital location. Generally, all of our licenses are subject to expiration unless renewed by the FCC, and our special temporary authorizations are granted for periods of 180 days or less, subject again to possible renewal by the FCC.

         We have FCC authorization to operate EchoStar IV and EchoStar VI at the 119 degree orbital location. We have also moved EchoStar I from the 119 degree orbital location to the 148 degree orbital location. EchoStar VI commenced commercial service during October 2000. We also asked for and received special temporary authority from the FCC to operate EchoStar II, which previously was located at the 119 degree orbital location, at the 148 degree orbital location. This renewable authority was for 30 days beginning on December 28, 2001 and we have timely requested its extension for another 180 days. This special temporary authority request has been opposed by Pegasus Development Corporation, and there can be no assurance that the FCC will not reconsider that temporary authorization and revoke it or refuse to extend it. Termination of that authority could mean that we would not be able to implement our current two-dish plan for complying with “must carry” obligations and may require us to reduce, or prevent us from increasing, the number of areas where we provide local stations. While we have also applied to the FCC for modification authority to operate EchoStar II at the 148 degree orbital location on a more permanent basis, this application remains pending and there can be no assurance that it will be granted by the FCC.

         In general, our plans involve the relocation of satellites either within or slightly outside the “cluster” of a particular orbital location, or from one orbital location to another where we have various types of authorizations. These changes require FCC approval, and we cannot be sure that we will receive all needed approvals for our current and future plans. Furthermore, the states of Alaska and Hawaii requested that the FCC to impose conditions on the license for EchoStar VI, relating to certain aspects of our service such as prices and equipment. While the FCC denied these requests for conditions, it cautioned that it may impose similar requirements as a result of a pending rulemaking. Such requirements could be very onerous for us. In general, the states of Alaska and Hawaii have expressed views that our service to these states from various orbital locations does not comply with our FCC-imposed obligations to serve those states, and we cannot be sure that the FCC will not accept these views. Such actions would have a material adverse affect on our business. Moreover, because we cannot meet the geographic service requirements from the 148 degree orbital location, we had to request and obtain a conditional waiver of these requirements to allow operation of EchoStar I at the location. As a result, our current authorization to operate EchoStar I at the 148 degree orbital location is subject to several conditions that may be onerous. Furthermore, we have requested an extension of that waiver to also allow operation of EchoStar II at the same location, and we cannot be sure the FCC will grant that request.

         We have completed the construction of one additional direct broadcast satellite, EchoStar VIII. We presently plan to operate this satellite at the 110 degree orbital location, for which we have received FCC approval.

         On February 25, 2000, we acquired Kelly Broadcasting Systems, Inc. We recently discovered that Kelly Broadcasting Systems and we inadvertently failed to file with the FCC the necessary application to transfer control over certain earth stations licensed to Kelly Broadcasting Systems. We have recently filed the necessary application for a transfer of control over these earth stations, which has been granted by the FCC. We cannot be sure, however, that the FCC will not commence an enforcement proceeding for the failure to file a timely transfer of control application, possibly resulting in fines or revocation of the licenses in question. Any such action that might prevent Kelly Broadcasting Systems from operating these earth stations would impair our ability to receive certain types of programming and deliver it to customers.

         Instead of constructing separate Ka-band and Ku-band satellites for which we have a license at the 121 degree orbital location, we are in the process of constructing a “hybrid” Ku/Ka-band satellite. Launch and operation of this satellite requires prior FCC approval, which we have requested. We cannot be sure that this request will be granted. That satellite does not currently incorporate inter-satellite links, and one company has argued to the FCC that this makes us subject to more expedited milestones for our system, some of which have lapsed. We have objected to this argument, but cannot be sure what action the FCC will take.

         During November 2000, one of ECC’s subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license, and is constructing a Ka-band satellite, to launch into the 113 degree orbital location. In February 2002, ECC increased its ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. In addition, ECC made loans to VisionStar totaling approximately $4.6 million as of December 31, 2001. Pegasus Development Corporation filed a petition for reconsideration of the FCC’s approval of that transaction. There can be no assurance that the FCC will not reconsider its approval or otherwise revoke VisionStar’s license, rendering our investment worthless. Furthermore, VisionStar’s FCC license currently requires construction of the satellite to be completed by April 30, 2000 and the satellite to be operational by May 31, 2002. Failure to meet the milestones will make the license invalid unless the milestones are extended by the FCC. In May 2001, the FCC already denied an earlier request by VisionStar to extend its milestones. In October 2001, upon granting the acquisition of VisionStar by ECC, the FCC conditioned the license transfer on ECC’s completion of construction of the satellite by April 2002, launching the satellite by May 2002, and reporting any change in the status of the spacecraft contract. ECC did not complete construction or launch of the satellite by those dates and has asked the FCC for an extension. Denial of our extension request and revocation of our license would materially impact our ability to recover our VisionStar investments.

         Our projects to construct and launch additional Ku-band, extended Ku-band and Ka-band satellites are in the early stages of development and are currently being challenged by several companies with interests adverse to ours. There can be no assurance that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

         In general, many of our authorizations and pending applications are subject to petitions and oppositions filed against us by several companies, and we cannot be sure that our authorizations will not be cancelled, revoked or modified or that our applications will not be denied.

         In-Orbit Authorizations. The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the “C-band.” Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996, a foreign government raised an objection to EchoStar I’s use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II’s telemetry, tracking and control operations are in the “extended” C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the FCC released a ruling that will allow commercial terrestrial services and hamper future satellite operations in the “extended” C-band frequencies. This ruling might have negative implications for us. Also, our request to operate EchoStar II at the 148 degree orbital location includes a request to use the extended C-band for telemetry, tracking and control at that orbital location. We cannot be sure that the FCC will grant that request.

         International Telecommunication Union Standards. Our direct broadcast satellite system also must conform to the ITU broadcasting satellite service plan. If any of our operations are not consistent with this plan, the ITU will only provide authorization on a non-interference basis pending successful modification of the plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the ITU modifies its broadcasting satellite service plan to include the technical parameters of direct broadcast satellite applicants’ operations, our satellites, along with those of other direct broadcast satellite operators, must not cause harmful electrical interference with other assignments that are in conformance with the plan. Further, direct broadcast satellites are not presently entitled to any protection from other satellites that are in conformance with the plan. We believe the United States government has filed modification requests with the ITU for EchoStar I, EchoStar II and EchoStar III. The ITU has requested certain technical information in order to process the requested modifications. We have cooperated, and continue to cooperate, with the FCC in the preparation of its responses to the ITU requests. We cannot predict when the ITU will act upon these requests for modification or if they will be granted.

         Direct Broadcast Satellite Authorizations and Frequencies That We Could Lose. We also have conditional authorizations for several other fixed service satellites that are not operational. We specifically have a construction permit for 11 unspecified western frequencies that was set to expire on August 15, 1995. By order released on May 16, 2002, the FCC extended the permit for three years and asked us to identify 11 western channels (we did so and selected channels at the 157 degree orbital location). On the other hand, by order released on the same day, the FCC cancelled two other unbuilt permits that we had for a total of 22 direct broadcast satellite channels at the 175 degree orbital location.

         Regulations.

         Direct Broadcast Satellite Rules. Once the FCC grants a conditional construction permit, the permittee must proceed with due diligence in constructing the system. The FCC has adopted specific milestones that must be met in order to retain the permit, unless the FCC determines that an extension or waiver is appropriate. Permittees must file semi-annual reports on the status of their due diligence efforts. The due diligence milestones require holders of conditional permits to complete contracting for construction of their systems within one year of grant of the permit. Additionally, the satellites must be operational within six years of grant. For permits issued after January 19, 1996, permittees must complete construction of the first satellite in their system within four years of grant of the permit. The FCC also may impose other conditions on the grant of the permit. The holders of new direct broadcast satellite authorizations issued on or after January 19, 1996 must also provide direct broadcast satellite service to Alaska and Hawaii from at least one of their direct broadcast satellites or they will have to relinquish their western assignments. We are presently not able to satisfy this requirement from the 148 degree orbital location. With respect to the EchoStar I satellite, we have received a waiver of that requirement subject to several onerous conditions. We have also requested other waivers of that requirement, including a waiver to allow EchoStar II operation at the 148 degree orbital location. The state of Hawaii has generally requested many conditions to such waivers. In addition, we are required to serve Alaska and Hawaii from the 110 degree orbital location. While we believe that our current plan, which involves the use of our capacity at that location for local-into-local broadcast as well as other programming, is in compliance with that requirement, there can be no assurance that the FCC will consider this plan as complying with the rule. In general, the states of Alaska and Hawaii have expressed views that our service to these states from various orbital locations does not comply with our FCC-imposed obligations to serve those states, and we cannot be sure that the FCC will not accept these views.

         Subject to applicable regulations governing non-direct broadcast satellite operations, a licensee may make unrestricted use of its assigned frequencies for non-direct broadcast satellite purposes during the first five years of the ten-year license term. After the first five years, the licensee may continue to provide non-direct broadcast satellite service as long as at it dedicates at least one-half of its total capacity at a given orbital location to providing direct broadcast satellite service. Further, the FCC indicated its desire to streamline and revise its rules governing direct broadcast satellites. We cannot be sure about the content and effect any new direct broadcast satellite rules might have on our business.

         Certain Other Communications Act Provisions. As a distributor of television programming, we are also affected by numerous laws and regulations, including the Communications Act.

         The FCC imposes different rules for “subscription” and “broadcast” services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, it could require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.

         Under a requirement of the Cable Act, the FCC imposed public interest requirements on direct broadcast satellite licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could displace programming for which we could earn commercial rates and could adversely affect our financial results. The FCC has not reviewed our methodology for computing the channel capacity we must set aside or for determining the rates that we charge public interest programmers, and we cannot be sure that, if the FCC were to review this methodology, it would find it in compliance with the public interest requirements.

         Under a requirement of the Telecommunications Act of 1996, the FCC recently imposed upon broadcasters and certain multichannel video programming distributors, including us, the responsibility of providing video description for visually impaired persons. Video description involves the insertion into a television program of narrated descriptions of settings and actions that are not otherwise reflected in the dialogue, and is typically provided through the Secondary Audio Programming (SAP) channel. Commencing April 12, 2002, we are required to provide video description for a minimum of 50 hours per calendar quarter (roughly four hours per week) of prime time and/or children’s programming on each of any of the top five national non-broadcast networks we carry. In addition, we are required to “pass through” any video description we receive from a broadcast station or non-broadcast network if we have the technical capability necessary to do so associated with the channel on which we distribute the programming with video description. While the FCC acknowledged that programming networks, and not multichannel video programming distributors, may actually describe the programming, it declared that for ease of enforcement and monitoring compliance it would hold distributors responsible for compliance. These requirements may impose a material burden on us.

         The FCC has commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including satellite distributors like us, various types of “open access” obligations (such as required carriage of independent content providers). We cannot be sure that the FCC will not ultimately impose such obligations, which could be very onerous, and could create a significant strain on our capacity and ability to provide other services.

         The FCC recently issued revised and streamlined rules for direct broadcast satellite, including requirements to provide service to Alaska and Hawaii. While the FCC declined to establish specific requirements governing dish size or programming content for direct broadcast satellite services in Alaska and Hawaii, it required that such services be “reasonably comparable” to direct broadcast satellite offerings in the Mainland 48 states. While we believe that the services we now provide satisfy that requirement, we cannot be sure that the states of Alaska and Hawaii, or the FCC, will agree with that view, and the FCC will not require us to make potentially cumbersome and costly changes to our offerings.

         Foreign Ownership Restrictions. The Communications Act and the FCC’s implementing regulations provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives many not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. Until recently, there has been some ambiguity regarding the extent to which this foreign ownership prohibition applies to direct broadcast satellite services. On June 13, 2002, however, the FCC deleted certain of its rules in that regard. As a result, it now appears to be the case that providers of subscription direct broadcast satellite services, like us, are not subject to the foreign ownership limitation. We cannot be certain that this decision will not be challenged in the FCC and the courts. The foreign ownership limitations clearly will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier of if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis. We have recently informed the FCC that we have no common carrier plans with respect to that system. If the FCC decides to treat us as a common carrier for any of our operations or if we operate as one, we cannot be sure that the FCC will grant any request for a public interest determination that may be needed to allow any indirect foreign investment in excess of 25%.

         On January 22, 2002, Vivendi acquired shares of ECC’s series D convertible preferred stock which are currently convertible into approximately 10.7% of ECC’s total outstanding common stock, representing approximately 2% of the total fully-diluted voting rights of ECC today. In addition, a subsidiary of The News Corporation Limited, a South Australia corporation, owns approximately 2.2% of ECC’s total outstanding common stock, having less than 1% of ECC’s total voting power. In connection with the MCI WorldCom authorization that ECC received in connection with its transaction with The News Corporation Limited, the FCC decided to waive any foreign ownership limitations to the extent applicable. While ECC believes that the current levels of foreign ownership are below any applicable limit, in light of any subsequent FCC decisions, policy changes or additional foreign ownership in ECC, ECC may in the future need a separate FCC determination that foreign ownership in excess of any applicable limits is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC’s rules.

         Certain Other Rulemakings. The FCC recently proposed to allocate additional “expansion” spectrum for direct broadcast satellite operators starting in 2007. DIRECTV has filed an application for a satellite system using those expansion frequencies. We filed an application to use those expansion frequencies on March 28, 2002. There can be no assurance that the FCC will grant our application to use these expansion frequencies.

         Foreign satellite systems also are potential providers of direct broadcast satellite service within the United States. In May 1996, in its DISCO II proceeding, the FCC proposed permitting foreign satellite systems to serve the United States if the home country of the foreign-licensed satellite offers open “effective competitive opportunities” in the same type of satellite service to United States licensed satellites. In the February 1997 World Trade Organization Agreement, the United States offer contained an exemption from market opening commitments for, among other things, direct broadcast satellite and direct-to-home satellite services. In November 1997, the FCC released new rules that maintained the effective competitive opportunities test with respect to foreign-licensed satellites seeking to provide direct broadcast satellite and direct-to-home satellite services in the United States. The FCC also established a strong presumption in favor of authorizing foreign-licensed satellites to provide services other than direct broadcast satellite and direct-to-home satellite in the United States. The FCC has also reached bilateral protocols allowing the provision of direct broadcast satellite service by satellites licensed by Mexico and Argentina.

         The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as direct broadcast satellite and Ku-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In addition to possible interference concerns, this would, among other things, create additional competition for satellite and other services. In the same rulemaking, the FCC authorized use of the same direct broadcast satellite spectrum that we use by another terrestrial consumer service originally proposed by Northpoint Technology, Ltd.

         Over the course of this proceeding, we have submitted numerous pleadings jointly with DIRECTV to the FCC objecting to the Northpoint request, which in our view may cause harmful and substantial interference to the service provided to direct broadcast satellite customers. Furthermore, other entities had filed applications similar to the one filed by Northpoint, and at least one other entity obtained a license from the FCC to conduct experimental operations. If Northpoint or other entities become authorized to use our spectrum, they could cause harmful and substantial interference with our service. In addition, recent appropriations legislation required independent testing of the Northpoint technology, and created a rural loan guarantee program for providers of certain types of services. The tests mandated by that law have been completed. MITRE, the independent testing entity, concluded that the new terrestrial service “poses a significant interference threat to DBS operation in many realistic operational situations”; “a wide variety of mitigation techniques exist that . . . can greatly reduce, or eliminate, the geographical extent of the regions of potential . . . interference into DBS”; and that “bandsharing appears feasible if and only if suitable mitigation measures are applied.”

         On May 23, 2002, the FCC released a Memorandum Opinion and Order and Second Report and Order in this proceeding. The FCC denied our petition for reconsideration and confirmed its earlier conclusion that the new terrestrial service could operate in the same spectrum with our system. The FCC also decided that it will issue licenses for this service by auction if there are more than one qualified applicant for a particular geographic area. In light of its decision to conduct an auction, the FCC also dismissed without prejudice the pending applications of Northpoint and certain other companies. While the FCC also announced service and technical rules for the terrestrial service with the purpose of avoiding impermissible interference to the direct broadcast satellite service, our preliminary analysis of these rules shows that they are not sufficient to prevent impermissible interference to our subscribers. If Northpoint or other entities become authorized to use our spectrum, they could cause harmful and substantial interference with our service. We cannot be sure when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to us or how significant the interference into our operations will be.

         On February 28, 2002, the FCC initiated a proceeding to examine and revise its licensing process for orbital locations or spectrum used for the provision of international or global satellite communications services. The extent to which any change in the satellite licensing process could affect us is unclear.

         Distant and Local Broadcast Signals. We believe that our ability to deliver local programming via satellite into the markets from which the programming originates helps us attract subscribers who would not otherwise be willing to purchase satellite systems. Although we have commenced providing local network service to eligible subscribers in various metropolitan centers, subject to certain conditions, our ability to provide such a service is limited as discussed below.

         The Satellite Home Viewer Improvement Act and Retransmission Consent. The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, permits satellite retransmission of distant network channels only to “unserved households.” Whether a household qualifies as “unserved” for the purpose of eligibility to receive a distant network channel depends, in part, on whether that household can receive a signal of “Grade B intensity” as defined by the FCC. In February 1999, the FCC released a report and order on these matters. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. In addition, the Satellite Home Viewer Improvement Act instructed the FCC to establish a predictive model based on the model it had endorsed in February 1999, and also directed the FCC to ensure that its predictive model takes account of terrain, building structures and other land cover variations. The FCC issued a report and order that does not adjust the model to reflect such variations for any VHF stations. Failure to account for these variations could hamper our ability to retransmit distant network channels.

         The Satellite Home Viewer Improvement Act has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, the Satellite Home Viewer Improvement Act entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly. The FCC staff has informally raised questions about how we implement that process. We can provide no assurance that the FCC will not find that our implementation of the process is not in compliance with these rules. Furthermore, the FCC has recently identified a third party organization to examine and propose tester qualification and other standards for testing. We cannot be sure that this decision will not have an adverse effect on our ability to test whether a consumer is eligible for distant signals.

         In addition, the Satellite Home Viewer Improvement Act could adversely affect us in several respects. The Satellite Home Viewer Improvement Act prohibits us from providing individual customers with more than two distant signals for each broadcasting network and leaves the FCC’s Grade B intensity standard unchanged without future legislation. The FCC released a report recommending that only minor changes be made to the Grade B standard, a recommendation that is unfavorable to us. While the Satellite Home Viewer Improvement Act reduces the royalty rate that we currently pay for superstation and distant network signals, it directed the FCC to issue rules by November 29, 2000 requiring us to delete substantial programming (including sports programming) from these signals in certain circumstances. The FCC has released rules implementing that directive, which have become effective. Although we have implemented certain measures in our effort to comply with these rules, these requirements have hampered, and may further hamper, our ability to retransmit distant network and superstation signals, and the burdens from the rules upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system. We asked the FCC to reconsider several aspects of these rules to make the rules less burdensome, but we cannot predict whether the FCC will take any favorable action with respect to the request, and other parties have asked for reconsideration to the rules which would be adverse to our business. On reconsideration, the FCC may resolve certain outstanding issues unfavorably to us. Any changes to, or adverse interpretations of, the existing regulations may create additional burdens for us.

         The Satellite Home Viewer Improvement Act generally gives satellite companies a statutory copyright license to retransmit local broadcast channels, subject to obtaining the retransmission consent of the local station. Retransmission consent agreements are important to us because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory “must carry” carriage means we cannot carry these broadcasters’ signals, and could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. The Satellite Home Viewer Improvement Act requires broadcasters to negotiate retransmission consent agreements in good faith. The FCC has promulgated rules governing broadcasters’ good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. While we have been able to reach retransmission consent agreements with most of the local network stations we currently carry, any additional roll-out of local channels im more cities will require more agreements, and we cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term. We were unable to conclude long-term retransmission consent agreements with the NBC station in San Francisco or the ABC station in Nashville and discontinued transmission of those channels as a result. On March 1, 2001, we filed a retransmission consent complaint with the FCC against the owner of these stations, Young Broadcasting, Inc., asserting that Young has failed to negotiate in good faith. The FCC’s Cable Services Bureau ruled against us in this proceeding and also determined that we “failed in [our] duty of candor” to the FCC and abused the FCC’s processes because we disclosed to the public some information subject to a pending request for confidential treatment that we had filed and did not immediately notify the FCC of this disclosure. While we believe that this determination by the FCC was factually and legally wrong because the FCC did not, and could not, make the underlying findings necessary to support such a determination, we have not formally appealed that order and have only informally expressed our views in a letter to the Cable Services Bureau. We cannot be sure that the FCC will agree with these views. In certain circumstances, lack of candor can bear on the FCC’s evaluation of a company’s fitness to be a FCC licensee. Since that time, Young has lost its NBC affiliation, and we have reached an agreement with the new NBC affiliate in San Jose to serve the San Francisco Bay area.

         Many other provisions of the Satellite Home Viewer Improvement Act could adversely affect us. Among other things, the law includes the imposition of “must carry” requirements on direct broadcast satellite providers. The FCC has implemented that requirement and adopted detailed and onerous “must carry” rules covering both commercial and non-commercial broadcast stations. These rules require that commencing January 1, 2002 satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas they choose to offer any local programming. Since we have limited capacity, the number of markets in which we can offer local programming is reduced by the “must carry” requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business operations generally. Several “must carry” complaints by broadcasters against us are pending at the FCC. We cannot be sure that the FCC will not rule against us in those proceedings, resulting in carriage of many additional stations in the markets where we offer local stations or cumbersome changes in our compliance plan. In addition, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our current plan for compliance with the “must carry” requirements. The National Association of Broadcaster and Association of Local Television Stations filed an emergency petition on January 4, 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. In response, on April 4, 2002, a bureau of the FCC issued a declaratory ruling and order finding that our compliance plan violated certain provisions of the Satellite Home Viewer Improvement Act and the FCC’s “must carry” regulations. The April 4 order required us to file compliance reports within 30 days, 90 days and 180 days of the order’s issuance. We filed our first compliance report on May 6, 2002. Challenges to the April 4 order have been filed by various parties, including us, and are presently pending. On April 15, 2002, the bureau issued an order granting in part numerous complaints filed against us by individual broadcast stations that claimed violations of the must carry requirements similar to those addressed in the April 4 order. The April 15 order also required us to submit a compliance report within 30 days. Depending upon the ultimate outcome of these proceedings (including the extent to which our compliance reports are accepted), further orders by the bureau or by the FCC itself could result in a decrease in the number of local areas where we offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn of subscribers in those areas where local network programming is no longer offered and impair our ability to gain new subscribers in those areas, which could materially adversely affect our financial performance. Under the “must carry” rules, we could also be exposed to court actions and may be subject to damage claims if we are found by any court to have violated the “must carry” requirements, which could materially adversely affect our financial condition.

         In addition, while the FCC has decided for now not to impose duel digital/analog carriage obligations – i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or digital) for each station – the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further, even more onerous, digital carriage requirements.

         Opposition to Our Delivery of Distant Signals. Until July 1998, we obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In December 1998, the networks filed a motion for a preliminary injunction directly against us. In September 2000, the District Court granted this motion and made several amendments to it. The injunction required us to terminate distant network programming to certain of our subscribers. The United States Court of Appeals for the Eleventh Circuit stayed the injunction pending our appeal. In September 2001, the United States Court of Appeals for the Eleventh Circuit vacated the District Court’s injunction, finding, among other things, that it was too broad and remanded the case back to the District Court for an evidentiary hearing. The United States Court of Appeals for the Eleventh Circuit also rejected our argument that the “unserved households” restriction of the law is unconstitutional, and the United States Supreme Court recently declined to review that decision. If after the trial or an evidentiary hearing the injunction is reinstated, it could force us to terminate delivery of distant network channels to a substantial portion of our distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to our other services. Such terminations would result in a small reduction in our reported average monthly revenue per subscriber and could result in a temporary increase in churn. If we lose the case at trial, the judge could, among other remedies, prohibit all future sales of distant network programming by us, which would have a material adverse effect on our business. In order, among other things, to plan for the potential re-implementation of the injunction, we may terminate the delivery of distant network channels to certain subscribers.

         Dependence on Cable Act for Program Access. We purchase a substantial percentage of our programming from programmers that are affiliated with the cable system operators. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Under the Cable Act and the FCC’s rules, programmers that are affiliated with the cable system operators must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC’s rules also prohibit some types of exclusive programming contracts involving programming from programmers that are affiliated with the cable system operators. Although this provision was scheduled to sunset this year, the FCC recently voted to extend it for an additional five years. We cannot be sure, however, that the FCC’s decision, which has not yet been released, will be favorable to us or that it will not be challenged in the FCC or the courts. Upon expiration of that provision, many popular programs may become unavailable to us. While we have filed several complaints with the FCC alleging discrimination, exclusivity, or refusals to deal, we have only had limited success in convincing the FCC to grant us relief. The FCC has denied or dismissed many of our complaints, and we believe has generally not shown a willingness to enforce the program access rules strictly. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to programming from programmers that are affiliated with the cable system operators. In January 2001, we appealed the FCC denial of our complaint regarding certain sports programming from programmers that are affiliated with the cable system operators in the Philadelphia area to the United States Court of Appeals for the District of Columbia Circuit, but the Court recently denied our appeal.

         Patents and Trademarks. Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

         We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

         We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in patent infringement actions, including , among other suits by the following entities: Starsight Telecast, Inc.; Gemstar; Superguide Corp.; IPPV Enterprises, LLC; and MAAST, Inc. We cannot be certain the courts will conclude these entities do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

         On June 21, 2002, EchoStar received a favorable ruling from the Administrative Law Judge at the International Trade Commission, which we refer to as the ITC, with regard to Gemstar's allegations of patent infringement. Petitions to have the full ITC review the Judge's decision must be filed by July 5, 2002. If the ITC were to overturn the Judge's decision, such an adverse decision could temporarily halt the import of our receivers and could require us to materially modify certain user-friendly electronic programming guides and related features we currently offer to consumers. See “–Legal Proceedings.”

         Employees. We had approximately 12,000 employees at March 31, 2002, most who are located in the United States. We generally consider relations with our employees to be good.

         Although a total of approximately 100 employees in four of our field offices have voted to unionize, we are not currently a party to any collective bargaining agreements. However, we are currently negotiating collective bargaining agreements at these offices.

         Properties. The following table sets forth certain information concerning ECC’s material properties:

		Approximate	Owned or
Description/Use	Location	Square Footage	Leased

Corporate headquarters and customer service center	Littleton, Colorado	156,000	Owned

EchoStar Technologies Corporation office and distribution center	Englewood, Colorado	155,000	Owned

EchoStar Technologies Corporation engineering offices	Englewood, Colorado	57,200	Owned

Digital broadcast operations center	Cheyenne, Wyoming	144,000	Owned

Digital broadcast operations center	Gilbert, Arizona	120,000	Owned

Customer service center	McKeesport, Pennsylvania	100,000	Leased

Customer service center	El Paso, Texas	100,000	Owned

Customer service center	Christiansburg, Virginia	100,000	Owned

Customer service center	Thornton, Colorado	55,000	Owned

Customer service center	Bluefield, West Virginia	51,000	Owned

Warehouse and distribution center	Atlanta, Georgia	160,000	Leased

Warehouse and distribution center	Denver, Colorado	132,800	Leased

Warehouse and distribution center	Sacramento, California	78,500	Owned

European headquarters and warehouse	Almelo, The Netherlands	53,800	Owned

         Legal Proceedings.

         Fee Dispute. EchoStar had a contingent fee arrangement with the attorneys who represented it in prior litigation with The News Corporation, Ltd. The contingent fee arrangement provides for the attorneys to be paid a percentage of any net recovery obtained by EchoStar in the News Corporation litigation. The attorneys asserted that they might be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement. EchoStar consistently maintained that the demand significantly overstated the amount to which the attorneys might reasonably be entitled.

         During mid-1999, EchoStar initiated litigation against the attorneys in the Arapahoe County, Colorado, District Court arguing that the fee arrangement was void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. The litigation was stayed while the arbitration proceeded. The arbitration hearing concluded on October 11, 2001. During the four week arbitration hearing, the attorneys presented a damage model for $56 million. EchoStar asserted even that amount significantly overstated the amount to which the attorneys might reasonably be entitled. During closing arguments, the attorneys presented a separate damage calculation for $111 million to the arbitration panel.

         On November 7, 2001, the arbitration panel awarded the attorneys approximately $40 million for its contingency fee under the fee agreement. In the award, the arbitration panel also dismissed EchoStar’s claims against the attorneys that it had initiated in the Arapahoe County, Colorado, District Court. Pursuant to the award, approximately $8 million was to be paid within 30 days of the award with the balance to be paid in equal quarterly principal installments over four years, commencing February 1, 2002. Interest is to be paid at the prime rate (calculated as the average amount for each relevant year as published daily in the Wall Street Journal), compounded annually. As a result of this award, EchoStar recorded a charge of approximately $30 million during 2001.

         On November 30, 2001, EchoStar filed a motion to vacate the award on the following grounds: (1) the award as issued violates public policy and cannot be enforced; and (2) the Panel exceeded its authority under Colorado Revised Statues Section 13-22-214(1)(a)(III). Alternatively, EchoStar requested that the Arapahoe County District Court modify the award to correct a calculation error.

         On May 3, 2002, the Arapahoe County District Court denied EchoStar’s motion to vacate. EchoStar intends to file an appeal. There can be no assurance that EchoStar will succeed in its effort to appeal the District Court’s denial of its motion to vacate or modify the arbitration award.

         WIC Premium Television Ltd. During July 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against General Instrument Corporation, HBO, Warner Communications, Inc., Joe Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar, and two of its wholly-owned subsidiaries, Echosphere Corporation and Dish, Ltd. EchoStar Satellite Corporation, EDBS, ETC, and EchoStar Satellite Broadcasting Corporation were subsequently added as defendants. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from activating receivers in Canada and form infringing any copyrights held by WIC.

         During September 1998, WIC filed another lawsuit in the Court of Queen’s Bench of Alberta Judicial District of Edmonton against certain defendants, including EchoStar. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited form Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada, together with damages in excess of $175 million.

         The Court in the Alberta action denied EchoStar’s Motion to Dismiss, and EchoStar’s appeal of such decision. The Court in the Federal action has stayed that case pending the outcome of the Alberta action. The case is now in discovery. EchoStar intends to vigorously defend the suit. Recently, the Supreme Court of Canada ruled that the receipt in Canada of programming from United States pay television providers is prohibited. While EchoStar was not a party to that case, the ruling could aversely affect EchoStar’s defense. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         Broadcast network programming. Until July 1998, EchoStar obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming did not violate the Satellite Home Viewer Act and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami Federal Court. The case remains pending in Miami. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

         In February 1999, the networks filed a “Motion for Temporary Restraining Order, Preliminary Injunction and Contemp Finding” against DIRECTV, Inc. in Miami related to the delivery of distant network channels to DIRECTV customers by satellite. DIRECTV settled this lawsuit with the networks. Under the terms of the settlement between DIRECTV and the networks, some DIRECTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DIRECTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

         In December 1998, the networks filed a Motion for Preliminary Injunction against EchoStar in the Miami Federal Court, and asked the Court to enjoin EchoStar from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. In March 2000, the networks filed an emergency motion again asking the Court to issue an injunction requiring EchoStar to turn off network programming to certain of its customers. At that time, the networks also argued that EchoStar’s compliance procedures violated the Satellite Home Viewer Improvement Act. EchoStar opposed the networks’ motion and again asked the Court to hear live testimony before ruling upon the networks’ injunction request.

         During September 2000, the Court granted the networks’ motion for preliminary injunction, denied the networks’ emergency motion and denied EchoStar’s request to present live testimony and evidence. The Court’s original order required EchoStar to terminate network programming to certain subscribers “no later than February 15, 1999,” and contained other dates with which it would be physically impossible to comply. The order imposes restriction on EchoStar’s past and future sale of distant ABC, NBC, CBS and FOX channels similar to those imposed on PrimeTime 24 (and, EchoStar believes, on DIRECTV and others). Some of those restrictions go beyond the statutory requirements imposed by the Satellite Home Viewer Act and the Satellite Home Viewer Improvement Act.

         On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required EchoStar to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network programming under the Court’s order. EchoStar appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the United States Court of Appeals for the Eleventh Circuit stayed the Florida court’s preliminary injunction order pending EchoStar’s appeal. At that time, the United States Court of Appeals for the Eleventh Circuit also expedited its consideration of EchoStar’s appeal.

         Oral argument before the United States Court of Appeals for the Eleventh Circuit was held on May 24, 2001. On September 17, 2001, the United States Court of Appeals for the Eleventh Circuit vacated the District Court’s nationwide preliminary injunction, which the United States Court of Appeals for the Eleventh Circuit had stayed in November 2000. The United States Court of Appeals for the Eleventh Circuit also rejected EchoStar’s First Amendment challenge to the Satellite Home Viewer Act, and the United States Supreme Court recently declined to review that decision. However, the United States Court of Appeals for the Eleventh Circuit found that the District Court had made factual findings that were clearly erroneous and not supported by the evidence, and that the District Court had misinterpreted and misapplied the law. The United States Court of Appeals for the Eleventh Circuit also found that the District Court came to the wrong legal conclusion concerning the grandfathering provision found in 17 U.S.C. Section 119(d); the United States Court of Appeals for the Eleventh Circuit reversed the District Court’s legal conclusion and instead found that this grandfathering provision allows subscribers who switch satellite carriers to continue to receive the distant network programming that they had been receiving. The United States Court of Appeals for the Eleventh

Circuit issued an order during January 2002, remanding the case to the Florida District Court. On March 26, 2002, the Florida District Court entered an order, set the trial in the matter for January 13, 2003 and also set a discovery and pretrial schedule. In this order, the District Court denied certain of EchoStar’s outstanding motions to compel discovery as moot and granted the networks’ motion to compel. On April 17, 2002, the District Court denied the networks’ motion for preliminary injunction as moot.

         In April 2002, EchoStar reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation. On April 4, 2002, EchoStar and ABC, Inc., filed a stipulation of dismissal. On April 16, 2002, the District Court entered an order dismissing the claims between ABC, Inc. and EchoStar.

         If after a trial the District Court enters an injunction against EchoStar, the injunction could force us to terminate delivery of distant network channels to a substantial portion of our distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to our other services. Management has determined that such terminations would result in a small reduction in our reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, as one of many possible remedies, prohibit all future sales of distant network programming by us, which would have a material adverse affect on our business.

         Gemstar. During October 2000, Starsight Telecast, Inc., a subsidiary of Gemstar-TV Guide International, Inc., filed a suit for patent infringement against EchoStar and certain of its subsidiaries in the United States District Court for the Western District of North Carolina, Asheville Division. The suit alleges infringement of United States Patent No. 4,706,121 (the “121 Patent”) which relates to certain electronic program guide functions. EchoStar has examined this patent and believes that it is not infringed by any of its products or services. EchoStar will vigorously defend against this suit. On March 30, 2001, the court stayed the action pending resolution of the International Trade Commission matter discussed below.

         In December 2000, EchoStar filed suit against Gemstar-TV Guide (and certain of its subsidiaries) in the United States District Court for the District of Colorado alleging violations by Gemstar of various federal and state anti-trust laws and laws governing unfair competition. The lawsuit seeks an injunction and monetary damages. Gemstar filed counterclaims alleging infringement of United States Patent Nos. 5,923,362 and 5,684,525 that relate to certain electronic program guide functions. EchoStar examined these patents and believe they are not infringed by any of its products or services. In August 2001, the Federal Multi-District Litigation panel combined this suit, for discovery purposes, with other lawsuits asserting antitrust claims against Gemstar, which had previously been filed by other plaintiffs. In January 2002, Gemstar dropped the counterclaims of patent infringement. On March 6, 2002, the Court denied Gemstar’s Motion to Dismiss EchoStar’s antitrust claims. Accordingly, Gemstar was required to file its formal answer, which it did on March 26, 2002. In its answer, Gemstar asserts new patent infringement counterclaims regarding U.S. Patent Nos. 4,908,713 and 5,915,068 (which is expired). These patents related to onscreen programming of VCRs. EchoStar has examined these patents and believes that they are not infringed by any of its products or services.

         In February 2001, Gemstar filed patent infringement actions against EchoStar in district court in Atlanta, Georgia and in the International Trade Commission (“ITC”). These suits allege infringement of United States Patent Nos. 5,252,066, 5,479,268 and 5,809,204 all of which relate to certain electronic program guide functions. In addition, the ITC action alleges infringement of the 121 Patent which is asserted in the North Carolina case. In the Atlanta District Court case, Gemstar seeks damages and an injunction. The North Carolina and Atlanta cases have been stayed pending resolution of the ITC action. ITC actions typically proceed according to an expedited schedule. In December 2001, the ITC held a 15-day hearing before an administrative judge. Prior to the hearing, Gemstar dropped its allegations regarding United States Patent No. 5,252,066 with respect to which EchoStar had asserted substantial allegations of inequitable conduct. The hearing addressed, among other things, Gemstar’s allegations of patent infringement and respondents’ (SCI, Scientific Atlanta, Pioneer and EchoStar) allegations of patent misuse. On June 21 2002, Administrative Law Judge Paul J. Luckern issued a Final Initial Determination finding that none of the patents asserted by Gemstar had been infringed. In addition, Judge Luckern found that Gemstar was guilty of patent misuse with respect to the 121 Patent. Petitions to have the full ITC review Judge Luckern’s decision must be filed by July 5, 2002. If the ITC were to overturn Judge Luckern’s decision, such an adverse decision could temporarily halt the import of EchoStar’s receivers and could require EchoStar to materially modify certain user-friendly electronic programming guides and related features EchoStar currently offer to consumers. Nevertheless, based upon its review of these patents, and based upon Judge Luckern’s decision, EchoStar believes these patents are not infringed by any of its products or services. EchoStar will continue to vigorously contest the ITC, North Carolina and Atlanta allegations of infringement and will, among other things, continue to challenge both the validity and enforceability of the asserted patents. EchoStar is providing a defense and indemnification to SCI in the ITC and Atlanta cases pursuant to the terms of their contract.

         During 2000, Superguide Corp. also filed suit against EchoStar, DIRECTV and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211, 5,293,357 and 4,751,578 which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide seeks injunctive and declaratory relief and damages in an unspecified amount. It is our understanding that these patents may be licensed by Superguide to Gemstar. Gemstar has been added as a party to this case and is now asserting these patents against EchoStar. EchoStar has examined these patents and believe that they are not infringed by any of its products or services. A Markman ruling was issued by the court and in response to that ruling EchoStar has filed motions for summary judgment of non-infringement for each of the asserted patents. Gemstar has filed a motion for summary judgment of infringement with respect to one of the patents. Decisions on these outstanding summary judgment motions are expected during the summer of 2002. EchoStar will continue to vigorously defend this case and to press its patent misuse defenses against Gemstar.

         In the event it is ultimately determined that EchoStar infringes on any of the aforementioned patents, EchoStar may be subject to substantial damages, including the potential for treble damages, and/or an injunction that could require EchoStar to materially modify certain user friendly electronic programming guide and related features it currently offers to consumers. It is too early to make an assessment of the probable outcome of the suits.

         IPPV Enterprises. IPPV Enterprises, LLC and MAAST, Inc. filed a patent infringement suit against EchoStar, and its conditional access vendor Nagra, in the United States District Court for the District of Delaware. The suit alleged infringement of five patents. One patent claim was subsequently dropped by plaintiffs. Three of the remaining patents disclose various systems for the implementation of features such as impulse-pay-per-view, parental control and category lock-out. The fourth remaining patent relates to an encryption technique. The Court entered summary judgment in EchoStar’s favor on the encryption patent. Plaintiffs had claimed $80 million in damages with respect to the encryption patent. On July 13, 2001, a jury found that the remaining three patents were infringed and awarded damages of $15 million. The jury also found that one of the patents was willfully infringed which means that the Judge is entitled to increase the award of damages. On post-trial motions, the Judge reduced damages to $7.33 million, found that one of the infringed patents was invalid, and reversed the finding of willful infringement. In addition, the Judge denied IPPV’s request for treble damages and attorney fees. EchoStar intends to file an appeal. Any final award of damages would be split between EchoStar and Nagra in percentages to be agreed upon between EchoStar and Nagra.

         California Actions. A purported class action was filed against EchoStar in the California State Superior Court for Alameda County during May 2001 by Andrew A. Werby. The complaint, relating to late fees, alleges unlawful, unfair and fraudulent business practices in violation of California Business and Professions Code Section 17200 et seq., false and misleading advertising in violation of California Business and Professions Code Section 17500, and violation of the California Consumer Legal Remedies Act. On September 24, 2001, EchoStar filed an answer denying all material allegations of the complaint. On September 27, 2001, the Court entered an Order Pursuant to Stipulation for a provisional certification of the class, for an orderly exchange of information and for mediation. The provisional Order specifies that the class shall be de-certified upon notice if mediation does not resolve the dispute. The matter is currently in mediation. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar intends to deny all liability and to vigorously defend the lawsuit.

         A purported class action relating to the use of terms such as “crystal clear digital video,” “CD-quality audio,” and “on-screen program guide,” and with respect to the number of channels available in various programming packages, has also been filed against EchoStar in the California State Superior Court for Los Angeles County by David Pritikin and by Consumer Advocates, a nonprofit unincorporated association. The complaint alleges breach of express warranty and violation of the California Consumer Legal Remedies Act, Civil Code Sections 1750, et. seq., and the California Business & Professions Code Sections 17500, 17200. EchoStar filed an answer and the case is currently in discovery. Plaintiffs filed their motion for class certification on January 21, 2002 and EchoStar filed its opposition. The Court will conduct a hearing on class certification on June 28, 2002. EchoStar has also filed its Motion for Summary Judgment and Motion for Summary Adjudication. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar denies all liability and intends to vigorously defend the lawsuit.

         Retailer Class Actions. EchoStar has been sued by retailers in three separate purported class actions. In two separate lawsuits filed in the District Court, Arapahoe County, State of Colorado and the United States District Court for the District of Colorado, respectively, Air Communication & Satellite, Inc. and John DeJong, et. al. filed lawsuits on October 6, 2000 on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify nationwide classes allegedly brought on behalf of persons, primarily retail dealers, who were alleged signatories to certain retailer agreements with EchoStar Satellite Corporation. The plaintiffs are requesting the Courts to declare certain provisions of the alleged agreements invalid and unenforceable, to declare that certain changes to the agreements are invalid and unenforceable, and to award damages for lost commissions and payments, charge backs, and other compensation. EchoStar intends to vigorously defend against the suits and to assert a variety of counterclaims. The trial court in Arapahoe County entered an order prohibiting EchoStar from communicating with members of the putative class concerning the litigation. EchoStar petitioned the Supreme Court, and the Supreme Court of Colorado ruled that corrective notice must be sent to putative class members. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. A class certification hearing for the Arapahoe County court action is scheduled for November 1, 2002. The United States District Court for the District of Colorado recently stayed the Federal Court action to allow the parties to pursue a comprehensive adjudication of their dispute in the Arapahoe County State Court.

         Satellite Dealers Supply, Inc. filed a lawsuit in the United States District Court for the Eastern District of Texas on September 25, 2000, on behalf of itself and a class of persons similarly situated. The plaintiff is attempting to certify a nationwide class on behalf of sellers, installers, and servicers of satellite equipment who contract with EchoStar and claim the alleged class has been “subject to improper chargebacks.” The plaintiff alleges that EchoStar: (1) charged back certain fees paid by members of the class to professional installers in violation of contractual terms; (2) manipulated the accounts of subscribers to deny payments to class members; and (3) misrepresented to class members who own certain equipment related to the provision of satellite television service. On September 18, 2001, the Court granted EchoStar’s Motion to Dismiss for Lack of Personal Jurisdiction. Plaintiff Satellite Dealers Supply has moved for reconsideration of the Court’s order dismissing the case. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         PrimeTime 24 Joint Venture. PrimeTime 24 Joint Venture filed suit against EchoStar during September 1998 seeking damages in excess of $10 million and alleging breach of contract, wrongful termination of contract, interference with contractual relations, trademark infringement and unfair competition. EchoStar’s Motion for Summary Judgment was granted with respect to PrimeTime 24’s claim of interference with contractual relations and unfair competition. Plaintiff’s Motion for Summary Judgment was granted with respect to its breach of contract claim for fees during the period from May 1998 through July 19, 1998. It is ultimately up to a jury to determine the amount of fees owed for this period. It is too early to make an assessment of the probable outcome of the remainder of the litigation or to determine the extent of any additional potential liability or damages.

         Satellite Insurance. In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million. EchoStar’s insurance carriers offered it a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers offered to pay only part of the $219.3 million claim because they allege EchoStar did not abide by the exact terms of the insurance policy. The insurers also assert that EchoStar IV was not a constructive total loss, as that term is defined in the policy. EchoStar strongly disagrees and filed an arbitration claim against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that EchoStar will receive the amount claimed or, if EchoStar does, that it will retain title to EchoStar IV with its reduced capacity. Based on the carriers’ failure to pay the amount EchoStar believes is owned under the policy and their improper attempts to force EchoStar to settle for less than the full amount of EchoStar’s claim, EchoStar has added causes of action in its EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices.

         In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect our financial position or results of operations.

MANAGEMENT

         Directors and Officers. We are a direct wholly-owned subsidiary of EBC and our ultimate parent is ECC. The following table sets forth information concerning certain officers and directors of ECC and us:

Name	Age	Position

O. Nolan Daines	42	Director of ECC

Peter A. Dea	48	Director of ECC

James DeFranco	49	Executive Vice President and Director of ECC and us

Michael T. Dugan	53	President, Chief Operating Officer and Director of ECC

Cantey Ergen	47	Director of ECC

Charles W. Ergen	49	Chairman and Chief Executive Officer of ECC and Director of us

Raymond L. Friedlob	57	Director of ECC

Soraya Hesabi-Cartwright	42	Executive Vice President of DISH Network

Mark W. Jackson	41	Senior Vice President of EchoStar Technologies Corporation

Michael Kelly	40	Senior Vice President of DISH Network Service Corporation

Michael R. McDonnell	38	Senior Vice President and Chief Financial Officer of ECC and us

Jean-Marie Messier	45	Director of ECC

David K. Moskowitz	44	Senior Vice President, General Counsel, Secretary and Director of ECC and us

Steven B. Schaver	48	President of EchoStar International Corporation

         O. Nolan Daines. Mr. Daines is currently consulting for various privately-held companies. In 1993, Mr. Daines founded DiviCom, Inc. (“DiviCom”), where he held various executive officer positions from the formation of DiviCom until October 1999. DiviCom is a global provider of standards-based MPEG-2 encoding product systems for digital video broadcasting. DiviCom’s product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services. Mr. Daines was appointed to ECC’s Board of Directors in March 1998, and has served as member of ECC’s Audit Committee. In addition, until May 5, 2002, Mr. Daines served as a member of ECC’s Executive Compensation Committee. Mr. Daines is also a member of the executive team working to assure a smooth transition of personnel and operations in connection with the Hughes merger, and will be compensated as a consultant for his efforts.

         Peter A. Dea. Since June 2001, Mr. Dea has served of ECC’s Board of Directors and as a member of the Audit Committee. Mr. Dea was also appointed to the Executive Compensation Committee in May 2002. Mr. Dea has served as President, Chief Executive Officer and a director of Western Gas Resources since November 1, 2001. He previously served as Chairman of the Board of Directors of Barrett Resources Corporation from April 2000 to August 2001 and as Chief Executive Officer from November 1999 to August 2001. In addition, Mr. Dea served as Vice Chairman of Barrett Resources from November 1999 until April 1, 2000, as Executive Vice President–Exploration from December 1998 until November 1999 and as Senior Vice President–Exploration of Barrett Resources from June 1996 until December 1998.

         James DeFranco. Mr. DeFranco, currently the Executive Vice President of ECC, has been a Vice President and a Director of ECC since its formation in 1980 and, during the past five years, has held various executive officer and director positions with ECC’s subsidiaries.

         Michael T. Dugan. Mr. Dugan has served as President and Chief Operating Officer of ECC since April 2000 and, in that capacity, is responsible for, among other things, all operations at ECC. Mr. Dugan was appointed to ECC’s Board of Directors in May 2002. Prior to that time, he served as President of EchoStar Technologies Corporation. Previously, Mr. Dugan served as Senior Vice President of the consumer products division of ECC. Mr. Dugan has been with ECC since 1990.

         Cantey Ergen. Mrs. Ergen has served on ECC’s Board of Directors since May 2001. Over the past 21 years, Mrs. Ergen has had a variety of operational and administrative responsibilities at ECC. Since 2000, Mrs. Ergen has also served on the Board of Directors of The Children’s Hospital Foundation, a Denver, Colorado based non-profit organization dedicated to improving the health of children in Denver, in Colorado, and in the region, as well as the Advisory Board and Nominating Committee of the Girl Scouts USA Mile Hi Council, also based in Denver, Colorado. Mrs. Ergen, along with Charles Ergen, her spouse, and James DeFranco, was a co-founder of ECC in 1980.

         Charles W. Ergen. Mr. Ergen has been Chairman of the Board of Directors and Chief Executive Officer of ECC since its formation and, during the past five years, has held various executive officer and director positions with ECC’s subsidiaries. Mr. Ergen, along with Cantey Ergen, his spouse, and James DeFranco, was a co-founder of ECC in 1980.

         Raymond L. Friedlob. Mr. Friedlob has been a Director of ECC and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob has been a member of the law firm of Friedlob Sanderson Paulson & Tourtillott, LLC since 1995, where he specializes in federal securities law, corporate law, transportation and taxation.

         Soraya Hesabi-Cartwright. Ms. Hesabi-Cartwright was named Executive Vice President of DISH Network in April 2000. Ms. Hesabi-Cartwright served as Senior Vice President of Human Resources and Customer Service from November 1998 until April 2000. Ms. Hesabi-Cartwright joined ECC in 1994 as Director of Human Resources and was promoted to Vice President of Human Resources in 1996. During, 1996, Ms. Hesabi-Cartwright transferred to ECC’s Customer Service Center as Vice President of Customer Service, where she served until her promotion in 1998.

         Mark W. Jackson. Mr. Jackson was named Senior Vice President of EchoStar Technologies Corporation in April 2000. Mr. Jackson served as Senior Vice President of Satellite Services from December 1997 until April 2000. From April 1993 until December 1997 Mr. Jackson served as Vice President, Engineering at EchoStar.

         Michael Kelly. Mr. Kelly joined ECC in March 2000 as Senior Vice President of International Programming upon consummation of ECC’s acquisition of Kelly Broadcasting Systems, Inc. During June 2001, Mr. Kelly’s responsibilities were expanded and his title was changed to Senior Vice President of DISH Network Service Corporation. From January 1991 until March 2000, Mr. Kelly served as President of Kelly Broadcasting Systems, Inc. where he was responsible for all components of the business, including operations, finance, and international and domestic business development.

         Michael R. McDonnell. Mr. McDonnell joined ECC in August 2000 as Senior Vice President and Chief Financial Officer. Mr. McDonnell is responsible for all accounting and finance functions of the Company. Prior to joining ECC, Mr. McDonnell was a Partner with PricewaterhouseCoopers LLP, serving on engagements for companies in the technology and information communications industries.

         Jean-Marie Messier. Mr. Messier has served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi Universal, S.A. since December 2000 and as a Director of ECC since January 2002. He served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi from June 1996 until December 2000. Mr. Messier joined Compagnie Generale des Eaux (renamed Vivendi in 1998) in November 1994 as Chief Executive Officer and Chairman of the Executive Committee. Prior to his appointment at Vivendi, Mr. Messier was General Partner of the investment bank Lazard Freres et Cie from 1989 to 1994. Mr. Messier is a member of the boards of directors of Alcatel, BNP-Paribas, Cegetel Compagnie de Saint-Gobain, LVMH-Moet Hennessy Louis Vuitton, The New York Stock Exchange, UGC and USA Networks and is Chairman of the Supervisory Board of Groupe Canal+.

         David K. Moskowitz. Mr. Moskowitz is the Senior Vice President, Secretary and General Counsel of ECC. Mr. Moskowitz joined ECC in March 1990 and is responsible for all legal and regulatory affairs and certain business functions for ECC and its subsidiaries. Mr. Moskowitz was appointed to ECC’s Board of Directors in March 1998. During the past five years, Mr. Moskowitz also has held various executive officer and director positions with ECC’s subsidiaries.

         Steven B. Schaver. Mr. Schaver was named President of EchoStar International Corporation in April 2000. Mr. Schaver also served as ECC’s Chief Financial Officer from February 1996 through August 2000, and served as ECC’s Chief Operating Officer from November 1996 until April 2000. From November 1993 to February 1996, Mr. Schaver was the Vice President of ECC’s European and African operations.

         Executive Compensation. Executive officers are compensated by certain subsidiaries of ECC. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2001, 2000 and 1999 for the Named Executive Officers.

Summary Compensation Table

					Long Term
					Compensation
					Awards
					Securities	All Other
Name and Principal				Other Annual	Underlying	Compensation
Position	Year	Salary	Bonus (1)	Compensation	Options (#)(2)	(3)

Charles W. Ergen	2001	$250,006	$750,000	$—	—	$13,794

Chairman and Chief	2000	250,000	750,000	—	500,000	28,813

Executive Officer	1999	250,007	500,000	—	520,000	26,798

David K. Moskowitz	2001	$119,230	$187,500	$—	—	$4,499

Senior Vice President,	2000	192,307	—	—	—	14,328

General Counsel and	1999	194,789	500,000	—	520,000	15,303

Director

Michael R. McDonnell (4)	2001	$200,000	$93,750	$—	—	$4,070

Senior Vice President and	2000	96,923	30,000	—	50,000	—

Chief Financial Officer	1999	—	—	—	—	—

Michael T. Dugan	2001	$250,000	$—	$—	—	$4,499

President and Chief	2000	242,311	—	—	500,000	14,328

Operating Officer	1999	221,154	—	—	520,000	15,303

Soraya Hesabi-Cartwright	2001	$225,000	$—	$—	—	$4,499

Executive Vice President	2000	216,365	—	—	250,000	14,328

–Dish Network	1999	196,971	—	—	1,160,000	15,303

(1)	A portion of the bonuses included in each year were earned in that year, but not paid until the following year.

(2)	During the year ended December 31, 2001, there were no stock options granted to the Named Executive Officers.

(3)	“All Other Compensation” includes amounts contributed to ECC’s 401(k) Plan on behalf of the Named Executive Officers and compensation related to the EchoStar VI Launch Bonus stock award during April 2001.

With respect to Messrs. Ergen and McDonnell for 2001 and 2000, “All Other Compensation” also includes payments made in connection with a tax indemnification agreement between ECC and these individuals.

(4)	Mr. McDonnell joined ECC in August 2000.

         The following table provides information as of December 31, 2001, concerning unexercised options to purchase class A common stock of ECC:

Aggregated Option Exercises in Last Fiscal year and Fiscal year End Option Values

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options at December 31,		Money Option at December 31,
			2001 (#)		2001 ($)(1)

	Number of Shares
	Acquired on
Name	Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles W. Ergen	43,603	$1,149,685	207,649	520,000	$2,503,945	$2,711,460

David K. Moskowitz	—	—	305,398	120,000	7,624,835	2,762,400

Michael R. McDonnell	—	—	10,000	40,000	—	—

Michael T. Dugan	—	—	793,888	534,112	17,400,591	3,120,068

Soraya Hesabi-	—	—	384,764	679,952	7,308,713	10,388,293

Cartwright

(1)	The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of shares of class A common stock of ECC underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a share of class A common stock of ECC on December 31, 2001.

         Executive Compensation Committee Interlocks and Insider Participation. Prior to October 1995, ECC did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation. During 2001, the Executive Compensation Committee consisted of Messrs. Friedlob and Daines. Mr. Friedlob is a partner in the law firm of Friedlob Sanderson Paulson & Tourtillott, LLC, which billed ECC approximately $137,000 in fees related to legal services and securities offerings in 2001, of which approximately $88,000 was ultimately paid by third parties.

         Director Compensation. ECC’s Directors who are not also employees receive $1,000 for each meeting of the Board of Directors attended. Except with respect to ECC’s annual meetings, ECC’s Directors who are not also employees do not receive separate reimbursement of travel costs to attend Board of Director meetings. ECC’s Directors who are employees are not compensated for their services as Directors. ECC’s Directors are elected annually by the shareholders of ECC. Directors who are not also employees of ECC are granted options under the 1995 or 2001 Non-employee Director Stock Option Plans, which we refer to, respectively, as the 1995 Director Plan and the 2001 Director Plan, to acquire class A common stock of ECC upon election to the Board of Directors.

         Mr. Friedlob was granted an option to acquire 8,000 shares of class A common stock of ECC on December 22, 1995 pursuant to the 1995 Director Plan. These options were 100% vested upon issuance and had an exercise price of $2.53125 per share and a term of five years. These options were repriced to $2.1250 per share during July 1997, as discussed below. In February 1997, Mr. Friedlob was granted an option to acquire 40,000 shares of class A common stock of ECC. These options were 100% vested upon issuance and have an exercise price of $2.1250 and a term of five years. Additionally, in February 1999, Mr. Friedlob was granted an option to acquire 40,000 shares of class A common stock of ECC. These options were 100% vested upon issuance and have an exercise price of $6.00 and a term of five years. Mr. Friedlob was granted an option to acquire an additional 10,000 shares of class A common stock of ECC during June 2000. These options were 100% vested upon issuance and have an exercise price of $33.109 and a term of five years.

         In March 1998, upon appointment to ECC’s Board of Directors, Mr. Daines was granted an option to acquire 8,000 shares of class A common stock of ECC, pursuant to the 1995 Director Plan. These options were 100% vested upon issuance, have an exercise price of $2.75, and a term of five years. Additionally, in February 1999, Mr. Daines was granted an option to acquire 40,000 shares of class A common stock of ECC. These options were 100% vested upon issuance, have an exercise price of $6.00, and a term of five years. Mr. Daines was granted an option to acquire an additional 10,000 shares of class A common stock of ECC during June 2000. These options were 100% vested upon issuance and have an exercise price of $33.109 and a term of five years.

         In June 2001, upon appointment to ECC’s Board of Directors, Mr. Dea was granted an option to acquire 10,000 shares of class A common stock of ECC, pursuant to the 2001 Director Plan. These options were 100% vested upon issuance and have an exercise price of $32.42, and a term of five years.

         Stock Incentive Plans. ECC adopted Incentive Plans to provide incentives to attract and retain Executive Officers and other key employees. ECC’s Executive Compensation Committee administers the Incentive Plans. Key employees are eligible to receive awards under the Incentive Plans at the Committee’s discretion.

         Awards available under the Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. ECC has reserved up to 160 million shares of its class A common stock for granting awards under the Incentive Plans. Under the terms of the Incentive Plans, the Executive Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

         Pursuant to the Incentive Plans, ECC has granted options to its Executive Officers and other key employees for the purchase of a total of 51,596,900 shares of class A common stock of ECC. Options to purchase 27,747,593 shares of class A common stock of ECC were outstanding as of December 31, 2001. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options, which have generally been equal to or greater than the fair market value at the date of grant, have ranged from $1.16625 to $79.00 per share of class A common stock of ECC. Certain of these stock options were repriced as described below.

         Effective July 1, 1997, the Executive Compensation Committee voted to reprice all outstanding options with an exercise price greater than $2.125 per share of class A common stock of ECC to $2.125 per share of class A common stock. The price to which the options were repriced exceeded the fair market value of a share of class A common stock of ECC as of the date of repricing. The market value of class A common stock of ECC on the date of repricing was $1.90625 per share of class A common stock. The Executive Compensation Committee and the Board of Directors indicated that they would not typically consider reducing the exercise price of previously granted options. However, the Executive Compensation Committee and the Board of Directors recognized that certain events beyond the reasonable control of the employees of ECC had significantly reduced the incentive those options were intended to create. It was the expectation of the Executive Compensation Committee and the Board of Directors that by reducing the exercise price of these options to $2.125, the intended incentive would be restored in part.

         The following table provide information concerning the repricing of Incentive Plan stock options:

Ten-Year Option Repricing

		Number of
		Securities
		Underlying	Market Price of	Exercise Price	New	Length of Original
		Options	Stock at Time of	at Time of	Exercise	Term Remaining at
Name and Position	Date	Repriced (#)	Repricing ($)	Repricing ($)	Price ($)	Date of Repricing

Charles W. Ergen	July 1, 1997	117,640	$1.90625	$2.3375	$2.125	3 years, 354 days

Chairman and Chief Executive Officer	July 1, 1997	136,240	1.90625	3.6700	2.125	5 years, 31 days

Michael T. Dugan	July 1, 1997	79,016	1.90625	2.5313	2.125	4 years, 174 days

President, EchoStar Technologies Corporation	July 1, 1997	149,880	1.90625	3.3359	2.125	5 years, 31 days

Steven B. Schaver	July 1, 1997	118,512	1.90625	2.5313	2.125	4 years, 174 days

Chief Operating Officer and Chief Financial Officer

David K. Moskowitz	July 1, 1997	118,512	1.90625	2.5313	2.125	4 years, 174 days

Senior Vice President, General Counsel and Director	July 1, 1997	59,960	1.90625	3.3359	2.125	5 years, 31 days

Mark W. Jackson	July 1, 1997	79,016	1.90625	2.5313	2.125	4 years, 174 days

Senior Vice President – Satellite Services	July 1, 1997	89,920	1.90625	3.3359	2.125	5 years, 31 days

Michael S. Schwimmer	July 1, 1997	59,960	1.90625	3.3359	2.125	5 years, 31 days

Vice President – Programming

         Long Term Incentive Plan. During 1999, ECC adopted the 1999 Long Term Incentive Plan which provided certain key employees a contingent incentive including stock options. Vesting of these options is contingent on meeting certain longer-term goals, which would be met upon the consummation of the proposed merger with Hughes. The vesting of these options will not accelerate as result of the proposed merger with Hughes. As the probability of achieving these goals cannot be reasonably predicted to date, no compensation was recorded related to these long-term options. We will continue to evaluate the likelihood of achieving these long-term goals and will record the related compensation at the time achievement of these goals becomes probable. Such compensation, if recorded, could result in material non-cash stock-based compensation expense in our statements of operations.

         Launch Bonus Plan. During 2000, in connection with the launch of ECC’s sixth satellite, ECC granted a performance award of ten shares of class A common stock of ECC to all eligible employees. Eligible employees included full-time employees of ECC or one of its subsidiaries, with a hire date on or before April 1, 2000, and part-time employees of ECC or one of its subsidiaries with a hire date on or before April 1, 2000 who had worked at least 1,000 hours prior to April 1, 2001. All eligible employees must have also been continuously employed with ECC or one of its subsidiaries from April 1, 2000 through March 31, 2001. Issuance of the shares of class A common stock of ECC was contingent upon the successful launch and operation of EchoStar VI and was also contingent on there being no insurance claims and no losses prior to the issuance date related to EchoStar IV, including in-orbit performance. During 2001, ECC distributed approximately 35,000 shares of class A common stock of ECC pursuant to the EchoStar VI launch bonus plan.

         401(k) Plan. In 1983, ECC adopted a defined-contribution tax-qualified 401(k) Plan. ECC’s employees become eligible for participation in the 401(k) Plan upon completing six months of service with ECC and reaching age 19.

         401(k) Plan participants may contribute between 1% and 15% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. ECC may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. ECC may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) Plan with the approval of the Board of Directors. During 2001, ECC contributed approximately $2 million in cash to the 401(k) Plan related to its 2000 discretionary contribution and accrued approximately $6.7 million related to its 2002 discretionary contribution.

         401(k) Plan participants are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) Plan participants’ accounts is based on years of service. A participant becomes 20% vested after one year of service, 40% vested after two years of service, 60% vested after three years of service, 80% vested after four years of service, and 100% vested after five years of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 2001, the law firm of Friedlob Sanderson Paulson & Tourtillott, LLC billed ECC approximately $137,000 in fees related to certain of ECC’s 2000 and 2001 securities offerings and other corporate legal advice, of which approximately $88,000 was ultimately paid by third parties. Mr. Friedlob, a member of ECC’s Board of Directors, is a member in that law firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, to the best knowledge of ECC, the beneficial ownership of ECC’s voting securities as of May 31, 2002 by: (i) each person known by ECC to be the beneficial owner of more than five percent of any class of ECC’s voting shares; (ii) each Director of ECC; (iii) the Named Executive Officers; and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Number of Shares	Percentage of Class

Class A common stock of ECC (2):

Charles W. Ergen (3), (4), (20)	241,004,823	50.2%

Cantey Ergen (5), (20)	240,832,823	50.1%

Vivendi Universal (6)	57,604,790	19.2%

FMR Corp. (7)	38,393,945	15.9%

Massachusetts Financial Services Company (8)	32,602,600	13.5%

Putnam Investments, LLC (9)	17,579,830	7.3%

James DeFranco (10), (20)	7,867,515	3.3%

Michael T. Dugan (11), (20)	1,056,887	**

David K. Moskowitz (12), (20)	867,618	**

Soraya Hesabi-Cartwright (13), (20)	565,309	**

O. Nolan Daines (14)	58,000	**

Raymond L. Friedlob (15)	38,000	**

Michael R. McDonnell (16), (20)	20,454	**

Peter A. Dea (17)	10,000	**

Jean Marie Messier (18)	10,000	**

Name (1)	Number of Shares	Percentage of Class

All Directors and Executive Officers as a group (15 persons)(19), (20)	251,879,039	52.0%

Class B common stock of ECC:

Charles W. Ergen	238,435,208	100.0%

Cantey Ergen	238,435,208	100.0%

All Directors and Executive Officers as a Group (15 persons)	238,435,208	100.0%

Series D preferred stock of ECC:

Vivendi Universal (6)	5,760,479	100.0%

** Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 5701 South Santa Fe Drive, Littleton, Colorado 80120.

(2)	The following table sets forth, to the best knowledge of ECC, the actual ownership of ECC’s class A common stock (including options exercisable within 60 Days) as of May 31, 2002 by: (i) each person known by ECC to be the beneficial owner of more than five percent of any class of ECC’s voting shares; (ii) each director or nominee of ECC; (iii) each Named Executive Officer; and (iv) all Directors and Executive Officers as a group:

Name	Number of Shares	Percentage of Class

Class A common stock of ECC:

FMR Corp.	38,393,945	15.9%

Massachusetts Financial Services Company	32,602,600	13.5%

Putnam Investments, LLC	17,579,830	7.3%

James DeFranco	7,867,519	3.2%

Charles W. Ergen	2,669,615	1.1%

Cantey Ergen	2,397,615	**

Michael T. Dugan	1,056,887	**

David K. Moskowitz	867,618	**

Soraya Hesabi-Cartwright	565,309	**

O. Nolan Daines	58,000	**

Raymond L. Friedlob	38,000	**

Michael R. McDonnell	20,454	**

Peter A. Dea	10,000	**

Jean-Marie Messier	10,000	**

All Directors and Executive Officers as a group (15 persons)	13,443,831	5.5%

** Less than 1%.

(3)	Mr. Ergen beneficially owns all of the ECC class A common stock owned by his spouse, Mrs. Ergen. Includes: (i) 18,336 shares of class A common stock of ECC held in the 401(k) Employee Savings Plan, which we refer to as the 401(k) Plan; (ii) the right to acquire 272,000 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options; (iii) 238,435,208 shares of class A common stock of ECC issuable upon conversion of Mr. Ergen’s class B common stock of ECC; and (iv) 4,800 shares of class A common stock of ECC held as custodian for his minor children.

(4)	The percentage of total voting power held by Mr. Ergen is approximately 91%, after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days.

(5)	Mrs. Ergen beneficially owns all of ECC’s class A common stock owned by her spouse, Mr. Ergen. Includes: (i) 18,336 shares of class A common stock of ECC held in the 401(k) Plan; (ii) 238,435,208 shares of class A common stock of ECC issuable upon conversion of Mr. Ergen’s class B common stock of ECC; and (iii) 4,800 shares of class A common stock of ECC held as custodian for her minor children.

(6)	The address of Vivendi Universal is 375 Park Avenue, New York, New York 10152. Vivendi Universal is the parent company of Groupe Canal+, a wholly owned subsidiary of Vivendi Universal. Financiere De Videocommunication is a wholly owned subsidiary of Groupe Cane+, and the owner of record of 5,760,479 shares of series D preferred stock of ECC. Each share of series D preferred stock is immediately convertible into ten shares of ECC class A common stock.

(7)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(9)	The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(10)	Includes: (i) 17,821 shares of class A common stock of ECC held in the 401(k) Plan; (ii) the right to acquire 104,000 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options; (iii) 56,008 shares of class A common stock of ECC held as custodian for his minor children; and (iv) 2,250,000 shares of class A common stock of ECC controlled by Mr. DeFranco as general partner of a partnership.

(11)	Includes: (i) 17,017 shares of class A common stock of ECC held in the 401(k) Plan; and (ii) the right to acquire 929,520 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options.

(12)	Includes: (i) 17,009 shares of class A common stock of ECC held in the 401(k) Plan; (ii) the right to acquire 377,398 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options; (iii) 1,328 shares of class A common stock of ECC held as custodian for his minor children; (iv) 8,184 shares of class A common stock of ECC held as trustee for Mr. Ergen’s children; (v) 99,999 shares of class A common stock of ECC held in trust for the Moskowitz Family; and (vi) 37,785 shares of class A common stock of ECC held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors..

(13)	Includes: (i) 2,129 shares of class A common stock of ECC held in the 401(k) Plan; and (ii) the right to acquire 551,130 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options.

(14)	Includes the right to acquire 58,000 shares of class A common stock of ECC within 60 days upon the exercise of non-employee director stock options.

(15)	Includes the right to acquire 38,000 shares of class A common stock of ECC within 60 days upon the exercise of non-employee director stock options.

(16)	Includes the right to acquire 20,000 shares of class A common stock of ECC within 60 days upon the exercise of employee options.

(17)	Includes the right to acquire 10,000 shares of class A common stock of ECC within 60 days upon the exercise of non-employee director stock options.

(18)	Includes the right to acquire 10,000 shares of class A common stock of ECC within 60 days upon the exercise of non-employee director stock options.

(19)	Class A and class B common stock of ECC beneficially owned by both Mr. And Mrs. Ergen is only included once in calculating the aggregate number of shares owned by Directors and Officers , as a group. Includes: (i) 98,006 shares of class A common stock of ECC held in the 401(k) Plan; (ii) the right to acquire 3,561,299 shares of class A common stock of ECC within 60 days upon the exercise of employee stock options; (iii) 2,250,000 shares of class A common stock of ECC held in a partnership; (iv) 238,435,208 shares of class A common stock of ECC issuable upon conversion of class B common stock of ECC; (v) 177,440 shares of class A common stock of ECC held in the name of, or in trust for, minor children and other family members; and (vi) 37,785 shares of class A common stock of ECC held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors.

(20)	Includes 1,365,467 shares of class A common stock of ECC over which Mr. Ergen has voting power as Trustee for the 401(k) Plan. These shares also are beneficially owned through investment power by each individual 401(k) Plan participant. The class A common stock of ECC individually owned by each of the Named Executives through their participation in the 401(k) Plan are included in each respective Named Executive’s information above.

DESCRIPTION OF THE NOTES

         The notes were issued under an indenture, dated as of December 28, 2001, to which we, the Guarantors and U.S. Bank National Association, as trustee, are parties. The terms of the exchange notes are substantially identical to the terms of the notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.

         The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the registration rights agreement and the notes because they, and not this description, define your rights as a holder of the notes. Copies of the indenture, the registration rights agreement and the notes are available to you upon request.

         You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.” In this section of the prospectus:

•	the terms “EDBS,” the “issuer,” “we,” “us,” “our” or similar terms refer only to EchoStar DBS Corporation and not to any of our subsidiaries;

•	references to “EBC” shall mean our direct parent, EchoStar Broadband Corporation, which owns 100% of our Equity Interests.

•	references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the notes; and

•	references to “ECC” shall mean our indirect parent, EchoStar Communications Corporation, together with each Wholly Owned Subsidiary of ECC that beneficially owns 100% of our Equity Interests, but only so long as ECC beneficially owns 100% of the Equity Interests of such subsidiary.

         The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Notes and the Guarantees

         The Notes

         The notes are:

•	general unsecured obligations of us;

•	ranked equally in right of payment with all of our existing and future senior debt;

•	ranked senior in right of payment to all of our other existing and future subordinated debt;

•	ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not Guarantors) or that are otherwise not Guarantors and of ETC or any of our Subsidiaries that constitutes a Non-Core Asset if ETC or such Subsidiary is released from its Guarantee pursuant to the covenant entitled “Certain Covenants – Dispositions of ETC and Non-Cor Assets,” (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities, if any; and

•	unconditionally guaranteed by the Guarantors.

         Although the notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the notes would be senior.

         The notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, “Change of Control Offer” and “Excess Proceeds Offer,” each as discussed under their respective subheadings, below.

         The Guarantees

         The notes are guaranteed by the Guarantors, which include substantially all of our direct and indirect Wholly Owned Restricted Subsidiaries. The Guarantees are:

•	general unsecured obligations of each Guarantor;

•	ranked equally in right of payment with all other Guarantees;

•	ranked equally in right of payment with all existing and future senior debt of such Guarantor;

•	ranked senior in right of payment to all other existing and future subordinated debt of such Guarantor; and

•	ranked effectively junior to secured obligations to the extent of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities, if any.

         As of December 31, 2001, there was:

•	approximately $ billion of outstanding debt ranking equally with the notes or the Guarantees, as the case may be; and

•	no outstanding debt ranking behind the notes.

         In addition to the $2.0 billion of indebtedness represented by the 1999 EDBS Notes, we will be required by the terms of the EBC Notes Indenture to make an exchange offer (the “EDBS Exchange Offer”) to exchange all of the outstanding EBC Notes for substantially identical notes of EDBS (the “EDBS Exchange Notes”) as soon as practical following March 22, 2002, the date on which we filed our annual report on Form 10-K with the SEC and were permitted to incur Indebtedness in an amount equal to the outstanding principal amount of EBC Notes under the Indebtedness to Cash Flow Ratio test contained in Section 4.09 of the 1999 EDBS Notes Indentures and such incurrence of Indebtedness would not otherwise cause any breach or violation of, or result in a default under the terms of the 1999 EDBS Note Indentures. Our Subsidiaries will guarantee the EDBS Exchange Notes to the same extent that those Subsidiaries guaranteed the 1999 EDBS Notes. We anticipate making this offer to exchange the EBC Notes shortly after the exchange contemplated by this prospectus is made.

         The EDBS Exchange Offer will be permitted under the indenture governing the notes at any time that it is permitted under the 1999 EDBS Notes Indentures. The EDBS Exchange Notes and the related subsidiary guarantees will rank equally with the 1999 EDBS Notes and the related subsidiary guarantees and equally with the notes and the Guarantees issued in this offering. In addition, the indenture governing the notes permits the Issuer and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the notes or the Guarantees, as the case may be, to the extent of such collateral.

         As of the date of the indenture, all of our Subsidiaries will be Restricted Subsidiaries other than E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Private Ltd. and Satrec Mauritius Ltd., which are “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

         The notes were issued in an aggregate principal amount of $700 million. Additional notes may be issued under the indenture from time to time, subject to the limitations set forth under “–Certain Covenants –Limitations on Incurrence of Indebtedness.” Any additional notes will be part of the same series as the notes offered hereby and will vote on all matters with the notes offered in this offering. The notes will mature on January 15, 2009.

         Interest on the notes accrues at the rate of 9 1/8% per annum and is payable semiannually in cash on each January 15 and July 15, commencing July 15, 2002 to holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months.

         The notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

         Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the notes. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors – The guarantees of the notes by our subsidiaries may be subject to challenge.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

         Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See “– Certain Covenants – Merger, Consolidation, or Sale of Assets.”

         The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

(1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the indenture (see “– Certain Covenants – Asset Sales”);

(2) if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

(3) if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

(4) without limiting the generality of the foregoing, in the case of ETC or any Guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of ETC or such Guarantor which constitutes a Non-Core Asset, respectively, if such sale or disposition is made in compliance with the applicable provisions of the indenture. See “– Certain Covenants – Dispositions of ETC and Non-Core Assets.”

Optional Redemption

         Except as provided in the next paragraph, the notes are not redeemable at our option prior to January 15, 2006. Thereafter, the notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of the years indicated below:

Year	Percentage

2006	104.563%

2007	102.281%

2008	100.000%

         Notwithstanding the foregoing, at any time prior to January 15, 2005, we may redeem up to 35% of the aggregate principal amount of the notes outstanding at a redemption price equal to 109.125% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such repurchase date, with the net cash proceeds of one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of our Equity Interests (other than Disqualified Stock) (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

•	at least 65% in aggregate principal amount of the notes originally issued remain outstanding immediately after the occurrence of such redemption; and

•	the sale of such Equity Interests is made in compliance with the terms of the indenture.

Selection and Notice

         If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

Change of Control Offer

         Upon the occurrence of a Change of Control, we will be required to make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (in either case, the “Change of Control Payment”). Within 15 days following any Change of Control, we shall mail a notice to each holder stating:

1.	that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control”;

2.	the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days after the date such notice is mailed (the “Change of Control Payment Date”);

3.	that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

4.	that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

5.	that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased;

6.	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

7.	any other information material to such holder’s decision to tender notes.

         We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control. If we fail to repurchase all of the notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading, “Certain covenants — Events of Default.”

         Except as described above with respect to a Change of Control, the indenture does not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

         Limitation on Restricted Payments. The indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a)	declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of ECC, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c)	purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the notes or the Guarantees, except in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness;

(d)	declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)	to us or any Wholly Owned Restricted Subsidiary; or

(ii)	to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e)	make any Restricted Investment (all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)	after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; and

(iii)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after the date of the indenture, is less than the sum of:

(A)	the difference of:

(x)	our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(y)	120% of our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)	an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “—Limitation on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us either from capital contributions from ECC, or from the issue or sale (including an issue or sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any our Subsidiaries), since the date of the indenture, but, in the case of any net cash proceeds, only to the extent such net cash proceeds are not used to redeem notes pursuant to the provision described in the second paragraph under the subheading “Optional Redemption;” plus

(C)	if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since the date of the indenture; plus

(D)	100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since the date of the indenture to the extent not included in our cumulative Consolidated Cash Flow; plus

(E)	to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since the date of the indenture resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).

         The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (11) and (12) below, no Default or Event of Default shall have occurred and be continuing):

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any of our Equity Interests in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from ECC or from the substantially concurrent issue or sale (including to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

(3)	Investments in an aggregate amount not to exceed $250 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (3);

(4)	Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of

(A)	$50 million, plus

(B)	50% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

(5)	cash dividends or distributions to ECC to the extent required for the purchase of employee stock options to purchase Capital Stock of ECC, or Capital Stock of ECC issued pursuant to the exercise of employee stock options to purchase Capital Stock of ECC, in an aggregate amount not to exceed $2 million in any calendar year and in an aggregate amount not to exceed $10 million since the date of the indenture;

(6)	a Permitted Refinancing (as defined below under the subheading “—Limitation on Incurrence of Indebtedness”);

(7)	Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from ECC or from the issue and sale (including a sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of ECC), on or after the date of the indenture; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, provided that such Investments are in businesses of the type described under “—Limitation on Activities of the Issuer;”

(8)	Investments in any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary, but which is a Guarantor;

(9)	Investments in businesses strategically related to businesses described in “—Limitation on Activities of the Issuer” in an aggregate amount not to exceed $100 million;

(10)	cash dividends or distributions to ECC to the extent required for the purchase of odd-lots of Equity Interests of ECC, in an aggregate amount not to exceed $10 million from the date of the indenture;

(11)	the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenants described under “—Dispositions of ETC and Non-Core Assets;” provided that all conditions to any such Restricted Payment set forth in such covenants are satisfied;

(12)	Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “—Asset Sales”;

(13)	any Restricted Payment permitted under the 1999 EDBS Notes Indentures and the EDBS Exchange Indenture, in each case as in effect on the date of the indenture, and the EDBS Exchange Indenture;

(14)	Investments which are used to pay for the construction, launch, operation or insurance of a satellite owned by any of our Subsidiaries in an amount not to exceed $200 million; and

(15)	Investments in a foreign direct-to-home satellite provider in an amount not to exceed $100 million, provided that the Investments are made through the supply of satellite receivers and related equipment to the provider, or the proceeds from the Investments are used to purchase satellite receivers and related equipment from ECC or a Subsidiary of ECC.

         Restricted Payments made pursuant to clauses (1), (2), (4), (7) (but only to the extent that net proceeds received by us as set forth in such clause (2) or (7) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (10) and (13) (but only to the extent such Restricted Payment is included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in the 1999 EDBS Notes Indentures, the EBC Notes Indenture or the EDBS Exchange indenture), in each case as in effect on the date of the indenture, or the EDBS Exchange Indenture), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

         Restricted Payments made pursuant to clauses (3), (5), (6), (7) (but only to the extent that net proceeds received by us as set forth in such clause (7) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (11), (12), (13) (to the extent such Restricted Payment is not included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in the 1999 EDBS Notes Indentures and the EBC Notes Indenture), in each case as in effect on the date of the indenture, or the EDBS Exchange Indenture), (14) and (15) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

         If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

         Not later than ten business days following a request from the Trustee, we shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of the request is permitted and setting forth the basis upon which the calculations required by the covenant “–Limitation on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements.

         Limitation on Incurrence of Indebtedness. The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis, the Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1.

         The foregoing limitation does not apply to any of the following incurrences of Indebtedness:

(1)	Indebtedness represented by the notes, the Guarantees and the indenture in an aggregate principal amount of $700 million;

(2)	the incurrence by us or any Guarantor of Acquired Subscriber Debt not to exceed $1,750 per Acquired Subscriber;

(3)	the incurrence by us or any Guarantor of Deferred Payments and letters of credit with respect thereto;

(4)	Indebtedness of us or any Guarantor in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding, which Indebtedness may be secured to the extent permitted under the covenant described under “–Limitation on Liens”;

(5)	Indebtedness between and among us and any Guarantor;

(6)	Acquired Debt of a person, incurred prior to the date upon which such person was acquired by us or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed (A) $50 million in the aggregate for all such persons other than those described in the immediately following clause (B); and (B) Acquired Debt owed to us or any Restricted Subsidiaries;

(7)	Existing Indebtedness;

(8)	the incurrence of Purchase Money Indebtedness by us or any Guarantor in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant described under “–Limitation on Activities of Issuer,” as well as any launch costs and insurance premiums related to such assets;

(9)	Hedging Obligations of us or any of our Restricted Subsidiaries covering Indebtedness of us or such Restricted Subsidiary to the extent the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; provided, however, that such Hedging Obligations are entered into to protect us and our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness incurred in accordance with the indenture;

(10)	Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “–Limitation on Activities of Issuer;”

(11)	Indebtedness of us or any Guarantor the proceeds of which are used solely to finance the construction and development of a call center owned by us or any of our Restricted Subsidiaries or any refinancing thereof; provided that the aggregate of all Indebtedness incurred pursuant to this clause (11) shall in no event exceed $25 million at any one time outstanding;

(12)	the incurrence by us or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) or (8), above (“Refinancing Indebtedness”); provided, however, that:

(A)	the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)	the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C)	the Refinancing Indebtedness shall be subordinated in right of payment to the notes and the Guarantees, if at all, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

(13)	the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(14)	Indebtedness under Capital Lease Obligations of us or any Guarantor with respect to no more than five direct broadcast satellites at any time; and

(15)	Indebtedness represented by the EDBS Exchange Notes (including the related guarantees) and the EDBS Exchange Indenture.

         For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

         Asset Sales. The indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:

(a)	sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(1)	sales or other dispositions of inventory in the ordinary course of business;

(2)	sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(3)	sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(4)	sales or other dispositions of rights to construct or launch satellites; and

(5)	sales or other dispositions permitted under “—Disposition of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the indenture described below under the subheading “—Merger, Consolidation, or Sale of Assets”); or

(b)	issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “—Disposition of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $50 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $50 million (each of the foregoing, an “Asset Sale”), then:

(A)	we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be) of the assets sold or otherwise disposed of; and

(B)	at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:

(x)	cash, Cash Equivalents or Marketable Securities;

(y)	any asset which is promptly (and in no event later than 90 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or

(z)	properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “—Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted as described under “—Limitation on Activities of Issuer”;

provided, however, that up to $40 million of assets in addition to assets specified in clause (x), (y) or (z) above at any one time may be considered to be cash for purposes of this clause (B), so long as the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).

         The indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, our business as described under “—Limitation on Activities of the Issuer,” to repurchase notes, 1999 EDBS Notes or EDBS Exchange Notes or, if we sell any of our satellites after launch such that we or our Restricted Subsidiaries own fewer than three in-orbit satellites, only to purchase a replacement satellite. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute “Excess Proceeds” and shall be applied to an offer to purchase notes and other senior Indebtedness of us if and when required under “—Excess Proceeds Offer.”

         Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration:

(1)	as is properly designated by us in connection with an Asset Sale as being subject to this paragraph; and

(2)	with respect to which the aggregate fair market value at the time of receipt of all consideration received by us or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount that we and our subsidiaries are permitted to designate as a result of the cash contributions made to us by ECC pursuant to the 1999 EDBS Notes Indentures and the EBC Noes Indenture, in each case as in effect on the date of the indenture, and the EDBS Exchange Indenture plus, to the extent any such consideration did not satisfy clauses (B)(x) or (B)(z) above, upon the exchange or repayment of such consideration for or with assets which satisfy either or both such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee as set forth in clause (A) above).

         In addition, clause (B) above shall not apply to any Asset Sale:

(x)	where assets not essential to the direct broadcast satellite business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of ECC or any of its Subsidiaries; provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture,

(y)	to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of ECC, us or one of their or our respective Subsidiaries; provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “—Limitation on Restricted Payments”; and

(z)	where assets sold are satellites, uplink centers or call centers, provided that, in the case of this clause (z) we and our Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.

         Transactions described under clause (viii) of the covenant described under “—Transactions with Affiliates” shall not be subject to this covenant.

         Limitations on Liens. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

         Limitations on Activities of the Issuer. The indenture provides that neither we nor any of our Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

         Dispositions of ETC and Non-Core Assets. Notwithstanding the provisions of the covenants described under “—Limitation on Restricted Payments” and “—Asset Sales,” if our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all Equity Interests in or assets of ETC owned by us and our Subsidiaries, then:

(1)	the payment of any dividend or distribution consisting of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

(2)	the sale, conveyance or other disposition of the Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

(3)	upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such release, ETC shall be discharged and released from its Guarantee and, so long as we designate ETC as an Unrestricted Subsidiary, ETC shall be discharged and released from all covenants and restrictions contained in the indenture, provided that no such payment, dividend, distribution, sale, conveyance or other disposition of any kind (collectively, a “Payout”) described in clauses (1) and (2) above shall be permitted if at the time of such Payout:

(a)	after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “—Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “ETC Amount Due”) of:

(i)	the amount of all Investments (other than the contribution of:

(x)	title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the indenture; and

(y)	patents, trademarks and copyrights applied for or granted as of the date of the indenture to the extent used by ETC or result from the business of ETC, in each case, to ETC)

made in ETC by us or our Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii)	the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii)	$50 million; and

(b)	any contract, agreement or understanding between ETC and us or any Restricted Subsidiary of us and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by us or one of our Restricted Subsidiaries, is on terms that are less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of our Board of Directors.

         If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us or our Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC; and, provided further, that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “—Limitation on Restricted Payments.” To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be.

         Notwithstanding the provisions of the covenants described under “—Limitation on Restricted Payments” and “—Asset Sales:”

(1)	the payment of any dividend or distribution consisting of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

(2)	the sale, conveyance or other disposition of the Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

(3)	upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such a release, any such Non-Cor Asset that is a Guarantor shall be discharged and released from its Guarantee and so long as we designate such Non-Core Asset as an Unrestricted Subsidiary, such Non-Core Asset shall be released from all covenants and restrictions contained in the indenture;

provided that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such Payout:

(a)	after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “—Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “Non-Core Asset Amount Due”) of:

(i)	the amount of all Investments made in such Non-Core Asset by us or our Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii)	the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii)	$50 million in the aggregate for all such Payouts and $10 million for any single such Payout; and

(b)	any contract, agreement or understanding between or relating to a Non-Core Asset and us or a Restricted Subsidiary and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by us or one of our Restricted Subsidiaries, is on terms that are less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors as set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of our Board of Directors.

         If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us such that, after taxes, such amount, is greater than or equal to the Non-Core Asset Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset; and provided further that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “—Limitation on Restricted Payments.” To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.

         Promptly after any Payout pursuant to the terms of this covenant, within ten business days of a request by the Trustee, we shall deliver to the Trustee an officers’ certificate to the Trustee setting forth the Investments made by us or our Restricted Subsidiaries in ETC or a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.

         Notwithstanding anything contained in this covenant to the contrary, any disposition of ETC or Non-Core Assets permitted pursuant to the 1999 EDBS Notes Indentures and the EBC Notes Indenture, in each case as in effect on the date of the indenture, and permitted pursuant to the EDBS Exchange Indenture shall also be permitted pursuant to the indenture governing the notes and shall not be considered a “Restricted Payment” or “Asset Sale” for purposes of this indenture.

         Additional Subsidiary Guarantees. The indenture provides that if we or any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding January 1, July 1 or the date of request, as the case may be) exceeding the sum of $50 million in the aggregate for all such transfers after the date of the indenture that are not Guarantors (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not Guarantors, the Issuer shall, or shall cause each of such Subsidiaries to which any amount exceeding such $50 million (less such fair market value) is transferred to:

(i)	execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our obligations under the notes on the terms set forth in the indenture; and

(ii)	deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental indenture and Guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be;

provided, however, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by us or any Guarantor in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding January 1, July 1 or the date of request, as the case may be) of such property or assets. In addition, if (i) we or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary or (ii) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or otherwise ceases to be and Unrestricted Subsidiary, such Subsidiary shall execute a supplemental indenture and deliver an opinion of counsel, each as required in the preceding sentence; provided that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding such January 1, July 1 or the date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of the indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of $50 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries which do not execute supplemental indentures pursuant to the preceding sentences; provided further that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted

Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.

         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b)	make loans or advances to us or any of our Subsidiaries; or

(c)	transfer any of its properties or assets to us or any of our Subsidiaries;

         except for such encumbrances or restrictions existing under or by reasons of:

(i)	Existing Indebtedness and existing agreements as in effect on the date of the indenture;

(ii)	applicable law or regulation;

(iii)	any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv)	by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)	Refinancing Indebtedness (as defined in “—Limitation on Incurrence of Indebtedness”), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)	the indenture and the notes;

(vii)	Permitted Liens; or

(viii)	any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture.

         Accounts Receivable Subsidiary. The indenture provides that we:

(a)	may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “—Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:

(i)	the proceeds of which are applied within five business days of the making thereof solely to finance:

(A)	the purchase of accounts receivable of us and our Subsidiaries; or

(B)	payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash,

Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and

(ii)	in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

(b)	shall not, and shall not permit any of our Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of the indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

(c)	shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;

(d)	shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

(e)	shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;

(f)	shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

(g)	shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:

(i)	pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;

(ii)	pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or;

(iii)	to finance the purchase of additional accounts receivable of us and our Subsidiaries; and

(h)	shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:

(i)	if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	generally is not paying its debts as they become due; or

(ii)	if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)	is for relief against such Accounts Receivable Subsidiary in an involuntary case;

(B)	appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or

(c)	orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to clause (ii) hereof, the order or decree remains unstayed and in effect for 60 consecutive days.

         Merger, Consolidation, or Sale of Assets. The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

(a)	we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture;

(c)	immediately after such transaction, no Default or Event of Default exists; and

(d)	we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

(i)	will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction; and

(ii)	would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness,” above.

         Notwithstanding the foregoing, we may merge with another person if:

(a)	we are the surviving person;

(b)	the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of ECC; and

(c)	immediately after giving effect to such merger, our Indebtedness to Cash Flow Ratio does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.

         The indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under “—Dispositions of ETC and Non-Core Assets”) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

(a)	the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)	the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture;

(c)	immediately after such transaction, no Default or Event of Default exists; and

(d)	we will have Consolidated Net Worth immediately after the transaction (after any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction.

         Transactions with Affiliates. The indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a)	such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated person; and

(b)	if such Affiliate Transaction involves aggregate payments in excess of $50 million, such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

provided, however, that

(i)	the payment of compensation to directors and management of ECC and its Subsidiaries;

(ii)	transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries of us);

(iii)	any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or ETC or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of the indenture;

(iv)	transactions permitted by the provisions of the indenture described above under clauses (1), (2), (4), (5), (6), (8), (9), (10), (11), (14) and (15) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(v)	so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by us or any of our Restricted Subsidiaries to Satellite Communications Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice;

(vi)	the provision of services to ECC and its Affiliates by us or any of our Restricted Subsidiaries so long as no cash or other assets are transferred by us or our Restricted Subsidiaries in connection with such transactions (other than up to $10 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of our Board of Directors to be fair to us and our Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with ECC and its Affiliates;

(vii)	the disposition of assets of us and our Restricted Subsidiaries in exchange for assets of ECC and its Affiliates so long as (i) the value to us in our business of the assets we receive is determined by a majority of the members of our Board of Directors to be substantially equivalent or greater than the value to us in our business of the assets disposed of, and (ii) the assets acquired by us and our Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “—Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted as described under “—Limitation on Activities of the Issuer;”

(viii)	substantially concurrently with or at any time after the completion of the Subscriber Contribution, the issuance by us of a guarantee of Indebtedness of ECC or any of its Affiliates in an amount not to exceed $2,700 million and a grant of a security interest therefor up to the Maximum Secured Amount; and

(ix)	any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand, shall, in each case, not be deemed Affiliate Transactions.

         Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified public accountants.

         Payments for Consent. We shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Excess Proceeds Offer. When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled “—Asset Sales” or this paragraph exceeds $50 million, we will be obligated to make an offer to all holders of the notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent we or a Restricted Subsidiary is required under the terms of

Indebtedness of us or such Restricted Subsidiary which is equally ranked with the notes with any proceeds which constitute Excess Proceeds under the indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the notes) with such proceeds. If the aggregate principal amount of notes and other parity indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Events of Default

         The indenture provides that each of the following constitutes an Event of Default:

(a)	default for 30 days in the payment when due of interest on the notes;

(b)	default in payment when due of principal of the notes at maturity, upon repurchase, redemption or otherwise;

(c)	failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates,” or “Certain Covenants — Asset Sales;”

(d)	default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to the indenture;

(e)	failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the notes to comply with any of our other agreements in the indenture or the notes;

(f)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more;

(g)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the Outstanding Deferred Payments in aggregate principal amount not to exceed $150 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

(h)	failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $100 million, which judgments are not stayed within 60 days after their entry;

(i)	certain events of bankruptcy or insolvency with respect to ECC, EBC, us or any of our Significant Subsidiaries (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

(j)	Any Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the notes may declare all the notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the notes contained in the indenture or the notes, an amount of premium that would have been applicable pursuant to the notes or as set forth in the indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor described in (i) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

         The holders of a majority in aggregate principal amount then outstanding of the notes, by notice to the Trustee, may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the notes.

         We are required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

         All powers of the Trustee under the indenture will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability Of Directors, Owners, Employees, Incorporator and Stockholders

         No director, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The indenture provides that with respect to the notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(a)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, or on the redemption date, as the case may be;

(b)	our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trust, duties and immunities of the trustee, and our obligations in connection therewith; and

(d)	the Legal Defeasance provisions of the indenture.

         In addition, the indenture provides that with respect to the notes, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the notes:

(i)	we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the trustee, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii)	in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(A)	we have received from, or there has been published by, the IRS a ruling or

(B)	since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(vii)	we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the notes have been complied with.

Amendment, Supplement and Waiver

         Except as provided in the next paragraph, the indenture and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes of such series), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

         Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a non-consenting holder):

(a)	reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(b)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

(c)	reduce the rate of or change the time for payment of interest on any notes;

(d)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(e)	make any note payable in money other than that stated in the notes;

(f)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

(g)	waive a redemption payment or mandatory redemption with respect to any note; or

(h)	make any change in the foregoing amendment and waiver provisions.

         In addition, without the consent of holders of at least 66 2/3% of the principal amount of the notes then outstanding, an amendment or a waiver may not make any change to the covenants in the indenture entitled “Asset Sales,” “Change of Control Offer,” and “Excess Proceeds Offer” (including, in each case, the related definitions) as such covenants apply to the notes.

         Notwithstanding the foregoing, without the consent of any holder of notes, we, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes or Guarantees in addition to or in place of certificated notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

         The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

         With respect to the notes, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)	this sentence shall not limit the preceding sentence of this paragraph;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         “Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable and provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.

         “Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

         “Acquired Debt” means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

         “Acquired Subscriber” means a subscriber to a telecommunications service provided by a telecommunications service provider that is not an Affiliate of us at the time we or one of our Restricted Subsidiaries purchases the right to provide telecommunications services to such subscriber from such telecommunications service provider, whether directly or through the acquisition of the entity providing telecommunications services or assets used or to be used to provide telecommunications service to such subscriber.

         “Acquired Subscriber Debt” means (i) Indebtedness, the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide telecommunications services to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such telecommunications business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber and (ii) Acquired Debt of any such entity being acquired; provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.

         “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided further that no individual, other than a director of ECC or us or an officer of ECC or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to ECC, us or any of their or our respective Subsidiaries.

         “Asset Sale” means in a single transaction or a series of related transactions, if we or any Restricted Subsidiary:

(a)	sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(1)	sales or other dispositions of inventory in the ordinary course of business;

(2)	sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(3)	sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(4)	sales or other dispositions of rights to construct or launch satellites; and

(5)	sales or other dispositions permitted under “—Disposition of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the indenture described below under the subheading “—Merger, Consolidation, or Sale of Assets”); or

(b)	issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “—Disposition of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $50 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $50 million (each of the foregoing, an “Asset Sale”).

         “Capital Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

         “Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

         “Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within six months after the date of acquisition and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

         “Change of Control” means: (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any person other than the Principal or his Related Parties) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in ECC beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements), by such persons on the date of the indenture (as adjusted for stock splits and dividends and other distributions payable in Equity Interests); (b) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors; or (c) any time that ECC shall cease to beneficially own 100% of our Equity Interests. Neither the Hughes Merger nor the PanAmSat Acquisition will constitute a Change of Control.

         “Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the old notes.

         “Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

         “Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries or, if such person is EDBS, of EDBS and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss; (b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.

         “Consolidated Net Worth” means, with respect to any person, the sum of: (a) the stockholders’ equity of such person; plus (b) the amount reported on such person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.

         “Continuing Director” means, as of any date of determination, any member of the Board of Directors of ECC who: (a) was a member of such Board of Directors on the date of the indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

         “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         “Deferred Payments” means Indebtedness to satellite construction or launch contractors incurred after the date of the indenture in connection with the construction or launch of one or more satellites of us or our Restricted Subsidiaries used by us and/or them in the businesses described in the covenant “—Limitation on Activities of the Issuer” in an aggregate amount not to exceed $200 million at any one time outstanding.

         “DNCC” means Dish Network Credit Corporation, a Colorado corporation.

         “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the notes have been paid in full.

         “EBC” means EchoStar Broadband Corporation, a Colorado corporation.

         “EBC Notes” means the $1 billion aggregate principal amount of 10 3/8% Senior Notes due 2007 issued by EBC.

         “EBC Notes Indenture” means the indenture dated September 25, 2000 among EBC and U.S. Bank National Association, as Trustee, as the same may be amended, modified or supplemented from time to time.

         “EDBS” means EchoStar DBS Corporation, a Colorado corporation.

         “EDBS Exchange Indenture” means the indenture, by and between EDBS and U.S. Bank National Association, which will be entered into upon the completion of the EDBS Exchange Offer governing the EDBS Exchange Notes in accordance with Section 4.13 of the EBC Notes Indenture as in effect on the date of the indenture.

         “EDBS Exchange Notes” means the notes to be issued by EDBS upon the completion of the EDBS Exchange Offer.

         “EDBS Exchange Offer” means the offer by EDBS to exchange the EDBS Exchange Notes for the EBC Notes as provided in the EBC Notes Indenture as in effect on the date of the indenture

         “EchoStar Dish Network” means the direct broadcast satellite service of us and our Subsidiaries.

         “Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

         “EOC” means EchoStar Orbital Corporation, a Colorado corporation.

         “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         “ESC” means EchoStar Satellite Corporation, a Colorado corporation.

         “ETC” means EchoStar Technologies Corporation, a Texas corporation.

         “Existing Indebtedness” means the notes and any other Indebtedness of us and our Subsidiaries in existence on the date of the indenture until such amounts are repaid.

         “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

         “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         “Guarantee” means a guarantee by a Guarantor of the notes.

         “Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

         “Hughes Merger” means the merger of ECC with and into Hughes Electronics Corporation (“Hughes”) (or a holding company that is expected to be formed to hold all of the stock of Hughes) and related transactions substantially in accordance with the Agreement and Plan of Merger by and between ECC and Hughes dated as of October 28, 2001 or on such other terms as would not have a material adverse effect on the holders of the notes.

         “Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition. Notwithstanding the foregoing, the recording of some or all of the Indebtedness represented by the EBC Notes on our balance sheet prior to the completion of the EDBS Exchange Offer in accordance with GAAP and related rules and regulations promulgated by the SEC (including “push down” accounting) shall not be deemed to constitute Indebtedness for purposes of the covenant described under “Limitation on Incurrence of Indebtedness” or included as Indebtedness for purposes of calculating our Indebtedness to Cash Flow Ratio.

         “Indebtedness to Cash Flow Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is EDBS, of EDBS and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”), provided, however; that: (i) in making such computation, Indebtedness shall include the total amount of funds outstanding and available under any revolving credit facilities; and (ii) if such person or any of its Subsidiaries (or, if such person is the issuer, any of its Restricted Subsidiaries) consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

         “Investment Grade” means, with respect to a security, that such security is rated, by at least two nationally recognized statistical rating organizations, in one of each such organization’s four highest generic rating categories.

         “Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

         “Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

         “Maximum Secured Amount” means (i) at any time other than as provided in clause (b), $500 million plus, if EDBS at such time has a rating or has received in writing an indicative rating on the notes of both “Ba3” or better from Moody’s and “BB-” or better from S&P, an amount equal to the product of 1.25 times the Trailing Cash Flow Amount, and (b) substantially concurrently with or at any time after the completion of the Subscriber Contribution, $2,700 million plus either (i) $500 million, or (ii) if EDBS at such time has a rating or has received in writing an indicative rating on the note of both “Ba3” or better from Moody’s and “BB-” or better from S&P, an amount equal to the greater of (x) the product of 1.25 times Trailing Cash Flow Amount and (y) $500 million.

         “Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

         “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

         “1999 EDBS Notes” means (i) the $375 million principal amount of 9 1/4% Senior Notes due 2006 issued by EDBS and (ii) the $1,625,000 principal amount of 9 3/8% Senior Notes due 2009 issued by EDBS.

         “1999 EDBS Notes Indentures” means each of the indentures dated January 25, 1999 among EDBS, the guarantors of the 1999 EDBS Notes named therein and U.S. Bank National Association, as Trustee, as the same may be amended, modified or supplemented from time to time.

         “Non-Core Assets” means:

(1)	all intangible authorizations, rights, interests and other intangible assets related to all “western” direct broadcast satellite orbital locations other than the 148 degree orbital slot (as the term “western” is used by the FCC) held by us and/or any of our Subsidiaries at any time, including without limitation the authorizations for 22 direct broadcast satellite frequencies at 175 degree orbital location and ESC’s permit for 11 unspecified western assignments;

(2)	all intangible authorizations, rights, interests and other intangible assets related to the FSS in the Ku-band, Ka-band and C-band held by us and/or any of our Subsidiaries at any time, including without limitation the license of ESC for a two satellite Ku-band system at 83 degree and 121 degree orbital location, and the application of ESC to add C-band capabilities to a Ku-band satellite authorized at 83 degree orbital location;

(3)	all intangible authorizations, rights, interests and other intangible assets related to the Mobile-Satellite Service held by us and/or any of our Subsidiaries at any time, including without limitation the license of E-SAT, Inc. for a low-earth orbit MSS system;

(4)	all intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service; and

(5)	any Subsidiary of us the assets of which consist solely of (i) any combination of the foregoing and (ii) other assets to the extent permitted under the provision described under the second paragraph of “Certain Covenants — Dispositions of ETC and Non-Core Assets.”

         “Non-Recourse Indebtedness” of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.

         “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         “Permitted Investments” means: (a) Investments in us or in a Wholly Owned Restricted Subsidiary that is a Guarantor; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

         “Permitted Liens” means:

(a)	Liens securing the notes and Liens securing any Guarantee;

(b)	Liens securing the Deferred Payments;

(c)	Liens securing any Indebtedness permitted under the covenant described under “Limitation on Incurrence of Indebtedness” above; provided that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;

(d)	Liens securing Purchase Money Indebtedness, provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than the assets so acquired;

(e)	Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I, EchoStar II, EchoStar III, EchoStar IV, provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(f)	Liens on orbital slots, licenses and other assets and rights of us, provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;

(g)	Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries, provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(h)	Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary,” provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(i)	Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(j)	Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore;

(k)	Liens existing on the date of the indenture;

(l)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)	Liens incurred in the ordinary course of the business of us or any of our Restricted Subsidiaries (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $50 million in principal amount in the aggregate at any one time outstanding;

(n)	Liens securing Indebtedness in an amount not to exceed $50 million incurred pursuant to clause (11) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness;”

(o)	Liens on any asset of us or any of our Restricted Subsidiaries securing Indebtedness in an amount not to exceed $25 million;

(p)	Liens securing Indebtedness permitted under clause (12) of the second paragraph of the provision described under “Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

(q)	any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the indenture;

(r)	Liens permitted to be incurred under the 1999 EDBS Notes Indentures or the EBC Notes Indenture, in each case as in effect on the date of the indenture, and Liens permitted to be incurred under the EDBS Exchange Indenture;

(s)	Liens not provided for in clauses (a) through (r) above, securing Indebtedness incurred in compliance with the terms of the indenture; provided that the notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the notes, such Lien shall be subordinated to and be later in priority than the notes on the same basis; and

(s)	extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.

         “Preferred Equity Interest,” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

         “Principal” means Charles W. Ergen.

         “Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $50 million of such Indebtedness at any one time outstanding is recourse to us or any of our Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; or (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

         “Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a)	shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing;

(b)	shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and

(c)	shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

         “Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

         “Restricted Investment” means an Investment other than Permitted Investments.

         “Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

         “Satellite Receiver” means any satellite receiver capable of receiving programming from the EchoStar Dish Network.

         “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation as in effect on the date of the indenture.

         “Subscriber Contribution” means the completion of the Hughes Merger and the contribution or other transfer to us or purchase by us of substantially all of the Subscribers owned and operated by the surviving corporation and its subsidiaries following the Hughes Merger and not already owned by us. For purposes of this definition, “Subscriber” means an owned and operated United States subscriber to direct broadcast satellite service.

         “Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

         “Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters of the issuer for which financial statements are available.

         “TT&C” means telemetry, tracking and control.

         “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Pvt. Ltd. and Satrec Mauritius Ltd.; and (B) any Subsidiary of us designated as an Unrestricted Subsidiary in a resolution of our Board of Directors

(a)	no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b)	with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

(c)	with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results;

provided, however, that neither ESC nor Echosphere Corporation may be designated as an Unrestricted Subsidiary. If at any time after the date of the indenture we designate an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of us if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

         “Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

         “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.

         “Wholly Owned Subsidiary” means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such person, directly or indirectly.

DESCRIPTION OF OTHER INDEBTEDNESS

Our 9 1/4% Senior Notes due 2006 and 9 3/8% Senior Notes due 2009

         Our $375 million principal amount of 9 1/4% senior notes due 2006 and our $1.625 billion principal amount of 9 3/8% senior notes due 2009 are governed by indentures substantially similar to the indenture that governs the notes, except with respect to maturity, interest rates, redemption prices and periods during which we may exercise our options to redeem the notes, as well as various exceptions to some of the restrictive covenants. These notes are guaranteed on a senior basis by substantially all of our subsidiaries.

EBC’S 10 3/8% Senior Notes due 2007

         EBC’s $1 billion of 10 3/8% senior notes due 1007 are general unsecured obligations of EBC and rank equally in right of payment with all of EBC’s existing and future senior debt. These notes are also governed by an indenture substantially similar to the indenture that will govern the notes, except with respect to maturity, interest rates, redemption prices and periods during which EBC may exercise its options to redeem the note, as well as various exceptions to some of the restrictive covenants.

         The indenture governing these notes contains an additional covenant requiring EBC to cause us to make an offer to exchange our senior notes for the EBC notes as soon as practical following the date we are permitted to incur Indebtedness in an amount equal to the then outstanding EBC notes under the indebtedness to cash flow ratio test contained in the indentures governing our 9 1/4% senior notes and 9 3/8% senior notes. The requirement to effect the exchange of the EBC notes was triggered on December 31, 2001. If holders of at least 90% of the aggregate outstanding principal amount of the EBC notes accept the exchange offer, all of the EBC senior notes shall be deemed exchanged for exchange notes. If holders of less than 90% in aggregate principal amount of the EBC notes accept the exchange offer, the EBC notes not exchanged will remain outstanding pursuant to the existing EBC indenture and remain obligations of EBC, and the EBC notes exchanged will become our obligations as described above. We anticipate making this offer to exchange EBC’s notes shortly after the exchange contemplated by this prospectus is made.

REGISTRATION RIGHTS

         We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the exchange notes for the old notes. In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain old notes and exchange notes. The following summary of the registration rights that are provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

         We and the initial purchasers entered into the registration rights agreement on December 28, 2001. In the registration rights agreement relating to the notes, we agreed to file the exchange offer registration statement relating to the notes with the SEC within 180 days of the closing date of the initial sale of the notes to the initial purchasers, and use our best efforts to have it then declared effective within 270 days of the closing date. We also agreed to use our best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 295th day after that closing date. Pursuant to the exchange offer, certain holders of notes which constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered exchange notes.

         If (i) the exchange offer is not permitted by applicable law or policy of the SEC or (ii) any holder of notes which are transfer restricted securities notifies us prior to the 20th business day following the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

         For purposes of the registration rights agreement, “transfer restricted securities” means each note until the earliest on the date of which (i) such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such note has been disposed of in accordance with the shelf registration statement, (iii) such note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein) or (iv) such note may be distributed to the public pursuant to Rule 144 under the Securities Act.

         The registration rights agreement provides that the following events will constitute a “registration default”:

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 180th day after the closing date of the initial sale of the notes to the initial purchasers;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after that closing date;

•	if the exchange offer is not consummated on or before the 295th day after that closing date;

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 120th day after that closing date or the 30th day after such filing obligation arises;

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises; or

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

         If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of additional interest of $0.30 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.

         We will pay all accrued interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

         Holders of notes are required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

SUMMARY OF CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain material United States federal income tax consideration that may be relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold the notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers and certain traders in securities, financial institutions, life insurance companies, tax-exempt entities, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons who functional currency is not the United States dollar, and holders of notes that did not acquire the notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

         As used in this summary:

•	A “United States Holder” means a beneficial owner of the notes, who or that:

•	is a citizen or resident of the United States;

•	is a domestic corporation;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust if a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have authority to control all substantial decision of the trust;

•	A “Foreign Holder” is a beneficial owner of note who or that:

•	is a non-resident alien individual;

•	is a foreign corporation;

•	is a foreign partnership; or

•	is an estate or trust that, in either case, is not subject to United States federal income tax on a net income basis on income or gain from a note;

•	“Code” means the United States Internal Revenue Code of 1986, as amended to date; and

•	“IRS” means the United States Internal Revenue Service.

         THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGE IN THE TAX LAWS.

United States Holders

         The Exchange Offer. If you exchange an old note for an exchange note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the exchange note, and you will be required to continue to include interest on the exchange note in gross income as described below. Your holding period for the exchange note will include your holding period for the old note exchanged therefor, and your adjusted tax basis in the exchange note will be the same as your adjusted tax basis in such old note, in each case immediately before the exchange.

         If the IRS disagreed and treated the exchange of an old note for an exchange note in the exchange offer as a taxable transaction, the United States federal income tax consequences to you generally would be as described below under “Disposition of Notes.”

         Stated Interest. A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for federal income tax purposes.

         Sale, Exchange or Redemption of the Notes. A United States Holder’s tax basis in a note will generally be its cost. Except as provided under “Exchange Offer”, a United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), and the United States Holder’s tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be a capital gain or loss. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held more than five years. The deductibility of capital losses is subject to certain limitations.

         Registration Rights. The interest rate on the notes is subject to increase if the notes are not registered with the SEC within prescribed time periods. See “Registration Rights”. However, under applicable United States Treasury regulations, the possibility of an additional payment on the notes may be disregarded for the purposes of determining the amount of interest on the notes if on the date the notes are issued the possibility of such a payment is incidental or remote. We intend to treat the possibility that the notes will not be registered within the prescribed time periods as a remote or incidental contingency, and therefore we believe that any additional interest resulting from a failure to register the notes will be taxable to United States Holders only at the time it accrues or is received in accordance with each such holder’s method of accounting.

         Our determination that there is a remote likelihood of paying additional interest on the notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable United States Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

         Exchange Offer. An exchange of notes for exchange notes should not result in a taxable exchange of the notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the exchange notes. Accordingly, the exchange notes should have the same issue price, adjusted tax basis and holding period in the exchange notes that the holder had in the notes immediately before the exchange offer.

Foreign Holders

         Stated Interest. Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

•	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

1.	you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

2.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a non-United States person,

3.	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a United States branch of a non-United States bank or of a non-United States insurance company, and the withholding partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

4.	the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

5.	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

         For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”

         The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

         A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

         To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8BEN or Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Foreign Holder.

         Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

         Sale, Exchange or Redemption of the Notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes for cash unless:

•	the Foreign Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (“United States Resident”), or

•	the gain is “effectively connected” with the conduct of a trade or business of the Foreign Holder in the United States (“Effectively Connected Income”) and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

         Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

         Exchange Offer. An exchange of notes for exchange notes should not result in a taxable exchange of the notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the exchange notes. Accordingly, the exchange notes should have the same issue price, adjusted tax basis and holding period in the exchange notes that the holder had in the notes immediately before the exchange offer.

Information Reporting and Backup Withholding

         Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax may apply to such payment if the United States Holder:

•	fails to furnish an accurate taxpayer identification number to the payer in the manner required,

•	is notified by the IRS that he has failed to report payments of interest or dividends properly, or

•	under certain circumstances, fails to comply with certain certification requirements.

         Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

         Backup withholding and information reporting will not apply to payments of principal on the notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

         Payment of the proceeds from the disposition of notes to or through the United States office of a broker will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

         Payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a “controlled foreign corporation” for United States federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

         In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payments may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no actual knowledge or reason to know to the contrary. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder’s United States federal income tax liability provided certain required information is furnished to the IRS.

         Holders of notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.

         THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

UNITED STATES ERISA CONSIDERATIONS

         Any United States employee benefit plan that proposes to purchase the notes should consult with its counsel with respect to the potential consequences of such investment under the fiduciary responsibility provisions of the United States Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and the prohibited transaction provisions of ERISA and the Code.

         ERISA and the Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA and/or the Code, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such ERISA Plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan under ERISA. In accordance with ERISA’s general fiduciary standards, before investing in the notes, an ERISA Plan fiduciary should determine whether such an investment is permitted under the governing ERISA Plan instruments and is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). Thus, an ERISA Plan fiduciary considering an investment in the notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Code and whether an administrative exemption may be applicable to such investment.

         The acquisition of the notes by an ERISA Plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates, which we refer to as an Offering Participant, are parties in interest or disqualified persons with respect to the ERISA Plan. Any prohibited transaction could be treated as exempt under ERISA and the Code if the notes were acquired pursuant to and in accordance with one or more “class exemptions” issued by the United States Department of Labor, which we refer to as DOL, such as Prohibited Transaction Class Exemption, which we refer to as PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Prior to acquiring the notes in this offering, an ERISA Plan or fiduciary should determine either that none of the Offering Participants is a party in interest or disqualified person with respect to the ERISA Plan or that an exemption from the prohibited transaction rules is available for such acquisition.

         An ERISA Plan fiduciary considering the purchase of the notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the notes with the assets of an ERISA Plan with respect to which any Offering Participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code is applicable to such purchaser’s acquisition of the notes.

BOOK-ENTRY, DELIVERY AND FORM

         We will issue the exchange notes sold in the form of one or more global notes. The global exchange notes will be deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, that is designated to act as the depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company (“DTC”) will be the initial depositary.

         Beneficial interests in all global exchange notes and all certificated notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” In addition, transfer of beneficial interests in any global exchange notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, which may change from time to time. Citibank, N.A. is acting initially as depositary for Clearstream Banking and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

         Except as set forth below, the global exchange notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Depositary Procedures

         DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.

         Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         We expect that pursuant to the procedures established by DTC (i) upon the issuance of the global exchange notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global exchange notes to the accounts of participants, and (ii) ownership of beneficial interests in the global exchange notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global exchange notes other than participants). The accounts to be credited will be designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in global exchange notes is limited to participants or person that may hold interests through participants.

         So long as DTC or its nominee is the registered holder and owner of the global exchange notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global exchange notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global exchange notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global exchange notes. We understand that under existing practice, in the event an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of the global exchange notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in global exchange notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

         We will make payments of the principal of, and interest on, the notes represented by the global exchange notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global exchange notes.

         We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global exchange notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global exchange notes as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global exchange notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the global exchange notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in global exchange notes.

         Unless and until it is exchanged in whole or in part for definitive notes, global exchange notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

         Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global exchange notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other hand, will be effected in DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, these crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global exchange notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

         Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global exchange note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transaction interests in a global exchange note settled during the processing day will be reported to the relevant Euroclear of Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a global exchange notes by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

         We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global exchange notes are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the global exchange notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer. Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in global exchange notes among participants of DTC, Euroclear, and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for the global exchange notes or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global exchange notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

         The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

         Based on interpretations by the Staff set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that exchange notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes and that participating broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreements, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “the exchange offer.” In addition, each holder who is a broker-dealer and who receives exchange notes for its own account in exchange for the old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will delivery a prospectus in connection with any resale by it of such exchange notes.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

         We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreements.

         Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for exchange notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for exchange notes pursuant to the terms and conditions herein.

LEGAL MATTERS

         The validity of the notes offered hereby and certain matters relating to the foregoing will be passed upon on our behalf by Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado. Mr. Friedlob, a member of the firm, is also a member of ECC’s Board of Directors and owns options to acquire 38,000 shares of ECC’s class A common stock.

INDEPENDENT ACCOUNTANTS

         The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         After reasonable efforts and pursuant to recent SEC guidance to Arthur Andersen LLP, we are unable to obtain the written consent of Arthur Andersen to its being named in this prospectus as having certified our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act of 1933, and therefore your right to recovery under that section may be limited as a result of that lack of consent.

F-INDEX

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EchoStar DBS Corporation:

     We have audited the accompanying consolidated balance sheets of EchoStar DBS Corporation (a Colorado corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s deficit and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EchoStar DBS Corporation and subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado,
February 27, 2002.

ECHOSTAR DBS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	DECEMBER 31,

	2000	2001

ASSETS
Current Assets:
Cash and cash equivalents	$91,572	$39,052
Marketable investment securities	4,992	89,019
Trade accounts receivable, net of allowance for uncollectible accounts of $19,934 and $8,848, respectively	275,321	313,580
Insurance receivable	106,000	106,000
Inventories	159,665	189,665
Other current assets	25,201	38,263

Total current assets	662,751	775,579
Cash reserved for satellite insurance (Note 3)	82,393	122,068
Property and equipment, net	1,329,181	1,502,221
FCC authorizations, net	709,817	696,242
Other noncurrent assets	86,249	91,629

Total assets	$2,870,391	$3,187,739

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Trade accounts payable	$144,263	$203,685
Deferred revenue	282,939	356,903
Accrued expenses	615,693	765,178
Advances from affiliates, net	758,814	58
Current portion of long-term debt	19,642	13,444

Total current liabilities	1,821,351	1,339,268
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	375,000
9 3/8% Ten Year Notes	1,625,000	1,625,000
10 3/8% Seven Year Notes	—	1,000,000
9 1/8% Seven Year Notes	—	700,000
Mortgages and other notes payable, net of current portion	11,644	5,577
Long-term deferred distribution and carriage revenue and other long-term liabilities	56,047	102,454

Total long-term obligations, net of current portion	2,067,691	3,808,031

Total liabilities	3,889,042	5,147,299
Commitments and Contingencies (Note 8)
Stockholder’s Deficit:
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	1,440,252	435,590
Deferred stock-based compensation	(58,193)	(25,456)
Accumulated other comprehensive loss	(7)	(642)
Accumulated deficit	(2,400,703)	(2,369,052)

Total stockholder’s deficit	(1,018,651)	(1,959,560)

Total liabilities and stockholder’s deficit	$2,870,391	$3,187,739

The accompanying notes are an integral part of the
consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands)

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

REVENUE:
DISH Network:
Subscription television services	$1,343,234	$2,342,358	$3,583,698
Other	9,369	8,482	21,743

Total DISH Network	1,352,603	2,350,840	3,605,441
DTH equipment sales and integration services	178,325	255,925	266,743
Other	75,363	102,149	114,699

Total revenue	1,606,291	2,708,914	3,986,883
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	580,979	981,403	1,448,617
Customer service center and other	117,249	250,672	284,869
Satellite and transmission	40,083	36,178	37,555

Total DISH Network operating expenses	738,311	1,268,253	1,771,041
Cost of sales — DTH equipment and integration services	149,527	196,908	187,810
Cost of sales — other	17,076	32,978	75,385
Marketing:
Subscriber promotion subsidies — cost of sales (exclusive of depreciation included below)	478,122	747,020	466,610
Subscriber promotion subsidies — other	199,405	290,197	477,903
Advertising and other	64,660	138,202	144,724

Total marketing expenses	742,187	1,175,419	1,089,237
General and administrative	141,668	233,966	361,629
Non-cash, stock-based compensation	61,060	51,465	20,173
Depreciation and amortization	110,031	174,607	265,912

Total costs and expenses	1,959,860	3,133,596	3,771,187

Operating income (loss)	(353,569)	(424,682)	215,696
Other Income (Expense):
Interest income	12,566	13,066	10,321
Interest expense, net of amounts capitalized	(196,390)	(193,685)	(192,900)
Other	(24,892)	(2,239)	(620)

Total other income (expense)	(208,716)	(182,858)	(183,199)

Income (loss) before income taxes	(562,285)	(607,540)	32,497
Income tax provision, net	(131)	(125)	(846)

Income (loss) before extraordinary charges	(562,416)	(607,665)	31,651
Extraordinary charge for early retirement of debt, net of tax	(228,733)	—	—

Net income (loss)	$(791,149)	$(607,665)	$31,651

Change in unrealized gain (loss) on available-for-sale securities, net of tax	—	(7)	(635)

Comprehensive income (loss)	$(791,149)	$(607,672)	$31,016

The accompanying notes are an integral part of the
consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT
(In thousands)

					ACCUMULATED
				DEFERRED	DEFICIT AND
				STOCK-	UNREALIZED
	COMMON STOCK		ADDITIONAL	BASED	HOLDING
			PAID-IN	COMPEN-	GAINS
	SHARES	AMT.	CAPITAL	SATION	(LOSSES)	TOTAL

Balance, December 31, 1998	3	$—	$145,164	$—	$(733,301)	$(588,137)
Contribution of satellite assets acquired by ECC from News Corporation and MCI	—	—	1,124,320	—	—	1,124,320
Deferred stock-based compensation funded by ECC	—	—	178,840	(178,840)	—	—
Deferred stock-based compensation recognized	—	—	—	61,060	—	61,060
Capital contribution to ECC	—	—	—	—	(268,588)	(268,588)
Net loss	—	—	—	—	(791,149)	(791,149)

Balance, December 31, 1999	3	—	1,448,324	(117,780)	(1,793,038)	(462,494)
Forfeitures of deferred non-cash, stock-based compensation	—	—	(8,072)	6,730	—	(1,342)
Deferred stock-based compensation recognized	—	—	—	52,857	—	52,857
Unrealized holding losses on available-for-sale securities, net	—	—	—	—	(7)	(7)
Net loss	—	—	—	—	(607,665)	(607,665)

Balance, December 31, 2000	3	—	1,440,252	(58,193)	(2,400,710)	(1,018,651)
Forfeitures of deferred non-cash, stock-based compensation	—	—	(12,564)	5,143	—	(7,421)
Deferred stock-based compensation recognized	—	—	—	27,594	—	27,594
Assumption of debt, net of deferred financing costs (Note 1)	—	—	(992,098)	—	—	(992,098)
Change in unrealized holding losses on available-for-sale securities, net	—	—	—	—	(635)	(635)
Net income	—	—	—	—	31,651	31,651

Balance, December 31, 2001	3	$—	$435,590	$(25,456)	$(2,369,694)	$(1,959,560)

The accompanying notes are an integral part of the
consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(791,149)	$(607,665)	$31,651
Adjustments to reconcile net loss to net cash flows from operating activities:
Extraordinary charge for early retirement of debt	228,733	—	—
Loss on impairment of satellite (Note 3)	13,741	—	—
Deferred stock-based compensation recognized	61,060	51,465	20,173
Depreciation and amortization	110,031	173,233	265,912
Interest on notes payable to ECC added to principal	330	—	—
Amortization of debt discount and deferred financing costs	13,440	3,280	3,281
Change in long-term deferred satellite services revenue and other long-term liabilities	10,173	37,236	46,266
Other, net	(1,455)	10,512	25,751
Changes in current assets and current liabilities:
Trade accounts receivable, net	(50,201)	(117,377)	(38,259)
Inventories	(45,175)	(41,160)	(25,665)
Other current assets	2,373	4,062	(6,169)
Trade accounts payable	97,141	(43,440)	59,422
Deferred revenue	48,177	101,905	73,964
Accrued expenses	217,727	178,002	145,776

Net cash flows from operating activities	(85,054)	(249,947)	602,103
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities	(186,866)	—	(586,648)
Sales of marketable investment securities	169,092	19,775	501,986
Cash reserved for satellite insurance (Note 3)	—	(82,393)	(59,488)
Changes in cash reserved for satellite insurance due to depreciation on related satellites (Note 3)	—	—	19,813
Funds released from escrow and restricted cash and marketable investment securities	77,657	—	—
Purchases of property and equipment	(87,597)	(175,313)	(441,874)
Advances and payments under in-orbit satellite contract	67,804	(48,894)	(8,441)
Other	(1,318)	—	—

Net cash flows from investing activities	38,772	(286,825)	(574,652)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from (to) affiliates	217,635	486,374	(758,756)
Proceeds from issuance of 9 1/4% Seven Year Notes	375,000	—	—
Proceeds from issuance of 9 3/8% Ten Year Notes	1,625,000	—	—
Proceeds from issuance of 9 1/8% Seven Year Notes	—	—	700,000
Debt issuance costs and prepayment premiums	(233,721)	—	(9,450)
Retirement of 1994 Notes	(575,674)	—	—
Retirement of 1996 Notes	(501,350)	—	—
Retirement of 1997 Notes	(378,110)	—	—
Capital contribution to ECC	(268,588)	—	—
Repayment of note payable to ECC	(60,142)	—	—
Repayments of mortgage indebtedness and other notes payable	(22,180)	(15,176)	(11,765)
Other	2,865	(2,615)	—

Net cash flows from financing activities	180,735	468,583	(79,971)

Net increase (decrease) in cash and cash equivalents	134,453	(68,189)	(52,520)
Cash and cash equivalents, beginning of year	25,308	159,761	91,572

Cash and cash equivalents, end of year	$159,761	$91,572	$39,052

The accompanying notes are an integral part of the
consolidated financial statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS ACTIVITIES

Basis of Presentation

     EchoStar DBS Corporation (“EDBS” or the “Company”), is a wholly-owned subsidiary of EchoStar Broadband Corporation (“EBC”), which is a wholly-owned subsidiary of EchoStar Communications Corporation (“ECC” and together with its subsidiaries “EchoStar”), a publicly traded company on the Nasdaq National Market. During September 2000, EBC was formed for the purpose of issuing new debt. In connection with the EBC debt offering, ECC contributed all of the outstanding capital stock of its wholly-owned subsidiaries, EchoStar Orbital Corporation and EDBS, to EBC concurrent with the closing of the offering. Contracts for the construction and launch of EchoStar VII, EchoStar VIII and EchoStar IX are held in EchoStar Orbital Corporation.

     EDBS was formed under Colorado law in January 1996 for the initial purpose of participating in an FCC auction. On January 26, 1996, EDBS submitted the winning bid of $52.3 million for 24 direct broadcast satellite (“DBS”) frequencies at the 148 degrees West Longitude (“WL”) orbital location. During March 1999, EchoStar placed ownership of all of its direct broadcast satellites and related FCC licenses into subsidiaries of the Company. Dish, Ltd., and EchoStar Satellite Broadcasting Company (“ESBC”) were merged into the Company. EchoStar IV and the related FCC licenses were transferred to ESC. The accompanying financial statements retroactively reflect these reorganizations.

Principal Business

     Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include ECC, EBC, EDBS and all direct and indirect wholly-owned subsidiaries thereof. The operations of EchoStar include two interrelated business units:

•	The DISH Network — a direct broadcast satellite (“DBS”) subscription television service in the United States; and

•	EchoStar Technologies Corporation (“ETC”) — engaged in the design, development, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network (“EchoStar receiver systems”) and the design, development and distribution of similar equipment for international satellite service providers.

     Since 1994, EchoStar has deployed substantial resources to develop the “EchoStar DBS System.” The EchoStar DBS System consists of EchoStar’s FCC-allocated DBS spectrum, seven DBS satellites (“EchoStar I” through “EchoStar VII”), EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and other assets utilized in its operations. EchoStar’s principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

Recent Developments

The Proposed Merger with Hughes

     On October 28, 2001, ECC signed definitive agreements with Hughes and General Motors, which is Hughes’ parent corporation relating to ECC’s merger with Hughes in a stock-for-stock transaction. Hughes, through its DIRECTV subsidiary, is a provider of satellite-based entertainment information and communications services for the home and business markets, including video, data, voice, multimedia and Internet services, including DBS services.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     The surviving corporation in the merger will carry the EchoStar name and will provide DBS services in the United States and Latin America, primarily under the DIRECTV brand name. It will also provide global fixed satellite services and other broadband communication services. The merger is subject to the prior separation of Hughes from GM by way of a recapitalization of Hughes and split-off of Hughes from GM. As a result of these transactions, the Hughes holding company would become an independent, publicly owned company, separate from GM. This is a condition to our obligation to complete the merger. Immediately following the Hughes split-off, the businesses of Hughes and EchoStar would be combined in the merger. Pursuant to the merger, we would merge with and into the Hughes holding company to form New EchoStar.

     The Hughes merger agreement requires that EchoStar use commercially reasonable efforts to: 1) amend the indentures relating to certain of EchoStar’s debt instruments so that the Hughes merger and related transactions would not constitute a change of control requiring EchoStar to make an offer to repurchase those notes, 2) obtain additional committed financing, on terms reasonably satisfactory to Hughes, sufficient to refinance the notes outstanding under the indentures which EchoStar is unable to amend, or 3) present to Hughes a plan, taking into account prevailing market conditions for the relevant notes, designed so that at and after the effective time of the Hughes merger, the surviving corporation and its subsidiaries would not be in breach of their obligations under those indentures. These consent fees could be material, and EchoStar’s financing costs may increase significantly as a result of obtaining these consents or refinancing these notes.

Debt Exchange

     EBC, in connection with its September 2000 offering of $1 billion of 10 3/8% Seven Year Notes, agreed to cause EDBS to make an offer to exchange (the “EDBS Exchange Offer”) all of the outstanding 10 3/8% Seven Year Notes for a new class of substantially identical notes issued by EDBS as soon as practical following the first date (as reflected in EDBS’ most recent quarterly or annual financial statements) on which EDBS is permitted to incur indebtedness in an amount equal to the outstanding principal balance of the 10 3/8% Seven Year Notes under the “Indebtedness to Cash Flow Ratio” test contained in the indentures (the “EDBS Indentures”) governing the EDBS 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes, and such incurrence of indebtedness would not otherwise cause any breach or violation of, or result in a default under, the terms of the EDBS Indentures.

     Pursuant to the terms of the EDBS indentures, the actual EDBS Exchange offer will commence during the first half of 2002. However, because EDBS met the required Indebtedness to Cash Flow Ratio test for the year ended December 31, 2001, accounting rules required that EDBS record indebtedness at December 31, 2001 in an amount equal to the outstanding principal balance of the 10 3/8% Seven Year Notes, with an offsetting charge to stockholder’s equity.

     Pursuant to the agreement between EBC and EDBS, the primary purpose of the use of proceeds from the 10 3/8% Seven Year Notes is for the construction and launch of additional satellites, strategic acquisitions and other general working capital purposes which are intended, directly or indirectly, to benefit the operations of EDBS and its subsidiaries. In addition, the aggregate benefit received by EDBS from the use of proceeds of the 10 3/8% Seven Year Notes is required to be equal to the aggregate principal balance of the 10 3/8% Seven Year Notes exchanged. EBC currently expects that EDBS will receive this benefit through contribution of the benefit of the EchoStar VII and EchoStar VIII satellites by EBC to EDBS.

Organization and Legal Structure

     In December 1995, ECC merged Dish, Ltd. with another wholly-owned subsidiary of ECC. During 1999, EchoStar placed ownership of all of its direct broadcast satellites and related FCC licenses into subsidiaries of EchoStar DBS Corporation. Dish, Ltd. and EchoStar Satellite Broadcasting Company were merged into EchoStar DBS Corporation. EchoStar IV and the related FCC licenses were transferred to ESC. During September 2000, EchoStar Broadband Corporation was formed for the purposes of issuing new debt. Contracts for the construction and launch of EchoStar VII, EchoStar VIII and EchoStar IX are held in EchoStar Orbital Corporation. Substantially all of EchoStar’s operations are conducted by subsidiaries of EDBS.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     The following table summarizes the organizational structure of EchoStar and its principal subsidiaries as of December 31, 2001:

REFERRED TO
LEGAL ENTITY	HEREIN AS	PARENT

EchoStar Communications Corporation
EchoStar Broadband Corporation
EchoStar DBS Corporation
EchoStar Orbital Corporation
EchoStar Satellite Corporation
Echosphere Corporation
EchoStar Technologies Corporation	ECC EBC EDBS EOC ESC Echosphere ETC	Publicly owned ECC EBC EBC EDBS EDBS EDBS

Significant Risks and Uncertainties

     Substantial Leverage. The Company is highly leveraged, which makes it vulnerable to changes in general economic conditions. As of December 31, 2001, the Company had outstanding long-term debt (including both the current and long-term portions) totaling approximately $3.7 billion. The Company has semi-annual cash debt service obligations for all of its outstanding long-term debt securities, as follows:

	SEMI-ANNUAL PAYMENT	SEMI-ANNUAL DEBT
	DATES	SERVICE REQUIREMENTS

9 1/4% Senior Notes due 2006 (“9 1/4% Seven Year Notes”)	February 1 and August 1	$17,343,750
9 3/8% Senior Notes due 2009 (“9 3/8% Ten Year Notes”)	February 1 and August 1	76,171,875
10 3/8% Senior Notes due 2007 (“10 3/8% Seven Year Notes”)	April 1 and October 1	51,875,000
9 1/8% Senior Notes due 2009 (“9 1/8% Seven Year Notes”)	January 15 and July 15	31,937,500

     Semi-annual debt service requirements related to the Company’s 9 1/8% Senior Notes due 2009 will commence on July 15, 2002. There are no scheduled principal payment or sinking fund requirements prior to maturity of any of these notes. The Company’s ability to meet its debt service obligations will depend on, among other factors, the successful execution of its business strategy, which is subject to uncertainties and contingencies beyond the Company’s control.

     Expected Operating Losses. Since 1996, the Company has reported significant operating and net losses. Improvements in the Company’s future results of operations are largely dependent upon its ability to increase its customer base while maintaining its overall cost structure, controlling subscriber turnover and effectively managing its subscriber acquisition costs. No assurance can be given that the Company will be effective with regard to these matters. In addition, generally the Company incurs significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company accounts for investments in 50% or less owned entities using the equity or cost method, except for its investments in marketable equity securities, which are carried at fair value.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

Foreign Currency Transaction Gains and Losses

     The functional currency of the Company’s foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Net transaction gains (losses) during 1999, 2000 and 2001 were not material to the Company’s results of operations.

Statements of Cash Flows Data

     The following presents the Company’s supplemental cash flow statement disclosure (in thousands):

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

Cash paid for interest	$126,172	$188,911	$187,431
Cash paid for income taxes	119	361	979
Assumption of debt, net of deferred financing costs (Note 1)	—	—	992,098
Assets acquired from News Corporation and MCI:
FCC licenses and other	626,120	—	—
Satellites	451,200	—	—
Digital broadcast operations center	47,000	—	—
Capital contribution from ECC	1,124,320	—	—
Forfeitures of deferred non-cash, stock-based compensation	—	8,072	12,564

Cash and Cash Equivalents

     The Company considers all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 2000 and 2001 consist of money market funds, corporate notes and commercial paper; such balances are stated at fair market value.

Marketable Investment Securities and Restricted Cash

     The Company currently classifies all marketable investment securities as available-for-sale. The fair market value of marketable investment securities approximates the carrying value and represents the quoted market prices at the balance sheet dates. Related unrealized gains and losses are reported as a separate component of stockholders’ deficit,

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

net of related deferred income taxes, if applicable. The specific identification method is used to determine cost in computing realized gains and losses. Such unrealized losses totaled approximately $642,000 as of December 31, 2001.

     In accordance with generally accepted accounting principles, declines in the fair market value of a marketable investment security which are estimated to be “other than temporary” must be recognized in the statement of operations, thus establishing a new cost basis for such investment. The Company evaluates its marketable investment securities portfolio on a quarterly basis to determine whether declines in the market value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying value of these securities, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a period of less than six months are considered to be temporary. Declines in the fair value of investments for a period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.

     The major components of marketable investment securities are as follow (in thousands):

	MARKETABLE INVESTMENT SECURITIES
	DECEMBER 31,

	2000	2001

Commercial paper	$—	$45,137
Corporate notes and bonds	—	40,053
Government bonds	4,992	3,829

	$4,992	$89,019

     As of December 31, 2001, marketable investment securities include debt securities of $83 million with contractual maturities of one year or less and $6 million with contractual maturities between one and five years. Actual maturities may differ from contractual maturities as a result of the Company’s ability to sell these securities prior to maturity.

Fair Value of Financial Instruments

     Fair values for the Company’s high-yield debt are based on quoted market prices. The fair values of the Company’s mortgages and other notes payable are estimated using discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     The following table summarizes the book and fair values of the Company’s debt facilities at December 31, 2000 and 2001 (in thousands):

	DECEMBER 31, 2000		DECEMBER 31, 2001

	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE

9 1/4% Seven Year Notes	$375,000	$365,625	$375,000	$382,500
9 3/8% Ten Year Notes	1,625,000	1,584,375	1,625,000	1,673,750
10 3/8% Seven Year Notes	—	—	1,000,000	1,040,000
9 1/8% Seven Year Notes	—	—	700,000	701,750
Mortgages and other notes payable	31,286	30,837	19,021	19,021

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Inventories

     Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are manufactured by outside suppliers to the Company’s specifications. Manufactured inventories include materials, labor, freight-in, royalties and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers’ delivered price, assembly and testing labor, and related overhead, including handling and storage costs. Inventories consist of the following (in thousands):

	DECEMBER 31,

	2000	2001

Finished goods — DBS	$94,997	$126,316
Raw materials	40,069	45,460
Finished goods — reconditioned and other	23,101	19,541
Work-in-process	8,879	7,924
Consignment	2,461	3,611
Reserve for excess and obsolete inventory	(9,842)	(13,187)

	$159,665	$189,665

Property and Equipment

     Property and equipment are stated at cost. The costs of satellites under construction are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was incurred. The amount of any such loss would be reduced to the extent of insurance proceeds received, if any, as a result of the launch or in-orbit failure. Depreciation is recorded on a straight-line basis for financial reporting purposes. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.

     The Company reviews its long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the book value of the asset exceeded the undiscounted future net cash flows related to the asset. For those assets which are to be disposed of, the assets would be impaired to the extent the fair value does not exceed the book value. The Company considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of frequency rights owned, in assessing whether the carrying value of assets are recoverable.

FCC Authorizations

     FCC authorizations are recorded at cost and amortized using the straight-line method over a period of 40 years. Such amortization commences at the time the related satellite becomes operational; capitalized costs are written off at the time efforts to provide services are abandoned. Accumulated amortization related to FCC authorizations totaled approximately $28 million and $47 million as of December 31, 2000 and 2001, respectively.

     Effective January 1, 2002, the Company will be required to adopt Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their estimated useful lives. The amortization and non-amortization provisions of FAS 142 will be applied to all goodwill and intangible assets acquired after June 30, 2001. The Company is currently evaluating the potential impact, if any, the adoption of FAS 142 will have on its financial position and results of operations.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Revenue Recognition

     Revenue from the provision of DISH Network subscription television services and other satellite services is recognized as revenue in the period such services are provided. Revenue from international sales of digital set-top boxes and related accessories is recognized upon shipment to customers. Specific revenue and subscriber acquisition cost recognition policies relating to the marketing promotions for the periods presented are discussed below.

     During the year ended December 31, 2001, the Company’s marketing promotions included the DISH Network One-Rate Plan, Bounty Programs, Free Now, I Like 9, and Digital Home Plan, which are described below.

     DISH Network One-Rate Plan, Bounty Programs, Free Now Promotion and I Like 9. Under the DISH Network One-Rate Plan, consumers were eligible to receive a rebate of up to $199 on the purchase of certain EchoStar receiver systems. To be eligible for this rebate, a subscriber must have made a one-year commitment to subscribe to EchoStar’s America’s Top 150 programming or EchoStar’s America’s Top 100 CD programming package plus one premium movie package (or equivalent additional programming). This promotion expired on January 31, 2001.

     Under the Bounty Programs, qualified customers were eligible to receive a free base-level EchoStar receiver system and free installation. To be eligible for this program, a subscriber must have made a one-year commitment to subscribe to a qualified programming package. Certain of these promotions expired on January 31, 2001.

     From February through July 2001, the Company offered new subscribers a free base-level EchoStar receiver system and free installation under its Free Now promotion. To be eligible, a subscriber had to provide a valid major credit card and make a one-year commitment to subscribe to either EchoStar’s America’s Top 150 programming package or EchoStar’s America’s Top 100 CD or DISH Latino Dos programming package plus additional programming totaling at least $39.98 per month.

     During August 2001, the Company commenced its I Like 9 promotion. Under this promotion, subscribers who purchased an EchoStar receiver system for $199 or higher, received free installation and either EchoStar’s America’s Top 100 CD or EchoStar’s DISH Latino Dos programming package for $9 a month for the first year. This promotion expired January 31, 2002.

     The Company’s direct sales to consumers pursuant to its DISH Network One-Rate Plan, Bounty Programs, Free Now promotion and I Like 9 fall under the scope of EITF Issue No. 00-14, “Accounting for Certain Sales Incentives” (“EITF 00-14”). In accordance with EITF 00-14, EchoStar accounts for the rebate (substantively equivalent to the return of a customer deposit) under its DISH Network One-Rate Plan by establishing a liability equal to the amount of the rebate to be paid to the customer upon receipt of the upfront payment from the subscriber and does not recognize revenue for that amount. The return of the upfront payment received from the customer is charged against such liability account when such amount is paid back to the customer. The Company does not receive any up-front proceeds from subscribers under Bounty Programs or the Free Now promotion. Programming revenue under the I Like 9 promotion is recorded at the substantially discounted monthly rate charged to the subscriber. See Subscriber Promotions Subsidies and Subscriber Acquisition Costs below for discussion regarding the accounting for costs under these promotions.

     The Company’s dealer sales under its DISH Network One-Rate Plan, the Bounty Programs, Free Now promotion and I Like 9 fall under the scope of EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). In accordance with the consensus guidance for Issue 2 of EITF 00-25, “buydowns” should be characterized as a reduction of revenue. As such, certain commissions paid to dealers are recorded as a reduction of the net proceeds received by the Company from the dealers. The Company also charges the equipment reimbursements paid under the Bounty Programs and the Free Now promotion against the proceeds from the dealer. The rebate paid under the One Rate Plan is treated similarly as a reduction of proceeds from the dealer by analogy to lease inducements, which are also generally recognized as a reduction of revenue. See additional discussion under Subscriber Promotions Subsidies and Subscriber Acquisition Costs below.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Digital Home Plan. The Company’s Digital Home Plan promotion, introduced during July 2000, offers several choices to consumers, ranging from the use of one EchoStar receiver system and EchoStar’s America’s Top 100 CD or DISH Latino Dos programming package for $36.99 per month, to providing consumers two or more EchoStar receiver systems and EchoStar’s America’s Top 150 programming package for $50.99 to $60.99 per month. With each plan, consumers receive in-home service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which through December 31, 2001, included the first month’s programming payment. For consumers who choose the Digital Home Plan with Dish PVR, which includes the use of one or more EchoStar receiver systems, one of which includes a built-in hard drive that allows viewers to pause and record live programming without the need for videotape, the consumer will incur a one-time set-up fee of $148.99. Since the Company retains ownership of equipment issued pursuant to the Digital Home Plan promotion, equipment costs are capitalized and depreciated over a period of four years.

     StarBand. Prior to September 27, 2001, the Company accounted for the sale of StarBand equipment as a third-party distributor of the equipment. In accordance with EITF 99-19, the Company recorded revenue and cost of sales related to the sale of StarBand hardware on a gross basis upon shipment to its retailers, as the Company assumed the risk associated with the inventory if the equipment was not sold to its retailers. The Company also recorded revenue and cost of sales related to StarBand installations performed by the Company on a gross basis upon installation. The Company did not enter into a multiple element arrangement with its independent retailers or the end users of StarBand’s service as the Company was only a distributor of StarBand’s equipment. Once the equipment was purchased from a Company retailer and installed in the StarBand subscriber’s home, the Company was not responsible for actual StarBand subscriber activations or the provision of Internet services. Additionally, all StarBand subscriber Internet service payments collected by the Company in connection with a bundled billing are remitted directly to StarBand. If such bundled service revenue for StarBand Internet services is not collected by the Company as StarBand’s billing agent, EchoStar has no remittance obligation to StarBand whatsoever.

     Effective September 27, 2001, in connection with EchoStar’s increased equity interest in StarBand, the Company began subsidizing the cost of equipment to the subscriber by offering discounted equipment through its independent dealers. As such, beginning September 27, 2001, the Company accounts for the sale of StarBand equipment similar to the accounting for its DISH Network One-Rate Plan, Bounty Programs, and Free Now promotion, as discussed in subscriber promotion subsidies below.

     The Company offers a bundled price of $100.99 for EchoStar’s America’s Top 150 (“AT 150”) programming and the Starband Internet service. For StarBand customers activated prior to September 27, 2001, in accordance with EITF Issue No. 99-19, the Company recognizes $35.99 for the video portion of the revenue and records a liability to Starband for the $65.00 related to the Internet service. The $10.00 discount from the total standard price of EchoStar’s AT 150 ($40.99/mo.) and the Starband Internet service ($70.00/mo.) is shared 50/50 between the Company and Starband. In the event the Company does not collect the monthly programming and Internet payments from a subscriber, the Company is not obligated to remit payment to Starband for Internet services rendered to the subscriber.

     For StarBand customers activated after September 27, 2001, as a retailer of the StarBand service, the Company recognizes the entire $100.99 of revenue for the video and Internet service and records costs equal to the monthly payment made by the Company to Starband for providing the service. In the event the Company does not collect the monthly programming and Internet payments from a subscriber, the Company is still obligated to remit payment to Starband for the cost of providing the Internet service to the customer.

Subscriber Promotion Subsidies and Subscriber Acquisition Costs

     Subscriber promotion subsidies — cost of sales includes the cost of Echostar receiver systems distributed to retailers and other distributors of the Company’s equipment and receiver systems sold directly by the Company to subscribers. Subscriber promotion subsidies — other includes net costs related to various installation promotions and other promotional incentives. The Company makes payments to its independent dealers as consideration for equipment

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

installation services and for equipment buydowns (commissions and rebates). The Company expenses payments for equipment installation services as Subscriber promotion subsidies — other. The Company’s payments for equipment buydowns represent a partial or complete return of the dealer’s purchase price and are, therefore, netted against the proceeds received from the dealer. The Company reports the net proceeds or cost from its various sales promotions through its independent dealer network as a component of Subscriber promotion subsidies - other. No net proceeds or cost from the sale of subscriber related equipment is recognized as revenue. Accordingly, subscriber acquisition costs are generally expensed as incurred except for under the Company’s Digital Home Plan which was initiated during 2000 wherein the Company retains title to the receiver system and certain ancillary equipment resulting in the capitalization and depreciation of such equipment cost over its estimated useful life.

Deferred Debt Issuance Costs and Debt Discount

     Costs of issuing debt are generally deferred and amortized to interest expense over the terms of the respective notes (see Note 4).

Deferred Revenue

     Deferred revenue principally consists of prepayments received from subscribers for DISH Network programming. Such amounts are recognized as revenue in the period the programming is provided to the subscriber.

Long-Term Deferred Distribution and Carriage Revenue

     Long-term deferred distribution and carriage revenue consists of advance payments from certain content providers for carriage of their signal on the DISH Network. Such amounts are deferred and recognized as revenue on a straight-line basis over the related contract terms (up to ten years).

Accrued Expenses

     Accrued expenses consist of the following (in thousands):

	DECEMBER 31,

	2000	2001

Programming	$176,566	$250,795
Royalties and copyright fees	106,459	140,733
Interest	79,957	80,407
Marketing	86,861	53,279
Other	165,850	239,964

	$615,693	$765,178

Research and Development Costs

     Research and development costs are expensed as incurred. Research and development costs totaled $10 million, $17 million and $19 million for the years ended December 31, 1999, 2000, and 2001, respectively.

Comprehensive Loss

     The change in unrealized gain (loss) on available-for-sale securities is the only component of the Company’s other comprehensive loss. Accumulated other comprehensive income (loss) presented on the accompanying consolidated balance sheets consists of the accumulated net unrealized income (loss) on available-for-sale securities, net of deferred taxes.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Reclassifications

     Certain prior year balances in the consolidated financial statements and accompanying notes to consolidated financial statements have been reclassified to conform with the 2001 presentation.

New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“FAS 141”), which is required to be adopted July 1, 2001. FAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001. The application of FAS 141 has not had a material impact on the Company’s financial position or results of operations.

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their estimated useful lives. The amortization and non-amortization provisions of FAS 142 will be applied to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, the Company is required to apply all other provisions of FAS 142. The Company is currently evaluating the potential impact, if any, the adoption of FAS 142 will have on its financial position and results of operations.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. FAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. The Company is currently evaluating the potential impact, if any, the adoption of FAS 144 will have on its financial position and results of operations.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

		DECEMBER 31,
	LIFE
	(IN YEARS)	2000	2001

EchoStar I	12	$201,607	$201,607
EchoStar II	12	228,694	228,694
EchoStar III	12	234,083	234,083
EchoStar IV	4	89,505	89,505
EchoStar V	12	208,548	210,446
EchoStar VI	12	243,789	246,022
Furniture, fixtures and equipment	2-12	324,715	402,014
Buildings and improvements	7-40	56,989	66,799
Digital Dynamite Plan equipment	4	62,726	353,567
Tooling and other	2	5,211	6,040
Land	—	3,336	3,649
Vehicles	7	922	1,550
Construction in progress	—	81,163	99,089

Total property and equipment		1,741,288	2,143,065
Accumulated depreciation		(412,107)	(640,844)

Property and equipment, net		$1,329,181	$1,502,221

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Construction in progress consists of the following (in thousands):

	DECEMBER 31,

	2000	2001

Digital broadcast operations center	$39,797	$56,347
Other	41,366	42,742

	$81,163	$99,089

EchoStar V

     EchoStar V is equipped with a total of three momentum wheels, including one spare. During July 2001, EchoStar V experienced an anomaly resulting in the loss of one momentum wheel. The satellite was quickly restored to normal operations mode. An investigation conducted by the spacecraft manufacturer concluded that a failure within the momentum wheel electronics caused the loss. The manufacturer also believes that the failure was isolated to this particular unit. While no further momentum wheel losses are expected, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite. At EchoStar’s request, the manufacturer has developed contingency plans which include modification to the spacecraft’s on-board software that will allow continued operation in the event of additional momentum wheel failures, with limited effect on spacecraft life. During August 2001, one of the thrusters on EchoStar V experienced an anomalous event resulting in a temporary interruption of service. The satellite was quickly restored to normal operations mode. An investigation by the manufacturer has determined that the engine remains functional but with a reduction in rated thrust. The satellite is equipped with a substantial number of backup thrusters. EchoStar V is also equipped with a total of 48 traveling-wave-tube amplifiers (“TWTAs”), including 16 spares. A total of two TWTAs were taken out of service and replaced by spares between the launch of the satellite and June 30, 2001. During the third quarter 2001, EchoStar V experienced anomalous telemetry readings on two additional TWTAs. As a precaution, during September 2001 EchoStar substituted one of those TWTA’s with a spare. To the extent that EchoStar V experiences anomalous telemetry readings on additional TWTAs it may be necessary to utilize additional spare TWTAs. EchoStar V has also experienced anomalies resulting in the loss of one solar array string. The satellite has a total of approximately 96 solar array strings and approximately 92 are required to assure full power availability for the 12-year design life of the satellite. An investigation of the solar array anomalies, none of which have impacted commercial operation of the satellite to date, is continuing. Until the root cause of these anomalies is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.

EchoStar VI

     EchoStar VI is equipped with a total of 48 transponders, including 16 spares. During April 2001, EchoStar VI experienced a series of anomalous events resulting in a temporary interruption of service. The satellite was quickly restored to normal operations mode. As a result of the anomaly, an investigation conducted by the spacecraft manufacturer concluded that one stationkeeping thruster and a pair of TWTA are unusable. The satellite is equipped with a substantial number of backup transponders and thrusters. The satellite manufacturer, Space Systems Loral (“SS/L”), has advised EchoStar that it believes that the thruster anomaly was isolated to one stationkeeping thruster, and that while further failures are possible, SS/L does not believe it is likely that additional thrusters will be impacted. EchoStar VI has also experienced anomalies resulting in the loss of two solar array strings. The satellite has a total of approximately 112 solar array strings and approximately 106 are required to assure full power availability for the 12-year design life of the satellite. An investigation of the solar array anomalies, none of which have impacted commercial operation of the satellite to date, is continuing. Until the root cause of these anomalies is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Satellite Insurance

     As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 30 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

     In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million. EchoStar’s insurance carriers offered EchoStar a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers offered to pay only part of the $219.3 million claim because they allege we did not abide by the exact terms of the insurance policy. The insurers also assert that EchoStar IV was not a constructive total loss, as that term is defined in the policy. EchoStar strongly disagrees and filed an arbitration claim against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that EchoStar will receive the amount claimed or, if EchoStar does, that EchoStar will retain title to EchoStar IV with its reduced capacity. Based on the carriers’ failure to pay the amount EchoStar believes is owed under the policy and their improper attempts to force EchoStar to settle for less than the full amount of its claim, EchoStar has added causes of action in its EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, EchoStar filed a lawsuit against the insurance carriers in the U.S. District Court for the District of Colorado asserting causes of action for violation of Federal and State antitrust laws. During March 2001, EchoStar voluntarily dismissed its antitrust lawsuit without prejudice. EchoStar has the right to re-file an antitrust action against the insurers in the future.

     At the time EchoStar filed its claim in 1998, EchoStar recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. EchoStar will have to reduce the amount of the receivable if a final settlement is reached for less than this amount.

     As a result of the thermal and propulsion system anomalies, EchoStar reduced the estimated remaining useful life of EchoStar IV to approximately 4 years during January 2000. EchoStar will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

     The indentures related to certain of EDBS’ senior notes contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to at least half of the satellites it owns or leases. In addition, the indenture related to EBC’s senior notes requires EchoStar to maintain satellite insurance on the lesser of half of its satellites or three of its satellites. EchoStar I through EchoStar IX are owned by a direct subsidiary of EBC. Insurance coverage is therefore required for at least three of EchoStar’s seven satellites currently in-orbit. The launch and/or in-orbit insurance policies for EchoStar I through EchoStar VII have expired. To date EchoStar has been unable to obtain insurance on any of these satellites on terms acceptable to EchoStar. As a result, EchoStar is currently self-insuring these satellites. To satisfy insurance covenants related to EDBS’ and EBC’s senior notes, EchoStar has reclassified an amount equal to the depreciated cost of three of its satellites from cash and cash equivalents to cash reserved for satellite insurance on its balance sheet. As of December 31, 2001, cash reserved for satellite insurance totaled approximately $122 million. If EchoStar leases or transfers ownership of EchoStar VII, EchoStar VIII or EchoStar IX to EDBS, which it is currently considering, EchoStar would need to reserve additional cash for the depreciated cost of additional satellites. The reserve would increase by approximately $60 million if one or two satellites are so leased or transferred, and by an additional material amount if a third satellite is leased or transferred. The reclassifications will continue until such time, if ever, as EchoStar can again insure its satellites on acceptable terms and for acceptable amounts.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

4. LONG-TERM DEBT

9 1/4% Seven Year and 9 3/8% Ten Year Notes

     On January 25, 1999, EDBS sold $375 million principal amount of the 9 1/4% Seven Year Notes and $1.625 billion principal amount of the 9 3/8% Ten Year Notes. Interest accrues at annual rates of 9 1/4% and 9 3/8%, respectively and is payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing August 1, 1999.

     Concurrently with the closing of the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes offering, EDBS used approximately $1.658 billion of net proceeds received from the sale of the 9 1/4% Seven Year and 9 3/8% Ten Year Notes to complete tender offers for its then outstanding senior notes issued in 1994, 1996 and 1997. In February 1999, EDBS contributed approximately $268 million of net proceeds received from the sale of the 9 1/4% Seven Year and 9 3/8% Ten Year Notes to ECC for the completion of tender offers related to ECC’s 12 1/8% Senior Exchange Notes due 2004, issued on January 4, 1999, in exchange for all issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock.

     With the exception of certain de minimis domestic and foreign subsidiaries, the 9 1/4% Seven Year and 9 3/8% Ten Year Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of EDBS. The 9 1/4% Seven Year and 9 3/8% Ten Year Notes are general senior unsecured obligations which:

•	rank pari passu in right of payment to each other and to all existing and future senior unsecured obligations;

•	rank senior to all existing and future junior obligations; and

•	are effectively junior to secured obligations to the extent of the collateral securing such obligations, including any borrowings under future secured credit facilities.

     Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 9 1/4% Seven Year and 9 3/8% Ten Year Notes are not redeemable at EDBS’s option prior to February 1, 2003 and February 1, 2004, respectively. Thereafter, the 9 1/4% Seven Year Notes will be subject to redemption, at the option of EDBS, in whole or in part, at redemption prices decreasing from 104.625% during the year commencing February 1, 2003 to 100% on or after February 1, 2005, together with accrued and unpaid interest thereon to the redemption date. The 9 3/8% Ten Year Notes will be subject to redemption, at the option of EDBS, in whole or in part, at redemption prices decreasing from 104.688% during the year commencing February 1, 2004 to 100% on or after February 1, 2008, together with accrued and unpaid interest thereon to the redemption date.

     The indentures related to the 9 1/4% Seven Year and 9 3/8% Ten Year Notes (the “Seven and Ten Year Notes Indentures”) contain restrictive covenants that, among other things, impose limitations on the ability of EDBS to:

•	incur additional indebtedness;

•	apply the proceeds of certain asset sales;

•	create, incur or assume liens;

•	create dividend and other payment restrictions with respect to EDBS’s subsidiaries;

•	merge, consolidate or sell assets; and

•	enter into transactions with affiliates.

     In addition, EDBS may pay dividends on its equity securities only if no default shall have occurred or is continuing under the Seven and Ten Year Notes Indentures; and after giving effect to such dividend and the incurrence of any indebtedness (the proceeds of which are used to finance the dividend), EDBS’ ratio of total indebtedness to cash flow (calculated in accordance with the Indentures) would not exceed 8.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of the difference of cumulative consolidated cash flow (calculated in accordance with

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

the Indentures) minus 120% of consolidated interest expense of EDBS (calculated in accordance with the Indentures), in each case from April 1, 1999 plus an amount equal to 100% of the aggregate net cash proceeds received by EDBS and its subsidiaries from the issuance or sale of certain equity interests of EDBS or EchoStar.

     In the event of a change of control, as defined in the Seven and Ten Year Notes Indentures, EDBS will be required to make an offer to repurchase all of the 9 1/4% Seven Year and 9 3/8% Ten Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

10 3/8% Seven Year Notes

     On September 25, 2000, EBC, sold $1 billion principal amount of the 10 3/8% Seven Year Notes. Interest accrues at an annual rate of 10 3/8% and is payable semi-annually in cash, in arrears on April 1 and October 1 of each year. The proceeds of the 10 3/8% Seven Year Notes will be used primarily by EBC’s subsidiaries for the construction and launch of additional satellites, strategic acquisitions and other general working capital purposes. As discussed in Note 1, the actual EDBS Exchange Offer has not occurred. However, for accounting purposes, EDBS recorded indebtedness in an amount equal to the outstanding principal balance of the 10 3/8% Seven Year Notes.

     The indenture related to the 10 3/8% Seven Year Notes (the “10 3/8% Seven Year Notes Indenture”) contains certain restrictive covenants that generally do not impose material limitations on EBC. Subject to certain limitations, the 10 3/8% Seven Year Notes Indenture permits EBC to incur additional indebtedness, including secured and unsecured indebtedness that ranks on parity with the 10 3/8% Seven Year Notes. Any secured indebtedness will, as to the collateral securing such indebtedness, be effectively senior to the 10 3/8% Seven Year Notes to the extent of such collateral.

     The 10 3/8% Seven Year Notes are:

•	general unsecured obligations of EBC;

•	ranked equally in right of payment with all of EBC’s existing and future senior debt;

•	ranked senior in right of payment to all of EBC’s other existing and future subordinated debt; and

•	ranked effectively junior to (i) all liabilities (including trade payables) of EBC’s subsidiaries and (ii) all of EBC’s secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any of EBC’s future secured credit facilities, if any.

     Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 10 3/8% Seven Year Notes are not redeemable at EBC’s option prior to October 1, 2004. Thereafter, the 10 3/8% Seven Year Notes will be subject to redemption, at EBC’s option, in whole or in part, at redemption prices decreasing from 105.188% during the year commencing October 1, 2004 to 100% on or after October 1, 2006, together with accrued and unpaid interest thereon to the redemption date.

     In the event of a change of control, as defined in the 10 3/8% Seven Year Notes Indenture, EBC will be required to make an offer to repurchase all or any part of a holder’s 10 3/8% Seven Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

9 1/8% Seven Year Notes

     On December 28, 2001, EDBS sold $700 million principal amount of the 9 1/8% Seven Year Notes. Interest accrues at an annual rate of 9 1/8% and is payable semi-annually in cash, in arrears on January 15 and July 15 of each year, commencing July 15, 2002. EDBS used the net proceeds of the 9 1/8% Seven Year Notes to repay amounts owed to ECC. ECC intends to use these amounts for one or more of the following: 1) to provide a portion of the financing for the proposed merger of EchoStar with Hughes Electronics Corporation, 2) if EchoStar does not consummate the merger, to provide a portion of the financing for the acquisition by EchoStar of Hughes’ approximately 81% interest in PanAmSat Corporation, and 3) the construction, launch and insurance of additional satellites, strategic acquisitions and other general corporate purposes.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     The 9 1/8% Seven Year Notes are guaranteed by substantially all subsidiaries of EDBS on a senior basis. The 9 1/8% Seven Year Notes are general unsecured senior obligations which:

•	rank senior with all of EDBS’ future subordinated debt; and

•	rank junior to any of EDBS’ secured debt to the extent of the value of the assets securing such debt.

     Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 9 1/8% Seven Year Notes are not redeemable at EDBS’ option prior to January 15, 2006. Thereafter, the 9 1/8% Seven Year Notes will be subject to redemption, at EDBS’ option, in whole or in part, at redemption prices decreasing from 104.563% during the year commencing January 15, 2006 to 100% on or after January 15, 2008, together with accrued and unpaid interest thereon to the redemption date.

     The indenture related to the 9 1/8% Seven Year Notes (the “9 1/8% Seven Year Notes Indenture”) contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets

     In the event of a change of control, as defined in the 9 1/8% Seven Year Notes Indenture, EDBS will be required to make an offer to repurchase all or any part of a holder’s 9 1/8% Seven Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

Mortgages and Other Notes Payable

     Mortgages and other notes payable consists of the following (in thousands):

	DECEMBER 31,

	2000	2001

8.25% note payable for satellite vendor financing for EchoStar I due in equal monthly installments of $722,including interest, through February 2001	$2,137	$—
8.25% note payable for satellite vendor financing for EchoStar II due in equal monthly installments of $562, including interest, through November 2001	5,930	—
8.25% note payable for satellite vendor financing for EchoStar III due in equal monthly installments of $294, including interest, through October 2002	5,978	2,829
8.25% note payable for satellite vendor financing for EchoStar IV due upon resolution of satellite insurance claim (Note 3)	11,327	11,327
Mortgages and other unsecured notes payable due in installments through November 2009 with interest rates ranging from 4% to 10%	5,914	4,865

Total	31,286	19,021
Less current portion	(19,642)	(13,444)

Mortgages and other notes payable, net of current portion	$11,644	$5,577

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Future maturities of the Company’s outstanding long-term debt are summarized as follows (in thousands):

	DECEMBER 31,

	2002	2003	2004	2005	2006	THEREAFTER	TOTAL

9 1/4% Seven Year Notes	$—	$—	$—	$—	$375,000	$—	$375,000
9 3/8% Ten Year Notes	—	—	—	—	—	1,625,000	1,625,000
10 3/8% Seven Year Notes	—	—	—	—	—	1,000,000	1,000,000
9 1/8% Seven Year Notes	—	—	—	—	—	700,000	700,000
Mortgages and Other Notes Payable	13,444	1,911	655	696	739	1,576	19,021

Total	$13,444	$1,911	$655	$696	$375,739	$3,326,576	$3,719,021

Satellite Vendor Financing

     The purchase price for satellites is required to be paid in progress payments, some of which are non-contingent payments that are deferred until after the respective satellites are in orbit (satellite vendor financing). The Company utilized $36 million, $28 million, $14 million and $13 million of satellite vendor financing for EchoStar I, EchoStar II, EchoStar III and EchoStar IV, respectively. The satellite vendor financings for both EchoStar III, EchoStar IV and EchoStar VII are secured by an ECC corporate guarantee.

5. INCOME TAXES

     As of December 31, 2001, the Company had net operating loss carryforwards (“NOLs”) for Federal income tax purposes of approximately $2.073 billion. The NOLs will begin to expire in the year 2012. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” (“FAS No. 109”) requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance to the extent it is considered more likely than not that the benefits of such assets will not be realized.

     In 2001, the Company increased its valuation allowance sufficient to offset net deferred tax assets arising during the year except for the deferred tax asset related to federal alternative minimum income tax, which has an indefinite life. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management believes existing net deferred tax assets in excess of the valuation allowance will, more likely than not, be realized. The Company continuously reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changed circumstances indicate that it is more likely than not that the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized in the Company’s provision for income taxes.

     The actual tax benefit (provision) for 1999, 2000 and 2001 are reconciled to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

Statutory rate	35.0%	35.0%	(35.0)%
State income taxes, net of Federal benefit	2.3	2.9	(3.2)
Employee stock option exercise and sale	—	3.4	9.6
Cumulative effect of change in effective tax rate	—	—	(79.5)
License amortization	—	—	(8.3)
Non-deductible interest expense	(0.3)	—	—
Other	1.5	1.6	(1.7)
(Increase) decrease in valuation allowance	(38.5)	(42.9)	115.5

Total provision for income taxes	—%	—%	(2.6)%

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     The temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2000 and 2001 are as follows (in thousands):

	DECEMBER 31,

	2000	2001

Current deferred tax assets:
Accrued royalties	$36,425	$47,217
Inventory reserves and cost methods	3,928	5,326
Accrued expenses	37,698	46,297
Allowance for doubtful accounts	7,473	3,231
Reserve for warranty costs	79	243

Total current deferred tax assets	85,603	102,314

Gross current deferred tax assets	85,603	102,314
Valuation allowance	(72,080)	(81,899)

Net current deferred tax assets	13,523	20,415
Noncurrent deferred tax assets:
General business and foreign tax credits	2,504	3,904
Net operating loss carryforwards	794,347	756,986
Incentive plan stock compensation	38,509	44,393
Other	23,934	39,470

Total noncurrent deferred tax assets	859,294	844,753
Noncurrent deferred tax liabilities:
Depreciation	(80,861)	(118,929)
Other	(1,057)	(1,300)

Total noncurrent deferred tax liabilities	(81,918)	(120,229)

Gross deferred tax assets	777,376	724,524

Valuation allowance	(723,552)	(676,192)

Net noncurrent deferred tax assets	53,824	48,332

Net deferred tax assets	$67,347	$68,747

     The components of the benefit from (provision for) income taxes are as follows (in thousands):

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

Current benefit (provision):
Federal	$—	$—	$(1,400)
State	(46)	(35)	(860)
Foreign	(85)	(90)	14

	(131)	(125)	(2,246)
Deferred benefit:
Federal	285,724	233,640	(9,608)
State	27,720	27,091	(26,533)
(Increase) decrease in valuation allowance	(313,444)	(260,731)	37,541

	—	—	1,400

Total benefit (provision)	$(131)	$(125)	$(846)

Deferred Tax Assets

     Net deferred tax assets of approximately $69 million and $67 million as of December 31, 2001 and 2000, respectively, have remained substantially unchanged on EchoStar’s balance sheet since 1996. Additional deferred tax assets of approximately $844 million generated since 1996 have been substantially offset by adjustments to EchoStar’s valuation allowance. EchoStar expects to generate taxable income in the future, but the timing and

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

amount of that taxable income is uncertain and EchoStar does not believe the criteria for recognition of additional tax benefits are presently satisfied. EchoStar needs to generate future taxable income of approximately $190 million to realize the benefit of the net deferred tax assets recognized and EchoStar continues to believe it is more likely than not that the assets it has recorded will be realized. EchoStar expects to adjust the valuation allowance in the future when the timing and amount of additional future taxable income becomes more certain. If it is determined at some point in the future that any or all of previously reserved deferred tax assets are more likely than not realizable, significant deferred income tax benefits will need to be recorded and such benefits may be material.

Internal Revenue Service Proposed Adjustment

     During 2001, the Internal Revenue Service conducted an audit of EchoStar’s consolidated federal income tax returns for the years 1997, 1998, and 1999. As a result of this review, the IRS’ position is that certain subscriber acquisition costs deducted by EchoStar in those years should instead be capitalized and amortized over a period of five years. EchoStar does not agree with this proposed adjustment and has initiated an appeal of the agent’s position. At this time, the ultimate resolution of this dispute is uncertain. If EchoStar’s arguments for deductibility are unsuccessful and EchoStar is required to capitalize and amortize these costs over five years, the federal net operating losses (“NOLs”) available to EchoStar at December 31, 2001 could be reduced by as much as $1.7 billion. Such an outcome would not materially alter EchoStar’s ultimate tax obligations but could significantly accelerate the timing of when it would be required to begin making material current income tax payments. EchoStar would also incur a cumulative alternative minimum tax liability for the years 1998, 2000, and 2001 totaling approximately $7 million. Any reduction in NOLs and the resulting alternative minimum tax liability would be offset by corresponding deferred tax assets related to the unamortized capitalized cost and the future credit for the alternative minimum taxes paid which may be carried forward indefinitely. EchoStar intends to vigorously defend its position that EchoStar will be able to continue its current policy of deducting subscriber acquisition costs as incurred for tax purposes. However, as of December 31, 2001, the outcome is uncertain.

6. STOCK COMPENSATION PLANS

Stock Incentive Plan

     In April 1994, EchoStar adopted a stock incentive plan to provide incentive to attract and retain officers, directors and key employees. EchoStar currently has reserved up to 80 million shares of its class A common stock for granting awards under its 1995 Stock Incentive Plan and an additional 80 million shares of its class A common stock for granting awards under its 1999 Stock Incentive Plan. In general, stock options granted through December 31, 2001 have included exercise prices not less than the fair market value of EchoStar’s class A common stock at the date of grant, and vest, as determined by EchoStar’s Board of Directors, generally at the rate of 20% per year.

     During 1999, EchoStar adopted the 1999 Incentive Plan which provided certain key employees a contingent incentive including stock options and cash. The payment of these incentives was contingent upon the achievement of certain financial and other goals of EchoStar. EchoStar met certain of these goals during 1999. Accordingly, in 1999, EchoStar recorded approximately $179 million of deferred compensation related to post-grant appreciation of options to purchase approximately 4.2 million shares, granted pursuant to the 1999 Incentive Plan. The related deferred compensation will be recognized over the five-year vesting period. During the year ended December 31, 1999, 2000 and 2001, EchoStar recognized expense of $61 million, $51 million and $20 million, respectively, under the 1999 Incentive Plan. The remaining deferred compensation of $25 million, which will be reduced by future forfeitures, if any, will be recognized over the remaining vesting period.

     Options to purchase an additional 9.7 million shares are outstanding as of December 31, 2001 and were granted at fair market value during 1999, 2000 and 2001 pursuant to a Long Term Incentive Plan. The weighted-average exercise price of these options is $9.04. Vesting of these options is contingent on meeting certain longer-term goals, which may be met upon the consummation of the proposed merger with Hughes. However, as the

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

achievement of these goals cannot be reasonably predicted through December 31, 2001, no compensation was recorded during 1999, 2000 and 2001 related to these long-term options. EchoStar will continue to evaluate the likelihood of achieving these long-term goals and will record the related compensation at the time achievement of these goals becomes probable. Such compensation, if recorded, could result in material non-cash stock-based compensation expense in EchoStar’s statements of operations.

     A summary of EchoStar’s incentive stock option activity for the years ended December 31, 1999, 2000 and 2001 is as follows:

	1999		2000		2001

		WEIGHTED-		WEIGHTED-		WEIGHTED-
		AVERAGE		AVERAGE		AVERAGE
		EXERCISE		EXERCISE		EXERCISE
	OPTIONS	PRICE	OPTIONS	PRICE	OPTIONS	PRICE

Options outstanding, beginning of year	11,576,120	$2.04	27,843,640	$6.26	25,117,893	$10.81
Granted	20,847,712	7.71	2,942,000	51.56	867,500	37.30
Exercised	(3,808,114)	1.84	(3,591,209)	3.05	(1,579,324)	5.17
Forfeited	(772,078)	4.92	(2,076,538)	20.78	(1,658,476)	10.86

Options outstanding, end of year	27,843,640	$6.26	25,117,893	$10.81	22,747,593	$13.18

Exercisable at end of year	2,755,432	$1.86	2,911,256	$5.49	4,701,357	$10.77

     Exercise prices for options outstanding as of December 31, 2001 are as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

	NUMBER	WEIGHTED-		NUMBER
	OUTSTANDING	AVERAGE		EXERCISABLE
	AS OF	REMAINING	WEIGHTED-	AS OF	WEIGHTED-
RANGE OF	DECEMBER 31,	CONTRACTUAL	AVERAGE	DECEMBER 31,	AVERAGE
EXERCISE PRICES	2001	LIFE	EXERCISE PRICE	2001	EXERCISE PRICE

$1.167 — $ 2.750	3,294,790	4.48	$2.21	2,174,862	$2.14
3.000 — 3.434	148,904	5.69	3.01	35,704	3.05
5.486 — 6.600	12,221,723	7.08	6.01	1,216,399	6.02
10.203 — 19.180	3,060,976	6.81	13.75	570,392	12.33
22.703 — 27.688	608,200	8.41	23.42	91,400	22.71
32.420 — 39.500	1,818,000	7.32	35.50	272,000	34.30
48.750 — 52.750	442,000	8.11	49.31	126,000	48.94
60.125 — 79.000	1,153,000	8.42	65.90	214,600	64.93

$1.1667 - $79.000	22,747,593 *	6.80	$13.18	4,701,357	$10.77

     *     This amount includes 9.7 million shares outstanding pursuant to the Long Term Incentive Plan.

Accounting for Stock-Based Compensation

     EchoStar has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations in accounting for its stock-based compensation plans. Under APB 25, EchoStar generally does not recognize compensation expense on the issuance of stock under its Stock Incentive Plan because the option terms are typically fixed and typically the exercise price equals or exceeds the market price of the underlying stock on the date of grant. In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, “Accounting and Disclosure of Stock-Based Compensation,” (“FAS No. 123”) which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. EchoStar elected to not adopt FAS No. 123 for expense recognition purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Pro forma information regarding net income and earnings per share is required by FAS No. 123 and has been determined as if EchoStar had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	YEAR ENDED DECEMBER 31,

	1999	2000	2001

Risk-free interest rate	5.38%	6.19%	4.94%
Volatility factor	76%	98%	64%
Dividend yield	0.00%	0.00%	0.00%
Expected term of options	6 years	6 years	6 years
Weighted-average fair value of options granted	$7.14	$30.41	$15.75

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards.

7. EMPLOYEE BENEFIT PLANS

Employee Stock Purchase Plan

     During 1997, the Board of Directors and shareholders approved an employee stock purchase plan (the “ESPP”), effective beginning October 1, 1997. Under the ESPP, EchoStar is authorized to issue a total of 800,000 shares of class A common stock. Substantially all full-time employees who have been employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase capital stock of EchoStar under all stock purchase plans of EchoStar at a rate which would exceed $25,000 in fair market value of capital stock in any one year. The purchase price of the stock is 85% of the closing price of the class A common stock on the last business day of each calendar quarter in which such shares of class A common stock are deemed sold to an employee under the ESPP. The ESPP shall terminate upon the first to occur of (i) October 1, 2007 or (ii) the date on which the ESPP is terminated by the Board of Directors. During 1999, 2000 and 2001, employees purchased approximately 44,000, 58,000 and 80,000 shares of class A common stock through the ESPP, respectively.

401(k) Employee Savings Plan

     EchoStar sponsors a 401(k) Employee Savings Plan (the “401(k) Plan”) for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution by EchoStar of $1,000 per employee. EchoStar also may make an annual discretionary contribution to the plan with approval by EchoStar’s Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. EchoStar’s cash contributions to the 401(k) Plan for matching contributions totaled $314,000 in 1999, $1.6 million in 2000 and $429,000 in 2001. Additionally, during 1999, EchoStar 520,000 shares of its class A common stock (fair value of approximately $3 million) to the 401(k) Plan related to its 1998 discretionary contribution. During 2000, EchoStar contributed 120,000 shares of its class A common stock (fair value of approximately $6 million) to the 401(k) Plan related to its 1999 discretionary contribution. During 2001, EchoStar contributed approximately $2 million in cash to the 401 (k) Plan related to its

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

2000 discretionary contribution and accrued approximately $6.7 million related to its 2002 discretionary contribution.

8. OTHER COMMITMENTS AND CONTINGENCIES

Leases

     Future minimum lease payments under noncancelable operating leases as of December 31, 2001, are as follows (in thousands):

YEAR ENDING DECEMBER 31,
2002	$11,918
2003	11,486
2004	9,551
2005	5,262
2006	1,623
Thereafter	3,444

Total minimum lease payments	$43,284

     Total rental expense for operating leases approximated $4 million, $9 million and $14 million in 1999, 2000 and 2001, respectively.

Purchase Commitments

     As of December 31, 2001, the Company’s purchase commitments totaled approximately $79 million. The majority of these commitments relate to EchoStar receiver systems and related components. All of the purchases related to these commitments are expected to be made during 2002. The Company expects to finance these purchases from existing unrestricted cash balances and future cash flows generated from operations.

Patents and Intellectual Property

     Many entities, including some of EchoStar’s competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that EchoStar offers. EchoStar may not be aware of all patents and other intellectual property rights that its products may potentially infringe. Damages in patent infringement cases can include a tripling of actual damages in certain cases. Further, EchoStar cannot estimate the extent to which it may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have asserted patent and other intellectual property rights with respect to components within EchoStar’s direct broadcast satellite system. EchoStar cannot be certain that these persons do not own the rights they claim, that its products do not infringe on these rights, that it would be able to obtain licenses from these persons on commercially reasonable terms or, if it was unable to obtain such licenses, that it would be able to redesign its products to avoid infringement.

Fee Dispute

     EchoStar had a contingent fee arrangement with attorneys who represented EchoStar in prior litigation with The News Corporation, Ltd. The contingent fee arrangement provides for the attorneys to be paid a percentage of any net recovery obtained by EchoStar in the News Corporation litigation. The attorneys asserted that they might be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement. EchoStar consistently maintained that the demand significantly overstated the amount to which the attorneys might reasonably be entitled.

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     During mid-1999, EchoStar initiated litigation against the attorneys in the Arapahoe County, Colorado, District Court arguing that the fee arrangement was void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. The litigation was stayed while the arbitration proceeded. The arbitration hearing concluded on October 11, 2001. During the four week arbitration hearing, the attorneys presented a damage model for $56 million. EchoStar asserted even that amount significantly overstated the amount to which the attorneys might reasonably be entitled. During closing arguments, the attorneys presented a separate damage calculation for $111 million to the arbitration panel.

     On November 7, 2001, the arbitration panel awarded the attorneys approximately $40 million for its contingency fee under the fee agreement. In the award, the arbitration panel also dismissed EchoStar’s claims against the attorneys that EchoStar had initiated in the Arapahoe County, Colorado, District Court. Pursuant to the award, approximately $8 million was to be paid within 30 days of the award with the balance to be paid in equal quarterly principal installments over four years, commencing February 1, 2002. Interest is to be paid at the prime rate (calculated as the average amount for each relevant year as published daily in the Wall Street Journal), compounded annually. As a result of this award, EchoStar recorded a charge of approximately $30 million during 2001.

     On November 30, 2001, EchoStar filed a motion to vacate the award on the following grounds: (1) the award as issued violates public policy and cannot be enforced; and (2) the Panel exceeded its authority under Colorado Revised Statutes Section 13-22-214(1)(a)(III). Alternatively, EchoStar requested that the Arapahoe County District Court modify the award to correct a calculation error. The attorneys have opposed EchoStar’s motion to vacate. The motion remains pending before the District Court in Arapahoe County, Colorado. There can be no assurance that EchoStar will succeed in its effort to vacate or modify the arbitration award.

WIC Premium Television Ltd.

     During July 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar, and two of EchoStar’s wholly-owned subsidiaries, Echosphere Corporation and Dish, Ltd. EchoStar Satellite Corporation, EchoStar DBS Corporation, EchoStar Technologies Corporation, and EchoStar Satellite Broadcast Corporation were subsequently added as defendants. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC.

     During September 1998, WIC filed another lawsuit in the Court of Queen’s Bench of Alberta Judicial District of Edmonton against certain defendants, including EchoStar. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada, together with damages in excess of $175 million.

     The Court in the Alberta action recently denied EchoStar’s Motion to Dismiss, and EchoStar’s appeal of such decision. The Court in the Federal action has stayed that case pending the outcome of the Alberta action. The case is now currently in discovery. EchoStar intends to vigorously defend the suit. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Broadcast network programming

     Until July 1998, EchoStar obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

     In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in the U.S. District Court for the District of Colorado. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming did not violate the Satellite Home Viewer Act (“SHVA”) and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami court. The case remains pending in Miami. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

     In February 1999, the networks filed a “Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding” against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled this lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although EchoStar does not know if they adhered to this schedule.

     In December 1998, the networks filed a Motion for Preliminary Injunction against EchoStar in the Miami court, and asked the court to enjoin EchoStar from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring EchoStar to turn off network programming to certain of its customers. At that time, the networks also argued that EchoStar’s compliance procedures violate the Satellite Home Viewer Improvement Act (“SHVIA”). EchoStar opposed the networks’ motion and again asked the court to hear live testimony before ruling upon the networks’ injunction request.

     During September 2000, the Court granted the Networks’ motion for preliminary injunction, denied the Network’s emergency motion and denied EchoStar’s request to present live testimony and evidence. The Court’s original order required EchoStar to terminate network programming to certain subscribers “no later than February 15, 1999,” and contained other dates with which it would be physically impossible to comply. The order imposes restrictions on EchoStar’s past and future sale of distant ABC, NBC, CBS and Fox channels similar to those imposed on PrimeTime 24 (and, EchoStar believes, on DirecTV and others). Some of those restrictions go beyond the statutory requirements imposed by the SHVA and the SHVIA. For these and other reasons EchoStar believes the Court’s order is, among other things, fundamentally flawed, unconstitutional and should be overturned. However, it is very unusual for a Court of Appeals to overturn a lower court’s order and there can be no assurance whatsoever that it will be overturned.

     On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required EchoStar to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network programming under the court’s order. EchoStar appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the Eleventh Circuit stayed the Florida Court’s preliminary injunction order pending EchoStar’s appeal. At that time, the Eleventh Circuit also expedited its consideration of EchoStar’s appeal.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Oral argument before the Eleventh Circuit was held on May 24, 2001. On September 17, 2001, the Eleventh Circuit vacated the District Court’s nationwide preliminary injunction, which the Eleventh Circuit had stayed in November 2000. The Eleventh Circuit also rejected EchoStar’s First Amendment challenge to the SHVA. However, the Eleventh Circuit found that the District Court had made factual findings that were clearly erroneous and not supported by the evidence, and that the District Court had misinterpreted and misapplied the law. The Eleventh Circuit also found that the District Court came to the wrong legal conclusion concerning the grandfathering provision found in 17 U.S.C. Section 119(d); the Eleventh Circuit reversed the District Court’s legal conclusion and instead found that this grandfathering provision allows subscribers who switch satellite carriers to continue to receive the distant network programming that they had been receiving. The Eleventh Circuit’s order indicated that the matter was to be remanded to the District Court for an evidentiary hearing. On December 28, 2001, the Eleventh Circuit denied EchoStar’s request for rehearing. The Eleventh Circuit issued its mandate on January 29, 2002, remanding the case to the Florida District Court. Echostar cannot predict when an evidentiary hearing will be set before the District Court or when a trial will be set before the District Court if the Networks withdraw their request for a preliminary injunction as they have indicated they will do when the case was remanded to the District Court.

     EchoStar is considering an appeal to the United States Supreme Court. If EchoStar decides to appeal, there is no guarantee that the United States Supreme Court will agree to hear any petition filed or that EchoStar’s appeal will be heard before any evidentiary hearing or trial in the District Court.

     If, after an evidentiary hearing or trial, the District Court enters an injunction against EchoStar, the injunction could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to its other services. Management has determined that such terminations would result in a small reduction in EchoStar’s reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, as one of many possible remedies, prohibit all future sales of distant network programming by EchoStar, which would have a material adverse affect on EchoStar’s business.

Gemstar

     During October 2000, Starsight Telecast, Inc., a subsidiary of Gemstar-TV Guide International, Inc., filed a suit for patent infringement against EchoStar and certain of its subsidiaries in the United States District Court for the Western District of North Carolina, Asheville Division. The suit alleges infringement of United States Patent No. 4,706,121 (“the ‘121 Patent”) which relates to certain electronic program guide functions. EchoStar has examined this patent and believes that it is not infringed by any of its products or services. EchoStar will vigorously defend against this suit. On March 30, 2001, the court stayed the action pending resolution of the International Trade Commission matter discussed below.

     In December 2000, EchoStar filed suit against Gemstar — TV Guide (and certain of its subsidiaries) in the United States District Court for the District of Colorado alleging violations by Gemstar of various federal and state anti-trust laws and laws governing unfair competition. The lawsuit seeks an injunction and monetary damages. Gemstar filed counterclaims alleging infringement of United States Patent Nos. 5,923,362 and 5,684,525 that relate to certain electronic program guide functions. EchoStar examined these patents and believes they are not infringed by any of EchoStar’s products or services. In August 2001, the Federal Multi-District Litigation panel combined this suit, for discovery purposes, with other lawsuits asserting antitrust claims against Gemstar, which had previously been filed by other plaintiffs. In January 2002, Gemstar dropped the counterclaims of patent infringement.

     In February 2001, Gemstar filed patent infringement actions against us in District Court in Atlanta, Georgia and in the International Trade Commission (“ITC”). These suits allege infringement of United States Patent Nos. 5,252,066, 5,479,268 and 5,809,204 all of which relate to certain electronic program guide functions. In addition, the ITC action alleges infringement of the ‘121 Patent which is asserted in the North Carolina case. In the Atlanta District Court case, Gemstar seeks damages and an injunction. The North Carolina and Atlanta cases have been

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

stayed pending resolution of the ITC action. ITC actions typically proceed according to an expedited schedule. In December 2001, the ITC held a 15-day hearing before an administrative judge. Prior to the hearing, Gemstar dropped its allegations regarding Unites States Patent No. 5,252,066 with respect to which EchoStar had asserted substantial allegations of inequitable conduct. The hearing addressed, among other things, Gemstar’s allegations of patent infringement and respondents’ (EchoStar, SCI, Scientific Atlanta and Pioneer) allegations of patent misuse. A decision by the judge is expected by March 21, 2002 and a ruling by the full ITC is expected 60 days later. While the ITC cannot award damages, an adverse decision in this case could temporarily halt the import of EchoStar receivers and could require EchoStar to materially modify certain user-friendly electronic programming guides and related features EchoStar currently offers to consumers. EchoStar has examined the patents in dispute and believes they are not infringed by any of its products or services. EchoStar will vigorously contest the ITC, North Carolina and Atlanta allegations of infringement and will, among other things, challenge both the validity and enforceability of the asserted patents. EchoStar is providing a defense and indemnification to SCI in the ITC and Atlanta cases pursuant to the terms of their contract.

     During 2000, Superguide Corp. also filed suit against EchoStar, DirecTV and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211, 5,293,357 and 4,751,578 which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide seeks injunctive and declaratory relief and damages in an unspecified amount. It is EchoStar’s understanding that these patents may be licensed by Superguide to Gemstar. Gemstar has been added as a party to this case and is now asserting these patents against EchoStar. EchoStar has examined these patents and believes that they are not infringed by any of its products or services. A Markman ruling was issued by the Court and in response to that ruling EchoStar has filed motions for summary judgment of non-infringement for each of the asserted patents. Gemstar has filed a motion for summary judgment of infringement with respect to the patents. EchoStar intends to vigorously defend this case and to press its patent misuse defenses.

     In the event it is ultimately determined that EchoStar infringes on any of the aforementioned patents EchoStar may be subject to substantial damages, including the potential for treble damages, and/or an injunction that could require EchoStar to materially modify certain user friendly electronic programming guide and related features it currently offers to consumers. It is too early to make an assessment of the probable outcome of the suits. See Note 14 for events occurring subsequent to date of Auditors’ Report.

IPPV Enterprises

     IPPV Enterprises, LLC and MAAST, Inc. filed a patent infringement suit against EchoStar, and its conditional access vendor Nagra, in the United States District Court for the District of Delaware. The suit alleged infringement of five patents. One patent was subsequently dropped by plaintiffs. Three of the remaining patents disclose various systems for the implementation of features such as impulse-pay-per view, parental control and category lock-out. The fourth remaining patent relates to an encryption technique. The Court entered summary judgment in our favor on the encryption patent. Plaintiffs had claimed $80 million in damages with respect to the encryption patent. On July 13, 2001, a jury found that the remaining three patents were infringed and awarded damages of $15 million. The jury also found that one of the patents was willfully infringed which means that the judge is entitled to increase the award of damages. The parties have completed briefing and oral argument of post-trial motions. EchoStar intends to appeal any adverse decision and plaintiffs have indicated they may appeal as well. Any final award of damages would be split between EchoStar and Nagra in percentages to be agreed upon between EchoStar and Nagra.

California Actions

     A purported class action was filed against EchoStar in the California State Superior Court for Alameda County during May 2001 by Andrew A. Werby. The complaint, relating to late fees, alleges unlawful, unfair and fraudulent business practices in violation of California Business and Professions Code Section 17200 et seq., false and misleading advertising in violation of California Business and Professions Code Section 17500, and violation of the California Consumer Legal Remedies Act. On September 24, 2001, EchoStar filed an answer denying all

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

material allegations of the Complaint. On September 27, 2001, the Court entered an Order Pursuant to Stipulation for a provisional certification of the class, for an orderly exchange of information and for mediation. The provisional Order specifies that the class shall be de-certified upon notice in the event mediation does not resolve the dispute. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar intends to deny all liability and to vigorously defend the lawsuit.

     A purported class action relating to the use of terms such as “crystal clear digital video,” “CD-quality audio,” and “on-screen program guide”, and with respect to the number of channels available in various programming packages, has also been filed against EchoStar in the California State Superior Court for Los Angeles County by David Pritikin and by Consumer Advocates, a nonprofit unincorporated association. The complaint alleges breach of express warranty and violation of the California Consumer Legal Remedies Act, Civil Code Sections 1750, et. seq., and the California Business & Professions Code Sections 17500, 17200. EchoStar has filed an answer and the case is currently in discovery. Plaintiffs filed their Motion for Class Certification on January 21, 2002. EchoStar’s response is due on March 7, 2002, and the Court will conduct a hearing on class certification in early May 2002. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar denies all liability and intends to vigorously defend the lawsuit. See Note 14 for events occurring subsequent to date of Auditors’ Report.

Retailer Class Actions

     EchoStar has been sued by retailers in three separate purported class actions. In two separate lawsuits filed in the District Court, Arapahoe County, State of Colorado and the United States District Court for the District of Colorado, respectively, Air Communication & Satellite, Inc. and John DeJong, et. al. filed lawsuits on October 6, 2000 on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify nationwide classes allegedly brought on behalf of persons, primarily retail dealers, who were alleged signatories to certain retailer agreements with EchoStar Satellite Corporation. The plaintiffs are requesting the Courts to declare certain provisions of the alleged agreements invalid and unenforceable, to declare that certain changes to the agreements are invalid and unenforceable, and to award damages for lost commissions and payments, charge backs, and other compensation. EchoStar intends to vigorously defend against the suits and to assert a variety of counterclaims. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

     Satellite Dealers Supply, Inc. filed a lawsuit in the United States District Court for the Eastern District of Texas on September 25, 2000, on behalf of itself and a class of persons similarly situated. The plaintiff is attempting to certify a nationwide class on behalf of sellers, installers, and servicers of satellite equipment who contract with EchoStar and claims the alleged class has been “subject to improper chargebacks.” The plaintiff alleges that EchoStar: (1) charged back certain fees paid by members of the class to professional installers in violation of contractual terms; (2) manipulated the accounts of subscribers to deny payments to class members; and (3) misrepresented to class members who own certain equipment related to the provision of satellite television service. On September 18, 2001, the Court granted EchoStar’s Motion to Dismiss for lack of personal jurisdiction. Plaintiff Satellite Dealers Supply has moved for reconsideration of the Court’s order dismissing the case.

PrimeTime 24 Joint Venture

     PrimeTime 24 Joint Venture filed suit against EchoStar during September 1998 alleging breach of contract, wrongful termination of contract, interference with contractual relations, trademark infringement and unfair competition. EchoStar’s motion for summary judgment was granted with respect to PrimeTime 24’s claim of interference with contractual relations and unfair competition. Plaintiff’s motion for summary judgment was granted with respect to its approximate $10 million claim of breach of contract claim for fees during the period from May 1998 through July 19, 1998. It is too early to make an assessment of the probable outcome of the remainder of the litigation or to determine the extent of any additional potential liability or damages.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     The Company is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect EchoStar’s financial position or results of operations.

Meteoroid Events

     Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including EchoStar’s DBS satellites. While the probability that EchoStar’s satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

     Occasionally, increased solar activity poses a potential threat to all in-orbit geosynchronous satellites including EchoStar’s DBS satellites. The probability that the effects from this activity will damage our satellites or cause service interruptions is generally very small.

     Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft including EchoStar’s DBS satellites. The locations of these hazards are generally well known and may require EchoStar to perform maneuvers to avoid collisions.

9. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

     With the exception of certain de minimis domestic and foreign subsidiaries (collectively, the “Non-Guarantors”), the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of EDBS (collectively, the “Subsidiary Guarantors”).

     The combined assets, stockholder’s equity, net loss and operating cash flows of the Non-Guarantors represent less than 1% of the combined and consolidated assets, stockholder’s equity, net loss and operating cash flows of the combined Subsidiary Guarantors for the years ended December 31, 1999, 2000 and 2001. As a result, the Subsidiary Guarantors and Non-Guarantors are combined in the following tables. Consolidating financial information is presented for the following entities (in thousands):

     EDBS Parent Company Only (referred to as “EDBS — PC”)

     Subsidiary Guarantors and Other Subsidiaries

     Consolidating and Eliminating Adjustments (referred to as “C&E”)

     Consolidated EDBS (referred to as “EDBS”)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Balance Sheets — As of December 31, 2000

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

ASSETS
Current Assets:
Cash and cash equivalents	$(79,319)	$170,891	$—	$91,572
Marketable investment securities	4,992	—	—	4,992
Trade accounts receivable, net of allowance for uncollectible accounts of $19,934	—	275,321	—	275,321
Insurance receivable	106,000	—	—	106,000
Inventories	—	159,665	—	159,665
Other current assets	66	25,135	—	25,201

Total current assets	31,739	631,012	—	662,751
Cash reserved for satellite insurance	82,393	—	—	82,393
Property and equipment, net	—	1,329,181	—	1,329,181
FCC authorizations, net	—	709,817	—	709,817
Investment in subsidiaries	220,148	189	(220,337)	—
Other noncurrent assets	24,974	61,275	—	86,249

Total assets	$359,254	$2,731,474	$(220,337)	$2,870,391

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$58	$144,205	$—	$144,263
Deferred revenue	—	282,939	—	282,939
Accrued expenses	80,890	534,803	—	615,693
Advances (to) from affiliates, net	(703,043)	1,461,857	—	758,814
Current portion of long-term debt	—	19,642	—	19,642

Total current liabilities	(622,095)	2,443,446	—	1,821,351
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	—	—	375,000
9 3/8% Ten Year Notes	1,625,000	—	—	1,625,000
Mortgages and other notes payable, net of current portion	—	11,644	—	11,644
Long-term deferred distribution and carriage revenue and other long-term liabilities	—	56,047	—	56,047

Total long-term obligations, net of current portion	2,000,000	67,691	—	2,067,691

Total liabilities	1,377,905	2,511,137	—	3,889,042
Stockholder’s Equity (Deficit):
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	15,405	(15,405)	—
Additional paid-in capital	1,440,252	1,469,059	(1,469,059)	1,440,252
Deferred stock-based compensation	(58,193)	(58,193)	58,193	(58,193)
Accumulated other comprehensive loss	(7)	—	—	(7)
Accumulated deficit	(2,400,703)	(1,205,934)	1,205,934	(2,400,703)

Total stockholder’s equity (deficit)	(1,018,651)	220,337	(220,337)	(1,018,651)

Total liabilities and stockholder’s equity (deficit)	$359,254	$2,731,474	$(220,337)	$2,870,391

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Balance Sheets — As of December 31, 2001

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

ASSETS
Current Assets:
Cash and cash equivalents	$36,253	$2,799	$—	$39,052
Marketable investment securities	89,019	—	—	89,019
Trade accounts receivable, net of allowance for uncollectible accounts of $8,848	—	313,580	—	313,580
Insurance receivable	106,000	—	—	106,000
Inventories	—	189,665	—	189,665
Other current assets	(21)	38,284	—	38,263

Total current assets	231,251	544,328	—	775,579
Cash reserved for satellite insurance	122,068	—	—	122,068
Property and equipment, net	—	1,502,221	—	1,502,221
FCC authorizations, net	—	696,242	—	696,242
Investment in subsidiaries	457,358	189	(457,547)	—
Other noncurrent assets	40,948	50,681	—	91,629

Total assets	$851,625	$2,793,661	$(457,547)	$3,187,739

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$—	$203,685	$—	$203,685
Deferred revenue	—	356,903	—	356,903
Accrued expenses	83,966	681,212	—	765,178
Advances (to) from affiliates, net	(972,781)	972,839	—	58
Current portion of long-term debt	—	13,444	—	13,444

Total current liabilities	(888,815)	2,228,083	—	1,339,268
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	—	—	375,000
9 3/8% Ten Year Notes	1,625,000	—	—	1,625,000
10 3/8% Seven Year Notes	1,000,000	—	—	1,000,000
9 1/8% Seven Year Notes	700,000	—	—	700,000
Mortgages and other notes payable, net of current portion	—	5,577	—	5,577
Long-term deferred distribution and carriage revenue and other long-term liabilities	—	102,454	—	102,454

Total long-term obligations, net of current portion	3,700,000	108,031	—	3,808,031

Total liabilities	2,811,185	2,336,114	—	5,147,299
Stockholder’s Equity (Deficit):
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	14,379	(14,379)	—
Additional paid-in capital	435,590	1,454,087	(1,454,087)	435,590
Deferred stock-based compensation	(25,456)	(25,456)	25,456	(25,456)
Accumulated other comprehensive loss	(642)	—	—	(642)
Accumulated deficit	(2,369,052)	(985,463)	985,463	(2,369,052)

Total stockholder’s equity (deficit)	(1,959,560)	457,547	(457,547)	(1,959,560)

Total liabilities and stockholder’s equity (deficit)	$851,625	$2,793,661	$(457,547)	$3,187,739

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Statements of Operations — Year Ended December 31, 1999

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

REVENUE:
DISH Network:
Subscription television services	$—	$1,343,234	$—	$1,343,234
Other	—	10,374	(1,005)	9,369

Total DISH Network	—	1,353,608	(1,005)	1,352,603
DTH equipment sales and integration services	—	178,409	(84)	178,325
Other	500	74,863	—	75,363

Total revenue	500	1,606,880	(1,089)	1,606,291
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	—	580,979	—	580,979
Customer service center and other	—	117,684	(435)	117,249
Satellite and transmission	—	40,083	—	40,083

Total DISH Network operating expenses	—	738,746	(435)	738,311
Cost of sales — DTH equipment and integration services	—	149,541	(14)	149,527
Cost of sales — other	—	17,076	—	17,076
Marketing:
Subscriber promotion subsidies	—	677,508	19	677,527
Advertising and other	—	65,309	(649)	64,660

Total marketing expenses	—	742,817	(630)	742,187
General and administrative	(424)	142,099	(7)	141,668
Non-cash, stock-based compensation	—	61,060	—	61,060
Depreciation and amortization	2,663	107,371	(3)	110,031

Total costs and expenses	2,239	1,958,710	(1,089)	1,959,860

Operating loss	(1,739)	(351,830)	—	(353,569)
Other Income (Expense):
Interest income	7,774	4,792	—	12,566
Interest expense	(191,477)	(4,913)	—	(196,390)
Equity in loss of subsidiaries	(376,974)	—	376,974	—
Other	—	(24,892)	—	(24,892)

Total other income (expense)	(560,677)	(25,013)	376,974	(208,716)

Loss before income taxes	(562,416)	(376,843)	376,974	(562,285)
Income tax provision, net	—	(131)	—	(131)

Loss before extraordinary charges	(562,416)	(376,974)	376,974	(562,416)
Extraordinary charge for early retirement of debt, net of tax	(228,733)	—	—	(228,733)

Net loss	$(791,149)	$(376,974)	$376,974	$(791,149)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Statements of Operations — Year Ended December 31, 2000

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

REVENUE:
DISH Network:
Subscription television services	$—	$2,342,358	$—	$2,342,358
Other	—	8,663	(181)	8,482

Total DISH Network	—	2,351,021	(181)	2,350,840
DTH equipment sales and integration services	—	255,936	(11)	255,925
Other	—	102,149	—	102,149

Total revenue	—	2,709,106	(192)	2,708,914
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	—	981,403	—	981,403
Customer service center and other	—	250,854	(182)	250,672
Satellite and transmission	—	36,178	—	36,178

Total DISH Network operating expenses	—	1,268,435	(182)	1,268,253
Cost of sales — DTH equipment and integration services	300	196,606	2	196,908
Cost of sales — other	—	32,978	—	32,978
Marketing:
Subscriber promotion subsidies	—	1,037,193	24	1,037,217
Advertising and other	—	138,222	(20)	138,202

Total marketing expenses	—	1,175,415	4	1,175,419
General and administrative	56	233,926	(16)	233,966
Non-cash, stock-based compensation	—	51,465	—	51,465
Depreciation and amortization	—	174,607	—	174,607

Total costs and expenses	356	3,133,432	(192)	3,133,596

Operating loss	(356)	(424,326)	—	(424,682)
Other Income (Expense):
Interest income	2,562	10,504	—	13,066
Interest expense	(190,580)	(3,105)	—	(193,685)
Equity in loss of subsidiaries	(417,483)	—	417,483	—
Other	(1,808)	(431)	—	(2,239)

Total other income (expense)	(607,309)	6,968	417,483	(182,858)

Loss before income taxes	(607,665)	(417,358)	417,483	(607,540)
Income tax provision, net	—	(125)	—	(125)

Net loss	$(607,665)	$(417,483)	$417,483	$(607,665)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Statements of Operations — Year Ended December 31, 2001

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

REVENUE:
DISH Network:
Subscription television services	$—	$3,583,698	$—	$3,583,698
Other	—	107,447	(85,704)	21,743

Total DISH Network	—	3,691,145	(85,704)	3,605,441
DTH equipment sales and integration services	—	266,746	(3)	266,743
Other	—	114,699	—	114,699

Total revenue	—	4,072,590	(85,707)	3,986,883
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	—	1,448,617	—	1,448,617
Customer service center and other	—	370,573	(85,704)	284,869
Satellite and transmission	—	37,555	—	37,555

Total DISH Network operating expenses	—	1,856,745	(85,704)	1,771,041
Cost of sales — DTH equipment and integration services	(300)	188,113	(3)	187,810
Cost of sales — other	—	75,385	—	75,385
Marketing:
Subscriber promotion subsidies	—	944,513	—	944,513
Advertising and other	—	144,724	—	144,724

Total marketing expenses	—	1,089,237	—	1,089,237
General and administrative	(147)	361,776	—	361,629
Non-cash, stock-based compensation	—	20,173	—	20,173
Depreciation and amortization	—	265,912	—	265,912

Total costs and expenses	(447)	3,857,341	(85,707)	3,771,187

Operating income	447	215,249	—	215,696
Other Income (Expense):
Interest income	7,297	3,024	—	10,321
Interest expense, net of amounts capitalized	(190,840)	(2,060)	—	(192,900)
Equity in earnings (loss) of subsidiaries	214,044	—	(214,044)	—
Other	703	(1,323)	—	(620)

Total other income (expense)	31,204	(359)	(214,044)	(183,199)

Income (loss) before income taxes	31,651	214,890	(214,044)	32,497
Income tax provision, net	—	(846)	—	(846)

Net income (loss)	$31,651	$214,044	$(214,044)	$31,651

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Statements of Cash Flows — Year Ended December 31, 1999

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(791,149)	$(376,974)	$376,974	$(791,149)
Adjustments to reconcile net loss to net cash flows from operating activities:
Equity in losses of subsidiaries	376,974	(189)	(376,785)	—
Extraordinary charge for early retirement of debt	66,910	161,823	—	228,733
Loss on impairment of satellite	—	13,741	—	13,741
Deferred stock-based compensation recognized	—	61,060	—	61,060
Depreciation and amortization	2,663	107,372	(4)	110,031
Interest on notes payable to ECC added to principal	—	330	—	330
Amortization of debt discount and deferred financing costs	3,066	10,374	—	13,440
Change in long-term deferred satellite services revenue and other long-term liabilities	—	10,173	—	10,173
Other, net	—	(1,455)	—	(1,455)
Changes in current assets and current liabilities:
Trade accounts receivable, net	—	(50,201)	—	(50,201)
Inventories	—	(45,175)	—	(45,175)
Other current assets	(598)	2,971	—	2,373
Trade accounts payable	2,667	94,474	—	97,141
Deferred revenue	—	48,177	—	48,177
Accrued expenses	9,930	207,982	(185)	217,727

Net cash flows from operating activities	(329,537)	244,483	—	(85,054)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities	(186,866)	—	—	(186,866)
Sales of marketable investment securities	162,092	7,000	—	169,092
Funds released from escrow and restricted cash and marketable investment securities	77,657	—	—	77,657
Purchases of property and equipment	—	(87,597)	—	(87,597)
Advances and payments under in-orbit satellite contract	—	67,804	—	67,804
Other	—	(1,318)	—	(1,318)

Net cash flows from investing activities	52,883	(14,111)	—	38,772
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	(871,231)	1,088,866	—	217,635
Proceeds from issuance of 9 1/4% Seven Year Notes	375,000	—	—	375,000
Proceeds from issuance of 9 3/8% Ten Year Notes	1,625,000	—	—	1,625,000
Debt issuance costs and prepayment premiums	(88,508)	(145,213)	—	(233,721)
Retirement of 1994 Notes	—	(575,674)	—	(575,674)
Retirement of 1996 Notes	—	(501,350)	—	(501,350)
Retirement of 1997 Notes	(374,985)	(3,125)	—	(378,110)
Capital contribution to ECC	(268,588)	—	—	(268,588)
Repayment of note payable to ECC	—	(60,142)	—	(60,142)
Repayments of mortgage indebtedness and other notes payable	—	(22,180)	—	(22,180)
Other	—	2,865	—	2,865

Net cash flows from financing activities	396,688	(215,953)	—	180,735

Net increase (decrease) in cash and cash equivalents	120,034	14,419	—	134,453
Cash and cash equivalents, beginning of year	99	25,209	—	25,308

Cash and cash equivalents, end of year	$120,133	$39,628	$—	$159,761

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

     Consolidating Statements of Cash Flows — Year Ended December 31, 2000

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(607,665)	$(417,483)	$417,483	$(607,665)
Adjustments to reconcile net loss to net cash flows from operating activities:
Equity in losses of subsidiaries	417,483	—	(417,483)	—
Deferred stock-based compensation (forfeitures) recognized	(8,072)	59,537	—	51,465
Depreciation and amortization	—	173,233	—	173,233
Amortization of debt discount and deferred financing costs	3,276	4	—	3,280
Change in long-term deferred satellite services revenue and other long-term liabilities	—	37,236	—	37,236
Other, net	—	10,512	—	10,512
Changes in current assets and current liabilities:
Trade accounts receivable, net	—	(117,377)	—	(117,377)
Inventories	—	(41,160)	—	(41,160)
Other current assets	532	3,530	—	4,062
Trade accounts payable	(2,609)	(40,831)	—	(43,440)
Deferred revenue	—	101,905	—	101,905
Accrued expenses	1,020	176,982	—	178,002

Net cash flows from operating activities	(196,035)	(53,912)	—	(249,947)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of marketable investment securities	19,775	—	—	19,775
Cash reserved for satellite insurance	(82,393)	—	—	(82,393)
Purchases of property and equipment	—	(175,313)	—	(175,313)
Advances and payments under in-orbit satellite contract	—	(48,894)	—	(48,894)

Net cash flows from investing activities	(62,618)	(224,207)	—	(286,825)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	61,816	424,558	—	486,374
Repayments of mortgage indebtedness and other notes payable	—	(15,176)	—	(15,176)
Other	(2,615)	—	—	(2,615)

Net cash flows from financing activities	59,201	409,382	—	468,583

Net increase (decrease) in cash and cash equivalents	(199,452)	131,263	—	(68,189)
Cash and cash equivalents, beginning of year	120,133	39,628	—	159,761

Cash and cash equivalents, end of year	$(79,319)	$170,891	$—	$91,572

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consolidating Statements of Cash Flows — Year Ended December 31, 2001

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$31,651	$214,044	$(214,044)	$31,651
Adjustments to reconcile net loss to net cash flows from operating activities:
Equity in losses of subsidiaries	(214,044)	—	214,044	—
Deferred stock-based compensation (forfeitures) recognized	—	20,173	—	20,173
Depreciation and amortization	—	265,912	—	265,912
Amortization of debt discount and deferred financing costs	3,277	4	—	3,281
Change in long-term deferred satellite services revenue and other long-term liabilities	—	46,266	—	46,266
Other, net	—	25,751	—	25,751
Changes in current assets and current liabilities:
Trade accounts receivable, net	—	(38,259)	—	(38,259)
Inventories	—	(25,665)	—	(25,665)
Other current assets	(2,906)	(3,263)	—	(6,169)
Trade accounts payable	(58)	59,480	—	59,422
Deferred revenue	—	73,964	—	73,964
Accrued expenses	1,676	144,100	—	145,776

Net cash flows from operating activities	(180,404)	782,507	—	602,103
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities	(586,648)	—	—	(586,648)
Sales of marketable investment securities	501,986	—	—	501,986
Cash reserved for satellite insurance	(59,488)	—	—	(59,488)
Change in cash reserved for satellite insurance due to depreciation on related satellites	19,813	—	—	19,813
Purchases of property and equipment	—	(441,874)	—	(441,874)
Advances and payments under in -orbit satellite contract	—	(8,441)	—	(8,441)

Net cash flows from investing activities	(124,337)	(450,315)	—	(574,652)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	(270,237)	(488,519)	—	(758,756)
Proceeds from issuance of 9 1/8% Seven Year Notes	700,000	—	—	700,000
Debt issuance costs and prepayment premiums	(9,450)	—	—	(9,450)
Repayments of mortgage indebtedness and other notes payable	—	(11,765)	—	(11,765)

Net cash flows from financing activities	420,313	(500,284)	—	(79,971)

Net increase (decrease) in cash and cash equivalents	115,572	(168,092)	—	(52,520)
Cash and cash equivalents, beginning of year	(79,319)	170,891	—	91,572

Cash and cash equivalents, end of year	$36,253	$2,799	$—	$39,052

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

10. SEGMENT REPORTING

Financial Data by Business Unit (in thousands)

     Statement of Financial Accounting Standard No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“FAS No. 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. During 2000, under this definition, we were operating as three separate business units. However, beginning 2001, it was determined that EchoStar’s chief operating decision maker regularly evaluates only the following two separate business units. All prior year amounts have been adjusted to conform to the current year presentation. The All Other column consists of revenue and expenses from other operating segments for which the disclosure requirements of FAS No. 131 do not apply.

					ECHOSTAR	OTHER	EDBS
	DISH		ALL		CONSOLIDATED	ECHOSTAR	AND
	NETWORK	ETC	OTHER	ELIMINATIONS	TOTAL	ACTIVITY	SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1999
Revenue	$1,390,074	$160,276	$53,876	$(1,385)	$1,602,841	$3,450	$1,606,291
Depreciation and amortization	97,150	4,434	11,648	(4)	113,228	(3,197)	110,031
Total expenses	1,634,251	165,238	155,440	(4,997)	1,949,932	9,928	1,959,860
EBITDA	(147,026)	(528)	(28,857)	3,608	(172,803)	(9,675)	(182,478)
Interest income	26,506	1	143	(471)	26,179	(13,613)	12,566
Interest expense	(201,356)	(253)	(475)	471	(201,613)	5,223	(196,390)
Income tax provision, net	—	(46)	(108)	—	(154)	23	(131)
Net income (loss)	(765,925)	(31,883)	4,961	—	(792,847)	1,698	(791,149)
YEAR ENDED DECEMBER 31, 2000
Revenue	$2,417,533	$207,945	$93,183	$(3,441)	$2,715,220	$(6,306)	$2,708,914
Depreciation and amortization	160,910	5,338	19,108	—	185,356	(10,749)	174,607
Total expenses	2,755,965	197,073	194,363	(8,115)	3,139,286	(5,690)	3,133,596
EBITDA	(177,522)	16,210	(30,607)	4,674	(187,245)	(11,365)	(198,610)
Interest income	79,724	—	340	(331)	79,733	(66,667)	13,066
Interest expense	(267,650)	(233)	(438)	331	(267,990)	74,305	(193,685)
Income tax benefit (provision), net	(48)	(32)	(475)	—	(555)	430	(125)
Net loss	(703,229)	(155)	53,267	(209)	(650,326)	42,661	(607,665)
YEAR ENDED DECEMBER 31, 2001
Revenue	$3,683,156	$189,150	$133,426	$(4,594)	$4,001,138	$(14,255)	$3,986,883
Depreciation and amortization	243,810	6,682	28,160	—	278,652	(12,740)	265,912
Total expenses	3,273,670	188,699	331,061	(4,594)	3,788,836	(17,649)	3,771,187
EBITDA	653,296	7,134	(149,303)	—	511,127	(9,346)	501,781
Interest income	96,372	—	1,571	(272)	97,671	(87,350)	10,321
Interest expense	(370,331)	(211)	(1,095)	272	(371,365)	178,465	(192,900)
Income tax benefit (provision), net	(51)	—	(1,403)	—	(1,454)	608	(846)
Net income (loss)	(231,053)	(7,478)	23,033	—	(215,498)	247,149	31,651

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Geographic Information (in thousands) and Transaction with Major Customers

	UNITED STATES	EUROPE	TOTAL

1999
Total revenue	$1,583,442	$22,849	$1,606,291
Long-lived assets	2,033,142	3,099	2,036,241
2000
Total revenue	$2,660,827	$48,087	$2,708,914
Long-lived assets	2,035,452	3,546	2,038,998
2001
Total revenue	$3,889,352	$97,531	$3,986,883
Long-lived assets	2,193,584	4,879	2,198,463

     Revenues are attributed to geographic regions based upon the location from which the sale originated. United States revenue includes transactions made to both United States and International customers. Europe revenue includes transactions made customers in Europe, Africa and the Middle East. During the years ended December 31, 1999, 2000 and 2001, United States revenue included export sales to two international customers which totaled $126 million, $187 million and $176 million, respectively. These international sales accounted for approximately 8%, 7% and 4% of EchoStar’s total revenue during each of the three years ended December 31, 2001, respectively. Revenues from these customers are included within the EchoStar Technologies Corporation business unit.

11. VALUATION AND QUALIFYING ACCOUNTS

     The Company’s valuation and qualifying accounts as of December 31, 1999, 2000 and 2001 are as follows (in thousands):

	BALANCE AT	CHARGED TO
	BEGINNING OF	COSTS AND		BALANCE AT
	YEAR	EXPENSES	DEDUCTIONS	END OF YEAR

YEAR ENDED DECEMBER 31, 1999:
Assets:
Allowance for doubtful accounts	$2,996	$23,481	$(13,368)	$13,109
Reserve for inventory	5,181	1,718	(3,019)	3,880
Liabilities:
Reserve for warranty costs and other	275	—	(65)	210
YEAR ENDED DECEMBER 31, 2000:
Assets:
Allowance for doubtful accounts	$13,109	$45,091	$(38,266)	$19,934
Reserve for inventory	3,880	6,357	(395)	9,842
Liabilities:
Reserve for warranty costs and other	210	—	—	210
YEAR ENDED DECEMBER 31, 2001:
Assets:
Allowance for doubtful accounts	$19,934	$59,076	$(70,162)	$8,848
Reserve for inventory	9,842	12,174	(8,829)	13,187
Liabilities:
Reserve for warranty costs and other	210	773	(316)	667

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company’s quarterly unaudited results of operations are summarized as follows (in thousands, except per share amounts):

	THREE MONTHS ENDED

	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31

		(Unaudited)
Year Ended December 31, 2000:
Total revenue	$568,058	$642,199	$694,227	$804,430
Operating loss	(145,456)	(90,115)	(82,717)	(106,394)
Net loss	(191,183)	(137,931)	(128,563)	(149,988)
Year Ended December 31, 2001:
Total revenue	$858,306	$962,600	$1,019,335	$1,146,642
Operating income (loss)	(12,462)	67,184	77,496	83,478
Net income (loss)	(57,905)	25,107	30,318	34,131

13. SUBSEQUENT EVENTS

EchoStar III

     During January 2002, a transponder pair on EchoStar III failed, resulting in a temporary interruption of service. The operation of the satellite was quickly restored. Including the five transponders pairs that malfunctioned in prior years, these anomalies have resulted in the failure of a total of twelve transponders on the satellite to date. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. In addition, EchoStar is only licensed by the FCC to operate 11 transponders at the 61.5 degree orbital location (together with an additional six leased transponders).

EchoStar VII

     EchoStar VII was launched on February 21, 2002 from Cape Canaveral, Florida. EchoStar VII will be tested at the 129 degree orbital location and will then be moved to the 119 degree orbital location for commercial service. Assuming successful completion of in-orbit testing, EchoStar VII is expected to commence commercial service at the 119 degree orbital location during the second quarter of 2002. EchoStar VII is planned to replace the capacity of the EchoStar IV satellite, which has experienced a series of anomalies materially impacting its functionality. Operating from the 119 degree orbital location, EchoStar VII, assuming successful completion of in-orbit testing, will also provide local channels by satellite to consumers in Alaska and Hawaii. EchoStar VII, together with EchoStar VIII which is expected to launch this summer, will also improve spectrum efficiency, enhance the quality of video channels for all DISH Network customers, provide a broader array of programming choices to consumers in Alaska and Hawaii, and increase in-orbit backup capacity.

14. EVENTS OCCURRING SUBSEQUENT TO DATE OF AUDITORS’ REPORT

Matters Pertaining to Arthur Andersen

     The Company’s independent certified public accountants, Arthur Andersen, has informed the Company that on March 14, 2002, it was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron. Arthur Andersen has indicated that it intends to contest vigorously the indictment. EchoStar’s Audit Committee has been carefully monitoring this situation. As a public company, the Company is required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representation to its

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

clients. The Company’s access to the capital markets and its ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to the Company or if for any other reason Arthur Andersen is unable to perform required audit-related services for the Company. In such a case, the Company would promptly seek to engage new independent certified public accountants or take such other actions as may be necessary to enable the Company to maintain access to the capital markets and timely financial reporting.

Gemstar

     Subsequent to the date of the auditors’ report, the United States District Court for the District of Colorado denied GemStar’s Motion to Dismiss EchoStar’s antitrust claims related to its antitrust suit against Gemstar.

     In addition, on March 19, 2002, the ITC administrative judge extended the date by which he would issue an initial violation determination in the Gemstar alleged patent infringement case from March 21, 2002 to June 21, 2002. A final ruling by the full ITC is now expected on or about September 23, 2002.

California Actions

     On March 11, 2002, the purported class action filed against EchoStar in the California State Superior Court for Alameda County by Andrew A. Werby was mediated. Mediation will continue until March 27, 2002.

     In addition, subsequent to the date of the auditors’ report, EchoStar filed its opposition to the purported class action filed against EchoStar in the California State Superior Court for Los Angeles County by David Pritikin and by Consumer Advocates.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	DECEMBER 31,	MARCH 31,
	2001	2002

		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$39,052	$60,397
Marketable investment securities	89,019	174,412
Trade accounts receivable, net of allowance for uncollectible accounts of $8,848 and $7,697, respectively	313,580	287,630
Insurance receivable	106,000	106,000
Advances to affiliates, net	—	3,153
Inventories	189,665	175,951
Other current assets	38,263	44,289

Total current assets	775,579	851,832
Cash reserved for satellite insurance (Note 5)	122,068	175,598
Property and equipment, net	1,502,221	1,680,809
FCC authorizations, net	696,242	696,242
Other noncurrent assets	91,629	86,439

Total assets	$3,187,739	$3,490,920

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Trade accounts payable	$203,685	$224,006
Deferred revenue	356,903	379,271
Accrued expenses	765,178	830,227
Advances from affiliates, net	58	—
Current portion of long-term debt	13,444	13,453

Total current liabilities	1,339,268	1,446,957
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	375,000
9 3/8% Ten Year Notes	1,625,000	1,625,000
10 3/8% Seven Year Notes	1,000,000	1,000,000
9 1/8% Seven Year Notes	700,000	700,000
Mortgages and other notes payable, net of current portion	5,577	5,423
Long-term deferred distribution and carriage revenue and other long-term liabilities	102,454	104,899

Total long-term obligations, net of current portion	3,808,031	3,810,322

Total liabilities	5,147,299	5,257,279
Commitments and Contingencies (Note 6)
Stockholder’s Deficit:
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	435,590	605,042
Deferred stock-based compensation	(25,456)	(20,712)
Accumulated other comprehensive income	(642)	(565)
Accumulated deficit	(2,369,052)	(2,350,124)

Total stockholder’s deficit	(1,959,560)	(1,766,359)

Total liabilities and stockholder’s deficit	$3,187,739	$3,490,920

See accompanying Notes to Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,

	2001	2002

REVENUE:
DISH Network:
Subscription television services	$793,538	$1,014,632
Other	3,436	4,147

Total DISH Network	796,974	1,018,779
DTH equipment sales	39,685	56,340
Other	21,647	26,034

Total revenue	858,306	1,101,153
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	319,337	413,018
Customer service center and other	64,783	82,851
Satellite and transmission	8,810	12,053

Total DISH Network operating expenses	392,930	507,922
Cost of sales — DTH equipment	28,774	39,275
Cost of sales — other	13,676	14,692
Marketing:
Subscriber promotion subsidies — cost of sales (exclusive of depreciation included below)	129,242	101,010
Subscriber promotion subsidies — other	144,916	133,370
Advertising and other	26,554	37,121

Total marketing expenses	300,712	271,501
General and administrative	71,715	86,450
Non-cash, stock-based compensation	7,456	1,666
Depreciation and amortization	55,505	78,030

Total costs and expenses	870,768	999,536

Operating income (loss)	(12,462)	101,617
Other Income (Expense):
Interest income	3,326	2,215
Interest expense	(48,068)	(82,137)
Other	(701)	(2,473)

Total other income (expense)	(45,443)	(82,395)

Income (loss) before income taxes	(57,905)	19,222
Income tax provision, net	—	(295)

Net income (loss)	$(57,905)	$18,927

See accompanying Notes to Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,

	2001	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(57,905)	$18,927
Adjustments to reconcile net loss to net cash flows from operating activities:
Realized and unrealized loss (gain) on investments	—	1,456
Deferred stock-based compensation recognized	7,456	1,666
Depreciation and amortization	55,505	78,030
Amortization of debt discount and deferred financing costs	820	1,504
Change in long-term deferred distribution and carriage revenue and other long-term liabilities	19,645	2,445
Other, net	1,350	3,480
Changes in current assets and current liabilities	(8,106)	144,886

Net cash flows from operating activities	18,765	252,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities	—	(120,439)
Sales of marketable investment securities	4,999	33,648
Purchases of property and equipment	(81,861)	(90,448)
Cash reserved for satellite insurance (Note 5)	—	(59,680)
Change in cash reserved for satellite insurance due to depreciation on related satellites (Note 5)	4,098	6,150

Net cash flows from investing activities	(72,764)	(230,769)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	(26,156)	(58)
Repayments of mortgage indebtedness and notes payable	(3,844)	(145)
Other	—	(77)

Net cash flows from financing activities	(30,000)	(280)

Net increase (decrease) in cash and cash equivalents	(83,999)	21,345
Cash and cash equivalents, beginning of period	91,572	39,052

Cash and cash equivalents, end of period	$7,573	$60,397

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Forfeitures of deferred non-cash, stock-based compensation	$600	$3,078
Capitalized interest	4,177	8,740
Capital contribution of EchoStar VII from EBC	—	172,532

See accompanying Notes to Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. ORGANIZATION AND BUSINESS ACTIVITIES

Principal Business

     EchoStar DBS Corporation (“EDBS,” or the “Company”), is a wholly-owned subsidiary of EchoStar Broadband Corporation (“EBC”), which is a wholly-owned subsidiary of EchoStar Communications Corporation (“ECC” and together with its subsidiaries “EchoStar”), a publicly traded company on the Nasdaq National Market. Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include ECC, EBC, EDBS and all direct and indirect wholly-owned subsidiaries thereof. EDBS’ management refers readers of this Quarterly Report on Form 10-Q to EchoStar’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002. Substantially all of EchoStar’s operations are conducted by subsidiaries of EDBS. EDBS is dependent on EBC and ECC for the continued funding of its operations, to the extent that EDBS does not engage in its own capital funding efforts. The operations of EchoStar include two interrelated business units (Note 7):

•	The DISH Network — a direct broadcast satellite (“DBS”) subscription television service in the United States; and

•	EchoStar Technologies Corporation (“ETC”) — engaged in the design, development, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network (“EchoStar receiver systems”) and the design, development and distribution of similar equipment for international satellite service providers.

     Since 1994, EchoStar has deployed substantial resources to develop the “EchoStar DBS System.” The EchoStar DBS System consists of EchoStar’s FCC-allocated DBS spectrum, seven DBS satellites (“EchoStar I” through “EchoStar VII”), EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and other assets utilized in its operations. EchoStar’s principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

Recent Developments

     As previously disclosed in EDBS’ Annual Report on Form 10-K for the year ended December 31, 2001, accounting rules required that EDBS record indebtedness at December 31, 2001 in an amount equal to the outstanding principal balance of the EBC 10 3/8% Seven Year Notes, with an offsetting charge to stockholder’s equity. Pursuant to the agreement between EBC and EDBS related to this debt exchange, the aggregate benefit received by EDBS from the use of proceeds of the 10 3/8% Seven Year Notes is required to be equal to the aggregate principal balance of the 10 3/8% Seven Year Notes exchanged. EBC currently expects that EDBS will receive this benefit through contribution of the benefit of the EchoStar VII and EchoStar VIII satellites by EBC to EDBS. During the three months ended March 31, 2002, EBC transferred ownership of EchoStar VII to EDBS.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

     The components of comprehensive loss, net of tax, are as follows (in thousands):

	THREE MONTHS ENDED
	MARCH 31,

	2001	2002

	(Unaudited)
Net income (loss)	$(57,905)	$18,927
Unrealized holding losses on available-for-sale securities arising during period	7	(1,379)
Reclassification adjustment for impairment losses on available-for-sale securities included in net loss	—	1,456

Comprehensive income (loss)	$(57,898)	$19,004

     Accumulated other comprehensive income presented on the accompanying condensed consolidated balance sheets consists of the accumulated net unrealized gains (losses) on available-for-sale securities, net of deferred taxes.

New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their estimated useful lives. The amortization and non-amortization provisions of FAS 142 will be applied to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, the Company adopted the provisions of FAS 142 and ceased amortization of goodwill and intangible assets with indefinite lives, including FCC authorizations. As a result of the application of FAS 142, amortization expense of $19 million associated with goodwill and intangible assets with indefinite lives, including FCC authorizations, will not be charged to the statement of operations in 2002. In accordance with FAS 142, the Company has tested its intangible assets with indefinite lives, including FCC authorizations, for impairment as of the date of adoption and determined that there was no impairment.

3. MARKETABLE AND NON-MARKETABLE INVESTMENT SECURITIES

     The Company currently classifies all marketable investment securities as available-for-sale. The fair market value of the majority of the Company’s marketable investment securities approximates the carrying value and represents the quoted market prices at the balance sheet dates. However, for certain marketable securities, related unrealized gains and losses are reported as a separate component of stockholder’s deficit, net of related deferred income taxes, if applicable. The specific identification method is used to determine cost in computing realized gains and losses. Such unrealized losses totaled approximately $1 million as of March 31, 2002.

     In accordance with generally accepted accounting principles, declines in the fair market value of a marketable investment security which are estimated to be “other than temporary” must be recognized in the statement of

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

operations, thus establishing a new cost basis for such investment. The Company evaluates its marketable investment securities portfolio on a quarterly basis to determine whether declines in the market value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying value of these securities, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a period of less than six months are considered to be temporary. Declines in the fair value of investments for a period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary. As a result of the Company’s quarterly evaluations, during the three months ended March 31, 2002 the Company recorded an aggregate charge to earnings for other than temporary declines in the fair market value of its marketable investment securities of approximately $1 million. If the fair market value of the Company’s marketable securities portfolio does not increase to cost basis or if the Company becomes aware of any market or company specific factors that indicate that the carrying value of certain of its securities is impaired, the Company may be required to record additional charges to earnings in future periods equal to the amount of the decline in fair value.

4. INVENTORIES

     Inventories consist of the following (in thousands):

	DECEMBER 31,	MARCH 31,
	2001	2002

Finished goods — DBS	$126,316	$109,201
Raw materials	45,460	51,637
Finished goods — reconditioned and other	19,541	11,014
Work-in-process	7,924	7,126
Consignment	3,611	2,079
Reserve for excess and obsolete inventory	(13,187)	(5,106)

	$189,665	$175,951

5. PROPERTY AND EQUIPMENT

EchoStar III

     During January 2002, a transponder pair on EchoStar III failed, resulting in a temporary interruption of service. The operation of the satellite was quickly restored. Including the five transponder pairs that malfunctioned in prior years, these anomalies have resulted in the failure of a total of twelve transponders on the satellite to date. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. EchoStar is only licensed by the FCC to operate 11 transponders at the 61.5 degree orbital location (together with an additional six leased transponders).

Satellite Insurance

     As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 30 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

     In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million. EchoStar’s insurance carriers offered EchoStar a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers offered to pay only part of the $219.3 million claim because they allege we did not abide by the exact terms of the insurance policy. The insurers also assert that EchoStar IV was not a constructive total loss, as that term is defined in the policy. EchoStar strongly disagrees and filed an arbitration claim against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that EchoStar will receive the amount claimed or, if EchoStar does, that EchoStar will retain title to EchoStar IV with its reduced capacity. Based on the carriers’ failure to pay the amount EchoStar believes is owed under the policy and their improper attempts to force EchoStar to settle for less than the full amount of its claim, EchoStar has added causes of action in its EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices.

     At the time EchoStar filed its claim in 1998, EchoStar recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. EchoStar will have to reduce the amount of the receivable if a final settlement is reached for less than this amount.

     As a result of the thermal and propulsion system anomalies, EchoStar reduced the estimated remaining useful life of EchoStar IV to approximately 4 years during January 2000. EchoStar will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

     The indentures related to certain of the Company’s senior notes contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to at least half of the satellites it owns or leases. In addition, the indenture related to EBC’s senior notes requires EchoStar to maintain satellite insurance on the lesser of half of its satellites or three of its satellites. All of EchoStar’s DBS satellites are owned by direct or indirect subsidiaries of EBC. During the three months ended March 31, 2002, EBC transferred ownership of EchoStar VII to the Company, which increased the Company’s total satellite ownership to 7 satellites. Insurance coverage is therefore required for at least four of EchoStar’s seven satellites currently in-orbit. The launch and/or in-orbit insurance policies for EchoStar I through EchoStar VII have expired. To date EchoStar has been unable to obtain insurance on any of these satellites on terms acceptable to EchoStar. As a result, EchoStar is currently self-insuring these satellites. To satisfy insurance covenants related to the Company and EBC’s senior notes, EchoStar has reclassified an amount equal to the depreciated cost of four of its satellites from cash and cash equivalents to cash reserved for satellite insurance on its balance sheet. As of March 31, 2002, cash reserved for satellite insurance totaled approximately $176 million. The reclassifications will continue until such time, if ever, as EchoStar can again insure its satellites on acceptable terms and for acceptable amounts.

6. COMMITMENTS AND CONTINGENCIES

WIC Premium Television Ltd.

     During July 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar, and two of EchoStar’s wholly-owned subsidiaries, Echosphere Corporation and Dish, Ltd. EchoStar Satellite Corporation, EchoStar DBS Corporation, EchoStar Technologies Corporation, and EchoStar Satellite Broadcast Corporation were subsequently added as defendants. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC.

     During September 1998, WIC filed another lawsuit in the Court of Queen’s Bench of Alberta Judicial District of Edmonton against certain defendants, including EchoStar. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada, together with damages in excess of $175 million.

     The Court in the Alberta action denied EchoStar’s Motion to Dismiss, and EchoStar’s appeal of such decision. The Court in the Federal action has stayed that case pending the outcome of the Alberta action. The case is now in discovery. EchoStar intends to vigorously defend the suit. Recently, the Supreme Court of Canada ruled that the receipt in Canada of programming from U.S. pay television providers is prohibited. While EchoStar was not a party to that case, the ruling could adversely affect EchoStar’s defense. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Broadcast network programming

     Until July 1998, EchoStar obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

     In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in the U.S. District Court for the District of Colorado. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming did not violate the Satellite Home Viewer Act (“SHVA”) and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami court. The judge presiding over the matter recently died. As a result, the case was transferred to a judge in Fort Lauderdale, where the case remains pending. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

     In February 1999, the networks filed a “Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding” against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled this lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although EchoStar does not know if they adhered to this schedule.

     In December 1998, the networks filed a Motion for Preliminary Injunction against EchoStar in the Miami court, and asked the court to enjoin EchoStar from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring EchoStar to turn off network programming to certain of its customers. At that time, the networks also argued that EchoStar’s compliance procedures violate the Satellite Home Viewer Improvement Act (“SHVIA”). EchoStar opposed the networks’ motion and again asked the court to hear live testimony before ruling upon the networks’ injunction request.

     During September 2000, the Court granted the Networks’ motion for preliminary injunction, denied the Network’s emergency motion and denied EchoStar’s request to present live testimony and evidence. The Court’s original order required EchoStar to terminate network programming to certain subscribers “no later than February 15, 1999,” and contained other dates with which it would have been physically impossible to comply. The order imposed restrictions on EchoStar’s past and future sale of distant ABC, NBC, CBS and Fox channels similar to

ECHOSTAR DBS CORPORATION
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(Unaudited)

those imposed on PrimeTime 24 (and, EchoStar believes, on DirecTV and others). Some of those restrictions went beyond the statutory requirements imposed by the SHVA and the SHVIA.

     On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required EchoStar to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network programming under the court’s order. EchoStar appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the Eleventh Circuit stayed the Florida Court’s preliminary injunction order pending EchoStar’s appeal. At that time, the Eleventh Circuit also expedited its consideration of EchoStar’s appeal.

     Oral argument before the Eleventh Circuit was held on May 24, 2001. On September 17, 2001, the Eleventh Circuit vacated the District Court’s nationwide preliminary injunction, which the Eleventh Circuit had stayed in November 2000. The Eleventh Circuit also rejected EchoStar’s First Amendment challenge to the SHVA. However, the Eleventh Circuit found that the District Court had made factual findings that were clearly erroneous and not supported by the evidence, and that the District Court had misinterpreted and misapplied the law. The Eleventh Circuit also found that the District Court came to the wrong legal conclusion concerning the grandfathering provision found in 17 U.S.C. Section 119(d); the Eleventh Circuit reversed the District Court’s legal conclusion and instead found that this grandfathering provision allows subscribers who switch satellite carriers to continue to receive the distant network programming that they had been receiving. The Eleventh Circuit issued an order during January 2002, remanding the case to the Florida District Court. On March 26, 2002, the Florida District Court entered an order, set the trial in the matter for January 13, 2003 and also set a discovery and pretrial schedule. In this order, the District Court denied certain of EchoStar’s outstanding motions to compel discovery as moot and granted the Networks’ motion to compel. On April 17, 2002, the District Court denied the Networks’ motion for preliminary injunction as moot.

     On March 27, 2002, EchoStar, through Harvard Law Professor Lawrence Tribe, filed its Petition For A Writ Of Certiorari with the United States Supreme Court, challenging the constitutionality of the SHVA under the First Amendment. The Networks’ response to the Certiorari Petition is due on May 3, 2002. There is no guarantee that the United States Supreme Court will grant EchoStar’s Certiorari Petition or that if the Supreme Court grants EchoStar’s Certiorari Petition, the Supreme Court will render a decision before the January 13, 2003, trial in the District Court. On March 26, 2002, the Florida District Court also denied EchoStar’s request to stay the proceedings and any discovery pending the resolution of its constitutional challenge. However, the District Court stated that if the Supreme Court grants EchoStar’s Certiorari Petition, EchoStar may renew its stay request. EchoStar intends to renew its stay request if the Supreme Court grants its Certiorari Petition.

     In April, 2002, EchoStar reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation. On April 4, 2002, EchoStar and ABC, Inc., filed a stipulation of dismissal. On April 16, 2002, the District Court entered an order dismissing the claims between ABC, Inc. and EchoStar.

     If, after a trial, the District Court enters an injunction against EchoStar, the injunction could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to its other services. Management has determined that such terminations would result in a small reduction in EchoStar’s reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, as one of many possible remedies, prohibit all future sales of distant network programming by EchoStar, which would have a material adverse affect on EchoStar’s business.

Gemstar

     During October 2000, Starsight Telecast, Inc., a subsidiary of Gemstar-TV Guide International, Inc., filed a suit for patent infringement against EchoStar and certain of its subsidiaries in the United States District Court for the Western District of North Carolina, Asheville Division. The suit alleges infringement of United States Patent No.

ECHOSTAR DBS CORPORATION
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(Unaudited)

4,706,121 (“the ‘121 Patent”) which relates to certain electronic program guide functions. EchoStar has examined this patent and believes that it is not infringed by any of its products or services. EchoStar will vigorously defend against this suit. On March 30, 2001, the court stayed this action pending resolution of the International Trade Commission matter discussed below.

     In December 2000, EchoStar filed suit against Gemstar — TV Guide (and certain of its subsidiaries) in the United States District Court for the District of Colorado alleging violations by Gemstar of various federal and state anti-trust laws and laws governing unfair competition. The lawsuit seeks an injunction and monetary damages. Gemstar filed counterclaims alleging infringement of United States Patent Nos. 5,923,362 and 5,684,525 that relate to certain electronic program guide functions. EchoStar examined these patents and believes they are not infringed by any of EchoStar’s products or services. In August 2001, the Federal Multi-District Litigation panel combined this suit, for discovery purposes, with other lawsuits asserting antitrust claims against Gemstar, which had previously been filed by other plaintiffs. In January 2002, Gemstar dropped the counterclaims of patent infringement. On March 6, 2002, the Court denied Gemstar’s Motion to Dismiss EchoStar’s antitrust claims. Accordingly, Gemstar was required to file its formal answer, which it did on March 26, 2002. In its answer, Gemstar asserts new patent infringement counterclaims regarding U.S. Patent Nos. 4,908,713 and 5,915,068 (which is expired). These patents relate to onscreen programming of VCRs. EchoStar has examined these patents and believes that they are not infringed by any of its products or services.

     In February 2001, Gemstar filed patent infringement actions against us in District Court in Atlanta, Georgia and in the International Trade Commission (“ITC”). These suits allege infringement of United States Patent Nos. 5,252,066, 5,479,268 and 5,809,204 all of which relate to certain electronic program guide functions. In addition, the ITC action alleges infringement of the ‘121 Patent which is asserted in the North Carolina case. In the Atlanta District Court case, Gemstar seeks damages and an injunction. The North Carolina and Atlanta cases have been stayed pending resolution of the ITC action. ITC actions typically proceed according to an expedited schedule. In December 2001, the ITC held a 15-day hearing before an administrative judge. Prior to the hearing, Gemstar dropped its allegations regarding Unites States Patent No. 5,252,066 with respect to which EchoStar had asserted substantial allegations of inequitable conduct. The hearing addressed, among other things, Gemstar’s allegations of patent infringement and respondents’ (EchoStar, SCI, Scientific Atlanta and Pioneer) allegations of patent misuse. A decision by the judge is expected by June 21, 2002 and a final ruling by the full ITC is expected on or about September 23, 2002. While the ITC cannot award damages, an adverse decision in this case could temporarily halt the import of EchoStar receivers and could require EchoStar to materially modify certain user-friendly electronic programming guides and related features EchoStar currently offers to consumers. EchoStar has examined the patents in dispute and believes they are not infringed by any of its products or services. EchoStar will continue to vigorously contest the ITC, North Carolina and Atlanta allegations of infringement and will, among other things, challenge both the validity and enforceability of the asserted patents. EchoStar is providing a defense and indemnification to SCI in the ITC and Atlanta cases pursuant to the terms of their contract.

     During 2000, Superguide Corp. also filed suit against EchoStar, DirecTV and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211, 5,293,357 and 4,751,578 which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide seeks injunctive and declaratory relief and damages in an unspecified amount. It is EchoStar’s understanding that these patents may be licensed by Superguide to Gemstar. Gemstar has been added as a party to this case and is now asserting these patents against EchoStar. EchoStar has examined these patents and believes that they are not infringed by any of its products or services. A Markman ruling was issued by the Court and in response to that ruling EchoStar has filed motions for summary judgment of non-infringement for each of the asserted patents. Gemstar has filed a motion for summary judgment of infringement with respect to the patents. Decisions on these outstanding summary judgement motions are expected during the summer of 2002. EchoStar will continue to vigorously defend this case and to press its patent misuse defenses against Gemstar.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

     In the event it is ultimately determined that EchoStar infringes on any of the aforementioned patents EchoStar may be subject to substantial damages, including the potential for treble damages, and/or an injunction that could require EchoStar to materially modify certain user friendly electronic programming guide and related features it currently offers to consumers. It is too early to make an assessment of the probable outcome of the suits.

IPPV Enterprises

     IPPV Enterprises, LLC and MAAST, Inc. filed a patent infringement suit against EchoStar, and its conditional access vendor Nagra, in the United States District Court for the District of Delaware. The suit alleged infringement of five patents. One patent was subsequently dropped by plaintiffs. Three of the remaining patents disclose various systems for the implementation of features such as impulse-pay-per view, parental control and category lock-out. The fourth remaining patent relates to an encryption technique. The Court entered summary judgment in EchoStar’s favor on the encryption patent. Plaintiffs had claimed $80 million in damages with respect to the encryption patent. On July 13, 2001, a jury found that the remaining three patents were infringed and awarded damages of $15 million. The jury also found that one of the patents was willfully infringed which means that the judge is entitled to increase the award of damages. On post-trial motions, the Judge reduced damages to $7.33 million, found that one of the infringed patents was invalid, and reversed the finding of willful infringement. In addition, the Judge denied IPPV’s request for treble damages and attorney fees. EchoStar intends to file an appeal. Any final award of damages would be split between EchoStar and Nagra in percentages to be agreed upon between EchoStar and Nagra.

California Actions

     A purported class action was filed against EchoStar in the California State Superior Court for Alameda County during May 2001 by Andrew A. Werby. The complaint, relating to late fees, alleges unlawful, unfair and fraudulent business practices in violation of California Business and Professions Code Section 17200 et seq., false and misleading advertising in violation of California Business and Professions Code Section 17500, and violation of the California Consumer Legal Remedies Act. On September 24, 2001, EchoStar filed an answer denying all material allegations of the Complaint. On September 27, 2001, the Court entered an Order Pursuant to Stipulation for a provisional certification of the class, for an orderly exchange of information and for mediation. The provisional Order specifies that the class shall be de-certified upon notice in the event mediation does not resolve the dispute. The matter is currently in mediation. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar intends to deny all liability and to vigorously defend the lawsuit.

     A purported class action relating to the use of terms such as “crystal clear digital video,” “CD-quality audio,” and “on-screen program guide”, and with respect to the number of channels available in various programming packages, has also been filed against EchoStar in the California State Superior Court for Los Angeles County by David Pritikin and by Consumer Advocates, a nonprofit unincorporated association. The complaint alleges breach of express warranty and violation of the California Consumer Legal Remedies Act, Civil Code §§ 1750, et. seq., and the California Business & Professions Code §§ 17500, 17200. EchoStar has filed an answer and the case is currently in discovery. Plaintiffs filed their Motion for Class Certification on January 21, 2002 and EchoStar has filed its opposition. The Court will conduct a hearing on class certification in early May 2002. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar denies all liability and intends to vigorously defend the lawsuit.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Retailer Class Actions

     EchoStar has been sued by retailers in three separate purported class actions. In two separate lawsuits filed in the District Court, Arapahoe County, State of Colorado and the United States District Court for the District of Colorado, respectively, Air Communication & Satellite, Inc. and John DeJong, et. al. filed lawsuits on October 6, 2000 on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify nationwide classes allegedly brought on behalf of persons, primarily retail dealers, who were alleged signatories to certain retailer agreements with EchoStar Satellite Corporation. The plaintiffs are requesting the Courts to declare certain provisions of the alleged agreements invalid and unenforceable, to declare that certain changes to the agreements are invalid and unenforceable, and to award damages for lost commissions and payments, charge backs, and other compensation. EchoStar intends to vigorously defend against the suits and to assert a variety of counterclaims. The trial court in the Arapahoe County court action entered an order prohibiting EchoStar from communicating with members of the putative class concerning the litigation. EchoStar petitioned the Supreme Court, and the Supreme Court of Colorado ruled that corrective notice must be sent to putative class members. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. A class certification hearing for the Arapahoe County court action is scheduled for November 1, 2002.

     Satellite Dealers Supply, Inc. filed a lawsuit in the United States District Court for the Eastern District of Texas on September 25, 2000, on behalf of itself and a class of persons similarly situated. The plaintiff is attempting to certify a nationwide class on behalf of sellers, installers, and servicers of satellite equipment who contract with EchoStar and claims the alleged class has been “subject to improper chargebacks.” The plaintiff alleges that EchoStar: (1) charged back certain fees paid by members of the class to professional installers in violation of contractual terms; (2) manipulated the accounts of subscribers to deny payments to class members; and (3) misrepresented to class members who own certain equipment related to the provision of satellite television service. On September 18, 2001, the Court granted EchoStar’s Motion to Dismiss for lack of personal jurisdiction. Plaintiff Satellite Dealers Supply has moved for reconsideration of the Court’s order dismissing the case. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

PrimeTime 24 Joint Venture

     PrimeTime 24 Joint Venture filed suit against EchoStar during September 1998 seeking damages in excess of $10 million and alleging breach of contract, wrongful termination of contract, interference with contractual relations, trademark infringement and unfair competition. EchoStar’s motion for summary judgment was granted with respect to PrimeTime 24’s claim of interference with contractual relations and unfair competition. Plaintiff’s motion for summary judgment was granted with respect to its breach of contract claim for fees during the period from May 1998 through July 19, 1998. It is ultimately up to a jury to determine the amount of fees owed for this period. It is too early to make an assessment of the probable outcome of the remainder of the litigation or to determine the extent of any additional potential liability or damages.

     EchoStar is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect EchoStar’s financial position or results of operations.

Meteoroid Events

     Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including EchoStar’s DBS satellites. While the probability that EchoStar’s satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

     Occasionally, increased solar activity poses a potential threat to all in-orbit geosynchronous satellites including EchoStar’s DBS satellites. The probability that the effects from this activity will damage our satellites or cause service interruptions is generally very small.

     Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft including EchoStar’s DBS satellites. The locations of these hazards are generally well known and may require EchoStar to perform maneuvers to avoid collisions.

7. SEGMENT REPORTING

Financial Data by Business Unit (in thousands)

     Statement of Financial Accounting Standard No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“FAS No. 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, we currently operate as two separate business units. Prior year amounts have been adjusted to conform to the current year presentation. The All Other column consists of revenue and expenses from other operating segments for which the disclosure requirements of FAS No. 131 do not apply.

					ECHOSTAR	OTHER
			ALL		CONSOLIDATED	ECHOSTAR	EDBS AND
	DISH NETWORK	ETC	OTHER	ELIMINATIONS	TOTAL	ACTIVITY	SUBSIDIARIES

THREE MONTHS ENDED MARCH 31, 2001
Revenue	$817,990	$18,728	$25,876	$(664)	$861,930	$(3,624)	$858,306
Net income (loss)	(166,550)	(7,788)	4,471	—	(169,867)	111,962	(57,905)
THREE MONTHS ENDED MARCH 31,
2002
Revenue	$1,041,673	$33,713	$30,585	$(1,503)	$1,104,468	$(3,315)	$1,101,153
Net income (loss)	(42,519)	(3,202)	7,113	—	(38,608)	57,535	18,927

8. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

     With the exception of certain de minimis domestic and foreign subsidiaries (collectively, the “Non-Guarantors”), the 9 1/4% Seven Year Notes and 9 3/8% Ten Year Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of EDBS (collectively, the “Subsidiary Guarantors”).

     The combined assets, stockholder’s equity, net loss and operating cash flows of the Non-Guarantors represent less than 1% of the combined and consolidated assets, stockholder’s equity, net loss and operating cash flows of the combined Subsidiary Guarantors for the three months ended March 31, 2001 and 2002. As a result, the Subsidiary Guarantors and Non-Guarantors are combined in the following tables. Consolidating financial information is presented for the following entities (in thousands):

     EDBS Parent Company Only (referred to as “EDBS — PC”)

     Subsidiary Guarantors and Other Subsidiaries

     Consolidating and Eliminating Adjustments (referred to as “C&E”)

     Consolidated EDBS (referred to as “EDBS”)

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Consolidating Balance Sheets — As of December 31, 2001

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

ASSETS
Current Assets:
Cash and cash equivalents	$36,253	$2,799	$—	$39,052
Marketable investment securities	89,019	—	—	89,019
Trade accounts receivable, net of allowance for uncollectible accounts of $8,848	—	313,580	—	313,580
Insurance receivable	106,000	—	—	106,000
Inventories	—	189,665	—	189,665
Other current assets	(21)	38,284	—	38,263

Total current assets	231,251	544,328	—	775,579
Cash reserved for satellite insurance	122,068	—	—	122,068
Property and equipment, net	—	1,502,221	—	1,502,221
FCC authorizations, net	—	696,242	—	696,242
Investment in subsidiaries	457,358	189	(457,547)	—
Other noncurrent assets	40,948	50,681	—	91,629

Total assets	$851,625	$2,793,661	(457,547)	$3,187,739

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$—	$203,685	$—	203,685
Deferred revenue	—	356,903	—	356,903
Accrued expenses	83,966	681,212	—	765,178
Advances (to) from affiliates, net	(972,781)	972,839	—	58
Current portion of long-term debt	—	13,444	—	13,444

Total current liabilities	(888,815)	2,228,083	—	1,339,268
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	—	—	375,000
9 3/8% Ten Year Notes	1,625,000	—	—	1,625,000
10 3/8% Seven Year Notes	1,000,000	—	—	1,000,000
9 1/8% Seven Year Notes	700,000	—	—	700,000
Mortgages and other notes payable, net of current portion	—	5,577	—	5,577
Long-term deferred distribution and carriage revenue and other long-term liabilities	—	102,454	—	102,454

Total long-term obligations, net of current portion	3,700,000	108,031	—	3,808,031

Total liabilities	2,811,185	2,336,114	—	5,147,299
Stockholder’s Equity (Deficit):
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	14,379	(14,379)	—
Additional paid-in capital	435,590	1,454,087	(1,454,087)	435,590
Deferred stock-based compensation	(25,456)	(25,456)	25,456	(25,456)
Accumulated other comprehensive loss	(642)	—	—	(642)
Accumulated deficit	(2,369,052)	(985,463)	985,463	(2,369,052)

Total stockholder’s equity (deficit)	(1,959,560)	457,547	(457,547)	(1,959,560)

Total liabilities and stockholder’s equity (deficit)	$851,625	$2,793,661	$(457,547)	$3,187,739

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Consolidating Balance Sheets — As of March 31, 2002

		Subsidiary
		Guarantors
	EDBS - PC	and Other	C&E	EDBS

ASSETS
Current Assets:
Cash and cash equivalents	$56,413	$3,984	$—	$60,397
Marketable investment securities	174,412	—	—	174,412
Trade accounts receivable, net of allowance for uncollectible accounts of $7,697	—	287,630	—	287,630
Insurance receivable	106,000	—	—	106,000
Advances to (from) affiliates, net	730,739	(727,586)	—	3,153
Inventories	—	175,951	—	175,951
Other current assets	(21)	44,310	—	44,289

Total current assets	1,067,543	(215,711)	—	851,832
Cash reserved for satellite insurance	175,598	—	—	175,598
Property and equipment, net	—	1,680,809	—	1,680,809
FCC authorizations, net	—	696,242	—	696,242
Investment in subsidiaries	731,450	189	(731,639)	—
Other noncurrent assets	38,722	47,717	—	86,439

Total assets	$2,013,313	$2,209,246	$(731,639)	$3,490,920

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$—	$224,006	$—	$224,006
Deferred revenue	—	379,271	—	379,271
Accrued expenses	79,672	750,555	—	830,227
Current portion of long-term debt	—	13,453	—	13,453

Total current liabilities	79,672	1,367,285	—	1,446,957
Long-term obligations, net of current portion:
9 1/4% Seven Year Notes	375,000	—	—	375,000
9 3/8% Ten Year Notes	1,625,000	—	—	1,625,000
10 3/8% Seven Year Notes	1,000,000	—	—	1,000,000
9 1/8% Seven Year Notes	700,000	—	—	700,000
Mortgages and other notes payable, net of current portion	—	5,423	—	5,423
Long-term deferred distribution and carriage revenue and other long-term liabilities	—	104,899	—	104,899

Total long-term obligations, net of current portion	3,700,000	110,322	—	3,810,322

Total liabilities	3,779,672	1,477,607	—	5,257,279
Stockholder’s Equity (Deficit):
Common Stock, $.01 par value, 3,000 shares authorized, issued and outstanding	—	14,380	(14,380)	—
Additional paid-in capital	605,042	1,623,540	(1,623,540)	605,042
Deferred stock-based compensation	(20,712)	(20,712)	20,712	(20,712)
Accumulated other comprehensive income	(565)	18	(18)	(565)
Accumulated deficit	(2,350,124)	(885,587)	885,587	(2,350,124)

Total stockholder’s equity (deficit)	(1,766,359)	731,639	(731,639)	(1,766,359)

Total liabilities and stockholder’s equity (deficit)	$2,013,313	$2,209,246	$(731,639)	$3,490,920

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Consolidating Statements of Operations — Three Months Ended March 31, 2001

		Subsidiary
		Guarantors
	EDBS - PC	and Other	C&E	EDBS

REVENUE:
DISH Network:
Subscription television services	$—	$793,538	$—	$793,538
Other	—	3,436	—	3,436

Total DISH Network	—	796,974	—	796,974
DTH equipment sales	—	39,686	(1)	39,685
Other	—	21,647	—	21,647

Total revenue	—	858,307	(1)	858,306
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	—	319,337	—	319,337
Customer service center and other	—	64,783	—	64,783
Satellite and transmission	—	8,810	—	8,810

Total DISH Network operating expenses	—	392,930	—	392,930
Cost of sales — DTH equipment	(300)	29,075	(1)	28,774
Cost of sales — other	—	13,676	—	13,676
Marketing:
Subscriber promotion subsidies	—	274,158	—	274,158
Advertising and other	—	26,554	—	26,554

Total marketing expenses	—	300,712	—	300,712
General and administrative	512	71,203	—	71,715
Non-cash, stock-based compensation	—	7,456	—	7,456
Depreciation and amortization	—	55,505	—	55,505

Total costs and expenses	212	870,557	(1)	870,768

Operating loss	(212)	(12,250)	—	(12,462)
Other Income (Expense):
Interest income	487	2,839	—	3,326
Interest expense	(47,577)	(491)	—	(48,068)
Equity in loss of subsidiaries	(10,003)	—	10,003	—
Other	(600)	(101)	—	(701)

Total other income (expense)	(57,693)	2,247	10,003	(45,443)

Loss before income taxes	(57,905)	(10,003)	10,003	(57,905)
Income tax provision, net	—	—	—	—

Net loss	$(57,905)	$(10,003)	$10,003	$(57,905)

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Consolidating Statements of Operations — Three Months Ended March 31, 2002

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

REVENUE:
DISH Network:
Subscription television services	$—	$1,014,632	$—	$1,014,632
Other	—	30,629	(26,482)	4,147

Total DISH Network	—	1,045,261	(26,482)	1,018,779
DTH equipment sales	—	56,340	—	56,340
Other	—	26,034	—	26,034

Total revenue	—	1,127,635	(26,482)	1,101,153
COSTS AND EXPENSES:
DISH Network Operating Expenses:
Subscriber-related expenses	—	413,018	—	413,018
Customer service center and other	—	109,333	(26,482)	82,851
Satellite and transmission	—	12,053	—	12,053

Total DISH Network operating expenses	—	534,404	(26,482)	507,922
Cost of sales — DTH equipment	—	39,275	—	39,275
Cost of sales — other	—	14,692	—	14,692
Marketing:
Subscriber promotion subsidies	—	234,380	—	234,380
Advertising and other	—	37,121	—	37,121

Total marketing expenses	—	271,501	—	271,501
General and administrative	147	86,303	—	86,450
Non-cash, stock-based compensation	—	1,666	—	1,666
Depreciation and amortization	—	78,030	—	78,030

Total costs and expenses	147	1,025,871	(26,482)	999,536

Operating income (loss)	(147)	101,764	—	101,617
Other Income (Expense):
Interest income	2,101	114	—	2,215
Interest expense	(81,447)	(690)	—	(82,137)
Equity in loss of subsidiaries	99,876	—	(99,876)	—
Other	(1,456)	(1,017)	—	(2,473)

Total other income (expense)	19,074	(1,593)	(99,876)	(82,395)

Income (loss) before income taxes	18,927	100,171	(99,876)	19,222
Income tax provision, net	—	(295)	—	(295)

Net income (loss)	$18,927	$99,876	$(99,876)	$18,927

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

Consolidating Statements of Cash Flows — Three Months Ended March 31, 2001

		SUBSIDIARY
		GUARANTORS
	EDBS - PC	AND OTHER	C&E	EDBS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(57,905)	$(10,003)	$10,003	$(57,905)
Adjustments to reconcile net loss to net cash flows from operating activities:
Equity in losses of subsidiaries	10,003	—	(10,003)	—
Deferred stock-based compensation (forfeitures) recognized	—	7,456	—	7,456
Depreciation and amortization	—	55,505	—	55,505
Amortization of debt discount and deferred financing costs	818	2	—	820
Change in long-term deferred distribution and carriage revenue and other long-term liabilities	—	19,645	—	19,645
Other, net	—	1,350	—	1,350
Changes in current assets and current liabilities	(44,731)	36,625	—	(8,106)

Net cash flows from operating activities	(91,815)	110,580	—	18,765
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of marketable investment securities	4,999	—	—	4,999
Change in cash reserved for satellite insurance due to depreciation on related satellites	4,098	—	—	4,098
Purchases of property and equipment	—	(81,861)	—	(81,861)

Net cash flows from investing activities	9,097	(81,861)	—	(72,764)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	161,141	(187,297)	—	(26,156)
Repayments of mortgage indebtedness and other notes payable	—	(3,844)	—	(3,844)

Net cash flows from financing activities	161,141	(191,141)	—	(30,000)

Net increase (decrease) in cash and cash equivalents	78,423	(162,422)	—	(83,999)
Cash and cash equivalents, beginning of year	(79,319)	170,891	—	91,572

Cash and cash equivalents, end of year	$(896)	$8,469	$—	$7,573

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)

Consolidating Statements of Cash Flows — Three Months Ended March 31, 2002

		Subsidiary
		Guarantors
	EDBS - PC	and Other	C&E	EDBS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,927	$99,876	$(99,876)	$18,927
Adjustments to reconcile net loss to net cash flows from operating activities:
Equity in losses of subsidiaries	(99,876)	—	99,876	—
Realized and unrealized loss (gain) on investments	1,456	—	—	1,456
Deferred stock-based compensation (forfeitures) recognized	—	1,666	—	1,666
Depreciation and amortization	—	78,030	—	78,030
Amortization of debt discount and deferred financing costs	1,503	1	—	1,504
Change in long-term deferred distribution and carriage revenue and other long-term liabilities	—	2,445	—	2,445
Other, net	800	2,680	—	3,480
Changes in current assets and current liabilities	(4,294)	149,180	—	144,886

Net cash flows from operating activities	(81,484)	333,878	—	252,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities	(120,439)	—	—	(120,439)
Sales of marketable investment securities	33,648	—	—	33,648
Purchases of property and equipment	—	(90,448)	—	(90,448)
Cash reserved for satellite insurance	(59,680)	—	—	(59,680)
Change in cash reserved for satellite insurance due to depreciation on related satellites	6,150	—	—	6,150

Net cash flows from investing activities	(140,321)	(90,448)	—	(230,769)
CASH FLOWS FROM FINANCING ACTIVITIES:
Non-interest bearing advances from affiliates	242,042	(242,100)	—	(58)
Repayments of mortgage indebtedness and other notes payable	—	(145)	—	(145)
Other	(77)	—	—	(77)

Net cash flows from financing activities	241,965	(242,245)	—	(280)

Net increase (decrease) in cash and cash equivalents	20,160	1,185	—	21,345
Cash and cash equivalents, beginning of year	36,253	2,799	—	39,052

Cash and cash equivalents, end of year	$56,413	$3,984	$—	$60,397

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued
(Unaudited)

9. SUBSEQUENT EVENTS

EchoStar VII

     During April 2002, EchoStar VII, which launched successfully on February 21, 2002, from Cape Canaveral, Florida, reached its final orbital location at 119 degrees West Longitude and commenced commercial operation. To date, all systems on the satellite are operating normally.

_______________________________, 2002

EchoStar DBS Corporation

$700,000,000
9 1/8% Senior Notes due 2009

Prospectus

         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

         The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrant against liability, including liability under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993, as amended (the “Securities Act”) and is, therefore, unenforceable.

Colorado Corporations

         As provided in the Articles of Incorporation of the Registrant, a Colorado corporation, the Registrant may eliminate or limit the personal liability of a director of the Registrant or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for: any breach of the director’s duty of loyalty to the Registrant or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.

         1.     Under provisions of the Bylaws of the Registrant and the Colorado Business Corporation Act (the “Colorado Act”), each person who is or was a director or officer of the Registrant will be indemnified by the Registrant as a matter of right summarized as follows:

(a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant shall be indemnified against reasonable expenses (including attorneys’ fees) in connection with such suit or proceeding;

(b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys’ fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the Registrant’s best interests, or in all other cases that his conduct was not opposed to the best interests of the Registrant, and with respect to any criminal action, he had not reasonable cause to believe his conduct was unlawful, but the Registrant may not indemnify the director if the director is found liable to the Registrant or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

(c) In connection with a suit or proceeding by or in the right of the Registrant, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the Registrant may not indemnify the director if the director was found liable to the Registrant; and

(d) Officers of the Registrant will be indemnified to the same extent as directors as described in (a), (b), and (c) above.

ITEM 21. Exhibits and Financial Statement Schedules

         (a)  Exhibits

EXHIBIT NO.	DESCRIPTION

3.1 (a)	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 (a) to the Registrant’s Registration Statement on Form S-4, Registration No. 333-31929)

3.1 (b)	Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 (b) to the Registrant’s Registration Statement on Form S-4, Registration No. 333-31929)

4.1	Indenture relating to the EchoStar DBS Corporation 9 1/4% Senior Notes (“Seven Year Notes”), dated as of January 25, 1999, by and among EDBS, the Guarantors and U.S. Bank Trust National Association, as trustee. (incorporated by reference to Exhibit 4.1 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.2	Indenture relating to the EchoStar DBS Corporation 9 3/8% Senior Notes (“Ten Year Notes”), dated as of January 25, 1999, by and among EDBS, the Guarantors and U.S. Bank Trust National Association, as trustee. (incorporated by reference to Exhibit 4.3 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.3	Registration Rights Agreement relating to the Seven Year Notes by and among EDBS, the Guarantors and the parties named therein. (incorporated by reference to Exhibit 4.5 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.4	Registration Rights Agreement relating to the Ten Year Notes by and among EDBS, the Guarantors and the parties named therein. (incorporated by reference to Exhibit 4.6 to EDBS’ Registration Statement on Form S-R, Registration No. 333-71345)

4.5	Indenture, relating to the EchoStar DBS Corporation 9 1/8% Senior Notes Due 2009, dated as of December 28, 2001 between EchoStar DBS Corporation and U.S. Bank Trust National Association, as Trustee (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K of ECC for the year ended December 31, 2001, Commission File No. 0-26176)

4.6	Registration Rights Agreement, relating to the EchoStar DBS Corporation 9 1/8% Senior Notes Due 2009, by and among EchoStar DBS Corporation and Deutsche Banc Alex. Brown, Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc. and UBS Warburg LLC (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 2001, Commission File No. 0-26176)

5.1*	Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC regarding the legality of securities being registered

10.1	Key Employee Bonus Plan, dated as of January 1, 1994 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.2	Consulting Agreement, dated as of February 17, 1994, between ESC and Telesat Canada (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.3	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234)

10.4	Dish 1994 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.5	Form of Tracking, Telemetry and Control Contract between AT&T Corps. And ESC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234)

10.6	Manufacturing Agreement, dated as of March 22, 1995, between Houston Tracker Systems, Inc. And SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Commission Fire No. 33-81234)

10.7	Statement of Work, dated January 31, 1995 from ESC to Divicom Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276)

10.8	EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276)

10.9	Satellite Construction Contract, dated as of July 18, 1996, between EDBS and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176)

10.10	Confidential Amendment to Satellite Construction Contract between DBSC and Martin Marietta, dated as of May 31, 1995 (incorporated by reference to Exhibit 10.14 to the Registration Statement of Form S-4 of ECC, Registration No. 333-03584)

10.11	Agreement between HTS, ESC and ExpressVu Inc., dated January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission File No. 0-26176)

10.12	Amendment No. 9 to Satellite Construction Contract, effective as of July 18, 1996, between Direct Satellite Broadcasting Corporation, a Delaware corporation (“DBSC”) and Martin Marietta Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176)

10.13	Amendment No. 10 to Satellite Construction Contract, effective as of May 31, 1996, between DBSC and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176)

10.14	OEM Manufacturing, Marketing and Licensing Agreement, dated as of February 17, 1998, by and among HTS, ESC and Philips Electronics North America Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176)

10.15	Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission Filed No. 0-26176)

10.16	Purchase Agreement by and among American Sky Broadcasting, LLC, The News Corporation Limited, MCI Telecommunications Corporation and EchoStar Communications Corporation, dated November 30, 1998. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998, Commission File No. 0-26176)

10.17	Voting Agreement dated November 30, 1998, among EchoStar Communications Corporation, American Sky Broadcasting, LLC, The New Corporation Limited and MCI Telecommunications Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998)

12*	Statements regarding computation of ratios

21*	Subsidiaries of the Registrant

23.1*	Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

*	Filed herewith

ITEM 22. Undertakings

         (a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on June 25, 2002.

ECHOSTAR DBS CORPORATION

By:	/s/Michael R. McDonnell

Michael R. McDonnell Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. McDonnell, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles W. Ergen Charles W. Ergen	Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2002

/s/Michael McDonnell Michael McDonnell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 25, 2002

/s/James DeFranco James DeFranco	Director	June 25, 2002

/s/ David K. Moskowitz David K. Moskowitz	Director	June 25, 2002

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on June 25, 2002.

ECHOSTAR SATELLITE CORPORATION	ECHOSTAR 110 CORPORATION

ECHOSTAR TECHNOLOGIES CORPORATION	ECHO ACCEPTANCE CORPORATION

ECHOSPHERE CORPORATION	DISH NETWORK SERVICE CORPORATION

ECHOSTAR INTERNATIONAL CORPORATION	ECHOSTAR NORTH AMERICA CORPORATION

ECHOSTAR INDONESIA, INC	ECHOSTAR SPACE CORPORATION

By:	/s/David K. Moskowitz

David K. Moskowitz Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Moskowitz his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles W. Ergen Charles W. Ergen	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2002

/s/Michael McDonnell Michael McDonnell	Principal Financial and Accounting Officer	June 25, 2002

/s/James DeFranco James DeFranco	Director	June 25, 2002

/s/ David K. Moskowitz David K. Moskowitz	Director	June 25, 2002

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

3.1 (a)	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 (a) to the Registrant’s Registration Statement on Form S-4, Registration No. 333-31929)

3.1 (b)	Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 (b) to the Registrant’s Registration Statement on Form S-4, Registration No. 333-31929)

4.1	Indenture relating to the EchoStar DBS Corporation 9 1/4% Senior Notes (“Seven Year Notes”), dated as of January 25, 1999, by and among EDBS, the Guarantors and U.S. Bank Trust National Association, as trustee. (incorporated by reference to Exhibit 4.1 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.2	Indenture relating to the EchoStar DBS Corporation 9 3/8% Senior Notes (“Ten Year Notes”), dated as of January 25, 1999, by and among EDBS, the Guarantors and U.S. Bank Trust National Association, as trustee. (incorporated by reference to Exhibit 4.3 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.3	Registration Rights Agreement relating to the Seven Year Notes by and among EDBS, the Guarantors and the parties named therein. (incorporated by reference to Exhibit 4.5 to EDBS’ Registration Statement on Form S-4, Registration No. 333-71345)

4.4	Registration Rights Agreement relating to the Ten Year Notes by and among EDBS, the Guarantors and the parties named therein. (incorporated by reference to Exhibit 4.6 to EDBS’ Registration Statement on Form S-R, Registration No. 333-71345)

4.5	Indenture, relating to the EchoStar DBS Corporation 9 1/8% Senior Notes Due 2009, dated as of December 28, 2001 between EchoStar DBS Corporation and U.S. Bank Trust National Association, as Trustee (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K of ECC for the year ended December 31, 2001, Commission File No. 0-26176)

4.6	Registration Rights Agreement, relating to the EchoStar DBS Corporation 9 1/8% Senior Notes Due 2009, by and among EchoStar DBS Corporation and Deutsche Banc Alex. Brown, Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc. and UBS Warburg LLC (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 2001, Commission File No. 0-26176)

5.1*	Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC regarding the legality of securities being registered

10.1	Key Employee Bonus Plan, dated as of January 1, 1994 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.2	Consulting Agreement, dated as of February 17, 1994, between ESC and Telesat Canada (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.3	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234)

10.4	Dish 1994 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450)

10.5	Form of Tracking, Telemetry and Control Contract between AT&T Corps. And ESC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234)

10.6	Manufacturing Agreement, dated as of March 22, 1995, between Houston Tracker Systems, Inc. And SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Commission Fire No. 33-81234)

10.7	Statement of Work, dated January 31, 1995 from ESC to Divicom Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276)

10.8	EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276)

10.9	Satellite Construction Contract, dated as of July 18, 1996, between EDBS and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176)

10.10	Confidential Amendment to Satellite Construction Contract between DBSC and Martin Marietta, dated as of May 31, 1995 (incorporated by reference to Exhibit 10.14 to the Registration Statement of Form S-4 of ECC, Registration No. 333-03584)

10.11	Agreement between HTS, ESC and ExpressVu Inc., dated January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission File No. 0-26176)

10.12	Amendment No. 9 to Satellite Construction Contract, effective as of July 18, 1996, between Direct Satellite Broadcasting Corporation, a Delaware corporation (“DBSC”) and Martin Marietta Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176)

10.13	Amendment No. 10 to Satellite Construction Contract, effective as of May 31, 1996, between DBSC and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176)

10.14	OEM Manufacturing, Marketing and Licensing Agreement, dated as of February 17, 1998, by and among HTS, ESC and Philips Electronics North America Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176)

10.15	Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission Filed No. 0-26176)

10.16	Purchase Agreement by and among American Sky Broadcasting, LLC, The News Corporation Limited, MCI Telecommunications Corporation and EchoStar Communications Corporation, dated November 30, 1998. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998, Commission File No. 0-26176)

10.17	Voting Agreement dated November 30, 1998, among EchoStar Communications Corporation, American Sky Broadcasting, LLC, The New Corporation Limited and MCI Telecommunications Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998)

12*	Statements regarding computation of ratios

21*	Subsidiaries of the Registrant

23.1*	Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

*	Filed herewith